As filed with the Securities and Exchange Commission on April 16, 2010
Registration No. 333-165484
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BroadSoft, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7372	52-2130962
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

220 Perry Parkway
Gaithersburg, Maryland 20877
(301) 977-9440
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Tessler
President and Chief Executive Officer
BroadSoft, Inc.
220 Perry Parkway
Gaithersburg, Maryland 20877
(301) 977-9440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark D. Spoto, Esq. Darren K. DeStefano, Esq. Christina L. Novak, Esq. Cooley Godward Kronish LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, Virginia 20190 (703) 456-8000	Mary Ellen Seravalli, Esq. Vice President and General Counsel BroadSoft, Inc. 220 Perry Parkway Gaithersburg, Maryland 20877 (301) 977-9440	Jorge A. del Calvo, Esq. Craig E. Chason, Esq. Matthew B. Swartz, Esq. Pillsbury Winthrop Shaw Pittman LLP 1650 Tysons Boulevard Suite 1400 McLean, Virginia 22102 (703) 770-7900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated April 16, 2010.

          Shares

Common Stock

This is an initial public offering of shares of common stock of BroadSoft, Inc.

BroadSoft is offering          of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional           shares. BroadSoft will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $      and $     . We have applied to have our common stock listed on The NASDAQ Global Market under the symbol “BSFT.”

See “Risk Factors” on page 9 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to BroadSoft	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than          shares of common stock, the underwriters have the option to purchase up to an additional          shares from selling stockholders at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on            , 2010.

Goldman, Sachs & Co.	Jefferies & Company

Cowen and Company	Needham & Company, LLC

Prospectus dated          , 2010.

Through and including          , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included in this prospectus. Unless the context otherwise requires, we use the terms “BroadSoft,” “company,” “we,” “us” and “our” in this prospectus to refer to BroadSoft, Inc. and, where appropriate, our consolidated subsidiaries.

Overview

We are the leading global provider of software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their Internet protocol-based, or IP-based, networks. Our software, BroadWorks, enables our service provider customers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted IP private branch exchanges, or PBXs, video calling, unified communications, or UC, collaboration and converged mobile and fixed-line services. For the year ended December 31, 2009, Infonetics Research, Inc., or Infonetics, a leading industry research firm, estimated that our global market share of multimedia application server software was approximately 33%. BroadWorks performs a critical network function by serving as the software element that delivers and coordinates voice, video and messaging communications through a service provider’s IP-based network. Service providers use BroadWorks to offer services that generate new revenue, reduce subscriber churn, capitalize on their investments in IP-based networks and help them migrate services from their legacy, circuit-based networks to their IP-based networks. We believe we are well-positioned to enable service providers to capitalize on their IP-based network investments by efficiently and cost-effectively offering a broad suite of services to their end-users.

BroadWorks delivers and coordinates the enterprise, consumer, mobile and trunking communications applications that service providers offer through their IP-based networks. BroadWorks is installed on industry-standard servers, typically located in service providers’ data centers. It interoperates with service providers’ core networks, accesses other networks for interworking with end-users’ communications devices and connects to service providers’ support and billing systems.

We began selling BroadWorks in 2001. Over 425 service providers, located in more than 65 countries, including 15 of the top 25 telecommunications service providers globally as measured by revenue in the first three quarters of 2009, have purchased our software. We sell our products to service providers both directly and indirectly through distribution partners, such as telecommunications equipment vendors, value-added resellers, or VARs, and other distributors.

Industry

We believe telecommunications service providers are facing significant challenges to their traditional business models, including declining revenues in their legacy businesses, rapidly evolving customer communications demands and the need to generate returns on their increasing investments in IP-based networks. Historically, service providers derived much of their revenue from providing reliable voice and high speed data access. However, these legacy services have been increasingly commoditized as technological and regulatory changes have brought increased competition and lower prices. At the same time, enterprises and consumers have started to seek new and enhanced cloud-based communications services, such as hosted voice and multimedia communications, converged mobile and fixed-line services, video calling and collaboration. These new and enhanced services provide service providers with opportunities to counter falling legacy revenues and increase subscriber growth. Service providers are utilizing their existing IP-based networks to deliver these services.

Although these IP-based networks were originally built to deliver high speed data, they are being configured, through the use of new network software, to efficiently enable the broader, richer services that subscribers increasingly demand.

We believe that, as service providers look to rapidly introduce new services, many of which include multimedia and not merely voice communications, they require network elements that are capable of coordinating delivery of a large and rapidly increasing number of applications, operating across heterogeneous network elements and devices, ensuring high levels of reliability and quality and efficiently scaling as more subscribers are added. It is no longer efficient for the responsibility of application delivery to reside in network elements such as softswitches. These elements are dedicated to other crucial network roles, are not designed to deliver multimedia applications and are typically limited in the number of network elements with which they interact. In addition, because these network elements are generally dispersed throughout a service provider’s network, deploying, scaling and managing these multimedia services is even more difficult.

The BroadSoft Solution

BroadWorks is installed on industry-standard servers, typically located in service providers’ data centers. It utilizes well-defined interfaces to interoperate with service providers’ core networks, accesses other networks for interworking with end-users’ communications devices and connects to service providers’ support and billing systems for management and charging functions. We believe we are well-positioned to enable service providers to capitalize on their IP-based network investments by efficiently and cost-effectively offering a broad suite of essential and value-added services to their end-users. BroadWorks provides service providers several key advantages when they offer voice and multimedia services on their IP-based networks, including:

•	Rapid delivery of enterprise and consumer multimedia services from a single platform. We believe BroadWorks provides the most extensive set of features and applications available on a single platform for fixed-line, mobile and cable broadband access networks, for both enterprise and consumer applications.

•	Demonstrated carrier adoption globally across many service provider networks. Over 425 service providers in more than 65 countries have purchased our software, including 15 of the top 25 telecommunications service providers globally.

•	Broad interoperability across network equipment vendors, network architectures and devices. BroadWorks interoperates with all significant network architectures (such as IP Multimedia Subsystems, or IMS, and Next Generation Network architectures), access types, infrastructures and protocols and integrates and interoperates with the major network equipment vendors’ core network solutions.

•	Extensive technology and device partner ecosystem. BroadWorks interoperates with more than 450 devices, including approximately 250 customer premises-based equipment, or CPE, devices, such as IP phones, computer-based soft-phones, conferencing devices, IP gateways, mobile phones and consumer electronics.

•	Scalable architecture and carrier-grade reliability. Our applications are designed to scale to support hundreds of millions of subscribers with a carrier-grade level of reliability.

•	Leadership in emerging standards and requirements. We are actively involved in the development of the IMS, session initiation protocol, or SIP, and multimedia telephony, or MMTel, standards, as well as several other standards that we expect to shape our market in the future. BroadWorks is the application server supporting what we believe to be the world’s largest IMS deployment, based on the number of subscribers. Furthermore, as of December 31, 2009, we have shipped over 7.8 million IMS voice over IP subscriber lines. These lines represent 48% of the 16.8 million total lines we have shipped.

Our Strategy

Our goal is to strengthen our position as the leading global provider of multimedia application servers by enabling service providers to increase revenue opportunities by delivering feature-rich services to their enterprise and consumer subscribers and to leverage their investment in their IP-based networks. Key elements of our strategy include:

•	Extend our technology leadership and product depth and breadth. We intend to provide an industry-leading solution through continued focus on product innovation and substantial investment in research and development for new features, applications and services.

•	Drive revenue growth by:

•	Assisting our current service provider customers to sell more of their currently-deployed BroadWorks services. We support our service provider customers by regularly offering enhanced and new features to their current applications as well as providing tools and training to help them market their services to subscribers.

•	Selling new applications and features to our current service provider customers. Although our initial engagement with a service provider may be for a single initiative or business unit, once BroadWorks is implemented by a service provider, we believe we are well-positioned to sell additional applications and features to that service provider.

•	Continuing to acquire new customers. Our customers are located around the world and include 15 of the top 25 telecommunications service providers globally. We believe we are well positioned to grow by adding customers in regions where we already have a strong presence, by expanding our geographic footprint and by penetrating more deeply into some types of service provider customers, such as additional cable and mobile service providers.

•	Pursue selected acquisitions and collaborations that complement our strategy. We intend to continue to pursue acquisitions and collaborations where we believe they are strategic to strengthen our leadership position.

Risk Factors

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” beginning on page 9. You should consider carefully such risks before deciding to invest in our common stock. These risks include, among others:

•	We are substantially dependent upon the commercial success of one product, BroadWorks.

•	Infringement claims are common in our industry and third parties, including competitors, could assert infringement claims against us.

•	We are generally obligated to indemnify our customers for certain expenses and liabilities resulting from intellectual property infringement claims relating to our software.

•	Our success depends in large part on service providers’ continued deployment of, and investment in, their IP-based networks.

•	We have incurred losses in the past and may incur further losses in the future and our revenue may not grow or may decline.

•	Our revenue, operating results and gross margin can fluctuate significantly and unpredictably from quarter to quarter and from year to year and we expect they will continue to do so, which could cause the trading price of our stock to decline.

•	Lengthy and unpredictable sales cycles may force us to either assume unfavorable pricing or payment terms and conditions or to abandon a sale altogether.

•	Our products must interoperate with many different networks, software applications and hardware products and this interoperability will depend on the continued prevalence of open standards.

•	We depend largely on the continued services of our co-founders, Michael Tessler, our President and Chief Executive Officer, and Scott Hoffpauir, our Chief Technology Officer.

•	We face intense competition in our markets, especially from larger, better-known companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

Our Corporate Information

We were incorporated on November 17, 1998 in Delaware. Our principal executive office is located at 220 Perry Parkway, Gaithersburg, Maryland 20877 and our telephone number is (301) 977-9440. Our website address is www.broadsoft.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. “BroadSoft,” “BroadWorks,” the BroadSoft logo, “Innovation Calling” and other trademarks or service marks of BroadSoft, Inc. appearing in this prospectus are the property of BroadSoft, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners.

THE OFFERING

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We expect the net proceeds to us from this offering, after expenses, to be approximately $ million. We intend to use the net proceeds from this offering as follows:

• Approximately $4.3 million for the redemption and subsequent cancellation of all outstanding shares of our Series A redeemable preferred stock.

• Approximately $ million to repay the outstanding balance under our credit facility with ORIX Venture Finance LLC.

  • The remaining proceeds will be used for working capital and other general corporate purposes, which may include the acquisition of complementary businesses, products or technologies. However, we do not have agreements or commitments for any specific acquisitions at this time.

We will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Risk factors	See the section titled “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed NASDAQ Global Market symbol	“BSFT”

The number of shares of our common stock to be outstanding after this offering is based on 114,995,509 shares of common stock outstanding as of December 31, 2009, including 159,167 shares issued pursuant to a restricted stock grant and early exercise of stock options that are subject to repurchase, and 980,000 shares that will be issued upon the vesting of restricted stock units, or RSUs, outstanding as of December 31, 2009 and that will vest immediately upon the completion of this offering, and excludes, as of December 31, 2009, the following shares:

•	17,049,041 shares of our common stock issuable upon the exercise of options outstanding under our 1999 Stock Incentive Plan and our 2009 Equity Incentive Plan at a weighted average exercise price of $0.38 per share;

•	60,000 shares of our common stock issuable upon the vesting of RSUs outstanding under our 2009 Equity Incentive Plan that will vest upon the expiration of the 180-day lock-up period for this offering;

•	699,301 shares of our common stock issuable upon the exercise of outstanding common stock warrants at an exercise price of $1.43 per share;

•	275,721 shares of our common stock issuable upon the exercise of outstanding preferred stock warrants at an exercise price of $0.66 per share; and

•	an aggregate of 2,500,830 additional shares of our common stock reserved for future grants under our 2009 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus reflects and assumes the following:

•	the redemption and subsequent cancellation of all of our Series A redeemable preferred stock for approximately $4.3 million in cash from the net proceeds of this offering concurrently with the completion of this offering;

•	the conversion of all outstanding shares of our Series B-1 redeemable convertible preferred stock into 8,479,680 shares of common stock, the conversion of all outstanding shares of our Series C-1 redeemable convertible preferred stock into 58,628,599 shares of common stock, the conversion of all outstanding shares of our Series E redeemable convertible preferred stock into 2,499,980 shares of common stock and the conversion of all outstanding shares of our Series E-1 redeemable convertible preferred stock into 1,500,000 shares of common stock, in each case, immediately prior to the completion of this offering;

•	the issuance of 980,000 shares upon vesting of RSUs issued upon completion of this offering;

•	the price per share at which we sell shares in this offering will be equal to or greater than $2.0715, such that no adjustment to the conversion ratio of our Series D redeemable convertible preferred stock will occur;

•	no exercise by the underwriters of their option to purchase up to additional shares of our common stock in this offering;

•	an initial public offering price of $ , which is the midpoint of the range listed on the cover page of this prospectus; and

•	the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering.

Except as otherwise indicated, all information in this prospectus reflects and assumes the conversion of all outstanding shares of our Series D redeemable convertible preferred stock into 4,827,419 shares of common stock, which assumes no adjustment to the rate at which shares of Series D preferred stock convert into shares of common stock. In the event that our initial public offering price is less than $2.0715 per share, each share of Series D preferred stock would be converted into a number of shares of common stock determined by dividing $2.0715 by the initial public offering price. At the midpoint of the range listed on the cover page of this prospectus, each share of Series D preferred stock would convert into           shares of common stock. A $     increase in the assumed initial public offering price would decrease the number of shares by          ; a $     decrease in the assumed initial public offering price would increase the number of shares by          .

Share and per share numbers in this prospectus do not reflect a  - for -  reverse split of the shares of our common stock to be effected before the completion of the offering, which will be reflected in an amendment to this prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes, all included elsewhere in this prospectus.

The summary consolidated financial data as of December 31, 2009 and for the years ended December 31, 2007, 2008 and 2009 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our results of operations for any prior period are not necessarily indicative of results of operations that should be expected in any future periods.

Pro forma basic and diluted net loss per common share have been calculated assuming the conversion of all outstanding shares of redeemable convertible preferred stock into 75,935,678 shares of common stock and the issuance of 980,000 shares underlying RSUs that will vest immediately upon completion of this offering. See Note 2 to our consolidated financial statements for an explanation of the method used to determine the number of shares used in computing historical and pro forma basic and diluted net loss per common share.

	Year Ended December 31,
	2007	2008	2009
	(In thousands, except per share data)

Statements of Operations:
Revenue:
Licenses	$46,328	$40,121	$37,942
Maintenance and professional services	15,272	21,708	30,945

Total revenue	61,600	61,829	68,887
Cost of revenue:
Licenses (1)	4,899	4,404	4,432
Maintenance and professional services (1)	7,270	8,649	12,142
Amortization of intangibles	400	414	800

Total cost of revenue	12,569	13,467	17,374

Gross profit	49,031	48,362	51,513
Operating expenses:
Sales and marketing (1)	26,431	30,774	28,534
Research and development (1)	12,763	15,876	16,625
General and administrative (1)	10,295	12,074	11,405

Total operating expenses	49,489	58,724	56,564

Loss from operations	(458)	(10,362)	(5,051)
Other expense (income)	279	(78)	1,469

Loss before income taxes	(737)	(10,284)	(6,520)
Provision for income taxes	1,021	952	1,333

Net loss	(1,758)	(11,236)	(7,853)
Net loss attributable to noncontrolling interest	(75)	—	(4)

Net loss attributable to BroadSoft, Inc.	$(1,683)	$(11,236)	$(7,849)

Net loss per common share available to BroadSoft, Inc. common stockholders:
Basic and diluted	$(0.05)	$(0.30)	$(0.21)
Pro forma (unaudited):
Basic and diluted
Weighted average common shares outstanding:
Basic and diluted	36,403	37,250	37,709
Pro forma (unaudited):
Basic and diluted

(1) Includes stock-based compensation as follows:
Cost of revenue	$163	$182	$325
Sales and marketing	628	856	1,088
Research and development	255	456	741
General and administrative	622	1,422	1,475

	As of December 31, 2009
			Pro Forma
	Actual	Pro Forma	As Adjusted

		(Unaudited)
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$22,869	$	$
Working capital, net	2,924
Total assets	66,663
Redeemable preferred stock	4,320
Redeemable convertible preferred stock	68,866
Notes payable and bank loans, less current portion	14,035
Total liabilities	71,277
Total stockholders’ (deficit) equity	(77,800)

The preceding table summarizes our balance sheet data as of December 31, 2009:

•	on an actual basis;

•	on a pro forma basis after giving effect to the conversion of all outstanding shares of our Series B-1, C-1, D, E and E-1 redeemable convertible preferred stock outstanding on December 31, 2009 into an aggregate of 75,935,678 shares of common stock and the reclassification of our preferred stock warrant liability to additional paid-in-capital, each immediately prior to the completion of this offering, and our issuance of 980,000 shares of common stock underlying RSUs outstanding as of December 31, 2009 that will vest immediately upon the completion of this offering; and

•	on a pro forma as adjusted basis reflecting the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the range listed on the cover page of this prospectus, and our receipt of the estimated net proceeds from that sale after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our use of a portion of the net proceeds of this offering to redeem and subsequently cancel all of our outstanding Series A redeemable preferred stock and repay the outstanding balance under our credit facility with ORIX Venture Finance LLC.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this prospectus. Any of the following risks could have a material adverse effect on our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto.

Risks Related to Our Business

We are substantially dependent upon the commercial success of one product, BroadWorks. If the market for BroadWorks does not develop as we anticipate, our revenue may decline or fail to grow, which would adversely affect our operating results and financial condition.

Our future revenue growth depends upon the commercial success of our voice and multimedia application server software, BroadWorks. We derive a substantial portion of our revenue from licensing BroadWorks and related products and services. During 2007, 2008 and 2009, BroadWorks licenses and related services represented 100%, 97% and 82% of our revenue, respectively. We expect revenue from BroadWorks and related products and services to continue to account for the significant majority of our revenue for the foreseeable future.

Because we generally sell licenses of BroadWorks on a perpetual basis and deliver new versions and upgrades to customers who purchase maintenance contracts, our future license revenue is dependent, in part, on the success of our efforts to sell additional BroadWorks licenses to our existing service provider customers. The sale of additional licenses to service providers depends upon their increasing the number of their customers subscribing to IP-based communications services rather than traditional services and the purchasing by those subscribers of additional service offerings that use our applications. These service providers may choose not to expand their use of, or make additional purchases of, BroadWorks or might delay additional purchases we expect. These events could occur for a number of reasons, including because their customers are not subscribing to IP-based communications services in the quantities expected, because services based upon our applications are not sufficiently popular or because service providers migrate to a software solution other than BroadWorks. If service providers do not adopt, purchase and successfully deploy BroadWorks, our revenue could grow at a slower rate or decrease.

In addition, because our sales are derived substantially from one product, our share price could be disproportionately affected by market perceptions of current or anticipated competing products, allegations of intellectual property infringement, or other matters. These perceptions, even if untrue, could cause our stock price to decline.

Infringement claims are common in our industry and third parties, including competitors, could assert infringement claims against us, which could force us to redesign our software and incur significant costs.

The IP-based communications industry is highly competitive and IP-based technologies are complex. Companies file patents covering these technologies frequently and maintain programs to protect their intellectual property portfolios. Some of these companies actively search for, and routinely bring claims against, alleged infringers. Our products are technically complex and compete with the products of significantly larger companies. As a result, we believe that we may become increasingly subject to third-party infringement claims. The likelihood of our being subject to infringement claims may be greater as a result of our real or perceived success in selling products to customers, as the number of competitors in our industry grows and as we add functionality to our products. We may in the future receive communications from third parties alleging that we may be infringing their intellectual property rights. The visibility we receive from becoming a public company may result in a greater number of such allegations. If third parties claim that we infringe their rights, regardless of the merit of these claims, they could:

•	be time consuming and costly to defend;

•	divert our management’s attention and resources;

•	cause product shipment and installation delays;

•	require us to redesign our products, which may not be feasible or cost-effective;

•	cause us to cease producing, licensing or using software or products that incorporate challenged intellectual property;

•	damage our reputation and cause customer reluctance to license our products; or

•	require us to enter into royalty or licensing agreements to obtain the right to use a necessary product or component, which may not be available on terms acceptable to us, or at all.

It is possible that other companies hold patents covering technologies similar to one or more of the technologies that we incorporate into our products. In addition, new patents may be issued covering these technologies. Unless and until the U.S. Patent and Trademark Office issues a patent to an applicant, there is no reliable way to assess the scope of the potential patent. We may face claims of infringement from both holders of issued patents and, depending upon the timing, scope and content of patents that have not yet been issued, patents issued in the future. The application of patent law to the software industry is particularly uncertain because the time that it takes for a software-related patent to issue is lengthy, which increases the likelihood of pending patent applications claiming inventions whose priority dates may pre-date development of our own proprietary software. This uncertainty, coupled with the potential threat of litigation related to our intellectual property, could adversely affect our business, revenue, results of operations, financial condition and reputation.

We are generally obligated to indemnify our customers for certain expenses and liabilities resulting from intellectual property infringement claims regarding our software, which could force us to incur substantial costs.

We have agreed, and expect to continue to agree, to indemnify our customers for certain expenses or liabilities resulting from claimed infringement of intellectual property rights of third parties with respect to our software. As a result, in the case of infringement claims against these customers, we could be required to indemnify them for losses resulting from such claims or to refund license fees they have paid to us. Some of our customers have in the past brought claims against us for indemnification in connection with infringement claims brought against them and we may not succeed in refuting such claims in the future. We are currently disputing an indemnity claim asserted against us by one of our customers. This customer is seeking $3.6 million for reimbursement of a portion of the legal expenses incurred by it in defending a patent infringement lawsuit filed against it by another one of our customers. While we believe this indemnity claim is without merit and we have and plan to continue to vigorously dispute this claim, the customer seeking indemnity from us has substantially greater resources than we do. If a customer, including the one currently asserting the claim against us, elects to invest resources in enforcing a claim for indemnification against us, we could incur significant costs disputing it. If we do not succeed in disputing it, we could face substantial liability.

We may be unable to adequately protect our intellectual property rights in internally developed systems and software and efforts to protect them may be costly.

Our ability to compete effectively is dependent in part upon the maintenance and protection of systems and software that we have developed internally. While we hold issued patents and pending patent applications covering certain elements of our technology, patent laws may not provide adequate protection for portions of the technology that are important to our business. In addition, our pending patent applications may not result in issued patents. We have largely relied on copyright, trade secret and, to a lesser extent, trademark laws, as well as confidentiality procedures and agreements with our employees, consultants, customers and vendors, to control access to, and distribution of, technology, software, documentation and other confidential information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization. If this were to occur, we could lose revenue as a result of competition from products infringing our technology and we may be required to initiate litigation to protect our proprietary rights and market position.

U.S. patent, copyright and trade secret laws offer us only limited protection and the laws of some foreign countries do not protect proprietary rights to the same extent. Accordingly, defense of our proprietary technology may become an increasingly important issue as we continue to expand our operations and product development into countries that provide a lower level of intellectual property protection than the United States. Policing unauthorized use of our technology is difficult and the steps we take may not prevent misappropriation of the technology we rely on. If competitors are able to use our technology without recourse, our ability to compete would be harmed and our business would be materially and adversely affected.

We may elect to initiate litigation in the future to enforce or protect our proprietary rights or to determine the validity and scope of the rights of others. That litigation may not be ultimately successful and could result in substantial costs to us, the diversion of our management attention and harm to our reputation, any of which could materially and adversely affect our business and results of operations.

We may not be able to obtain necessary licenses of third-party technology on acceptable terms, or at all, which could delay product sales and development and adversely impact product quality.

We have incorporated third-party licensed technology into our current products. For example, we use a third-party database as the core database for our applications server. We anticipate that we are also likely to need to license additional technology from third parties to develop new products or product enhancements in the future. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to retain any third-party licenses required in our current products or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitive position of our products.

Our success depends in large part on service providers’ continued deployment of, and investment in, their IP-based networks.

Our products are predominantly used by service providers to deliver voice and multimedia services over IP-based networks. As a result, our success depends significantly on these service providers’ continued deployment of, and investment in, their IP-based networks. Service providers’ deployment of IP-based networks and their migration of communications services to IP-based networks is still in its early stages, and these service providers’ continued deployment of, and investment in, IP-based networks depends on a number of factors outside of our control. Among other elements, service providers’ legacy networks include PBXs, Class 5 switches and other equipment that may adequately perform certain basic functions and could have remaining useful lives of 20 or more years and, therefore, may continue to operate reliably for a lengthy period of time. Many other factors may cause service providers to delay their deployment of, or reduce their investments in, their IP-based networks, including capital constraints, available capacity on legacy networks, competitive conditions within the telecommunications industry and regulatory issues. If service providers do not continue deploying and investing in their IP-based networks at the rates we expect, for these or other reasons, our operating results will be materially adversely affected.

The loss of, or a significant reduction in orders from, one or more major customers or through one or more major distribution partners would reduce our revenue and harm our results.

For the year ended December 31, 2009, Verizon Corporate Services Group Inc., or Verizon, accounted for 10% of our total revenue. Additionally, Ericsson AB, one of our distribution partners, and its controlled entities, which we refer to collectively as Ericsson, accounted for approximately 16%, 17% and 11% of our total revenue for the years ended December 31, 2007, 2008 and 2009, respectively. Accordingly, as a result of the current significance of both Verizon and Ericsson to our business, the loss of either Verizon as a customer or Ericsson as a distribution partner could have a material adverse effect on our results of operations. Furthermore, because of the variability of the buying practices of our larger customers, the composition of our most significant customers is likely to change over time. If we experience a loss of one or more significant customers or distribution partners, or if we suffer a substantial reduction in orders from one or more of these customers or distribution partners and we are unable to sell directly or indirectly to new customers or increase orders from other existing customers to offset lost revenue, our business will be harmed.

In addition, continued consolidation in the telecommunications industry has further reduced the number of potential customers. This consolidation heightens the likelihood of our dependence on a relatively small number of customers and distribution partners and increases the risk of quarterly and annual fluctuations in our revenue and operating results. In addition, given the current global economic conditions, there is a risk that one or more of our customers or distribution partners could cease operations. Any downturn in the business of our key customers or distribution partners could significantly decrease our sales, which could adversely affect our total revenue and results of operations.

We have incurred losses in the past and may incur further losses in the future and our revenue may not grow or may decline.

We have incurred significant losses since inception and, as of December 31, 2009, we had an accumulated deficit of $96.5 million. We have incurred net losses in each fiscal year since inception and we may not be profitable in the future. Our recent net losses were $1.7 million for 2007, $11.2 million for 2008 and $7.8 million for 2009. In addition, we expect our expenses to grow in the future, including an increase in our internal and external financial, accounting and legal expenses resulting from operating as a public company. If our revenue does not grow to offset these increased expenses, we may not be able to achieve or maintain profitability. Further, our historical revenue and expense trends may not be indicative of our future performance. In fact, in the future we may not experience any growth in our revenue or our revenue could decline. If any of these occur, our stock price could decline materially.

Our revenue, operating results and gross margin can fluctuate significantly and unpredictably from quarter to quarter and from year to year, and we expect they will continue to do so, which could cause the trading price of our stock to decline.

The rate at which our customers order our products, and the size of these orders, are highly variable and difficult to predict. In the past, we have experienced significant variability in our customer purchasing practices on a quarterly and annual basis, and we expect that this variability will continue, as a result of a number of factors, many of which are beyond our control, including:

•	demand for our products and the timing and size of customer orders;

•	length of sales cycles;

•	length of time of deployment of our products by our customers;

•	customers’ budgetary constraints;

•	competitive pressures; and

•	general economic conditions.

As a result of this volatility in our customers’ purchasing practices, our license revenue has historically fluctuated unpredictably on a quarterly and annual basis and we expect this to continue for the foreseeable future. Our budgeted expense levels depend in part on our expectations of future revenue. Because any substantial adjustment to expenses to account for lower levels of revenue is difficult and takes time, if our revenue declines our operating expenses and general overhead would likely be high relative to revenue, which could have a material adverse effect on our operating margin and operating results.

In addition to the unpredictability of customer orders, our quarterly and annual results of operations are also subject to significant fluctuation as a result of the application of accounting regulations and related interpretations and policies regarding revenue recognition under accounting principles generally accepted in the United States, or GAAP. Compliance with these revenue recognition rules has resulted in our deferral of the recognition of revenue in connection with the sale of our software licenses, maintenance and professional services. The majority of our deferred revenue balance consists of software license orders that do not meet all the criteria for revenue recognition and the undelivered portion of maintenance. Although we typically use standardized license agreements designed to meet current revenue recognition criteria under GAAP, we must often negotiate and revise terms and conditions of these standardized agreements, particularly in multi-element transactions with larger customers who often desire customized features, which causes us to defer revenue until all elements are delivered. As our transactions increase in complexity with the sale of larger, multi-product licenses, negotiation of mutually acceptable terms and conditions with our customers can require us to defer recognition of revenue on such licenses.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. This variability and unpredictability could result in our failing to meet the expectations of securities industry analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially and we could face costly securities class action suits. Therefore, you should not rely on our operating results in any quarter or year as being indicative of our operating results for any future period.

Lengthy and unpredictable sales cycles may force us either to assume unfavorable pricing or payment terms and conditions or to abandon a sale altogether.

Our initial sales cycle for a new customer ranges generally between six and 12 months and sometimes more than two years and can be very unpredictable due to the generally lengthy service provider evaluation and approval process for our products, including internal reviews and capital expenditure approvals. Moreover, the evolving nature of the market may lead prospective customers to postpone their purchasing decisions pending resolution of standards or adoption of technology by others. Sales also typically involve extensive product testing and network certification. Additionally, after we make an initial sale to a customer, its implementation of our products can be very time consuming, often requiring six to 24 months or more, particularly in the case of larger service providers. This lengthy implementation and deployment process can result in a significant delay before we receive an additional order from that customer. As a result of these lengthy sales cycles, we are sometimes required to assume terms or conditions that negatively affect pricing or payment for our product to consummate a sale. Doing so can negatively affect our gross margin and results of operations. Alternatively, if service providers ultimately insist upon terms and conditions that we deem too onerous or not to be commercially prudent, we may incur substantial expenses and devote time and resources to potential relationships that never result in completed sales or revenue. If this result becomes prevalent, it could have a material adverse impact on our results of operations.

Our products must interoperate with many different networks, software applications and hardware products, and this interoperability will depend on the continued prevalence of open standards.

Our products are designed to interoperate with our customers’ existing and planned networks, which have varied and complex specifications, utilize multiple protocol standards, software applications and products from numerous vendors and contain multiple products that have been added over time. As a result, we must attempt to ensure that our products interoperate effectively with these existing and planned networks. To meet these requirements, we have and must continue to undertake development and testing efforts that require significant capital and employee resources. We may not accomplish these development efforts quickly or cost-effectively, or at all. If our products do not interoperate effectively, installations could be delayed or orders for our products could be cancelled, which would harm our revenue, gross margins and our reputation, potentially resulting in the loss of existing and potential customers. The failure of our products to interoperate effectively with our customers’ networks may result in significant warranty, support and repair costs, divert the attention of our engineering personnel from our software development efforts and cause significant customer relations problems.

We have entered into arrangements with a number of equipment and software vendors for the use or integration of their technology with our products. These arrangements give us access to, and enable our products to interoperate with, various products that we do not otherwise offer. If these relationships terminate, we may have to devote substantially more resources to the development of alternative products and processes, and our efforts may not be as effective as the combined solutions under our current arrangements. In some cases, these other vendors are either companies that we compete with directly, or companies that have extensive relationships with our existing and potential customers and may have influence over the purchasing decisions of those customers. Some of our competitors may have stronger relationships with some of our existing and potential vendors and, as a result, our ability to have successful interoperability arrangements with these companies may be harmed. Our failure to establish or maintain key relationships with third-party equipment and software vendors may harm our ability to successfully market and sell our products.

Additionally, the interoperability of our products with multiple different networks is significantly dependent on the continued prevalence of standards for IP multimedia services, such as IMS. Some of our existing and potential competitors are network equipment providers who could potentially benefit from the deployment of their own proprietary non-standards-based architectures. If resistance to open standards by network equipment providers becomes prevalent, it could make it more difficult for our products to interoperate with our customers’ networks, which would have a material adverse effect on our ability to sell our products to service providers.

We may not be able to detect errors or defects in our products until after full deployment and product liability claims by customers could result in substantial costs.

Our products are sophisticated and are designed to be deployed in large and complex telecommunications networks. Because of the nature of our products, they can only be fully tested when substantially deployed in very large networks with high volumes of telecommunications traffic. Some of our customers have only recently begun to commercially deploy our products and they may discover errors or defects in the software, or the products may not operate as expected. Because we may not be able to detect these problems until full deployment, any errors or defects in our software could affect the functionality of the networks in which they are deployed. As a result, the time it may take us to rectify errors can be critical to our customers. Because of the complexity of our products, it may take a material amount of time for us to resolve errors or defects, if we can resolve them at all. The likelihood of such errors or defects is heightened as we acquire new products from third parties, whether as a result of acquisitions or otherwise.

If one of our products fails, and we are unable to fix the errors or other performance problems expeditiously, or at all, we could experience:

•	damage to our reputation, which may result in the loss of existing or potential customers and market share;

•	payment of liquidated damages for performance failures;

•	loss of, or delay in, revenue recognition;

•	increased service, support, warranty, product replacement and product liability insurance costs, as well as a diversion of development resources; and

•	costly and time-consuming legal actions by our customers, which could result in significant damages.

Any of the above events would likely have a material adverse impact on our business, revenue, results of operations, financial condition and reputation.

The quality of our support and services offerings is important to our customers, and if we fail to offer high quality support and services, customers may not buy our products and our revenue may decline.

Once our products are deployed within our customers’ networks, our customers generally depend on our support organization to resolve issues relating to those products. A high level of support is critical for the successful marketing and sale of our products. If we are unable to provide the necessary level of support and service to our customers, we could experience:

•	loss of customers and market share;

•	a failure to attract new customers, including in new geographic regions;

•	increased service, support and warranty costs and a diversion of development resources; and

•	network performance penalties, including liquidated damages for periods of time that our customers’ networks are inoperable.

Any of the above results would likely have a material adverse impact on our business, revenue, results of operations, financial condition and reputation.

If we do not introduce and sell new and enhanced products in a timely manner, customers may not buy our products and our revenue may decline.

The market for communications software and services is characterized by rapid technological advances, frequent introductions of new products, evolving industry standards and recurring or unanticipated changes in customer requirements. To succeed, we must effectively anticipate, and adapt in a timely manner to, customer requirements and continue to develop or acquire new products and features that meet market demands and technology and architectural trends. This requires us to identify and gain access to or develop new technologies. The introduction of new or enhanced products also requires that we carefully manage the transition from older products to minimize disruption in customer ordering practices and ensure that new products can be timely delivered to meet demand. We may also require additional capital to achieve these objectives and we may be unable to obtain adequate financing on terms satisfactory to us, or at all, when we require it. As a result, our ability to continue to support our business growth and to respond to business challenges could be significantly limited. It is also possible that we may allocate significant amounts of cash and other development resources toward products or technologies for which market demand is lower than anticipated and, as a result, are abandoned.

Developing our products is expensive, complex and involves uncertainties. We may not have sufficient resources to successfully manage lengthy product development cycles. In 2007, 2008 and

2009, our research and development expenses were $12.8 million, or 20.7% of our total revenue, $15.9 million, or 25.7% of our total revenue, and $16.6 million, or 24.1% of our total revenue, respectively. We believe we must continue to dedicate a significant amount of resources to our research and development efforts to remain competitive. These investments may take several years to generate positive returns and they may never do so. In addition, we may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. If we fail to meet our development targets, demand for our products will decline.

Furthermore, because our products are based on complex technology, we can experience unanticipated delays in developing, improving or deploying them. Each phase in the development of our products presents serious risks of failure, rework or delay, any one of which could impact the timing and cost effective development of such product and could jeopardize customer acceptance of the product. Intensive software testing and validation are critical to the timely introduction of enhancements to several of our products and schedule delays sometimes occur in the final validation phase. Unexpected intellectual property disputes, failure of critical design elements and a variety of other execution risks may also delay or even prevent the introduction of these products. In addition, the introduction of new products by competitors, the emergence of new industry standards or the development of entirely new technologies to replace existing product offerings could render our existing or future products obsolete. If our products become technologically obsolete, customers may purchase solutions from our competitors and we may be unable to sell our products in the marketplace and generate revenue, which would likely have a material adverse effect on our financial condition, results of operations or cash flows.

We may have difficulty managing our growth, which could limit our ability to increase sales and adversely affect our business, operating results and financial condition.

We have experienced significant growth in sales and operations in recent years. We expect to continue to expand our research and development, sales, marketing and support activities. Our historical growth has placed, and planned further growth is expected to continue to place, significant demands on our management, as well as our financial and operational resources, to:

•	manage a larger organization;

•	increase our sales and marketing efforts and add additional sales and marketing personnel in various regions worldwide;

•	recruit, hire and train additional qualified staff;

•	control expenses;

•	manage operations in multiple global locations and time zones;

•	broaden our customer support capabilities;

•	integrate acquisitions, such as our recent acquisitions of the M6 application server business, or M6, from GENBAND Inc., Sylantro Systems Corporation, or Sylantro, and Packet Island, Inc., or Packet Island;

•	implement appropriate operational, administrative and financial systems to support our growth; and

•	maintain effective financial disclosure controls and procedures.

If we fail to manage our growth effectively, we may not be able to execute our business strategies and our business, financial condition and results of operations would be adversely affected.

We depend largely on the continued services of our co-founders, Michael Tessler, our President and Chief Executive Officer, and Scott Hoffpauir, our Chief Technology Officer, and the loss of either of them may impair our ability to grow our business.

The success of our business is largely dependent on the continued services of our senior management and other highly qualified technical and management personnel. In particular, we depend to a considerable degree on the vision, skills, experience and effort of our co-founders, Michael Tessler, our President and Chief Executive Officer, and Scott Hoffpauir, our Chief Technology Officer. Neither of these officers is bound by a written employment agreement and either of them therefore may terminate employment with us at any time with no advance notice. The replacement of either of these two officers would likely involve significant time and costs and the loss of either of these officers would significantly delay or prevent the achievement of our business objectives.

If we are unable to retain or hire key personnel, our ability to develop, market and sell products could be harmed.

We believe that there is, and will continue to be, intense competition for highly skilled technical and other personnel with experience in our industry in the Washington, D.C. area, where our headquarters are located, and in other locations where we maintain offices. We must provide competitive compensation packages and a high-quality work environment to hire, retain and motivate employees. If we are unable to retain and motivate our existing employees and attract qualified personnel to fill key positions, we may be unable to manage our business effectively, including the development, marketing and sale of existing and new products, which could have a material adverse effect on our business, financial condition and operating results. To the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

Volatility in, or lack of performance of, our stock price following this offering may also affect our ability to attract and retain key personnel. Our executive officers have become, or will soon become, vested in a substantial amount of shares of common stock or stock options. Employees may be more likely to terminate their employment with us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly above the market price of our common stock. If we are unable to retain our employees, our business, operating results and financial condition will be harmed.

Our exposure to the credit risks of our customers may make it difficult to collect accounts receivable and could adversely affect our operating results and financial condition.

In the course of our sales to customers, we may encounter difficulty collecting accounts receivable and could be exposed to risks associated with uncollectible accounts receivable. The recent challenging economic conditions may have impacted some of our customers’ ability to pay their accounts payable. While we attempt to monitor these situations carefully and attempt to take appropriate measures to collect accounts receivable balances, we have written down accounts receivable and written off doubtful accounts in prior periods and may be unable to avoid accounts receivable write-downs or write-offs of doubtful accounts in the future. Such write-downs or write-offs could negatively affect our operating results for the period in which they occur and could harm our operating results.

The worldwide economic downturn may adversely affect our operating results and financial condition.

Financial markets around the world have experienced extreme disruption since 2008, which is reflected by extreme volatility in securities prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. While these conditions have not impaired our ability to access credit markets and finance operations to date, there can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies that may present future difficulties if we require access to these credit markets. These economic developments affect businesses in a number of ways. The current tightening of credit in financial markets adversely affects the ability of our existing and potential customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in demand for our products and services. Our customers’ ability to pay for our solutions may also be impaired, which may lead to an increase in our allowance for doubtful accounts and write-offs of accounts receivable. Additionally, the adverse global economic conditions could force one or more of our key customers or distribution partners to cease operations altogether. Our global business is also adversely affected by decreases in the general level of economic activity, such as decreases in business and consumer spending. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries. Should these economic conditions result in our not meeting our revenue growth objectives, it may have a material adverse effect on our financial condition, results of operations, or cash flows.

We have recently made three acquisitions, and we may undertake additional strategic transactions to further expand our business, which may pose risks to our business and dilute the ownership of our stockholders.

As part of our growth strategy, we recently made three acquisitions. In August 2008, we acquired M6 and in December 2008, we acquired Sylantro. The M6 and Sylantro acquisitions enabled us to acquire additional customers and associated technology. In October 2009, we acquired Packet Island, a provider of software as a service-based quality of experience assessment and monitoring tools for IP-based voice and video networks and services, which represents a complementary product offering for us. Whether we realize the anticipated benefits from these transactions will depend in part upon our ability to service and satisfy new customers gained as part of these acquisitions, the continued integration of the acquired businesses, the performance of the acquired products, the capacities of the technologies acquired and the personnel hired in connection with these transactions. Accordingly, our results of operations could be adversely affected from transaction-related charges, amortization of intangible assets and charges for impairment of long-term assets.

We have evaluated, and expect to continue to evaluate, other potential strategic transactions. We may in the future acquire businesses, products, technologies or services to expand our product offerings, capabilities and customer base, enter new markets or increase our market share. We cannot predict the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on our operating results. Because of our size, any of these transactions could be material to our financial condition and results of operations. We have limited experience with such transactions, and the anticipated benefits of acquisitions may never materialize. Some of the areas where we may face acquisition-related risks include:

•	diverting management time and potentially disrupting business;

•	expenses, distractions and potential claims resulting from acquisitions, whether or not they are completed;

•	reducing our cash available for operations and other uses;

•	retaining and integrating employees from any businesses we acquire;

•	the issuance of dilutive equity securities or the incurrence or assumption of debt to finance the acquisition;

•	incurring possible impairment charges, contingent liabilities, amortization expense or write-offs of goodwill;

•	integrating and supporting acquired businesses, products or technologies;

•	integrating various accounting, management, information, human resources and other systems to permit effective management;

•	unexpected capital expenditure requirements;

•	insufficient revenues to offset increased expenses associated with the acquisitions;

•	opportunity costs associated with committing time and capital to such acquisitions; and

•	acquisition-related litigation.

Foreign acquisitions would involve risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. We may not be able to address these risks successfully, or at all, without incurring significant costs, delays or other operating problems that could disrupt our business and have a material adverse effect on our financial condition.

Our use of open source software could impose limitations on our ability to commercialize our products.

We incorporate open source software into our products. Although we closely monitor our use of open source software, the terms of many open source software licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to sell our products. In such event, we could be required to make our proprietary software generally available to third parties, including competitors, at no cost, to seek licenses from third parties to continue offering our products, to re-engineer our products or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or at all, any of which could adversely affect our revenues and operating expenses.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which would adversely affect our operating results, our ability to operate our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements is a costly and time-consuming effort that needs to be re-evaluated frequently. As of the end of fiscal year 2006, our auditor notified us of its opinion that there were material weaknesses in our internal controls related to revenue recognition. Specifically, it was determined that we had recognized revenue from certain customer contracts that we should have deferred, which led to our restatement of financial statements for the years ended December 31, 2004 and 2005. Although we have remediated this material weakness in internal controls, we may in the future have additional material weaknesses in our internal financial and accounting controls and procedures.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the year ending December 31, 2011. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on our management’s assessment of our internal controls. We are expending significant resources to develop the necessary documentation and testing procedures required by

Section 404. We cannot be certain that the actions we are taking to improve our internal controls over financial reporting will be sufficient, or that we will be able to implement our planned processes and procedures in a timely manner. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

We will Incur significant increased costs as a result of being a public company, which may adversely affect our operating results and financial condition.

As a public company, we will incur significant accounting, legal and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission, or SEC, and The NASDAQ Stock Market. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. For example, we will be required to devote significant resources to complete the assessment and documentation of our internal control system and financial process under Section 404 of the Sarbanes-Oxley Act, including an assessment of the design of our information systems. We will incur significant costs to remediate any material weaknesses, we identify through these efforts. We also expect these rules and regulations to make it more expensive for us to obtain directors’ and officers’ liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

New laws and regulations, as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act and rules adopted by the SEC and The NASDAQ Stock Market, would likely result in increased costs to us as we respond to their requirements, which may adversely effect our operating results and financial condition.

Man-made problems such as computer viruses or terrorism may disrupt our operations and could adversely affect our operating results and financial condition.

Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Any such event could have a material adverse effect on our business, operating results, and financial condition. Efforts to limit the ability of third parties to disrupt the operations of the Internet or undermine our own security efforts may be ineffective. In addition, the continued threat of terrorism and heightened security and military action in response to this threat, or any future acts of terrorism, may cause further disruptions to the economies of the United States and other countries and create further uncertainties or otherwise materially harm our business, operating results, and financial condition. Likewise, events such as widespread electrical blackouts could have similar negative impacts. To the extent that such disruptions or uncertainties result in delays or cancellations of customer orders or the manufacture or shipment of our products, our business, operating results, financial condition and reputation could be materially and adversely affected.

Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated earnings in countries where we have higher statutory rates;

•	changes in the valuation of our deferred tax assets and liabilities;

•	expiration of, or lapses in, the research and development tax credit laws;

•	expiration or non-utilization of net operating losses;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings; or

•	changes in tax laws, regulations, accounting principles or interpretations thereof.

In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. Outcomes from these continuous examinations could have a material adverse effect on our financial condition, results of operations or cash flows.

Risks Related to the Telecommunications Industry

We face intense competition in our markets, especially from larger, better-known companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

The worldwide markets for our products and services are highly competitive and continually evolving and we expect competition from both established and new companies to increase. Our primary competitors include companies such as Alcatel-Lucent SA, Avaya Inc., Cisco Systems, Inc., Comverse Technology, Inc., through its acquisition of Netcentrex S.A., Ericsson, Huawei Technologies Co., Ltd., Metaswitch Networks, Nokia-Siemens Networks B.V., Nortel Networks Corporation and Sonus Networks, Inc. Many of our existing and potential competitors have substantially greater financial, technical, marketing, intellectual property and distribution resources than we have. Their resources may enable them to develop superior products, or they could aggressively price, finance and bundle their product offerings to attempt to gain market adoption or to increase market share. In addition, our customers could also begin using open source software, such as Asterisk, which is incorporated in the products of Digium, Inc., as an alternative to BroadWorks. If our competitors offer deep discounts on certain products in an effort to gain market share or to sell other products or services, or if a significant number of our customers use open source software as an alternative to BroadWorks, we may then need to lower the prices of our products and services, change our pricing models, or offer other favorable terms to compete successfully, which would reduce our margins and adversely affect our operating results.

In addition to price competition, increased competition may result in other aggressive business tactics from our competitors, such as:

•	emphasizing their own size and perceived stability against our smaller size and narrower recognition;

•	providing customers “one-stop shopping” options for the purchase of network equipment and application server software;

•	offering customers financing assistance;

•	making early announcements of competing products and employing extensive marketing efforts;

•	assisting customers with marketing and advertising directed at their subscribers; and

•	asserting infringement of their intellectual property rights.

The tactics described above can be particularly effective in the concentrated base of service provider customers to whom we offer our products. Our inability to compete successfully in our markets would harm our operating results and our ability to achieve and maintain profitability.

Competitive pressures in the telecommunications industry may increase and impact our customers’ purchasing decisions, which could reduce our revenue.

The recent economic downturn has contributed to a slowdown in telecommunications industry spending, dramatic reductions in capital expenditures, financial difficulties and, in some cases, bankruptcies experienced by service providers. Our customers are under increasing competitive pressure from companies within their industry and other participants that offer, or seek to offer, overlapping or similar services. These pressures are likely to continue to cause our customers to seek to minimize the costs of the software platforms that they purchase and may cause static or reduced expenditures by our customers or potential customers. These competitive pressures may also result in pricing becoming a more important factor in the purchasing decisions of our customers. Increased focus on pricing may favor low-cost vendors and our larger competitors that can spread the effect of price discounts across a broader offering of products and services and across a larger customer base.

We expect the developments described above to continue to affect our business by:

•	potentially making it difficult to accurately forecast revenue and manage our business;

•	exposing us to potential unexpected declines in revenue; and

•	exposing us to potential losses because we expect that a high percentage of our operating expenses will continue to be fixed in the short-term.

Any one or a combination of the above effects could materially and adversely affect our business, operating results and financial condition.

Our business depends upon the success of service providers who are vulnerable to competition from free or low-cost providers of IP-based communications services.

We sell software licenses to service providers, who then seek to persuade their customers to subscribe to IP-based communications services that run on our software. The number of licenses a service provider purchases from us is based in large part on the number of customers the service provider expects will subscribe to its IP-based communications services. When the number of customers using the service provider’s IP services running on our software exceeds the number of licenses, the service provider must purchase additional licenses from us. Accordingly, the growth of our business depends upon the success of service providers in attracting new subscribers to IP-based communications services.

Our dependence on service providers exposes us to a number of risks, including the risk that service providers will not succeed in growing and maintaining their IP subscriber base. Among the reasons that service providers may not succeed in growing or maintaining subscriptions to IP-based communications is the prevalence of alternative IP-based communications providers who offer services free or for low cost. Current providers of free or low-cost IP-based communication include Skype, JaJah, Yahoo Messenger and GoogleVoice.

If service providers do not succeed in growing and maintaining their IP subscriber base for any reason, including failure to effectively compete with competitors offering free or low-cost services, then our business, financial condition and results of operations would be harmed.

Consolidation in the telecommunications industry will likely continue and result in delays or reductions in capital expenditure plans and increased competitive pricing pressures, which could reduce our revenue.

The telecommunications industry has experienced significant consolidation over the past several years. We expect this trend to continue as companies attempt to strengthen or retain their market positions in an evolving industry and as businesses are acquired or are unable to continue operations. Consolidation among our customers, distribution partners and technology partners may cause delays or reductions in capital expenditure plans and increased competitive pricing pressures as the number of available customers and partners declines and their relative purchasing power increases in relation to suppliers. Additionally, the acquisition of one of our customers, distribution partners or technology partners by a company that uses or sells the products of one of our competitors could result in our loss of the customer or partner if the acquiring company elects to switch the acquired company to our competitor’s products. Moreover, the consolidation in the number of potential customers and distribution partners could increase the risk of quarterly and annual fluctuations in our revenue and operating results. Any of these factors could adversely affect our business, financial condition and results of operations.

Regulation of IP-based networks and commerce may increase, compliance with these regulations may be time-consuming, difficult and costly and, if we fail to comply, our sales might decrease.

In general, the telecommunications industry is highly regulated. However, there is less regulation associated with access to, or delivery of, services on IP-based networks. We could be adversely affected by regulation of IP-based networks and commerce in any country where we do business, including the United States. Such regulations could include matters such as using voice over IP protocols, encryption technology and access charges for service providers. The adoption of such regulations could prohibit entry into a target market or force the withdrawal of such products in that particular jurisdiction. As a result, overall demand for our products could decrease and, at the same time, the cost of selling our products could increase, either of which, or the combination of both, could have a material adverse effect on our business, operating results and financial condition.

In addition, the convergence of the public switched telephone network, or PSTN, and IP-based networks could become subject to governmental regulation, including the imposition of access fees or other tariffs, that adversely affects the market for our products and services. User uncertainty regarding future policies may also affect demand for communications products such as ours. We may be required, or we may otherwise deem it necessary or advisable, to alter our products to address actual or anticipated changes in the regulatory environment. Our inability to timely alter our products or address any regulatory changes may have a material adverse effect on our financial condition, results of operations or cash flows.

Risks Related to Our International Operations

We are exposed to risks related to our international operations and failure to manage these risks may adversely affect our operating results and financial condition.

We market, license and service our products globally and have a number of offices around the world. During the years ended December 31, 2007, 2008 and 2009, 55%, 55% and 48% of our revenue, respectively, was attributable to our international customers. As of December 31, 2009, approximately 38% of our employees were located abroad. We expect that our international activities will be dynamic over the foreseeable future as we continue to pursue opportunities in international markets. Therefore, we are subject to risks associated with having worldwide operations. These international operations will require significant management attention and financial resources.

International operations are subject to inherent risks and our future results could be adversely affected by a number of factors, including:

•	requirements or preferences for domestic products, which could reduce demand for our products;

•	differing technical standards, existing or future regulatory and certification requirements and required product features and functionality;

•	management communication and integration problems related to entering new markets with different languages, cultures and political systems;

•	greater difficulty in collecting accounts receivable and longer collection periods;

•	difficulties and costs of staffing and managing foreign operations;

•	the uncertainty of protection for intellectual property rights in some countries;

•	potentially adverse tax consequences, including regulatory requirements regarding our ability to repatriate profits to the United States; and

•	political and economic instability and terrorism.

Additionally, our international operations expose us to risks of fluctuations in foreign currency exchange rates. To date, the significant majority of our international sales have been denominated in U.S. dollars, although most of our expenses associated with our international operations are denominated in local currencies. As a result, a decline in the value of the U.S. dollar relative to the value of these local currencies could have a material adverse effect on the gross margins and profitability of our international operations. Additionally, an increase in the value of the U.S. dollar relative to the value of these local currencies results in our products being more expensive to potential customers and could have an adverse impact on our pricing or our ability to sell our products internationally. To date, we have not used risk management techniques to hedge the risks associated with these fluctuations. Even if we were to implement hedging strategies, not every exposure can be hedged and, where hedges are put in place based on expected foreign currency exchange exposure, they are based on forecasts that may vary or that may later prove to have been inaccurate. As a result, fluctuations in foreign currency exchange rates or our failure to successfully hedge against these fluctuations could have a material adverse effect on our operating results and financial condition.

We rely significantly on distribution partners to sell our products in international markets, the loss of which could materially reduce our revenue.

We sell our products to telecommunication service providers both directly and, particularly in international markets, indirectly through distribution partners such as telecommunications equipment vendors, VARs and other distributors. We believe that establishing and maintaining successful relationships with these distribution partners is, and will continue to be, important to our financial success. Recruiting and retaining qualified distribution partners and training them in our technology and product offerings requires significant time and resources. To develop and expand our distribution channel, we must continue to scale and improve our processes and procedures that support our channel, including investment in systems and training.

In addition, existing and future distribution partners will only partner with us if we are able to provide them with competitive products on terms that are commercially reasonable to them. If we fail to maintain the quality of our products or to update and enhance them, existing and future distribution partners may elect to partner with one or more of our competitors. In addition, the terms of our arrangements with our distribution partners must be commercially reasonable for both parties. If we are unable to reach agreements that are beneficial to both parties, then our distribution partner relationships will not succeed.

The reduction in or loss of sales by these distribution partners could materially reduce our revenue. For example, Ericsson accounted for approximately 11% of our total revenue for the year ended December 31, 2009. If we fail to maintain relationships with our distribution partners, fail to develop new relationships with other distribution partners in new markets, fail to manage, train or incentivize existing distribution partners effectively, fail to provide distribution partners with competitive products on terms acceptable to them, or if these partners are not successful in their sales efforts, our revenue may decrease and our operating results could suffer.

We have no long-term contracts or minimum purchase commitments with any VARs or telecommunications equipment vendors, and our contracts with these distribution partners do not prohibit them from offering products or services that compete with ours, including products they currently offer or may develop in the future and incorporate into their own systems. Some of our competitors may have stronger relationships with our distribution partners than we do and we have limited control, if any, as to whether those partners implement our products, rather than our competitors’ products, or whether they devote resources to market and support our competitors’ products, rather than our offerings. Our failure to establish and maintain successful relationships with distribution partners could materially adversely affect our business, operating results and financial condition.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

Our products are subject to United States export controls and may be exported outside the United States only with the required level of export license or through an export license exception, because certain of our products contain encryption technology. In addition, various countries regulate the import of certain encryption technology and have enacted laws that could limit our ability to distribute certain of our products or could limit our customers’ ability to implement these products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their networks or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import laws and regulations, shifts in approach to the enforcement or scope of existing laws and regulations, or change in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, operating results and financial condition.

We may not successfully sell our products in certain geographic markets or develop and manage new sales channels in accordance with our business plan.

We expect to continue to sell our products in certain geographic markets where we do not have significant current business and to a broader customer base. To succeed in certain of these markets, we believe we will need to develop and manage new sales channels and distribution arrangements. Because we have limited experience in developing and managing such channels, we may not be successful in further penetrating certain geographic regions or reaching a broader customer base. Failure to develop or manage additional sales channels effectively would limit our ability to succeed in these markets and could adversely affect our ability to grow our customer base and revenue.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

Prior to this offering, there has been no public market for our common stock and an active trading market may not develop or be sustained after this offering. The initial public offering price for our common stock will be determined through our negotiations with the underwriters and may not be representative of the price that will prevail in the open market following the offering or of any other established criteria of the value of our business. If an active trading market for our stock develops and continues, our stock price nevertheless may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include those discussed in this “Risk Factors” section of this prospectus and others such as:

•	a slowdown in the telecommunications industry or the general economy;

•	quarterly or annual variations in our results of operations or those of our competitors;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements by us or our competitors of new products or services, significant contracts, commercial relationships, capital commitments or acquisitions;

•	developments with respect to intellectual property rights;

•	our ability to develop and market new and enhanced products on a timely basis;

•	our commencement of, or involvement in, litigation;

•	departure of key personnel; and

•	changes in governmental regulations.

In addition, in recent years, the stock markets generally, and the market for technology stocks in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

Securities analysts may not publish favorable research or reports about our business or may publish no information which could cause our stock price or trading volume to decline.

The trading market for our common stock will be influenced by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our common stock will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse opinion regarding our stock price, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports covering us, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Following this offering, our executive officers, directors, principal stockholders and their respective affiliates could exert significant influence over matters requiring stockholder approval, which may not be in your best interests.

We anticipate that our executive officers, directors, principal stockholders and their respective affiliates will beneficially own or control approximately     % of our outstanding common stock after this offering, assuming no exercise of the underwriters’ option to purchase           additional shares of our common stock in this offering. Accordingly, these stockholders, acting together, would have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors and the approval of significant corporate transactions and they may in some instances exercise this influence in a manner that advances their best interests and not necessarily those of other stockholders. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive you of the opportunity to receive a premium for your common stock as part of a sale and could adversely affect the market price of our common stock.

Our management might apply the proceeds of this offering in ways that do not increase the value of your investment.

We expect to use approximately $4.3 million of the net proceeds received by us in this offering to redeem and subsequently cancel all outstanding shares of our Series A redeemable preferred stock. We also intend to use approximately $      million of the net proceeds to repay the outstanding balance under the ORIX Loan. We intend to use the remaining net proceeds for this offering for working capital and general corporate purposes, including expanding our development, operations, marketing and sales departments. We may also use a portion of the proceeds for the future acquisition of, or investment in, complementary businesses, products or technologies. Our management will have broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply the net proceeds of this offering in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it would adversely affect the market price of our common stock.

You will incur immediate and substantial dilution in the book value of your shares.

The assumed initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $      per share, based on an assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution.

The market price of our common stock could drop substantially if a significant number of shares of our common stock are sold into the market following this offering.

If our existing stockholders sell, or indicate an intent to sell, a significant number of shares of our common stock in the public market after the 180-day contractual lock-up, which period is subject to potential extension in certain circumstances for up to an additional 34 days, and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline significantly and could decline below the initial public offering price. Based on shares outstanding as of          , 2010, upon the completion of this offering, we will have outstanding           shares of common stock, assuming no exercise of outstanding options and warrants. Of these shares,           shares of common stock, plus any shares sold pursuant to the underwriters’

option to purchase additional shares, will be immediately freely tradable, without restriction, in the public market. Additionally, up to           shares may be sold by employees prior to the expiration of the lock-up agreements, solely for the purpose of paying statutorily required federal, state and local withholding and payroll taxes that they will incur upon the exercise of options that are scheduled to expire during the lock-up period. Goldman, Sachs & Co. may, in its sole discretion, permit our officers, directors, employees and current stockholders to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements pertaining to this offering expire and based on shares outstanding as of           , 2010, an additional           shares will be eligible for sale in the public market, subject to certain legal and contractual limitations.

In addition, promptly following the completion of this offering, we intend to file one or more registration statements on Form S-8 registering the issuance of up to           shares of common stock subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. Shares registered under these registration statements on Form S-8 will be available for sale in the public market subject to certain vesting arrangements and exercise of options, the lock-up agreements described above and the restrictions of Rule 144 in the case of our affiliates. Additionally, after this offering, the holders of an aggregate of           shares of our common stock as of           , 2010 will have rights, subject to some conditions, to require us to file one or more registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Once we register the issuance of these shares, they can be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

We do not intend to pay dividends for the foreseeable future and our stock may not appreciate in value.

We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or that the price at which our stockholders have purchased their shares will be able to be maintained.

Provisions in our charter documents and under Delaware law could discourage potential acquisition proposals, could delay, deter or prevent a change in control and could limit the price certain investors might be willing to pay for our common stock.

We intend to amend and restate our certificate of incorporation and bylaws, both of which will become effective upon completion of this offering, to add provisions that may delay or prevent an acquisition of us or a change in our management. These provisions include a classified board of directors with three-year staggered terms, a prohibition on actions by written consent of our stockholders and the ability of our board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us in certain circumstances. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. These provisions could discourage potential acquisition proposals or could delay, deter or prevent a change in control, including transactions that may be in the best interests of our stockholders. Additionally, these provisions could limit the price certain investors might be willing to pay for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, particularly in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

•	our dependence on the success of BroadWorks;

•	our dependence on our service provider customers to sell services using our applications;

•	claims that we infringe intellectual property rights of others;

•	our ability to protect our intellectual property;

•	intense competition;

•	any potential loss of or reductions in orders from certain significant customers;

•	our ability to predict our revenue, operating results and gross margin accurately;

•	the length and unpredictability of our sales cycles;

•	our ability to expand our product offerings;

•	our international operations;

•	our significant reliance on distribution partners in international markets;

•	our ability to sell our products in certain markets;

•	our ability to manage our growth;

•	the attraction and retention of qualified employees and key personnel;

•	the interoperability of our products with service provider networks;

•	the quality of our products and services, including any undetected errors or bugs in our software; and

•	our ability to maintain proper and effective internal controls.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-

looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the SEC with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus also contains market and industry data that we have obtained from analysis and reports of third parties. Although we believe that the analysis and reports are reliable, we have not independently verified the accuracy of this information.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $      million, assuming an initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholders, although we will bear the costs, other than underwriting discounts and commissions, associated with those sales.

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $     , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

We expect to use approximately $4.3 million of the net proceeds received by us in this offering to redeem and subsequently cancel all outstanding shares of our Series A redeemable preferred stock under the terms of our restated certificate of incorporation. We also intend to use approximately $           million of the net proceeds to repay the outstanding balance under our credit facility with ORIX Venture Finance LLC, or the ORIX Loan. The ORIX Loan matures on September 26, 2013. The interest rate charged on the advances under the ORIX Loan is variable and was 7.0% per annum as of December 31, 2009.

We intend to use the remaining net proceeds from this offering for working capital and other general corporate purposes, including expanding our development, operations, marketing and sales departments. We may also use a portion of the proceeds for the future acquisition of, or investment in, complementary businesses, products or technologies. However, we do not have agreements or commitments for any specific acquisitions at this time and we have not allocated specific amounts of net proceeds for any of these purposes.

Our management will have broad discretion in the application of the net proceeds remaining after the redemption of our Series A redeemable preferred stock and repayment of the outstanding balance under the ORIX Loan, and investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering. Pending these uses, we plan to invest these net proceeds in short-term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our operations.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. We do not intend to declare or pay cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. Our ability to pay cash dividends on our stock is limited by the covenants of the ORIX Loan. Although we intend to terminate the ORIX Loan upon the completion of this offering, our future ability to pay cash dividends on our stock may be limited by the terms of any future debt or preferred securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and our capitalization as of December 31, 2009 on:

•	an actual basis;

•	a pro forma basis after giving effect to:

•	the conversion of all outstanding shares of our Series B-1, C-1, D, E and E-1 redeemable convertible preferred stock outstanding as of December 31, 2009 into an aggregate of 75,935,678 shares of common stock immediately prior to the completion of this offering;

•	the reclassification of our preferred stock warrant liability to additional paid-in-capital immediately prior to the completion of this offering; and

•	the issuance of 980,000 shares underlying RSUs that will vest immediately upon the completion of this offering; and

•	a pro forma as adjusted basis to give further effect to:

•	the filing of our amended and restated certificate of incorporation;

•	the sale by us of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the range listed on the cover page of this prospectus, and our receipt of the estimated net proceeds from that sale after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;

•	our use of approximately $4.3 million of the net proceeds of this offering to redeem and subsequently cancel all of our outstanding Series A redeemable preferred stock; and

•	our use of $ million of the net proceeds to repay the outstanding balance under the ORIX Loan.

The foregoing information reflects and assumes the conversion of all outstanding shares of our Series D redeemable convertible preferred stock into 4,827,419 shares of common stock, which assumes no adjustment to the rate at which shares of Series D preferred stock convert into shares of common stock. In the event that our initial public offering price is less than $2.0715 per share, each share of Series D preferred stock would be converted into a number of shares of common stock determined by dividing $2.0715 by the initial public offering price. At the midpoint of the range listed on the cover page of this prospectus, each share of Series D preferred stock would convert into           shares of common stock. A $     increase in the assumed initial public offering price would decrease the number of shares by          ; a $     decrease in the assumed initial public offering price would increase the number of shares by          .

You should read this table together with the sections of this prospectus entitled “Selected Consolidated Financial Data,” “Description of Capital Stock” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2009
				Pro Forma
	Actual	Pro Forma		As Adjusted

		(Unaudited)
	(In thousands, except share and
	per share data)

Cash and cash equivalents	$22,869	$		$
Restricted cash	599

Total	$23,468	$		$

Notes payable and bank loans (including current portion)	$18,571	$		$
Series A redeemable preferred stock, $0.01 par value; 9,000,000 shares authorized, issued and outstanding, actual and pro forma; no shares authorized, issued or outstanding, pro forma as adjusted	4,320
Redeemable convertible preferred stock, $0.01 par value; 71,364,939 shares authorized, 70,989,198 shares issued and outstanding, actual; 71,364,939 shares authorized, no shares issued and outstanding, pro forma; no shares authorized, issued or outstanding, pro forma as adjusted	68,866
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value; no shares authorized, issued or outstanding, actual and pro forma; shares authorized and no shares issued or outstanding, pro forma as adjusted	—		—	—
Common stock, $0.01 par value; 139,100,000 shares authorized and 37,920,664 shares issued and outstanding, actual; 139,100,000 shares authorized and 114,836,342 shares issued and outstanding, pro forma; shares authorized and shares issued and outstanding, pro forma as adjusted	379
Additional paid-in capital	20,024
Accumulated other comprehensive loss	(1,725)
Accumulated deficit	(96,474)

Total BroadSoft, Inc. stockholders’ (deficit) equity	(77,796)
Noncontrolling interest	(4)

Total stockholders’ (deficit) equity	(77,800)

Total capitalization	$13,957	$		$

The table above excludes, as of December 31, 2009, the following shares:

•	159,167 shares issued pursuant to a restricted stock grant and early exercise of stock options that are subject to repurchase;

•	17,049,041 shares of our common stock issuable upon the exercise of options outstanding under our 1999 Stock Incentive Plan and our 2009 Equity Incentive Plan at a weighted average exercise price of $0.38 per share;

•	60,000 shares of our common stock issuable upon the vesting of RSUs outstanding under our 2009 Equity Incentive Plan that will vest upon the expiration of the 180-day lock-up period for this offering;

•	699,301 shares of our common stock issuable upon the exercise of an outstanding common stock warrant at an exercise price of $1.43 per share;

•	275,721 shares of our common stock issuable upon the exercise of outstanding preferred stock warrants at an exercise price of $0.66 per share; and

•	an aggregate of 2,500,830 additional shares of our common stock reserved for future grants under our 2009 Equity Incentive Plan.

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted stockholders’ equity by $      and our total capitalization by $      , or $      if the underwriters exercise their option to purchase additional shares in full, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of the shares of common stock sold in the offering exceeds the net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our pro forma net tangible book value as of December 31, 2009 was $      million, or $      per share, which gives effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 75,935,678 shares of our common stock and the reclassification of our preferred stock warrant liability to additional paid-in-capital, each immediately prior to the completion of this offering, and the issuance of 980,000 shares underlying RSUs that will vest immediately upon the completion of this offering. After giving effect to the receipt and our intended use of approximately $      million of estimated net proceeds from our sale of shares of common stock in this offering at an assumed offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, our pro forma as adjusted net tangible book value as of December 31, 2009 would have been $      million, or $      per share. This represents an immediate increase in net tangible book value of $      per share to existing stockholders and an immediate dilution of $      per share to new investors purchasing shares of common stock in the offering. The following table illustrates this substantial and immediate per share dilution to new investors.

Assumed initial public offering price per share (the midpoint of the range listed on the cover page of this prospectus)		$
Pro forma net tangible book value per share at December 31, 2009	$
Pro forma increase per share attributable to new investors	$

Pro forma as adjusted net tangible book value per share after giving effect to this offering		$
Dilution in net tangible book value per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value by $      , the pro forma as adjusted net tangible book value per share by $      per share and the dilution per share to new investors in this offering by $     , or $      if the underwriters exercise their option to purchase additional shares in full, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The following table summarizes, as of December 31, 2009:

•	the total number of shares of common stock purchased from us by our existing stockholders and by new investors purchasing shares in this offering;

•	the total consideration paid to us by our existing stockholders and by new investors purchasing shares in this offering, assuming an initial public offering of $ per share, which is the midpoint of the range listed on the cover page of this prospectus (before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering); and

•	the average price per share paid by existing stockholders and by new investors purchasing shares in this offering.

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		Per Share

Existing stockholders(1)			%	$		%	$
New investors

Total		100%		$	100%

(1)	Includes 75,935,678 shares resulting from the conversion of all outstanding shares of redeemable convertible preferred stock and 980,000 shares underlying RSUs that will vest immediately upon the completion of this offering.

The tables and calculations above are based on the number of shares of our common stock outstanding as of December 31, 2009, including 159,167 unvested shares issued pursuant to a restricted stock grant and early exercise of outstanding stock options that are subject to repurchase, and 980,000 shares issuable upon vesting of RSUs outstanding as of December 31, 2009 immediately upon completion of this offering but do not include, as of December 31, 2009, the following shares:

•	17,049,041 shares of our common stock issuable upon the exercise of options outstanding under our 1999 Stock Incentive Plan and our 2009 Equity Incentive Plan at a weighted average exercise price of $0.38 per share;

•	60,000 shares of our common stock issuable upon the vesting of RSUs outstanding under our 2009 Equity Incentive Plan that will vest upon the expiration of the 180-day lock-up period for this offering;

•	699,301 shares of our common stock issuable upon the exercise of outstanding common stock warrants at an exercise price of $1.43 per share;

•	275,721 shares of our common stock issuable upon the exercise of outstanding preferred stock warrants at an exercise price of $0.66 per share; and

•	an aggregate of 2,500,830 additional shares of our common stock reserved for future grants under our 2009 Equity Incentive Plan.

To the extent any of these options or warrants are exercised, or RSUs are settled with shares of our common stock, there will be further dilution to new investors.

The foregoing information reflects and assumes the conversion of all outstanding shares of our Series D redeemable convertible preferred stock into 4,827,419 shares of common stock, which assumes no adjustment to the rate at which shares of Series D preferred stock convert into shares of common stock. In the event that our initial public offering price is less than $2.0715 per share, each share of Series D preferred stock would be converted into a number of shares of common stock determined by dividing $2.0715 by the initial public offering price. At the midpoint of the range listed on the cover page of this prospectus, each share of Series D preferred stock would convert into           shares of common stock. A $     increase in the assumed initial public offering price would decrease the number of shares by          ; a $     decrease in the assumed initial public offering price would increase the number of shares by          .

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) total consideration paid by existing stockholders, total consideration paid by new investors and the average price per share by $     , $      and $     , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and without deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The foregoing table does not reflect the sales by existing stockholders in connection with sales made by them in this offering. Sales by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to           shares, or     % of the total number of shares of our common stock outstanding after this offering, and will increase the number of shares held by new investors to           shares, or     % of the total number of shares of our common stock outstanding after this offering. In addition, if the underwriters exercise their option to purchase additional shares in full, the number of shares held by the existing stockholders after this offering would be reduced to          , or     % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors would increase to           or     % of the total number of shares of our common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus.

The selected consolidated financial data as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 are derived from our audited consolidated financial statements included in this prospectus. The selected consolidated financial data as of December 31, 2005, 2006 and 2007 and for the years ended December 31, 2005 and 2006 are derived from our audited consolidated financial statements that are not included in this prospectus. Our results of operations are not necessarily indicative of results of operations that should be expected in any future periods.

Pro forma basic and diluted net loss per common share have been calculated assuming the conversion of all outstanding shares of redeemable convertible preferred stock into 75,935,678 shares of common stock and the issuance of 980,000 shares underlying RSUs that will vest immediately upon completion of this offering. See Note 2 to our consolidated financial statements for an explanation of the method used to determine the number of shares used in computing historical and pro forma basic and diluted net loss per common share.

	Year Ended December 31,
	2005	2006	2007	2008	2009
	(In thousands, except per share data)

Statements of Operations:
Revenue:
Licenses	$21,544	$28,280	$46,328	$40,121	$37,942
Maintenance and professional services	4,876	8,559	15,272	21,708	30,945

Total revenue	26,420	36,839	61,600	61,829	68,887
Cost of revenue:
Licenses (1)	3,720	5,012	4,899	4,404	4,432
Maintenance and professional services (1)	1,885	3,471	7,270	8,649	12,142
Amortization of intangibles	133	400	400	414	800

Total cost of revenue	5,738	8,883	12,569	13,467	17,374

Gross profit	20,682	27,956	49,031	48,362	51,513
Operating expenses:
Sales and marketing (1)	12,105	19,234	26,431	30,774	28,534
Research and development (1)	7,976	11,568	12,763	15,876	16,625
General and administrative (1)	3,092	5,849	10,295	12,074	11,405

Total operating expenses	23,173	36,651	49,489	58,724	56,564

Loss from operations	(2,491)	(8,695)	(458)	(10,362)	(5,051)
Other expense (income), net	25	(204)	279	(78)	1,469

Loss before income taxes	(2,516)	(8,491)	(737)	(10,284)	(6,520)
Provision for income taxes	354	515	1,021	952	1,333
Net loss	(2,870)	(9,006)	(1,758)	(11,236)	(7,853)

Net loss attributable to noncontrolling interest	—	(125)	(75)	—	(4)

Net loss attributable to BroadSoft, Inc.	$(2,870)	$(8,881)	$(1,683)	$(11,236)	$(7,849)

	Year Ended December 31,
	2005	2006	2007	2008	2009
	(In thousands, except per share data)

Net loss per common share available to BroadSoft, Inc. common stockholders:
Basic and diluted	$(0.09)	$(0.27)	$(0.05)	$(0.30)	$(0.21)
Pro forma (unaudited):
Basic and diluted
Shares used in computing per share amounts:
Basic and diluted	32,048	33,255	36,403	37,250	37,709
Pro forma (unaudited):
Basic and diluted

(1) Includes stock-based compensation as follows:
Cost of revenue	$45	$194	$163	$182	$325
Sales and marketing	7	463	628	856	1,088
Research and development	—	258	255	456	741
General and administrative	27	398	622	1,422	1,475

	As of December 31,
	2005	2006	2007	2008	2009
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$3,664	$6,554	$10,717	$14,353	$22,869
Working capital	(1,608)	(7,326)	3,200	5,918	2,924
Total assets	16,963	28,579	33,167	55,808	66,663
Redeemable preferred stock	4,320	4,320	4,320	4,320	4,320
Redeemable convertible preferred stock	54,566	54,566	64,866	67,366	68,866
Notes payable and bank loans, less current portion	—	2,412	—	18,838	14,035
Total liabilities	15,976	33,905	28,063	56,846	71,277
Total stockholders’ deficit	(57,899)	(64,212)	(64,082)	(72,724)	(77,800)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Consolidated Financial Data” section of this prospectus and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Our audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are the leading global provider of software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their IP-based networks. Our software enables our service provider customers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted PBXs, video calling, UC, collaboration and converged mobile and fixed-line services. Over 425 service providers, located in more than 65 countries, including 15 of the top 25 telecommunications service providers globally, have purchased our software. We sell our software, maintenance and professional services through our direct sales force and indirectly through approximately 44 distribution partners, including some of the largest telecommunications equipment vendors in the world.

We were founded in November 1998 and we began generating revenue in 2001. From inception to date, we have raised approximately $70.9 million in cash proceeds through the issuance of preferred stock. With these funds, we have invested significantly in research and development activities. In addition, we have acquired four businesses, which have provided us with additional customers and contributed to our revenue growth. A substantial majority of our revenue is generated from sales of licenses of BroadWorks and related maintenance and professional services. We increased our revenue from $1.4 million in 2001 to $68.9 million in 2009.

Our Business Model

We sell our software and services to telecommunications service providers through our direct sales force and distribution partners. Our distribution partners include telecommunications equipment vendors and VARs. Typically, we sell software licenses with maintenance, support and upgrades and we invoice for licenses upon delivery. While we generally recognize license revenue upon delivery, we defer revenue if any of the applicable revenue recognition criteria have not been satisfied. We recognize revenue for maintenance contracts ratably over the service period, which is typically 12 months. As a result, the revenue deferral of software orders that do not meet revenue recognition criteria and the sale of maintenance contracts increases our deferred revenue balance. Such increases in deferred revenue contributed significantly to our positive cash flows from operating activities in 2009. As discussed below, we view deferred revenue and cash flows from operating activities as key financial metrics. During the year ended December 31, 2009, our total deferred revenue balance increased by $18.9 million to $40.0 million and our cash provided by operating activities was $10.4 million.

We are a global, geographically diversified business. Since 2007, more than 40% of our total revenue in each year has been generated outside of the Americas region, which consists of North, South and Central America. In 2009, 59% of our total revenue was generated from the Americas (primarily from the United States), 26% of our total revenue was generated from the Europe, Middle East and Africa region, or EMEA, and 15% was generated from the Asia Pacific region, or APAC. We generally denominate our sales globally in U.S. dollars, while our international expenses are typically denominated in local currencies.

Key Operating and Financial Performance Metrics

We monitor the key operating and financial performance metrics set forth below to help us evaluate growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts and assess operational efficiencies. We discuss revenue, gross profit and gross margin below under “— Components of Operating Results” and we discuss our cash and cash equivalents under “— Liquidity and Capital Resources.” Deferred revenue and cash flows from operating activities are discussed immediately following the table below.

	As of and for the
	Year Ended December 31,
	2007	2008	2009
	(Dollars in thousands)

Cash and cash equivalents	$10,717	$14,353	$22,869
Total deferred revenue (1)	14,687	21,179	40,047
(Decrease) increase in deferred revenue (2)	(7,518)	6,492	18,868
Revenue (2)	61,600	61,829	68,887
Gross profit	49,031	48,362	51,513
Gross margin	80%	78%	75%
Cash (used in) provided by operating activities	(3,679)	(5,011)	10,427

(1)	Consists of current and non-current deferred revenue.

(2)	For 2008, includes the impact of the acquisitions of M6 and Sylantro.

Deferred Revenue. Our deferred revenue consists of the net aggregate amounts that have been invoiced but that have not yet been recognized as revenue. The majority of our deferred revenue balance consists of software license orders that do not meet all the criteria for revenue recognition and the undelivered portion of maintenance. We monitor our deferred revenue balance because it represents a significant portion of revenue to be recognized in future periods. For a discussion of our revenue recognition policies, see “— Critical Accounting Policies and Significant Judgments and Estimates — Revenue Recognition.”

(Decrease) Increase in Deferred Revenue. The increase (decrease) in deferred revenue illustrates how the balance in deferred revenue has changed over a period of time. We monitor the increase or decrease in our deferred revenue balance plus revenue we recognized in a particular period as a measure of our sales activity for that period. In addition, an increase in deferred revenue is a key component of cash flows from operating activities.

Cash Flows from Operating Activities. We monitor cash flows from operating activities as an additional measure of our overall business performance, which enables us to analyze our financial performance without the effects of certain non-cash items such as depreciation, amortization and stock-based compensation expenses. Additionally, cash flows from operating activities takes into account the impact of changes in deferred revenue, which reflects the receipt of cash payment for software and services before they are recognized as revenue. As a result, our cash flows from operating activities are significantly impacted by changes in deferred revenue.

Components of Operating Results

Revenue

We derive our revenue from the sale of licenses, maintenance and professional services. We recognize revenue when all revenue recognition criteria have been met in accordance with software revenue recognition guidance. This guidance provides that revenue should be recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is probable.

Our total revenue consists of the following:

•	Licenses. We derive license revenue from the sale of perpetual software licenses. We price our software based on the types of features and applications provided and on the number of subscriber licenses sold. These factors impact the average selling price of our licenses and the comparability of average selling prices. Our license revenue may vary significantly from quarter to quarter or from year to year as a result of long sales and deployment cycles, variations in customer ordering practices and the application of management’s judgment in applying complex revenue recognition rules.

•	Maintenance and professional services. We sell annual maintenance contracts with our software licenses. These contracts provide for software updates, upgrades and technical support. Our typical warranty on licensed software is 90 days and, during this period, our customers are entitled to receive maintenance and support without the purchase of a maintenance contract. After the expiration of the warranty period, our customers must purchase an annual maintenance contract to continue receiving ongoing software maintenance and customer support. We also sell professional services, which consist of implementation, training and consulting services.

Cost of Revenue

Our total cost of revenue consists of the following:

•	Cost of license revenue. A substantial majority of the cost of license revenue consists of royalties paid to third parties whose technology or products are sold as part of BroadWorks and, to a lesser extent, amortization of acquired technology. Most of these royalty payments are for the underlying embedded data base technology within BroadWorks for which we currently pay a fixed fee per quarter. Such costs are expensed in the period in which they are incurred.

•	Cost of maintenance and professional services revenue. Cost of maintenance and professional services revenue consists primarily of personnel-related expenses and other direct costs associated with the support, maintenance and implementation of our software licenses, as well as training and consulting services. Personnel expenses include salaries, commissions, benefits, bonuses, reimbursement of expenses and stock-based compensation. Such costs are expensed in the period in which they are incurred.

Gross Profit

Gross profit is the calculation of total revenue minus cost of revenue. Our gross profit as a percentage of revenue, or gross margin, has been and will continue to be affected by a variety of factors, including:

•	Mix of license, maintenance and professional services revenue. We generate higher gross margins on license revenue compared to maintenance and professional services revenue.

•	Growth or decline of license revenue. A substantial portion of cost of license revenue is fixed and is expensed in the period in which it occurs. This cost consists primarily of the royalty payments to our embedded database provider. If license revenue increases, these fixed payments will decline as a percentage of revenue. If license revenue declines, these fixed payments will increase as a percentage of revenue.

•	Impact of deferred revenue. If revenue is deferred because we are unable to determine vendor-specific objective evidence, or VSOE, of fair value for any undelivered element within an arrangement, all of the revenue derived from the arrangement is deferred, including license, maintenance and professional services revenue, until all elements for which we could not determine VSOE have been delivered. However, the cost of revenue, including the costs of license, maintenance and professional services, is expensed in the period in which it is incurred. Therefore, if relatively more revenue is deferred in a particular period, gross margin would decline in that period.

Operating Expenses

Operating expenses consist of sales and marketing, research and development and general and administrative expenses. Salaries and personnel costs are the most significant component of each of these expense categories. We grew from 260 employees at December 31, 2007 to 318 employees at December 31, 2009 and we expect to continue to hire new employees to support our anticipated growth.

Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries and personnel costs for our sales and marketing employees, including stock-based compensation, commissions and bonuses. Additional expenses include marketing programs, consulting, travel and other related overhead. We expect our sales and marketing expenses to increase in the foreseeable future as we further increase the number of our sales and marketing professionals and expand our marketing activities. Through leveraging our sales and marketing personnel and our indirect sales channel, we expect sales and marketing expenses will decrease as a percentage of total revenue as sales grow.

Research and development expenses. Research and development expenses primarily consist of salaries and personnel costs for development employees, including stock-based compensation and bonuses. Additional expenses include costs related to development, quality assurance and testing of new software and enhancement of existing software, consulting, travel and other related overhead. We engage third-party international and domestic consulting firms for various research and development efforts, such as software development, documentation, quality assurance and software support. We intend to continue to invest in our research and development efforts, including by hiring additional development personnel and by using outside consulting firms for various research and development efforts. We believe continuing to invest in research and development efforts is essential to maintaining our competitive position. We expect research and development expenses to increase in the foreseeable future but to decrease as a percentage of total revenue as sales grow.

General and administrative expenses. General and administrative expenses primarily consist of salary and personnel costs for administration, finance and accounting, legal, information systems and human resources employees, including stock-based compensation and bonuses. Additional expenses include consulting and professional fees, travel, insurance and other corporate expenses. We expect our general and administrative expenses to increase in absolute terms as a result of our preparing to become, and operate as, a public company. These expenses include costs associated with compliance with the Sarbanes-Oxley Act and other regulations governing public companies, directors’ and officers’ liability insurance, increased professional services and a new investor relations function. We anticipate that following the increase in expenditures associated with becoming and operating as a public company, general and administrative expenses will decrease as a percentage of total revenue as sales grow.

Stock-Based Compensation

We include stock-based compensation as part of cost of revenue and operating expenses in connection with the grant or modification of stock options and other equity awards to our directors, employees and certain consultants. We apply the fair value method in accordance with authoritative guidance for determining the cost of stock-based compensation. The total cost of the grant or modification is measured based on the estimated fair value of the award at the date of grant. The fair value is then recognized as stock-based compensation expense over the requisite service period, which is the vesting period, of the award. We recorded stock-based compensation expense of $1.7 million, $2.9 million and $3.6 million for the years ended December 31, 2007, 2008 and 2009, respectively.

In April 2008, our compensation committee and board of directors approved an amendment to the terms of outstanding stock options held by employees and a non-employee director having an exercise price of $2.07 per share to reduce the exercise price of such options to $1.43 per share, which was the then-current fair market value, or FMV, of our common stock. As of the repricing date, we determined that the aggregate incremental value of the awards resulting from the repricing was $0.2 million, which amount is being recognized over the remaining service period for the repriced options.

Since April 2009, we have granted RSUs covering an aggregate of 1,835,000 shares to certain of our executive officers, key employees and directors, of which 1,790,000 are presently outstanding. All of these RSUs have a term of ten years and are settled in shares of our common stock, although the vesting provisions of the RSUs vary. Of the total amount, RSUs covering an aggregate of 980,000 shares will fully vest only upon the earlier of an initial public offering, or IPO, or a change in control of the company, assuming that the consideration received in the change in control transaction is cash or freely-tradable registered shares. Of the total amount, RSUs covering another 60,000 shares will vest only upon the earlier of:

•	an IPO of our common stock (or, if the recipient is precluded from selling that number of shares of common stock as would be necessary to satisfy the recipient’s statutory minimum federal, state and local income and employment tax obligations associated with such IPO as a result of a lock-up agreement entered in connection with the offering, then on the expiration date of the applicable lock-up period imposed in connection with the IPO); and

•	a change in control of the company, assuming that the consideration received in the change in control transaction is cash or freely-tradable registered shares.

The RSUs covering the remaining 750,000 shares are subject to a combination of performance-based (that is, the completion of an IPO or, in some cases, a change in control) and time-based vesting conditions (ranging from two to four years).

In all instances, the vesting of the RSUs is further subject to the recipient’s continued service through the date of vesting. Because of the performance-based vesting conditions of the awards, we have not yet recognized any expense in connection with these grants. However, we expect to record aggregate non-cash compensation expense of approximately $1.2 million as a result of these awards. Of this amount, we expect to record non-cash compensation expense of approximately $0.4 million upon completion of this offering and to record the remainder over the vesting periods of the awards.

In June 2009, our compensation committee and board of directors approved programs to offer eligible directors, employees and certain consultants the ability to exchange outstanding options with exercise prices in excess of $0.40 per share for new option awards with an exercise price equal to the then-current FMV of $0.40 per share. Generally, for those employees who participated in this exchange, any portion of an exchanged option that was vested prior to March 1, 2009 was subject to a new two-year vesting period, although our executive officers and directors who participated in this exchange were not subject to this new vesting. As of the date of the exchange, we estimated that the aggregate incremental fair value of the awards resulting from the exchange was $2.0 million, which amount is being recognized over the remaining service period for the exchanged options. This exchange offer is described in more detail under the caption “Compensation Discussion and Analysis — Compensation Components — Equity Incentive Compensation — 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer.”

Other (Income) Expense, Net

Other (income) expense, net consists primarily of interest income, interest expense and change in the fair value of the preferred stock warrants. Interest income represents interest received on our cash and cash equivalents and restricted cash. Interest expense consists primarily of the interest accrued on outstanding borrowings under our loan and security agreement with ORIX Venture Finance LLC, or ORIX, which we refer to as the ORIX Loan, and our installment bank loan with Bank of America Leasing and Capital, LLC, or Bank of America. We expect interest expense to decrease in future periods as a result of our repayment of all amounts outstanding under the ORIX Loan with a portion of the net proceeds of this offering. The fair value of preferred stock warrants is re-measured each reporting period and changes in fair value are recognized in other (income) expense. Upon completion of this offering, the preferred stock warrants will be converted into warrants to purchase common stock and no further changes in fair value will be recognized in other (income) expense.

Income Tax Expense

Income tax expense consists of U.S. federal, state and foreign income taxes. We are required to pay income taxes in certain states and foreign jurisdictions. To date, we have not been required to pay U.S. federal income taxes because of our current and accumulated net operating losses.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing elsewhere in this prospectus, we believe the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

Revenue Recognition

We follow specific guidance applicable to software companies to determine when revenue should be recognized. We derive substantially all of our revenue from the sale of software licenses and from the sale of maintenance for those licenses and professional services. We generally license our software in combination with maintenance and may also include professional services. We evaluate revenue recognition on a contract-by-contract basis because the terms of each arrangement may vary. The accounting related to license revenue in the software industry is complex and affected by interpretation of rules that are subject to change. As a result, the evaluation of our contractual arrangements often requires judgments and estimates that affect the timing of revenue recognition. Specifically, we are required to make judgments concerning: whether the fees are fixed or determinable; whether collection of our fees is reasonably assured; whether professional services are essential to the functionality of the related software; and whether we have verifiable objective evidence of the fair value of our software and services.

For license, maintenance and professional services revenue, our judgment is required to assess the probability of collection, which is generally based on the evaluation of customer-specific information, historical collection experience and economic market conditions. If market conditions decline or if the financial condition of our customers deteriorates, we may be unable to determine that collectability is probable and we could be required to defer the recognition of revenue until we receive payment.

In accordance with software revenue recognition guidance, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, acceptance is received, if applicable, the amount of fees to be paid by the customer are fixed or determinable and collectability is probable and VSOE of fair value exists for all undelivered elements. We generally do not license software on a stand-alone basis. Therefore, allocation of fees to the software component of multiple element arrangements is determined using the residual method. If we are unable to determine VSOE for any undelivered element included within an arrangement, we defer revenue recognition until all elements for which we could not determine VSOE have been delivered.

License Revenue

We sell software licenses to service providers through our direct sales force and indirectly through distribution partners.

For direct sales, we generally consider a purchase order or executed sales quote, when combined with a master license agreement, to constitute evidence of an arrangement. In the case of sales through distribution partners, we generally consider a purchase order or executed sales quote, when combined with a reseller or similar agreement with the distribution partner, and evidence of the distribution partner’s customer, to constitute evidence of an arrangement. For sales through distribution partners for which we are not able to ascertain proof of the distribution partner’s customer, we defer revenue until we are able to do so.

We consider delivery to have occurred when the customer is given electronic access to the licensed software and a license key for the software has been delivered or made available. Instances in which all ordered software features are not delivered are considered to be partial deliveries. Since we cannot determine VSOE of an undelivered software feature in the case of a partial delivery, we defer revenue recognition on all elements of such order until delivery for all ordered software features is complete.

Acceptance of our licensed software generally occurs upon delivery. From time to time, we have agreed with certain customers to a specific set of acceptance criteria. In such cases, we defer revenue until these acceptance criteria have been met.

Our sales generally consist of multiple elements: software licenses, maintenance and professional services. We calculate the amount of revenue allocated to the software license by determining the fair value of the undelivered elements, which often are maintenance and professional services, and subtracting it from the total order amount. We establish VSOE of the fair value of maintenance based on the renewal price as stated in the agreement and as charged in the first optional renewal period under the arrangement. Our VSOE for professional services is determined based on an analysis of our historical daily rates when these services are sold separately from the software license.

The warranty period for our licensed software is generally 90 days. During this period, the customer receives technical support and has the right to unspecified product upgrades on an if-and-when available basis. For these periods, we defer a portion of the license fee and recognize it ratably over the warranty period.

As of December 31, 2009, our deferred license revenue balance was $19.6 million, the current portion of which was $15.6 million.

Maintenance and Professional Services Revenue

We typically sell software in combination with maintenance. Maintenance is generally renewable annually at the option of the customer. Rates for maintenance, including subsequent renewal rates, are typically established based upon a specific percentage of net license fees as set forth in the arrangement with the customer. Maintenance revenue is recognized ratably over the maintenance period, assuming all other criteria of revenue recognition have been met.

Revenue from professional services is recognized as services are performed. Professional services are not considered essential to the functionality of the licensed software.

As of December 31, 2009, our deferred maintenance and professional services revenue balance was $20.4 million, the current portion of which was $18.2 million.

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred as research and development expense. Software development costs incurred subsequent to the establishment of technological feasibility, if any, are capitalized until the software is available for general release to customers. For each software release, judgment is required to evaluate when technological feasibility has occurred. Historically, we have determined that technological feasibility has been established at approximately the same time as our general release of such software to customers. Therefore, to date, we have not capitalized any software development costs.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at realizable value, net of an allowance for doubtful accounts that is maintained for estimated losses that would result from the inability of some customers to make payments as they become due. The allowance is based on an analysis of past due amounts and ongoing credit evaluations. Customers are generally evaluated for creditworthiness through a credit review process at the time of each order. Our collection experience has been consistent with our estimates.

Business Combinations

In a business combination, we allocate the purchase price to the acquired business’ identifiable assets and liabilities at their acquisition date fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill. The excess, if any, of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred is recognized as a gain within other income in the consolidated statement of operations as of the acquisition date.

To date, the assets acquired and liabilities assumed in our business combinations have primarily consisted of acquired working capital and definite-lived intangible assets. The carrying value of acquired working capital is assumed to be equal to its fair value, given the short-term nature of these assets and liabilities. We estimate the fair value of definite-lived intangible assets acquired using a discounted cash flow approach, which includes an analysis of the future cash flows expected to be generated by such assets and the risk associated with achieving such cash flows. The key assumptions used in the discounted cash flow model include the discount rate that is applied to the discretely forecasted future cash flows to calculate the present value of those cash flows and the estimate of future cash flows attributable to the acquired intangible assets, which include revenue, operating expenses and taxes.

Goodwill

Goodwill represents the excess of: (a) the aggregate of the fair value of consideration transferred in a business combination, over (b) the fair value of assets acquired, net of liabilities assumed. Goodwill is not amortized, but is subject to annual impairment tests as described below.

We test goodwill for impairment annually on December 31, or more frequently if events or changes in business circumstances indicate the asset might be impaired. Examples of such events or circumstances include the following:

•	a significant adverse change in our business climate;

•	unanticipated competition;

•	a loss of key personnel;

•	a more likely than not expectation that a significant portion of our business will be sold; or

•	the testing for recoverability of a significant asset group within the reporting unit.

Goodwill is tested for impairment at the reporting unit level using a two-step approach. The first step is to compare the fair value of the reporting unit to the carrying value of the net assets assigned to the reporting unit. If the fair value of the reporting unit is greater than the carrying value of the net assets assigned to the reporting unit, the assigned goodwill is not considered impaired. If the fair value is less than the reporting unit’s carrying value, step two is required to measure the amount of the impairment, if any. In the second step, the fair value of goodwill is determined by deducting the fair value of the reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if the reporting unit had just been acquired and the purchase price were being initially allocated. If the carrying value of goodwill exceeds the implied fair value, an impairment charge would be recorded to operating expenses in the consolidated statement of operations in the period the determination is made.

We have determined that we have one reporting unit, BroadSoft, Inc., which is the consolidated entity. To determine the fair value of our reporting unit as a whole, we use a discounted cash flow analysis, which requires significant assumptions and estimates about our future operations. Significant judgments inherent in this analysis include the determination of an appropriate discount rate and the amount and timing of expected future cash flows. The cash flows utilized in our 2007 through 2009 discounted cash flow analyses were based on three- to five-year financial forecasts, which in turn were based on the annual budgets developed internally by management, plus an estimated terminal value. The primary driver of our discrete future cash flow projections is our revenue growth assumptions and we estimate future operating expenses on a percentage-of-revenue basis. For 2007 and 2008, the terminal value assumption was based on an assumed perpetual free cash flow growth rate. For 2009, the terminal value assumption was based on a multiple of revenues from the last year of discrete projected cash flows. We used discount rates ranging from 19% to 25% for our 2007 through 2009 annual impairment tests performed at December 31. These discount rates were based on an assessment of our weighted average cost of capital.

Based on the results of our annual goodwill impairment testing in 2007 through 2009, the fair value of the company exceeded its book value by a substantial margin. Therefore, the second step of the impairment test was not required to be performed and no goodwill impairment was recognized. However, there can be no assurance that goodwill will not be impaired at any time in the future.

Intangible Assets

We acquired intangible assets in connection with certain of our business acquisitions. These assets were recorded at their estimated fair values at the acquisition date and are amortized over their respective estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are used. Estimated useful lives are determined based on our historical use of similar assets and the expectation of future realization of revenue attributable to the intangible assets. Changes in circumstances, such as technological advances or changes to our business model, could result in the actual useful lives differing from our current estimates. In those cases where we determine that the useful life of an intangible asset should be shortened, we amortize the net book value in excess of the estimated salvage value over its revised remaining useful life. We did not revise our useful life estimates attributed to any of our intangible assets in 2007, 2008 or 2009.

The estimated useful lives used in computing amortization of intangible assets are as follows:

Customer relationships	5-7 years
Developed technology	4-5 years
Non-compete agreement	1 year
Trade names	4 years

Impairment of Long-Lived Assets

We review our long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or an asset group may not be recoverable. Typical indicators that an asset may be impaired include:

•	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;

•	a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset; or

•	a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Assets to be disposed of are recorded at the lower of the carrying amount or fair value less costs to sell. Recoverability measurement and estimating of undiscounted cash flows for assets to be held and used is done at the lowest possible levels for which there are identifiable assets. If such assets are considered impaired, generally the amount of impairment recognized would be equal to the amount by which the carrying amount of the assets exceeds the fair value of the assets, which the company would compute using a discounted cash flow approach. Estimating future cash flows attributable to our long-lived assets requires significant judgment and projections may vary from cash flows eventually realized. We did not record an impairment charge as a result of our 2007 and 2008 recoverability measurements of long-lived assets. During the fourth quarter of 2009, we recognized an impairment totaling $0.1 million on the property and equipment held by one of our foreign subsidiaries.

Stock-Based Compensation

New and modified stock-based compensation arrangements, such as stock options, stock appreciation rights, or SARs, restricted stock and RSUs, awarded to directors, employees and consultants are measured at fair value at each grant or modification date. Management estimates the fair value of our stock-based compensation arrangements using a binomial options pricing model, or the binomial lattice model, and the fair value related to the portion of awards granted that is ultimately expected to vest is generally recognized as compensation expense over the requisite service period.

Determination of the fair value of stock-based compensation grants

The determination of the fair value of stock-based compensation arrangements is affected by a number of variables, including estimates of the fair value of our stock price, expected stock price volatility, risk-free interest rate and projected stock option exercise behaviors. We utilize the binomial option pricing model to measure the estimated fair value of stock option awards. Certain of the assumptions are as follows, expressed on a weighted average basis during the periods indicated:

	Year Ended December 31,
	2007	2008	2009

Assumptions:
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	4.2%	1.9%	1.7%
Expected volatility	47%	38%	61%

We have assumed no dividend yield because we do not expect to pay dividends in the near future, which is consistent with our history of not paying dividends. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the term of our employee stock options. The expected life of an option is derived from the binomial lattice model, and is based on several factors, including the contract life, exercise factor, post-vesting termination rate and volatility. The expected exercise factor, which is the ratio of the fair value of common stock on the expected exercise date to the exercise price, and expected post-vesting termination rate, which is the expected rate at which employees are likely to terminate after vesting occurs, are based on our analysis of actual historical behavior by option holders. Expected volatility is based on the historical volatility of comparable public companies, including public communications software and telecommunications companies. The weighted-average expected term output from the 2007, 2008 and 2009 binomial lattice models were 5.0, 3.7 and 6.0 years, respectively.

Our estimate of pre-vesting forfeitures, or forfeiture rate, is based on our analysis of historical behavior by option holders. The estimated forfeiture rate is applied to the total estimated fair value of the awards, as derived from the binomial lattice model, to compute the stock-based compensation expense, net of pre-vesting forfeitures, to be recognized in our consolidated statements of operations.

The following table summarizes, for 2008 and 2009, the number of shares of our common stock subject to cash-settled SARs and RSUs granted and stock options that were newly granted or repriced, the associated per share base or exercise price of the award and the estimated FMV per share of our common stock on the event date.

	Number of		Number of	Estimated Fair
	SARs and Shares	Per Share	Shares	Market Value
	Underlying	Exercise or Base	Underlying	of Common
Event Date (1)	Options	Price	RSUs	Stock

April 2008 (2)	5,741,667	$1.43		$1.43
January 2009	2,434,000	0.40		0.40
April 2009			1,005,000	0.40
June 2009 (3)	11,777,241	0.40		0.40
November 2009			60,000	0.65

(1)	In January 2010 and February 2010, we issued additional RSUs covering an aggregate of 770,000 shares of common stock.

(2)	Consists of new grants of stock options to purchase an aggregate of 4,257,500 shares, new grants of cash-settled SARs underlying an aggregate of 22,000 shares and the repricing of options to purchase an aggregate of 1,462,167 shares.

(3)	Consists of stock options to purchase an aggregate of 10,928,241 shares issued pursuant to the exchange offer and new grants of additional options to purchase an aggregate of 849,000 shares.

Determination of the Fair Value of Common Stock on Grant or Modification Dates

We are a private company with no active public market for our common stock. Therefore, In response to Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, and related regulations issued by the IRS, management has periodically determined the estimated per share fair value of our common stock at various dates using contemporaneous valuations consistent with the American Institute of Certified Public Accountants Practice Aid, “Valuation of Privately-Held Company Equity Securities Issued as Compensation,” or the Practice Aid. In conducting these valuations, management considered all objective and subjective factors that it believed to be relevant in each valuation conducted, including management’s best estimate of our business condition, prospects and operating performance at each valuation date. Within the contemporaneous valuations performed by our management, a range of factors, assumptions and methodologies were used. The significant factors included:

•	the fact that we are a private technology company with illiquid securities;

•	our historical operating results;

•	our discounted future cash flows, based on our projected operating results;

•	valuations of comparable public companies;

•	the potential impact on common stock of liquidation preference rights of preferred stock for certain valuation scenarios;

•	our stage of development and business strategy;

•	the likelihood of achieving a liquidity event for shares of our common stock, such as an IPO or sale of our company, given prevailing market conditions; and

•	the state of the IPO market for similarly situated privately-held technology companies.

The dates of our contemporaneous valuations have not always coincided with the dates of our stock-based compensation grants and modifications. In such instances, our process for determining FMV of our common stock on such grant or modification dates has been, first, for our management to present its estimate of the FMV of the underlying shares of our common stock to our audit committee. Management’s estimates have been based on the most recent contemporaneous valuation of our shares of common stock and its assessment of additional objective and subjective factors it believed were relevant and which may have changed from the date of the most recent contemporaneous valuation through the date of the grant or modification. After considering the information presented by management, the audit committee recommended a fair value estimate to our compensation committee, which assessed the recommendation and rendered its final fair value determination. The additional factors considered when determining changes in fair value between the most recent contemporaneous valuation and the grant or modification dates included, when available, the prices paid in recent transactions in our securities between our existing stockholders and other third parties. While these transactions were not consummated in a highly liquid market, we believe they were transacted among active, sophisticated investors. We believe that the prices paid by the buyers in these transactions represented the fair value of the securities sold, based on several factors related to the transactions, including the relatively large size of the transactions, the sophistication of the buyers and sellers and the fact that these transactions were, to our knowledge, negotiated at arms-length. Transactions that we considered in assessing the fair value of our shares of common stock included:

•	sales of our convertible preferred stock by venture capital and other institutional investors to new and existing investors in March 2008 (which sale also included shares of common stock), September 2009 and January 2010; and

•	sales of our common stock by certain former employees to new and existing investors in November 2009.

Common Stock Valuation Methodologies

For the contemporaneous valuations of our common stock that we performed prior to September 2009, our management estimated, as of the various valuation dates, our enterprise value on a continuing operations basis, primarily using the income and market approaches, which are both acceptable valuation methods in accordance with the Practice Aid. The income approach utilized the discounted cash flow, or DCF, methodology based on management’s financial forecasts and projections, as described further below. The market approach utilized the market multiple and comparable transaction methodologies based on comparable public companies’ equity pricing and comparable acquisition transactions, as described further below. Management placed greater reliance on the income and market multiple approaches, and less emphasis on the comparative transaction approach because of the limited number of recent comparable transactions. When appropriate, management also placed significant emphasis on the pricing of recent transactions involving our equity securities, which we view as a strong indicator of the value of illiquid securities such as ours. Each contemporaneous valuation also reflects a marketability discount, resulting from the illiquidity of our common stock.

For the DCF methodology, management prepared detailed annual projections of future cash flows over a period of four years, which we refer to as the discrete projection period, and applied a terminal value assumption to the final year within the discrete projection period to estimate the total value of the cash flows beyond the final year. Our projections of future cash flows were based on our estimated net debt-free cash flows. These cash flows were then discounted to the valuation date at an estimated cost of capital. We derived the estimated cost of capital by applying an average venture capital rate of return for different types of funds and a weighted-average cost of capital of comparable public companies. The terminal multiple applied to the final year within the discrete projection period to determine the value of cash flows beyond the final year was derived from the market multiple and comparable transaction estimates. Management believes that the procedures employed in the DCF methodology, including estimating the net debt-free cash flows, discount rate and terminal multiple, are reasonable and consistent with the Practice Aid.

For the comparative transactions methodology, we first determined a range of implied revenue multiples (reflecting the ratio of the purchase price paid in the transactions to the target companies’ trailing 12 months revenue prior to the acquisition date) for comparable companies that were recently sold. We then applied these multiples to our actual trailing 12 months revenue, after which we applied a discount to the resulting value to reflect the lower value attributable to a minority position. Our analysis of comparable transactions for the valuations described below included both software and services companies, especially those enterprise software firms selling into particular vertical or specialized markets, such as security software companies and firms selling to telecommunications service providers. We selected these comparable transactions because of the limited number of transactions between companies competing directly and exclusively in our market segment.

For the market multiple methodology, management determined, as of the valuation date, a range of trading multiples for a group of comparable public companies, based on trailing 12 months and estimated future revenues. These multiples were then applied to our actual trailing 12 months and projected revenues as of the valuation date.

The valuation ranges resulting from calculations using the foregoing methodologies were then combined to determine an estimated overall enterprise value, which was then reduced by the value of our debt (net of cash) and aggregate value of our outstanding preferred stock as of each valuation date to estimate the aggregate value available to our common equity holders. The per share value of our common stock was estimated by dividing the resulting value by the number of diluted shares of common stock outstanding, using the treasury method. We also applied marketability discounts as considered appropriate to reflect the illiquidity of our common stock. The number of outstanding shares used in determining diluted shares of common stock outstanding included shares issuable upon the exercise of outstanding stock options and warrants to purchase Series C-1 redeemable convertible preferred stock, shares of restricted stock, options reserved for issuance, shares issued in connection with early exercises of stock options and, for valuations occurring after April 2009, RSUs expected to vest upon an IPO as of the valuation date.

Details of the assumptions and judgments reflected in the contemporaneous valuations and the additional factors considered when determining changes in fair value between the most recent contemporaneous valuation and the grant or modification date are presented below.

March 17, 2008 Valuation. We conducted a contemporaneous valuation of our common stock as of March 17, 2008. The valuation methodologies employed in determining the FMV of our common stock and the results of these methodologies are set forth below:

•	Market multiple. The range of multiples for comparable public companies was between 1.9x and 2.0x trailing 12 months revenue, between 1.55x and 1.65x estimated revenue for the first year after the valuation date and between 1.3x and 1.4x estimated revenue for the second year following the valuation date. When applied to our trailing 12 months revenue and our projections, the market multiple methodology yielded an enterprise valuation range of $121 million to $128 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 23% and a terminal value assumption of between 1.95x and 2.05x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $169 million to $184 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 3.0x and 3.3x trailing 12 months revenue. When applied to our trailing 12 months revenue, and after applying a minority discount, the comparative transaction methodology yielded a valuation range of $154 million to $170 million.

•	Arms-length transactions in our equity securities among third parties. In March 2008, a venture capital fund stockholder sold shares of our common stock and Series B-1 and Series C-1 redeemable convertible preferred stock to a third party at a blended price per share of $1.43. The enterprise valuation implied by this transaction price was $157 million.

Based on these methodologies, we estimated our enterprise value to be in a range of $155 million to $180 million. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents and applying a marketability discount, the estimated aggregate value attributable to common stockholders was between $43 million and $51 million, or $1.16 to $1.38 per share, and we estimated the FMV of our common stock to be $1.43 per share as of March 17, 2008. In April 2008, we granted new stock options with an exercise price of $1.43 per share and cash-settled SARs with a base price of $1.43 per share. Also in April 2008, we repriced options to reduce the exercise price from $2.07 per share to $1.43 per share. Our compensation committee and board of directors determined that $1.43 per share was the FMV of our common stock on the applicable grant and repricing dates.

September 30, 2008 Valuation. We conducted a contemporaneous valuation of our common stock as of September 30, 2008, whereby we estimated the FMV of our common stock to be $0.40 per share. The primary factors that supported this estimate, and which contributed to the substantial decrease in the estimated FMV of our common stock between March 17, 2008 and September 30, 2008 were:

•	lower than expected operating results, including revenue and profitability metrics, for the quarter ended September 30, 2008;

•	reduced revenue and profitability expectations by our board of directors for 2008 and subsequent years;

•	our adoption of a plan to reduce personnel and other costs by approximately 10% in response to the global economic downturn and our board’s revised expectations of future financial results;

•	uncertainties about our business as a result of the broader economic trends occurring during this period, particularly because of our dependence on capital spending by communications service providers;

•	the contraction of the worldwide credit markets in the fall of 2008 and its consequences;

•	widespread, significant reluctance of institutional and other investors to invest capital in private companies on acceptable terms, if at all;

•	substantially decreased acquisition activity, including among technology companies;

•	the failure of equity markets to support IPOs by technology companies;

•	substantial declines in the equity valuations of comparable public companies; and

•	a significant increase in our indebtedness resulting from our borrowing $15.0 million from ORIX, which also imposed significant financial and operating covenants on our business.

The valuation methodologies employed in determining the FMV of our common stock and the results produced by applying these methodologies are set forth below:

•	Market multiple. The range of multiples for comparable public companies was between 1.2x and 1.4x trailing 12 months revenue and between 1.1x and 1.3x estimated revenue for the first year after the valuation date. When applied to our trailing 12 months revenue and our revenue projections, the market multiple methodology yielded an enterprise valuation range of $77 million to $91 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 25% and a terminal value assumption of between 1.35x and 1.45x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $71 million to $80 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 1.9x and 2.1x trailing 12 months revenue. When applied to our trailing 12 months revenue, and after applying a minority discount, the comparative transaction methodology yielded a valuation range of $96 million to $106 million.

Based on these methodologies, we estimated our enterprise value to be in a range of $80 million to $100 million. The reduction in our enterprise value between March 17, 2008 and September 30, 2008 had a disproportionate impact on the value attributable to our common equity because of the seniority of our indebtedness and the liquidation preferences of our preferred stock. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents and applying a marketability discount, the estimated aggregate value attributable to common stockholders was between $6.5 million and $19.5 million, or $0.17 to $0.52 per share and we estimated the FMV of our common stock to be $0.40 per share as of September 30, 2008.

January 2009 Stock Option Grants. We granted stock options in January 2009 with an exercise price of $0.40 per share, which our compensation committee determined was the FMV of our common stock on the grant date. In determining the FMV of our common stock on the grant date, our compensation committee placed significant emphasis on the September 30, 2008 contemporaneous valuation described above, and also considered the following factors:

•	the substantial business uncertainties that we continued to face, particularly because of our dependence on capital spending by telecommunications service providers;

•	the uncertain impact of our recent expense reduction measures and the fact that we were contemplating additional expense reduction measures in 2009;

•	the dilutive impact on our common stock of the issuance of Series E redeemable convertible preferred stock issued in December 2008 as consideration for the Sylantro acquisition, as well as additional indebtedness assumed in connection with that acquisition;

•	the continuing, substantial declines in the valuations of the equity securities of comparable public companies; and

•	the results of the continued deterioration of worldwide capital markets, which caused institutional and other investors to remain reluctant to invest in private companies, the unavailability of the IPO market to technology companies and limited acquisition activity among technology companies.

Relative to the September 30, 2008 valuation, the market multiples of comparable public companies had declined to approximately 50% of their September 30, 2008 levels. However, because the assumptions underlying the other valuation methodologies remained substantially similar to their levels as of September 30, 2008, our compensation committee estimated that our enterprise value remained in a range between $80 million to $100 million, and concluded that the FMV of our common stock remained $0.40 per share as of the grant date of the options.

March 31, 2009 Valuation. We conducted a contemporaneous valuation of our common stock as of March 31, 2009 whereby we estimated the FMV of our common stock to be $0.40 per share. The valuation methodologies employed in determining the FMV of our common stock and the results produced by applying these methodologies are set forth below:

•	Market multiple. The range of multiples for comparable public companies was between 1.15x and 1.35x trailing 12 months revenue, between 1.05x and 1.25x estimated revenue for the first year following the valuation date and between 0.95x and 1.15x estimated revenue for the second year following the valuation date. When applied to our trailing 12 months revenue and our projections, the market multiple methodology yielded an enterprise valuation range of $72 million to $86 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 20% and a terminal value assumption of between 1.3x and 1.4x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $81 million to $92 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 1.5x and 2.0x trailing 12 months revenue. When applied to our trailing 12 months revenue, the comparative transaction methodology yielded a valuation range of $77 million to $102 million.

Based on these methodologies, we estimated that our enterprise value continued to be in a range of $80 million to $100 million as of March 31, 2009. After deducting the value of indebtedness and preferred stock and applying a marketability discount, the estimated aggregate value attributable to our common stockholders was between $3.5 million and $17.3 million, or $0.09 to $0.46 per share, and we estimated the FMV of our common stock to be $0.40 per share as of March 31, 2009.

June 2009 Stock Option Grants. In June 2009, we granted new stock options with an exercise price of $0.40 per share. We also repriced eligible stock options tendered in option exchange programs to reduce the exercise price to $0.40 per share. Our compensation committee and board of directors determined that the FMV of our common stock on the grant dates was $0.40 per share. In determining the FMV of our common stock on the grant dates, our compensation committee and board of directors placed significant emphasis on the March 31, 2009 contemporaneous valuation described above and also considered the following factors:

•	While equity values of comparable public companies had increased since their relative low points in the first quarter of 2009, those companies’ trading multiples were still at a slight discount to their trading multiples as of September 30, 2008, when the FMV of our common stock was initially estimated to be $0.40 per share.

•	The market multiple valuation methodology had, in connection with prior valuations, generally yielded the lowest enterprise value among the methodologies we used in our prior valuations and the assumptions underlying the other methodologies had not changed materially since March 31, 2009.

As a result, our compensation committee and board of directors believed that the improvement in trading prices of comparable public companies did not materially alter the estimated FMV of our common stock. Therefore, our compensation committee and board of directors concluded that the FMV of our common stock remained $0.40 per share as of the grant dates of these options.

Subsequent Valuations

Due to our improved financial results, improved expectations of capital purchasing by communications service providers and indications of improvement in the market for IPOs in general, the possibility of undertaking an IPO appeared greater to us during the second half of 2009. As a result, management began using the probability-weighted expected return method, or the PWER method, outlined in the Practice Aid, for its contemporaneous valuations of our common stock and increased the frequency at which it conducts contemporaneous valuations to quarterly. Under the PWER method, shares of preferred stock and common stock are valued separately based on the probability-weighted average expected future returns, considering various future outcomes of our operations and liquidity events. Such events include a continued operations scenario, which is consistent with the approach used in our previous contemporaneous valuations and two scenarios assuming that an IPO would be consummated (one scenario that assumed an IPO in June 2010 and one scenario that assumed an IPO in September 2010).

September 30, 2009 Valuation.  As of September 2009, we had not commenced a formal process to pursue an IPO, and there continued to be significant uncertainty concerning the receptivity of the capital markets to an IPO. Additionally, we still faced relatively high operational and financial performance uncertainties over a planning horizon. Accordingly, for the September 30, 2009 valuation, we assigned a weight of 70% for the continued operations scenario and a weight of 15% for each of the two IPO scenarios.

Continued Operations Scenario

The valuation methodologies employed in determining the FMV of our common stock under the continued operations scenario and the results of these methodologies are set forth below:

•	Market multiple. The range of multiples for comparable public companies was between 1.3x and 1.4x trailing 12 months revenue and between 1.2x and 1.3x estimated revenue for the first year after the valuation date. When applied to our trailing 12 months revenue and revenue projections, the market multiple methodology yielded an enterprise valuation range of $95 million to $103 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 20% and a terminal value assumption of between 1.35x and 1.45x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $113 million to $125 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 1.5x and 2.0x trailing 12 months revenue. When applied to our trailing 12 months revenue, and after applying a minority discount, the comparative transaction methodology yielded a valuation range of $86 million to $113 million.

•	Arms-length transactions in our equity securities among third parties. In September 2009, a corporate stockholder sold Series C-1 redeemable convertible preferred stock to third parties at a price per share of $0.66. The implied enterprise valuation based on this transaction price was $85 million.

Based on these methodologies, we estimated the enterprise value of our company in a continued operations scenario to be in a range of $100 million to $115 million. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be $30.9 million. A marketability discount was then applied, resulting in an estimated per share value for common stock of $0.62 per share. The primary factors that contributed to the increase in the estimated FMV of our common stock under the continued operations scenario between June 30, 2009 and September 30, 2009 were:

•	improved operating results, including quarter-over-quarter growth and cash flow positive performance;

•	improved comparable public company valuations;

•	an arms-length third-party sale of our preferred stock; and

•	improving capital markets.

IPO Scenarios

For each of the IPO scenarios, based on prevailing market multiples, we assumed that, on an enterprise basis, our company would be valued at 2.0x trailing 12 months revenue. After deducting the estimated value of an IPO discount, as well as deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be between $39.8 and $40.6 million, respectively, for each of the IPO scenarios. We then discounted these values back to the valuation date of September 30, 2009, and applied a marketability discount, which yielded a per share value of our common stock of $0.76 for the first IPO scenario and $0.73 for the second IPO scenario.

Based on the relative weights of the continued operations and IPO scenarios, we estimated the FMV of our common stock to be $0.65 per share as of September 30, 2009.

December 31, 2009 Valuation. During the fourth quarter of 2009, we began preparations for a possible IPO of our common stock. Following the November 5, 2009 meeting of our board of directors, management and the board of directors undertook a process to evaluate underwriters for a potential IPO. As a result, for the December 31, 2009 valuation, the continued operations scenario was assigned a 50% probability and the two IPO scenarios were each assigned a 25% probability. We increased the relative IPO probabilities for the December 31, 2009 valuation because we had, by then, initiated a process to pursue an IPO, but recognized that there still existed significant uncertainty related to the consummation of an IPO, including continuing uncertainties of the future capital markets and the economy.

Continued Operations Scenario

The valuation methodologies employed in determining the FMV of our common stock under the continued operations scenario and the results of these methodologies, are set forth below:

•	Market multiple. The range of multiples for comparable public companies was between 1.4x and 1.5x trailing 12 months revenue, between 1.2x and 1.3x estimated revenue for the first year after the valuation date and between 1.1x and 1.2x estimated revenue for the second year after the valuation date. When applied to our trailing 12 months revenue and revenue projections, the market multiple methodology yielded an enterprise valuation range of $102 million to $111 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 20% and a terminal value assumption of between 1.45x and 1.55x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $120 million to $133 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 1.75x and 2.25x trailing 12 months revenue. When applied to our trailing 12 months revenue, and after applying a minority discount, the comparative transaction methodology yielded a valuation range of $101 million to $129 million.

•	Arms-length transactions in our equity securities among third parties. In November 2009, three holders of common stock sold their shares to third-party investors at a price per share of $0.55. The implied enterprise valuation based on this transaction price was $83 million.

Based on these methodologies, we estimated the enterprise value in a continued operations scenario to be in a range of $110 million to $125 million. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be $35.2 million. A marketability discount was then applied, resulting in an estimated per share value for common stock of $0.70 per share. The primary factors that contributed to the increase in the estimated FMV of our common stock under the continued operations scenario between September 30, 2009 and December 31, 2009 were:

•	continued improved operating results, including quarter-over-quarter growth and cash flow positive performance;

•	improved comparable public company valuations;

•	arms-length third-party sales of our common stock;

•	continued improvement in the capital markets; and

•	efforts we undertook to prepare for a possible IPO of our common stock.

IPO Scenarios

For each of the IPO scenarios, based on prevailing market multiples, we assumed that, on an enterprise basis, our company would be valued at 2.5x trailing 12 months revenue. After deducting the estimated value of an IPO discount, as well as deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be between $47.2 million and $48.2 million, respectively, for each of the IPO scenarios. We then discounted these values back to the valuation date of December 31, 2009 and applied a marketability discount, which yielded a per share value of our common stock of $0.98 for the first IPO scenario and $0.94 for the second IPO scenario.

Based on the relative weights of the continued operations and IPO scenarios, we estimated the FMV of our common stock to be $0.83 per share as of December 31, 2009.

February 12, 2010 Valuation. During the first quarter of 2010, we continued our preparations for a possible IPO of our common stock. On January 15, 2010, management, our external legal counsel, our independent registered public accounting firm, the proposed underwriters and their external legal counsel held an organizational meeting to formally begin the IPO process and underwriter due diligence process. The preparation of the registration statement for the offering and other matters related to the offering continued into February. On February 12, 2010, in connection with its customary annual review of executive compensation, our compensation committee approved the issuance of RSUs to our executive officers. As described above, we conducted a contemporaneous valuation of our common stock as of the grant date of these awards.

As a result of the continued progress toward an IPO during January and February 2010, for the February 12, 2010 valuation, the continued operations scenario was assigned a 30% probability and IPO scenario 1 and IPO scenario 2 were assigned probabilities of 40% and 30%, respectively. We increased the relative IPO probabilities for the February 12, 2010 valuation because we had, by then, held our organizational meeting for the initial public offering and begun the registration statement drafting process. However, we recognized that there still existed significant uncertainty related to the consummation and timing of an IPO, including continuing uncertainties regarding the future capital markets and the economy, as well as our future results.

Continued Operations Scenario

The valuation methodologies employed in determining the FMV of our common stock under the continued operations scenario and the results of these methodologies as of February 12, 2010, are set forth below:

•	Market multiple. The range of multiples for comparable public companies was between 1.6x and 1.7x trailing 12 months revenue, between 1.4x and 1.5x estimated revenue for the first year after the valuation date and between 1.3x and 1.4x estimated revenue for the second year after the valuation date. When applied to our trailing 12 months revenue and revenue projections, the market multiple methodology yielded an enterprise valuation range of $119 million to $128 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 20% and a terminal value assumption of between 1.65x and 1.75x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $137 million to $150 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 1.75x and 2.25x trailing 12 months revenue. When applied to our trailing 12 months revenue, and after applying a minority discount, the comparative transaction methodology yielded a valuation range of $103 million to $131 million.

•	Arms-length transactions in our equity securities among third parties. In January 2010, three third-party institutional investors sold their shares of Series E preferred stock to another third-party institutional investor at a price per share of $0.75.

Based on these methodologies, we estimated the enterprise value in a continued operations scenario to be in a range of $120 million to $150 million. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be $41.7 million. A marketability discount was then applied, resulting in an estimated per share value for common stock of $0.82 per share. The primary factors that contributed to the increase in the estimated FMV of our common stock under the continued operations scenario between December 31, 2009 and February 12, 2010 were that comparable public company revenue multiples and DCF terminal value multiples improved modestly given improvement in underlying stock market performance. However, the amount of the increase in the estimated FMV of our common stock was impacted by the price per share paid in an arms-length transaction of the company’s preferred stock.

IPO Scenarios

For each of the IPO scenarios, based on prevailing market multiples, we assumed that, on an enterprise basis, our company would be valued at 2.75x trailing 12 months revenue. This multiple increased modestly from the December 31, 2009 valuation based on improvements in the overall capital markets, the receptivity of investors to technology company IPOs, and improvement in the valuations of peer public companies. After deducting the estimated value of an IPO discount, as well as deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be between $52.6 million and $53.5 million, respectively, for each of the IPO scenarios. We then discounted these values back to the valuation date of February 12, 2010 and applied a marketability discount, which yielded a per share value of our common stock of $1.13 for the first IPO scenario and $1.09 for the second IPO scenario.

Based on the relative weights of the continued operations and IPO scenarios, we estimated the FMV of our common stock to be $1.03 per share as of February 12, 2010.

March 31, 2010 Update. Following the February 12, 2010 valuation, we continued to make progress towards a possible IPO, including the filing of a registration statement, of which this prospectus is a part, on March 15, 2010. As of March 31, 2010, we updated our estimate of the FMV of our common stock based on our February 12, 2010 valuation and the factors below.

As a result of our continued progress toward an IPO, for this update, the probability weight for the continued operations scenario was lowered to a 20% probability and the probability weight for IPO scenario 1 increased to 50%. The probability weight for IPO scenario 2 remained at 30%. We increased the relative IPO probabilities because we had, by then, filed a registration statement for the offering, but we recognized that there still existed significant uncertainty related to the consummation of an IPO. In this regard, we recognized the continuing uncertainties in the future capital markets and the economy, as well as regarding our future results.

For the continued operations scenario, we evaluated the significant increase in market multiples since February 12, 2010, which resulted in a higher valuation range using the market multiple methodology, although the valuations based on the DCF and comparable transactions methodologies did not increase. In addition, we incorporated the impact of the still recent arms-length transaction in our preferred stock which implied a significantly lower enterprise value. Based on that evaluation, our estimated enterprise value in the continued operations scenario was unchanged from the February 12, 2010 valuation. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be $50.3 million. A marketability discount was then applied, resulting in an estimated per share value for common stock of $0.82 per share.

For each of the IPO scenarios, based on the increase in our comparable company market multiple valuations between February 12, 2010 and March 31, 2010, we assumed that, on an enterprise basis, our company would be valued at 4.0-4.125x trailing 12 months revenue. After deducting the estimated IPO discount, as well as deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the aggregate value attributable to common stockholders was estimated to be between $77.4 million and $78.5 million for each of the IPO scenarios. We then discounted these values back to the valuation date of March 31, 2010 and applied a marketability discount, which yielded a per share value of our common stock of $1.67 for the first IPO scenario and $1.60 for the second IPO scenario.

Based on the relative weights of the continued operations and IPO scenarios, we estimated the FMV of our common stock to be $1.48 per share as of March 31, 2010.

The primary factors that contributed to the increase in the estimated FMV of our common stock between February 12, 2010 and March 31, 2010 was the increase in the valuations of comparable public companies by approximately 40%, and the increased probability of completing an initial public offering.

Post-March 31, 2010. Subsequent to March 31, 2010, we continued making progress toward a potential IPO.

Aggregate Intrinsic Value of Equity Awards

Based upon an assumed IPO price of $      per share, the mid-point of the range reflected on the cover page of this prospectus, the aggregate intrinsic value of outstanding vested stock options as of          , 2010 was $      million, and the aggregate intrinsic value of outstanding unvested stock options, restricted stock and RSUs as of          , 2010 was $      million.

Income Taxes

We use the liability method to account for income taxes, which requires an asset and liability approach for the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred amounts are expected to be settled or realized.

Realization of net deferred tax assets is dependent on generating sufficient future taxable income prior to the expiration of the operating loss and tax credit carryforwards. Based on an assessment of positive and negative evidence, including historical net operating losses and our limited history of generating positive taxable income, we determined that it was more likely than not that our future taxable income would not be sufficient to realize our net operating losses and tax credit carryforwards in the United States and certain foreign jurisdictions. Therefore, valuation allowances in the amount of $37.1 million at December 31, 2009 have been established to reduce deferred tax assets to the amount expected to be realized. These valuation allowances would be reversed and recognized as a benefit in Provision for Income Taxes in our consolidated statement of operations at such time that realization is believed to be more likely than not.

Effective January 1, 2007, we adopted FASB guidance for uncertainty in income taxes that requires the application of a more likely than not threshold to the recognition and derecognition of uncertain tax positions. If the recognition threshold is met, this guidance permits us to recognize a tax benefit measured at the largest amount of the tax benefit that, in our judgment, is more likely than not to be realized upon settlement. If recognized, our unrecognized tax benefits at December 31, 2009, totaling $0.4 million, would not have a material impact on the provision for income taxes or the effective tax rate since it would result in a corresponding adjustment to the valuation allowance. We do not expect material changes in unrecognized tax benefits within the next twelve months.

At December 31, 2009, we had U.S. net operating loss carryforwards of approximately $79.0 million and research and experimentation tax credit carryforwards of $1.8 million, which are scheduled to begin to expire in 2019. We acquired approximately $10.0 million of these net operating loss carryforwards in 2008 and 2009, which amount reflects the impact of the annual limitation on net operating loss carryforwards due to ownership changes. We have not accrued a provision for income taxes on undistributed earnings of $0.3 million of certain foreign subsidiaries, since such earnings are considered to be reinvested indefinitely. If the earnings were distributed, we would be subject to federal income and foreign withholding taxes. Determination of an unrecognized deferred income tax liability with respect to such earnings is not practicable.

Results of Operations

Comparison of Years Ended December 31, 2008 and 2009

Revenue

	Year Ended December 31,
	2008		2009
		Percentage of		Percentage of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Revenue by Type:
Licenses	$40,121	65%	$37,942	55%	$(2,179)	(5)%
Maintenance and professional services	21,708	35	30,945	45	9,237	43

Total revenue	$61,829	100%	$68,887	100%	$7,058	11%

Revenue by Geography:
Americas	$32,954	53%	$40,380	59%	$7,426	23%
EMEA	21,078	34	17,969	26	(3,109)	(15)
APAC	7,797	13	10,538	15	2,741	35

Total revenue	$61,829	100%	$68,887	100%	$7,058	11%

Total revenue for the year ended December 31, 2009 increased by 11%, or $7.1 million, to $68.9 million, compared to 2008. Additionally, deferred revenue grew by $18.9 million in 2009, compared to growth of $6.5 million in 2008. Substantially all of the deferred revenue growth in 2009 was attributable to increased sales of BroadWorks licenses and related maintenance and professional services.

Total revenue from the Americas for the year ended December 31, 2009 increased by 23%, or $7.4 million, compared to 2008. Deferred revenue from the Americas grew by $9.6 million in 2009, compared to growth of $5.7 million in 2008. The increase in 2009 revenue was primarily related to the acquisition of M6 and Sylantro in 2008. The growth in deferred revenue was attributable to increased sales of BroadWorks and associated maintenance and professional services. EMEA total revenue decreased by 15%, or $3.1 million, compared to 2008, while EMEA deferred revenue grew by $4.1 million in 2009, compared to a decline of $2.3 million in 2008. The decline in EMEA revenue and the increase in EMEA deferred revenue in 2009 was primarily a result of a shift from indirect sales through distribution partners to direct sales in the EMEA, which we believe has lengthened our sales cycles in the region, as well as a small number of large orders received in 2009 for which there were undelivered elements. APAC total revenue increased by 35%, or $2.7 million, compared to 2008. APAC deferred revenue grew by $5.2 million in 2009, compared to growth of $3.1 million in 2008. The increase in APAC revenue was due to both growth in sales of BroadWorks and associated maintenance and professional services and to the acquisition of M6. The increase in APAC deferred revenue was due to sales of BroadWorks and associated maintenance and professional services.

License Revenue

License revenue for the year ended December 31, 2009 decreased by 5%, or $2.2 million, to $37.9 million, and deferred license revenue grew by $11.9 million for the year ended December 31, 2009, compared to growth of $2.2 million in 2008. The increase in deferred revenue in 2009 was primarily driven by a number of large orders for which there were undelivered elements. As a result, license revenue as a percent of total revenue decreased from 65% to 55%. Additionally, the change in license revenue during 2009 includes a $3.9 million increase related to M6 and Sylantro due to their inclusion in our results of operations for the full year of 2009.

Maintenance and Professional Services Revenue

Maintenance and professional services revenue for the year ended December 31, 2009 increased by 43%, or $9.2 million, to $30.9 million. Deferred maintenance and professional services revenue grew by $7.0 million in 2009, compared to growth of $4.3 million in 2008. The increase in maintenance and professional services revenue was the result of growth in our installed base of customers and licenses, including a $6.4 million increase in maintenance and professional services revenue from the inclusion of the results of M6 and Sylantro in our results of operations for the full year of 2009.

Cost of Revenue and Gross Profit

	Year Ended December 31,
	2008		2009
		Percentage of		Percentage of	Period-to-Period
		Related		Related	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Cost of Revenue:
Licenses (1)	$4,818	12%	$5,232	14%	$414	9%
Maintenance and professional services	8,649	40	12,142	39	3,493	40

	$13,467	22%	$17,374	25%	$3,907	29%

Gross Profit:
Licenses (1)	$35,303	88%	$32,710	86%	$(2,593)	(7)%
Maintenance and professional services	13,059	60	18,803	61	5,744	44

Total gross profit	$48,362	78%	$51,513	75%	$3,151	7%

(1) Includes amortization of intangibles aggregating $414 for 2008 and $800 for 2009.

For the year ended December 31, 2009, our gross profit increased by 7%, or $3.2 million, to $51.5 million. Gross margin declined from 78% to 75% from 2008 to 2009. The decrease in total gross margin from 2008 to 2009 was primarily a result of growth in deferred license revenue, for which no corresponding expenses were deferred.

During 2009, license cost of revenue increased by 9% to $5.2 million. This increase was primarily due to an increase in amortization of intangibles, primarily as a result of our acquisition of Sylantro. Given this increase and the reduction in license revenue, and the proportional increase in deferred revenue, our license gross profit declined by 7% to $32.7 million, with a corresponding decline in gross margin from 88% to 86%, for 2009.

Maintenance and professional services cost of revenue increased by 40%, or $3.5 million, during 2009. The increase in maintenance and professional services cost of revenue was primarily due to a $1.2 million increase in personnel costs as a result of the Sylantro and M6 acquisitions, a $0.9 million increase in royalties for third-party software maintenance and a $1.4 million growth in personnel costs allocated to cost of revenue due to an increase in the number of research and development employees working directly on specific features for certain customers. Maintenance and professional services gross profit increased by 44% to $18.8 million, with a corresponding increase in gross margin from 60% to 61%, for 2009.

Operating Expenses

	Year Ended December 31,
	2008		2009
		Percentage of		Percentage of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Sales and marketing	$30,774	50%	$28,534	41%	$(2,240)	(7)%
Research and development	15,876	26	16,625	24	749	5
General and administrative	12,074	20	11,405	17	(669)	(6)

Total operating expenses	$58,724	96%	$56,564	82%	$(2,160)	(4)%

Sales and Marketing. Sales and marketing expense decreased by 7%, or $2.2 million, during the year ended December 31, 2009. The decrease was primarily due to a $1.1 million reduction in marketing programs and a $1.0 million decrease in travel expenses, as a result of cost control measures implemented in response to the economic downturn in late 2008 and 2009.

Research and Development. Research and development expense increased by 5%, or $0.7 million, during the year ended December 31, 2009. This increase was primarily due to a $1.4 million increase in personnel costs, primarily resulting from an increase in research and development headcount, and a $0.3 million increase in stock-based compensation expense, partially offset by a $1.4 million decrease in personnel costs that were allocated to cost of revenue as a result of an increase in the number of research and development employees working directly on specific features for certain customers. Our number of full-time research and development employees increased from 91 at December 31, 2008 to 115 at December 31, 2009 as we continued to invest in research and development.

General and Administrative. General and administrative expense decreased by 6%, or $0.7 million, during the year ended December 31, 2009. This decrease was primarily attributable to a $0.6 million reduction in outside consulting expenses during 2009, as part of our cost control measures.

Loss from Operations

We incurred a loss from operations of $5.1 million for the year ended December 31, 2009, compared to a loss from operations of $10.4 million in 2008. The decrease in loss from operations is a result of the $3.2 million increase in gross profit and the $2.2 million decrease in total operating expenses described above.

Other (Income) Expense

	Year Ended December 31,
	2008		2009
		Percentage of		Percentage of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Interest income	$(173)	* %	$(39)	* %	$134	(77)%
Interest expense	521	1	1,398	2	877	168
Change in fair value of preferred stock warrants	(426)	(1)	110	*	536	NM

Total other (income) expense	$(78)	* %	$1,469	2%	$1,547	NM

* Less than 1%
NM=Not meaningful

The decrease in interest income for the year ended December 31, 2009 was due to lower interest rates earned on borrowings, despite higher cash balances during 2009. Interest expense increased 168%, or $0.9 million, for the year ended December 31, 2009 due to interest incurred on the ORIX Loan. We expect interest expense to decrease in future periods as a result of our repayment of all amounts outstanding under the ORIX Loan with a portion of the net proceeds of this offering.

The fair value of preferred stock warrants increased $0.5 million in 2009 as a result of the increase in the estimated fair value of the company as of December 31, 2009. Upon the completion of this offering, all outstanding shares of our convertible preferred stock will automatically convert to common stock and our results of operations will no longer be impacted by these warrants.

Provision for Income Taxes

Provision for income tax was $1.3 million for the year ended December 31, 2009, compared to $1.0 million in 2008. The income tax provision relates primarily to foreign taxes. Changes in our taxes are due primarily to the change in the mix of earnings by jurisdiction. We also incurred an income tax expense of $0.1 million in 2009 related to the sale of a subsidiary. The annual tax rate was negative for 2008 and 2009, which is primarily due to historical losses in the United States, for which we have continued to record a full valuation against our U.S. deferred taxes.

Comparison of Years Ended December 31, 2007 and 2008

Revenue

	Year Ended December 31,
	2007		2008
		Percentage of		Percentage of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Revenue by Type:
Licenses	$46,328	75%	$40,121	65%	$(6,207)	(13)%
Maintenance and professional services	15,272	25	21,708	35	6,436	42

Total revenue	$61,600	100%	$61,829	100%	$229	0%

Revenue by Geography:
Americas	$34,070	55%	$32,954	53%	$(1,116)	(3)%
EMEA	19,611	32	21,078	34	1,467	7
APAC	7,919	13	7,797	13	(122)	(2)

Total revenue	$61,600	100%	$61,829	100%	$229	0%

Total revenue for the year ended December 31, 2008 was $61.8 million, which was substantially unchanged from 2007. However, deferred revenue grew by $6.5 million in 2008, compared to a decline of $7.5 million in 2007. The deferred revenue growth in 2008 was attributable to deferred revenue acquired in connection with the acquisitions of M6 and Sylantro, as well as increased sales of BroadWorks licenses and related maintenance and professional services.

Total revenue from the Americas for the year ended December 31, 2008 decreased by 3%, or $1.1 million, compared to 2007. Deferred revenue from the Americas grew by $5.7 million in 2008, compared to a decline of $6.0 million in 2007. EMEA total revenue for the year ended December 31, 2008 increased by 7%, or $1.5 million, compared to 2007. EMEA deferred revenue declined by $2.3 million in 2008, compared to a decline of $0.4 million in 2007. APAC total revenue for the year ended December 31, 2008 was substantially unchanged compared to 2007. APAC deferred revenue grew by $3.1 million in 2008, compared to a decline of $1.1 million in 2007.

License Revenue

License revenue for the year ended December 31, 2008 decreased by 13%, or $6.2 million, to $40.1 million, and deferred license revenue grew by $2.2 million for the year ended December 31, 2008, compared to a decline of $9.7 million in 2007. The change in license revenue in 2008 includes a $0.6 million increase related to M6 and Sylantro, as a result of the acquisition of these businesses during 2008.

Maintenance and Professional Services Revenue

Maintenance and professional services revenue for the year ended December 31, 2008 increased by 42%, or $6.4 million, to $21.7 million. Deferred maintenance and professional services revenue grew by $4.3 million in 2008, compared to growth of $2.2 million in 2007. The increase in recognized and deferred revenue was the result of growth in our installed base of customers and licenses, including a $1.3 million increase in maintenance and professional services revenue attributable to M6, which was acquired in 2008.

Cost of Revenue and Gross Profit

	Year Ended December 31,
	2007		2008
		Percentage of		Percentage of	Period-to-Period
		Related		Related	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Cost of Revenue:
Licenses (1)	$5,299	11%	$4,818	12%	$(481)	(9)%
Maintenance and professional services	7,270	48	8,649	40	1,379	19

Total cost of revenue	$12,569	20%	$13,467	22%	$898	7%

Gross Profit:
Licenses (1)	$41,029	89%	$35,303	88%	$(5,726)	(14)%
Maintenance and professional services	8,002	52	13,059	60	5,057	63

Total gross profit	$49,031	80%	$48,362	78%	$(669)	(1)%

(1)	Includes amortization of intangibles aggregating $400 for 2007 and $414 for 2008.

For the year ended December 31, 2008, our gross profit declined by 1%, or $0.7 million, to $48.4 million. Gross profit as a percentage of revenue declined from 80% to 78% from 2007 to 2008.

License cost of revenue decreased by 9% to $4.8 million during 2008. The decrease in license cost of revenue was primarily due to a decrease in royalty expense, particularly related to the database technology we embed in our software. However, as a result of the reduction in license revenue and the associated increase in deferred revenue, license gross profit declined 14% to $35.3 million for 2008. License gross margin declined from 89% to 88% from 2007 to 2008.

Maintenance and professional services cost of revenue increased by 19%, or $1.4 million, during 2008. The increase in maintenance and services cost of revenue was primarily due to a $0.4 million increase in personnel costs related to the M6 acquisition and a $0.1 million increase in royalties for third-party software maintenance. Maintenance and professional services gross profit increased by 63%, or $5.1 million, during 2008.

The decrease in total gross profit percentage in 2008 from 2007 was primarily due to the change in revenue mix toward maintenance and professional services revenue, which offers lower gross profit margins than license revenue. This change during 2008 was primarily a result of the recognition in 2007 of a significant amount of previously deferred revenue.

Operating Expenses

	Year Ended December 31,
	2007		2008
		Percentage of		Percentage of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Sales and marketing	$26,431	43%	$30,774	50%	$4,343	16%
Research and development	12,763	21	15,876	26	3,113	24
General and administrative	10,295	17	12,074	20	1,779	17

Total operating expenses	$49,489	81%	$58,724	96%	$9,235	19%

Sales and marketing. Sales and marketing expense increased by 16%, or $4.3 million, during the year ended December 31, 2008. This increase was primarily due to a $3.1 million increase in personnel costs, as we increased headcount during 2008, and a $0.2 million increase in stock-based compensation. Our number of full-time sales and marketing employees increased from 94 at December 31, 2007 to 103 at December 31, 2008. The increase in sales and marketing expense during 2008 also includes a $0.5 million increase in consulting expenses.

Research and development. Research and development expense increased by 24%, or $3.1 million, during the year ended December 31, 2008. This increase was primarily due to a $1.9 million increase in personnel costs as we increased headcount and a $0.2 million increase in stock-based compensation. Our number of full-time research and development employees increased from 88 at December 31, 2007 to 91 at December 31, 2008 as we continued to invest in research and development.

General and administrative. General and administrative expense increased by 17%, or $1.8 million, during the year ended December 31, 2008. This increase was primarily due to a $0.8 million increase in personnel costs and a $0.8 million increase in stock-based compensation expense.

Loss from Operations

We incurred a loss from operations of $10.4 million for the year ended December 31, 2008, compared to a loss from operations of $0.5 million in 2007. The increase in loss from operations is primarily attributable to the $9.2 million increase in operating expenses described above and a decrease in gross profit of $0.7 million.

Other (Income) Expense

	Year Ended December 31,
	2007			2008
		Percentage of			Percentage of		Period-to-Period
		Total			Total		Change
	Amount	Revenue		Amount	Revenue		Amount	Percentage
	(Dollars in thousands)

Interest income	$(265)	*	%	$(173)	*	%	$92	(35)%
Interest expense	324	1		521	1		197	61
Change in fair value of preferred stock warrants	220	*		(426)	(1)		(646)	NM

Total other (income) expense	$279	*	%	$(78)	*	%	$(357)	NM

* Less than 1%
NM = Not meaningful

The decrease in interest income for the year ended December 31, 2008 was due to lower average cash balances during 2008 and decline in interest rates. Interest expense increased for the year ended December 31, 2008 due to higher average borrowings during 2008, including interest expense on the ORIX Loan in the last quarter of 2008.

The fair value of preferred stock warrants decreased $0.4 million in 2008 as a result of the decline in the estimated fair value of the company as of December 31, 2008.

Provision for Income Taxes

Provision for income tax was $1.0 million for the year ended December 31, 2008, which was substantially unchanged from 2007. The income tax provision relates primarily to foreign taxes. The annual tax rate was negative for 2007 and 2008, which is primarily due to historical losses in the United States, for which we have continued to record a full valuation against our U.S. deferred taxes.

Quarterly Results of Operations

The tables below show our unaudited consolidated quarterly results of operations for each of our eight most recently completed quarters, as well as the percentage of total revenue (or, for cost of revenue line items only, the percentage of the related revenue type) for each line item shown. This information has been derived from our unaudited financial statements, which, in the opinion of management, have been prepared on the same basis as our audited financial statements and include all adjustments, consisting of normal recurring adjustments and accruals, necessary for the fair presentation of the financial information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,
	2008	2008	2008	2008	2009	2009	2009	2009
	(Unaudited)
	(In thousands)

Statements of Operations Data:
Revenue:
Licenses	$10,344	$10,039	$7,835	$11,903	$7,066	$10,001	$10,170	$10,705
Maintenance and professional services	4,729	5,084	5,626	6,269	6,594	7,731	8,024	8,596

Total revenue	15,073	15,123	13,461	18,172	13,660	17,732	18,194	19,301
Cost of revenue:
Licenses (1)	1,163	1,260	1,198	1,197	1,323	1,351	1,235	1,323
Maintenance and professional services	2,058	2,105	2,181	2,305	2,908	3,634	3,016	2,584

Total cost of revenue	3,221	3,365	3,379	3,502	4,231	4,985	4,251	3,907

Gross profit	11,852	11,758	10,082	14,670	9,429	12,747	13,943	15,394
Operating expenses:
Sales and marketing	7,305	8,604	7,968	6,897	7,091	7,503	7,034	6,906
Research and development	3,865	3,914	4,005	4,092	4,192	4,090	3,864	4,479
General and administrative	2,724	3,275	2,562	3,513	2,801	3,077	2,683	2,844

Total operating expenses	13,894	15,793	14,535	14,502	14,084	14,670	13,581	14,229

(Loss) income from operations	(2,042)	(4,035)	(4,453)	168	(4,655)	(1,923)	362	1,165
Other (income) expense	(194)	26	100	(10)	334	337	339	459

(Loss) income before income taxes	(1,848)	(4,061)	(4,553)	178	(4,989)	(2,260)	23	706
Provision for income taxes	320	252	86	294	245	383	373	332

Net (loss) income	$(2,168)	$(4,313)	$(4,639)	$(116)	$(5,234)	$(2,643)	$(350)	$374
Net loss attributable to noncontrolling interest	—	—	—	—	(1)	(1)	(1)	(1)

Net income (loss) attributable to BroadSoft, Inc.	$(2,168)	$(4,313)	$(4,639)	$(116)	$(5,233)	$(2,642)	$(349)	$375

(1) Includes amortization of intangibles as follows:

	$100	$100	$104	$110	$210	$210	$210	$170

	Three Months Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,
	2008	2008	2008	2008	2009	2009	2009	2009
	(Unaudited)

Statements of Operations:
Revenue:
Licenses	69%	66%	58%	66%	52%	56%	56%	55%
Maintenance and professional services	31	34	42	34	48	44	44	45

Total revenue	100%	100%	100%	100%	100%	100%	100%	100%

Cost of revenue:
Licenses (as a % of license revenue)	11%	13%	15%	10%	19%	14%	12%	12%
Maintenance and professional services (as a % of maintenance and professional services revenue)	44	41	39	37	44	47	38	30

Total cost of revenue	21	22	25	19	31	28	23	20

Gross margin	79	78	75	81	69	72	77	80
Operating expenses:
Sales and marketing	48	57	59	38	52	42	39	36
Research and development	26	26	30	23	31	23	21	23
General and administrative	18	22	19	19	21	17	15	15

Total operating expenses	92	105	108	80	104	82	75	74

(Loss) income from operations	(13)	(27)	(33)	1	(35)	(10)	2	6
Other (income) expense	(1)	—	1	—	2	2	2	2

Income (loss) before income taxes	(12)	(27)	(34)	1	(37)	(12)	—	4
Provision for income taxes	2	2	1	2	2	2	2	2

Net income (loss)	(14)	(29)	(35)	(1)	(39)	(14)	(2)	2
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—
Net income (loss) attributable to BroadSoft, Inc.	(14)%	(29)%	(35)%	(1)%	(39)%	(14)%	(2)%	2%

	As of and for the Three Months Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,
	2008	2008	2008	2008	2009	2009	2009	2009
	(Unaudited)
	(In thousands)

Additional Key Metrics
Cash and cash equivalents	$6,703	$5,481	$17,556	$14,353	$16,778	$18,057	$20,904	$22,869
Total deferred revenue	13,311	16,828	15,668	21,179	25,133	27,584	31,089	40,047
Increase (decrease) in total deferred revenue	(1,375)	3,517	(1,160)	5,511	3,954	2,451	3,505	8,958
Cash (used in) provided by operating activities	(2,789)	(6,975)	(261)	4,492	2,998	2,489	4,003	937

Variability in Quarterly Results

Our quarterly results vary significantly as a result of many factors, many of which are outside our control. These factors include customer ordering practices and deployment cycles, the impact of deferred revenue and general economic conditions. In addition, increased customer purchases at year-end have generally positively impacted sales activity in the fourth quarter, which can result in fewer customer orders in the first quarter. Results of operations during the third quarter of 2008 were adversely impacted as a result of the global economic downturn. Results of operations in the first quarter of 2009 were affected by increases in deferred revenue and the impact of seasonal factors that typically adversely impact our first quarter sales. Our historical results should not be considered a reliable indicator of our future results of operations.

Our total quarterly revenue has generally increased, with revenue increasing from $13.5 million in the quarter ended September 30, 2008 to $19.3 million in the quarter ended December 31, 2009. Our increase in quarterly revenue is mainly due to the increase in maintenance and professional services revenue. The increases in maintenance revenue are primarily due to increases in the total number of software licenses sold to customers and the high percentage of renewal agreements for post-contract maintenance and support, including customer relationships acquired through the M6 and Sylantro acquisitions. The increase in professional services revenue is a result of an increase in the demand for our professional services from customers using our software.

Gross margin has fluctuated on a quarterly basis primarily due to changes in revenue and deferred revenue and shifts in the mix of sales between licenses, maintenance and professional services. In 2008, license gross margin fluctuated on a quarterly basis as expenses remained relatively unchanged for each quarter, but license revenue fluctuated due to the reasons discussed above. However, in 2009, license gross margin increased each sequential quarter as license revenue increased and expenses decreased during the third and fourth quarters. Maintenance and professional services gross profit increased sequentially in each of the eight quarters presented due to maintenance and professional services revenue increasing each quarter without a proportionate increase in related costs.

Liquidity and Capital Resources

Resources

We funded our operations from 1999 through 2008 primarily with approximately $70.9 million of cash proceeds from issuances of preferred stock and, to a lesser extent, borrowings under credit facilities. Since the beginning of 2009, we have funded our operations principally with cash provided by operating activities, which has resulted primarily from growth in revenue and deferred revenue.

Cash, Cash Equivalents and Working Capital

The following table presents a summary of our cash and cash equivalents, accounts receivable, working capital and cash flows for the periods indicated.

	As of and for the Year Ended
	December 31,
	2007	2008	2009
	(In thousands)

Cash and cash equivalents	$10,717	$14,353	$22,869
Accounts receivable, net	15,804	21,413	25,471
Working capital	3,200	5,918	2,924
Cash provided by (used in):
Operating activities	(3,679)	(5,011)	10,427
Investing activities	(1,412)	(8,776)	694
Financing activities	9,148	17,597	(2,684)

Our cash and cash equivalents at December 31, 2009 were held for working capital purposes and were invested primarily in demand deposit accounts or money market funds. We do not enter into investments for trading or speculative purposes. Restricted cash, which totaled $0.6 million at December 31, 2009 and is not included in cash and cash equivalents, consists primarily of certificates of deposit that secure letters of credit related to operating leases for office space.

Operating Activities

For the year ended December 31, 2009, operating activities provided $10.4 million in cash, primarily as a result of a net loss of $7.9 million that was offset by an $18.9 million increase in deferred revenue, which was attributable primarily to increased sales of our software, and non-cash items, such as depreciation and amortization of $2.2 million, amortization of software licenses of

$1.8 million and stock-based compensation expense of $3.6 million. Cash provided by operating activities was adversely impacted by a $4.1 million increase in accounts receivable resulting from increased sales activity and a $3.5 million decrease in accounts payable and other liabilities primarily due to the payment of liabilities incurred through the acquisition of M6 and Sylantro.

For the year ended December 31, 2008, operating activities used $5.0 million in cash, primarily as a result of a net loss of $11.2 million that was partially offset by a $2.5 million increase in deferred revenue (exclusive of deferred revenue acquired through acquisitions) and non-cash items, such as depreciation and amortization of $1.7 million, amortization of software licenses of $2.2 million and stock-based compensation expense of $2.9 million. Cash used in operating activities was adversely impacted by a $1.6 million increase in accounts receivable (exclusive of accounts receivable acquired through acquisitions) resulting from increased sales activity and a $0.7 million decrease in accounts payable.

For the year ended December 31, 2007, operating activities used $3.7 million in cash as a result of a net loss of $1.8 million and a $7.5 million decrease in deferred revenue that was attributable primarily to the recognition of a significant amount of revenue during 2007 that had been deferred between 2004 and 2006, partially offset by non-cash items, such as depreciation and amortization of $1.5 million, amortization of software licenses of $2.1 million and stock-based compensation expense of $1.7 million.

Investing Activities

Our investing activities have consisted primarily of purchases of property and equipment, as well as business acquisitions.

For the year ended December 31, 2009, net cash provided by investing activities was $0.7 million, consisting of $0.8 million of cash received in connection with our acquisition of Packet Island, which we acquired for stock, and the release of restricted cash of $0.7 million, partially offset by the purchase of property and equipment of $0.8 million.

For the year ended December 31, 2008, net cash used in investing activities was $8.8 million, consisting primarily of $6.4 million for the acquisition of third-party software, $1.3 million for the purchases of property and equipment, $0.6 million for new certificates of deposit that are securing letters of credit and $0.5 million for net assets acquired in the acquisitions of M6 and Sylantro.

For the year ended December 31, 2007, net cash used in investment activities was $1.4 million, consisting primarily of purchases of property and equipment.

Financing Activities

For the year ended December 31, 2009, net cash used in financing activities was $2.7 million, consisting primarily of the repayment of outstanding indebtedness.

For the year ended December 31, 2008, net cash provided by financing activities was $17.6 million, consisting primarily of $15.0 million of proceeds from the ORIX Loan and $6.4 million of debt incurred in connection with our purchase of third-party software, partially offset by net debt repayments of $4.0 million.

For the year ended December 31, 2007, net cash provided by financing activities was $9.1 million, consisting primarily of $9.9 million of net proceeds from the issuance of Series D redeemable convertible preferred stock, $0.3 million from the exercise of outstanding warrants and $0.3 million from the exercise of stock options, partially offset by debt repayments of $1.4 million.

Credit Facilities

Bank of America Installment Loan

We have an installment loan with Bank of America, in the original principal amount of $6.4 million, to finance the payment of a one-time license and maintenance fee in connection with our license of certain third-party software. The interest rate on the loan is fixed at 4.0%. The loan provides for scheduled quarterly principal repayments of $0.4 million with the final principal payment due on April 1, 2012. As of December 31, 2009, the liability for the installment bank loan was approximately $3.5 million.

ORIX Loan

On September 26, 2008, we entered into a $15.0 million Loan and Security Agreement with ORIX, which we refer to as the ORIX Loan. As amended to date, the ORIX Loan requires 42 equal monthly principal payments of approximately $0.4 million beginning in April 2010 and the loan matures in September 2013. Borrowing under this agreement bears interest at a rate equal to 3% plus the greater of (a) the prime rate and (b) the LIBOR rate plus 2.5%, provided that in no event will the interest rate on the ORIX Loan be less than 7.0% per annum. The effective interest rate for the year ended December 31, 2009 was 7.0%. The balance outstanding under this agreement at December 31, 2009 was $15.0 million. We intend to use a portion of the net proceeds of this offering to repay the outstanding balance under the ORIX Loan and to terminate the ORIX Loan.

Operating and Capital Expenditure Requirements

We believe the net proceeds from this offering, together with the cash generated from operations, our cash balances and interest income we earn on these balances will be sufficient to meet our anticipated cash requirements through at least the next 12 months. In the future, we expect our operating and capital expenditures to increase as we increase headcount, expand our business activities, grow our customer base and implement and enhance our information technology and enterprise resource planning system. As sales grow, we expect our accounts receivable balance to increase. Any such increase in accounts receivable may not be completely offset by increases in accounts payable and accrued expenses, which would likely result in greater working capital requirements.

If our available cash balances and net proceeds from this offering are insufficient to satisfy our liquidity requirements, we may seek to sell equity or convertible debt securities or enter into a credit facility. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of convertible debt securities, these securities could contain covenants that would restrict our operations. We may require additional capital beyond our currently anticipated amounts. Additional capital may not be available on reasonable terms, or at all.

Our estimates of the period of time through which our financial resources will be adequate to support our operations and the costs to support research and development and our sales and marketing activities are forward-looking statements and involve risks and uncertainties and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in the section “Risk Factors” of this prospectus. We have based our estimates on assumptions that may prove to be wrong and we could utilize our available capital resources sooner than we currently expect.

Our short- and long-term capital requirements will depend on many factors, including the following:

•	our ability to generate cash from operations;

•	our ability to control our costs;

•	the emergence of competing or complementary technological developments;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights or participating in litigation-related activities; and

•	the acquisition of businesses, products and technologies.

Contractual Obligations

We have contractual obligations for non-cancelable office space, notes payable and redeemable preferred stock. The following table discloses aggregate information about our contractual obligations and periods in which payments are due as of December 31, 2009:

	Payment Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(In thousands)

Operating lease obligations	$2,214	$1,032	$804	$378	$—
ORIX Loan (1)	15,000	3,214	8,572	3,214	—
Bank of America installment loan	3,475	1,124	2,351	—	—
Other borrowings	198	198	—	—	—
Other long-term liabilities	950	449	501	—	—
Series A redeemable preferred stock (2)	4,320	4,320	—	—	—

	$26,157	$10,337	$12,228	$3,592	$—

(1)	We intend to repay this loan in full using a portion of the net proceeds of this offering.

(2)	We intend to use a portion of the net proceeds of this offering to redeem the Series A redeemable preferred stock.

The amounts in the table above do not include contingent payments potentially payable to GENBAND in connection with our acquisition of M6. Pursuant to the terms of the acquisition agreement, we are required to make a payment to GENBAND equal to 15% of annual qualifying sales related to M6 for three years from the acquisition date of August 27, 2008. In the first year following the acquisition, we incurred an obligation of $0.6 million pursuant to this requirement.

Off-Balance Sheet Arrangements

As of December 31, 2009, we did not have any significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risk related to changes in interest rates and foreign currency exchange rates. We do not use derivative financial instruments for speculative, hedging or trading purposes, although in the future we may enter into interest rate or exchange rate hedging arrangements to manage the risks described below.

Interest Rate Risk

We maintain a short-term investment portfolio consisting mainly of highly liquid short-term money market funds, which we consider to be cash equivalents. Our restricted cash consists primarily of certificates of deposit that secure letters of credit related to operating leases for office space. These securities and investments earn interest at variable rates and, as a result, decreases in market interest rates would generally result in decreased interest income. Our borrowings under the ORIX

Loan are at variable rates and, as a result, increases in market interest rates would generally result in increased interest expense on outstanding borrowings.

We have performed sensitivity analyses to determine how changes in market interest rates would affect our net loss before income taxes. These analyses reflect the expected net change to interest income on our cash equivalents and restricted cash and interest expense on our ORIX Loan, which accrues interest at a variable rate, that would result from a hypothetical 1% change in market interest rates. All of our other debt instruments accrue interest at fixed rates. Therefore, changes in market interest rates under these instruments would not impact our results of operations. A 1% change in interest rates would have changed our annual loss before income taxes by approximately $0.1 and $0.2 million for December 31, 2008 and 2009, respectively. The analyses described above are inherently limited in that they reflect a singular, hypothetical set of assumptions and actual market movements may vary significantly from our assumptions.

Foreign Currency Exchange Risk

With international operations, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and if our exposure increases, adverse movement in foreign currency exchange rates would have a material adverse impact on our financial results. Historically, our primary exposures have been related to non-U.S. dollar denominated operating expenses in Canada, Europe and the APAC region. As a result, our results of operations would generally be adversely affected by a decline in the value of the U.S. dollar relative to these foreign currencies. However, based on the size of our international operations and the amount of our expenses denominated in foreign currencies, we would not expect a 10% decline in the value of the U.S. dollar from rates on December 31, 2009 to have a material effect on our financial position or results of operations. Substantially all of our sales contracts are currently denominated in U.S. dollars. Therefore, we have minimal foreign currency exchange risk with respect to our revenue.

Recent Accounting Pronouncements

Business combinations and noncontrolling interests. On January 1, 2009, we adopted the authoritative guidance issued by the Financial Accounting Standards Board, or the FASB, on business combinations. The guidance addresses the manner in which the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired business. This guidance also provides standards for recognizing and measuring the goodwill acquired in the business combination and for disclosure of information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance applies prospectively to business combinations with an acquisition date on or after the date the guidance became effective. Our acquisition of Packet Island, Inc. on October 19, 2009 was accounted for under this guidance.

In April 2009, the FASB issued guidance relating to accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. This pronouncement amends the guidance on business combinations to clarify the initial and subsequent recognition, subsequent accounting and disclosure of assets and liabilities arising from contingencies in a business combination. This pronouncement requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value, as determined in accordance with guidance for fair value measurements, if the acquisition-date fair value can be reasonably estimated. If the acquisition-date fair value of an asset or liability cannot be reasonably estimated, the asset or liability would be measured at the amount that would be recognized in accordance with the accounting guidance for contingencies. This pronouncement became effective as of January 1, 2009, and the provisions of the pronouncement are applied prospectively to business combinations with an acquisition date on or after the date the guidance became effective. The adoption of this pronouncement did not have a material impact on our financial position or results of operations.

Concurrent with the issuance of the new business combinations guidance, the FASB issued guidance on noncontrolling interests. This guidance which we applied prospectively as of January 1, 2009 (except for the presentation and disclosure requirements, which are being applied retrospectively to all periods presented), did not have a material impact on our results of operations, cash flows or financial position for the year ended December 31, 2009.

Intangible assets. On January 1, 2009, we adopted the authoritative guidance issued by the FASB which revises the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This guidance is intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under GAAP. This guidance applies prospectively to intangible assets that are acquired on or after January 1, 2009. The adoption of this guidance did not have a material impact on our consolidated financial statements.

Fair value measurements and disclosures. On January 1, 2009, we adopted authoritative guidance issued by the FASB on fair value measurements of nonfinancial assets and liabilities, other than non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), which already were subject to the FASB guidance. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued additional guidance on fair value measurements and disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants under current market conditions. The new guidance requires an evaluation of whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. If there has been a significant decrease in activity, transactions or quoted prices may not be indicative of fair value and a significant adjustment may need to be made to those prices to estimate fair value. Additionally, an entity must consider whether the observed transaction was orderly (that is, not distressed or forced). If the transaction was orderly, the obtained price can be considered a relevant, observable input for determining fair value. If the transaction is not orderly, other valuation techniques must be used when estimating fair value. This guidance, which we applied prospectively as of June 30, 2009, did not impact our results of operations, cash flows or financial position for the year ended December 31, 2009.

Recent Accounting Guidance Not Yet Adopted

Revenue recognition. In October 2009, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of current authoritative software revenue recognition guidance. Under the new guidance, when VSOE or third-party evidence of selling price is not available, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration based on the relative selling prices of the separate deliverables (the “relative selling price method”). The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of each deliverable’s selling price. The guidance also significantly expands related disclosure requirements. This standard is effective for us beginning January 1, 2010. We are continuing to evaluate the impact that the adoption of this guidance will have on our consolidated financial statements.

In October 2009, the FASB issued authoritative guidance on revenue recognition for arrangements that include software elements. Under the guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the scope of software revenue recognition guidance and will be subject to other relevant revenue recognition guidance. This guidance is effective for us beginning January 1, 2010. We do not believe the adoption of this guidance will have a material impact on our consolidated financial statements.

Fair value disclosures. In January 2010, the FASB issued guidance amending the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 inputs (quoted prices in active market for identical assets or liabilities) and Level 2 inputs (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires separate disclosure of purchases, sales, issuance, and settlements of assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). This standard is effective for us for all interim and year-end financial statements issued after January 1, 2010, except for the disclosure on the activities for Level 3 fair value measurements, which is effective for us for all interim and year-end financial statements issued after January 1, 2011. Other than requiring additional disclosures, adoption of this guidance will not have a material impact on our consolidated financial statements.

BUSINESS

Overview

We are the leading global provider of software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their Internet protocol-based, or IP-based, networks. Our software, BroadWorks, enables our service provider customers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted IP private branch exchanges, or PBXs, video calling, unified communications, or UC, collaboration and converged mobile and fixed-line services. For the year ended December 31, 2009, Infonetics Research, Inc., or Infonetics, a leading industry research firm, estimated that our global market share of multimedia application server software was approximately 33%. BroadWorks performs a critical network function by serving as the software element that delivers and coordinates voice, video and messaging communications through a service provider’s IP-based network. Service providers use BroadWorks to offer services that generate new revenue, reduce subscriber churn, capitalize on their investments in IP-based networks and help them migrate services from their legacy, circuit-based networks to their IP-based networks. We believe that we are well-positioned to enable service providers to capitalize on their IP-based network investments by efficiently and cost-effectively offering a broad suite of services to their end-users.

The market for communications services is changing. Enterprises and consumers are increasingly demanding new and better ways to communicate, including by voice, video, mobile, instant messaging and text messaging. Many of these users also seek greater features and functionality to enhance their experience with these types of communications. At the same time, enterprises and consumers are also demanding that their communications be flexible and cost-effective. We believe that in response, service providers are shifting toward providing cloud-based, real-time multimedia communications service offerings. The delivery of these services from legacy network infrastructure is difficult and impractical. As a result, many service providers are looking to software to enable their IP-based networks to deliver the communications services that their subscribers demand.

BroadWorks delivers and coordinates the enterprise, consumer, mobile and trunking communications applications that service providers offer through their IP-based networks. BroadWorks is installed on industry-standard servers, typically located in service providers’ data centers. It interoperates with service providers’ core networks, accesses other networks for interworking with end-users’ communications devices and connects to service providers’ support and billing systems.

We began selling BroadWorks in 2001. Over 425 service providers, located in more than 65 countries, including 15 of the top 25 telecommunications service providers globally as measured by revenue in the first three quarters of 2009, have purchased our software. We sell our products to service providers both directly and indirectly through distribution partners such as telecommunications equipment vendors, VARs and other distributors.

Industry

We believe telecommunications service providers are facing significant challenges to their traditional business models, including declining revenues in their legacy businesses, rapidly evolving customer communications demands and the need to generate returns on their increasing investments in IP-based networks. Historically, service providers derived much of their revenue from providing reliable voice and high speed data access. However, these legacy services have been increasingly commoditized as technological and regulatory changes have brought increased competition and lower prices. At the same time, enterprises and consumers have started to seek new and enhanced cloud-based communications services, such as hosted voice and multimedia communications, converged mobile and fixed-line services, video calling and collaboration. These new and enhanced services provide service providers with opportunities to counter falling legacy revenues and increase subscriber growth. Service providers are utilizing their existing IP-based networks to deliver these services. Although these IP-based networks were originally built to deliver high speed data, they are being configured, through the use of new network software, to efficiently enable the broader, richer services that their subscribers increasingly demand.

Demand for Voice and Multimedia Services

Service providers are delivering these services to enterprise and consumer customers. Enterprise subscribers include small, medium and large businesses, universities and governments and range in size from a few end-users to tens of thousands. Consumer subscribers include individuals and families purchasing communications services for their personal and residential use.

Enterprises

Enterprises require communication features and functionality that are varied and, in many cases, complex. For many years, four-digit dialing, multi-party conferencing and video conferencing have been common enterprise needs. Historically, enterprises have purchased voice and data access from service providers and deployed customer premises-based equipment, or CPE, such as private branch exchanges, or PBXs, to help deliver this functionality. Infonetics estimates that during 2009 enterprises spent over $7.7 billion on PBX equipment. Enterprises could avoid the costly purchase of CPE by obtaining these services directly from a service provider’s network, often called hosted services. However, enterprises frequently required greater features and functionality than could previously be delivered efficiently from service providers’ legacy voice networks.

As service providers further invest in their IP-based networks, they are able to enhance the quality and functionality of their cloud-based communications, which has enabled service providers to increase the volume of communications services delivered to customers as hosted offerings. Concurrently, we believe a number of trends are driving increased demand for cloud-based services, including:

•	Accelerating rate of technology change. Communications technology is evolving rapidly, with the frequent introduction of new devices and services and an increase in the number of ways people interact. Keeping pace with this change becomes difficult and expensive in a CPE-based environment where the investment to interoperate with new devices or provide new services must be fully borne by the enterprise. Furthermore, CPE vendors operate proprietary systems with typically higher prices and limited selection of end-point devices. As new services are added, equipment upgrades are often required and, unless the equipment of all constituents within the enterprise is upgraded, functionality can remain limited. Furthermore, as mobile and other communications services are increasingly integrated, the difficulty of using a CPE-based approach is compounded by the complexity of these additions. Cloud-based hosted services deliver communications services from the network itself, are centrally managed by the service provider and deliver uniform service across an enterprise. This increased efficiency and the ability of service providers to offer new services across their entire subscriber base also allows service providers to deliver services at lower cost.

•	Shift towards unified communications. UC is the integration of voice and video calling and conferencing with instant and text messaging, presence information, collaboration tools and e-mail. UC increases significantly the number of devices to be supported, the number of network interconnect points and the associated amount of required network integration. We also believe UC increases the pace at which enterprises will seek to introduce new services. CPE-based UC solutions can be complex, expensive and consume significant time and resources as compared to cloud-based solutions.

•	Increased acceptance of cloud-based services. Enterprises are increasingly obtaining mission-critical IT services, such as computing and storage, from the cloud. We believe the positive experiences and savings enterprises can achieve with cloud-based IT systems will drive enterprises to continue to move other important functions, such as communications services, into the cloud.

Consumers

Service providers have experienced a high degree of subscriber attrition, partially due to their limited ability to differentiate service offerings. To retain subscribers and introduce new revenue streams, service providers have bundled services into integrated packages. To date, bundled services have included voice, TV and internet services, with mobile increasingly included, and are commonly referred to as either “triple play” or “quad play.”

To further increase revenue and decrease subscriber churn, service providers are expanding beyond triple and quad play and are starting to offer services such as video calling, single number mobile and fixed-line dialing and messaging and integration with household devices, such as television set top boxes. At the same time, we believe that the proliferation of new devices, such as smart wireless phones and home video phones, is driving increased consumer demand for expanded service offerings. We believe that this trend has been accelerated by the emerging multimedia telephony, or MMTel, standard. Service providers are increasingly demanding MMTel in their IP telephony implementations so they can seamlessly offer multimedia telephony to their consumer subscribers.

As communications evolve from voice to multimedia, devices proliferate and modes of communications broaden, service providers are finding that services delivered to one category of subscriber, enterprise or consumer, are starting to drive demand for similar services in the other category. For example, consumers’ personal use of their smart wireless phones for varied modes of communications, such as instant messaging, or IM, e-mail and voice, can create expectations for multimedia and collaboration services within the enterprises where they work. Conversely, in the work context, when consumers experience converged mobile and fixed-line services, such as one number calling, find me/follow me, single unified voicemail, e-mail delivery of voicemail, etc., or video calling, they may seek similar services to use in their personal communications. In addition, the division between enterprise and consumer communications is blurring, as workforces become more mobile and people seek to work either part- or full-time from their homes. We believe that this dynamic increases overall demand for multimedia services and provides service providers opportunities to enable feature-rich services across their subscriber bases.

Challenges in Enabling Multimedia Services on IP-based Networks

Historically, applications such as voice messaging, call forwarding and call waiting were delivered from within the core network by network elements, such as legacy Class 5 and softswitches. These applications were voice-focused, limited in nature and changed infrequently. We believe that, as service providers look to rapidly introduce new services, many of which include multimedia and not merely voice communications, they require network elements that are capable of:

•	Coordinating delivery of a large and rapidly increasing number of applications. Each new application requires coordination within the service provider’s network to ensure that the application is authorized, appropriately charged for and delivered in a way that is appropriate to the end-user based on the device and user preferences.

•	Operating across heterogeneous network elements and devices. Most service providers’ networks consist of network equipment and software from multiple vendors. In addition, service providers’ subscribers and end-users operate a variety of devices. New applications must seamlessly navigate these varied network elements and devices without impacting functionality.

•	Ensuring high levels of reliability and quality. Service providers and their subscribers are accustomed to a high level of reliability and quality and expect similar levels of reliability and quality from new applications.

•	Efficiently scaling as more subscribers are added. As more subscribers purchase applications and service providers acquire new subscribers, service providers need to be able to efficiently add capacity without increasing complexity.

It is no longer efficient for the responsibility of application delivery to reside in network elements such as softswitches. These elements are dedicated to other crucial network roles, are not designed to deliver multimedia applications and are typically limited in the number of network elements with which they interact. In addition, because these network elements are generally dispersed throughout a service provider’s network, deploying, scaling and managing these multimedia services through these network elements is even more difficult.

The BroadSoft Solution

To meet these challenges, many service providers are deploying a separate voice and multimedia application server that is specifically designed to deliver multimedia services as part of their network architecture. A voice and multimedia application server is the dedicated network software element that delivers and coordinates voice, video and messaging communications. In addition, many service providers are shifting their networks toward new all-IP-based network architectures, such as IP Multimedia Subsystem, or IMS. Within these new all-IP architectures, the application server is a defined function or layer.

BroadWorks is the industry’s leading voice and multimedia application server. BroadWorks is installed on industry-standard servers, typically located in service providers’ data centers. As illustrated below, BroadWorks utilizes well-defined interfaces to interoperate with service providers’ core networks, accesses other networks for interworking with end-users’ communications devices and connects to service providers’ support and billing systems for management and charging functions.

We believe that we are well-positioned to enable service providers to capitalize on their IP-based network investments by efficiently and cost-effectively offering a broad suite of essential and value-added services to their end-users. BroadWorks provides service providers several key advantages when they offer voice and multimedia services on their IP-based networks, including:

•	Rapid delivery of enterprise and consumer multimedia services from a single platform. We believe BroadWorks provides the most extensive set of features and applications available on a single platform for fixed-line, mobile and cable broadband access networks, for both enterprise and consumer applications. We currently offer more than 150 licensable applications, such as custom ringback, conferencing, call centers, unified messaging and simultaneous ringing. As our customers and their subscribers demand additional applications, we believe the breadth of our existing applications, our commitment to innovation and our Xtended Web 2.0 APIs, which we describe below, all position us to continue offering cost-effective, feature-rich applications to meet our customers’ needs.

•	Demonstrated carrier adoption globally across many service provider networks. Over 425 service providers in more than 65 countries have purchased our software, including 15 of the top 25 telecommunications service providers globally.

•	Broad interoperability across network equipment vendors, network architectures and devices. BroadWorks interoperates with all significant network architectures (such as IMS and Next Generation Network, or NGN, architectures), access types, infrastructures and protocols.

Service providers are able to migrate their BroadWorks implementation from pre-IMS to IMS with a simple feature change within our software. In addition, BroadWorks integrates and interoperates with the major network equipment vendors’ core network solutions. We believe this independence helps service providers implement innovative multimedia application server functions in a cost-effective manner because BroadWorks can be deployed without expensive, complex collateral changes to service providers’ networks. BroadWorks is presently deployed in service provider networks consisting of each of the major vendor’s pre-IMS and IMS core technologies.

•	Extensive technology and device partner ecosystem. BroadWorks interoperates with more than 450 devices, including approximately 250 CPE devices, such as IP phones, computer-based soft-phones, conferencing devices, IP gateways, mobile phones and consumer electronics. We work closely with CPE vendors to create a positive overall end-user experience with simplified provisioning, troubleshooting, enhanced feature functionality and synchronized device and server state. In addition, BroadWorks session initiation protocol, or SIP, trunking interoperates with most of the major IP PBX offerings.

•	Scalable architecture and carrier-grade reliability. Our applications are designed to scale to support hundreds of millions of subscribers. With our innovative geographic redundancy solution, BroadWorks can be deployed in a fault-tolerant architecture that has achieved a carrier-grade system availability of greater than 99.999%. In addition, we were recently awarded TL 9000 certification for our quality management system.

•	Leadership in emerging standards and requirements. We are actively involved in the development of the IMS, SIP and MMTel standards, as well as several other standards that we expect to shape our market in the future. BroadWorks is the application server supporting what we believe to be the world’s largest IMS deployment based on the number of subscribers. Furthermore, as of December 31, 2009, we have shipped over 7.8 million IMS voice over IP subscriber lines. These lines represent 48% of the 16.8 million total lines we have shipped. We were also instrumental in founding the SIPConnect working group of the SIPForum, an industry forum promoting the SIP protocol. We believe this technology leadership, together with our work with industry standards organizations, allows us to anticipate emerging standards and will help us shape future industry practices.

Strategy

Our goal is to strengthen our position as the leading global provider of multimedia application servers by enabling service providers to increase revenue opportunities by delivering feature-rich services to their enterprise and consumer subscribers and to leverage their investment in IP-based networks. Key elements of our strategy include:

•	Extend our technology leadership and product depth and breadth. We intend to provide an industry-leading solution through continued focus on product innovation and substantial investment in research and development for new features, applications and services. In 2009, we delivered approximately 300 new features and in 2010 we plan to deliver additional new features, including additional mobile business applications, voice and text messaging over long term evolution, or LTE, a rich communications suite, or RCS, applications for presence awareness and instant messaging and cloud-based web collaborations. We believe our ability to innovate is advanced by feedback gathered from our extensive customer relationships, allowing us to better meet our customers’ needs and anticipate market demand.

•	Drive revenue growth by:

•	Assisting our current service provider customers to sell more of their currently-deployed BroadWorks-based services. We support our service provider customers by regularly offering enhanced and new features to their current applications as well as providing tools and training to help them market their services to subscribers. As an example, we provide training and marketing materials to our customers’ sales and marketing teams to assist them in selling services based on BroadWorks.

•	Selling new applications and features to our current service provider customers. Although our initial engagement with a service provider may be for a single initiative or business unit, once BroadWorks is implemented by a service provider, we believe that we are well-positioned to sell additional applications and features to that service provider.

•	Continuing to acquire new customers. Our customers are located around the world and include 15 of the top 25 telecommunications service providers globally. We believe we are well positioned to grow, both by adding customers in regions where we already have a strong presence and also by expanding our geographic footprint. We also intend to penetrate more deeply into some types of service provider customers, such as additional cable and mobile service providers.

•	Pursue selected acquisitions and collaborations that complement our strategy. To date, we have successfully completed several acquisitions and have also collaborated with a number of industry-leading companies on technology initiatives. We intend to continue to pursue acquisitions and collaborations where we believe they are strategic to strengthen our leadership position.

Products

BroadWorks enables service providers to offer their subscribers a comprehensive portfolio of enterprise and consumer communications services from a common network platform. We typically license BroadWorks on a per-subscriber, per-feature basis and we can deploy it in a variety of network configurations, matching the needs of fixed-line, mobile and cable service providers.

BroadSoft Enterprise Applications

Hosted Unified Communications

Hosted unified communications enables service providers to offer enterprises advanced IP PBX and UC features through a hosted service rather than through premises-based equipment, such as PBXs. As enterprise needs become more complex and as enterprise budgets are more closely controlled, we believe that enterprise demand for cost-effective and feature-rich applications such as multimedia, mobility and UC is growing. We also believe that the delivery of advanced IP PBX and UC features in a cloud-based hosted model is simpler to implement and more cost efficient for both the service provider and enterprise customer than premises-based alternatives.

The advanced IP PBX and UC features we offer to enterprises through BroadWorks’ hosted unified communications application include:

•	PBX functionality such as call control, call waiting, call forwarding and conference calling, in each case across multiple locations;

•	real-time multimedia communications support for voice and video calling;

•	integration of offerings across fixed and mobile devices and networks;

•	integrated voice, video and fax messaging;

•	enhanced features such as auto attendants, call centers and conferencing;

•	UC features, such as presence awareness, IM and e-mail integration and collaboration;

•	quality of service monitoring and reporting;

•	open APIs for third-party application development that complement the core call control functionality;

•	clients, which are devices and software that request information, for feature control and administration;

•	regulatory functions such as emergency calling (E911) and lawful intercept (CALEA); and

•	geographic redundancy and disaster recovery.

SIP Trunking

BroadWorks’ SIP trunking enables service providers to provide IP interconnectivity and additional services to enterprises that already have CPE-based IP PBXs, PBXs and/or video endpoints. With SIP trunking, service providers are able to bundle voice, which interconnects to either circuit or IP-based networks, and data over a single converged IP pipe, creating a more economical offering than can be achieved with separate voice and data connections. We believe that BroadWorks-powered service providers can differentiate their SIP trunking service offerings and increase revenue by offering enhanced services such as UC, video, mobility, global four-digit dialing and business continuity, in connection with their core SIP trunking service offerings.

Since BroadWorks’ hosted UC and SIP trunking applications share the same software and platform, service providers can easily and cost-effectively expand their addressable markets by offering hosted UC services in conjunction with SIP trunking. This hybrid offering is attractive to multi-site enterprises that have some environments using premises-based PBXs and others that are hosted. Despite their complex legacy systems, service providers can use BroadWorks to deliver a consistent set of mobility, multimedia and application integration capabilities to all end-users across these enterprises.

BroadSoft Consumer Applications

Our consumer IP applications offer voice and multimedia telephony services with voice calling, video calling, enhanced messaging, content sharing and web interfaces. They also provide full regulatory compliance for fixed-line, mobile and cable service providers. Additionally, we enable BroadWorks-powered service providers to differentiate their offerings through advanced feature sets for managing family and small office/residential office communications, including multiple lines, video calling and mobility support.

BroadSoft Xtended

The purpose of our Xtended program is to enable our service provider customers to create and/or deploy highly differentiated IP-based communications services on the BroadWorks platform. Xtended is premised on three operating principles:

•	Expanding familiarity with web services APIs. The powerful RESTful Xtended Services Interface, or Xsi, exposes the BroadWorks platform to other applications;

•	Maintaining community. An innovative developer community driven by the Xtended developer program is created; and

•	Promoting commerce. The Xtended Marketplace allows developers to monetize their applications by enabling end-users of BroadSoft-powered networks to directly browse and purchase their applications through online Application Stores, most often from their service providers.

While Xtended is still at an early stage of market acceptance, we hope that the applications that will be made available in the Xtended Marketplace will increase functionality for subscribers, which will in turn make them more likely to maintain their subscriptions with our customers.

Technology

We have invested significant time and financial resources into the development of our suite of product offerings. Our code base comprises over three million lines of software code refined over 11 years and 16 major releases. While the predominant industry approach has been to use proprietary standards, which greatly limits interoperability, our technology strategy is to adopt and extend leading open standards with the objectives of providing the widest level of interoperability in the industry. Our products implement a diverse set of industry protocols such as SIP, DIAMETER, SNMP, SOAP and RESTful-based interfaces, allowing for the successful penetration of the service provider market across different types of architectures, access types and infrastructures.

BroadWorks’ technology consists of software-based server functions and software clients designed for scalability and performance. Our server functions provide a number of discrete capabilities, including call control and signaling, media processing and provisioning interfaces to back office infrastructure. Our software clients run on a variety of CPE devices, including PCs, mobile devices and conferencing equipment. Our open interfaces allow service providers to quickly and easily integrate the servers with back office systems, web portals and network infrastructure and also permits them to deploy applications that complement the functionality of the servers. Because the BroadWorks solution reaches the service provider’s subscribers, we believe that this end-to-end integration is critical to ensure that the usability, look and feel of the service offering is superior.

The key elements of our technology are:

•	SIP. We believe that we have the industry’s most customer-tested and fully functioned SIP stack. Because we developed the software ourselves, we can rapidly customize it and resolve any related issues. We have developed SIP extensions for many advanced PBX functions such as advanced call control and bridged line appearances. Our SIP stack provides programmable controls on a per-device basis to allow for maximum compatibility and interoperability. We have achieved full interoperability with over 450 SIP-based devices and applications. We have validated our stack and deployed it with leading IMS core network vendors.

•	Java-based. BroadWorks is one of the first real-time Java-based applications in the telecommunications industry. Java allows for rapid software development with better quality than traditional programming languages such as C/C++, without reliance on third-party service delivery platforms. We manage all of the BroadWorks software source code with the exception of the database technology, which is provided by Oracle. We leverage open source software, when appropriate, for swift time-to-market and reduced research and development expenses.

•	Call control. We have developed a patented architecture for service definition, service execution, interface abstraction, event routing and service precedence. This provides an extensible pattern for creating and adding new services and/or interfaces without an impact on existing functionality. Interfaces are abstracted so that services can be written to work with any protocol. This approach yields a product that we believe is easier to test and subsequently has fewer defects as evidenced by current support for over 150 services. BroadSoft has evolved the service operating system to natively support the IMS call model.

•	Geographic redundancy. We have designed a geographic redundancy solution tailored for call control that requires no special software and uses standard IP networking configurations with standard IP addressing. This solution supports seamless failover for server outages and IP networking issues. It also allows for placement of servers in any geography without distance limitations. The solution is supported by leading IMS core network vendors and session border controller vendors. Our solution has proven greater than 99.999% reliability with over five years of historical data.

•	Common OAMP platform. BroadWorks has a common management container for all BroadSoft servers, providing consistent functions for operations, administration, management and provisioning, or OAMP. It supports identical carrier grade management interfaces on all servers and includes functions for command line interfaces, alarms, statistics, configuration, charging, security and provisioning. It is fully tested and validated with leading carrier network management systems and customer care systems and proven carrier grade in over 50 Tier 1 telecommunications service providers. It works on standard servers as well as virtualized servers.

•	Media resource framework. We have developed a completely software-based media resource framework for dual-tone multi-frequency detection, media playback, recording, conferencing and repeating. The framework supports all de facto standard audio and video codecs. It supports the Internet Engineering Task Force, or IETF, and the 3rd Generation Partnership Project, or 3GPP, standard protocols, including the standard format for specifying interactive voice dialogues between a human and a computer (VoiceXML) and call control extensible markup language, or CCXML, which provides telephony support to VoiceXML. The framework can be integrated with all leading voice recognition and text-to-speech engines. Using an exclusively software-based technology has allowed us to offer a very high capacity media server using low-cost, off-the-shelf hardware platforms. We developed the media server framework internally using open source software. We believe that it not only provides us with a technical advantage over our competition, but also a strong commercial advantage since we can bundle this technology with BroadWorks.

Global Support Services

The provision of a broad range of professional support services is an integral part of our business model. We offer services designed to deliver comprehensive support to our service provider customers and distribution partners through every stage of product deployment. Our services can be categorized as follows:

•	Pre-sales support. Our worldwide sales engineering group works with our direct sales force to provide demonstrations, architecture consulting, interoperability testing and related services in connection with product sales opportunities to establish the capability, functionality, scalability and interoperability of our software with a service provider’s network.

•	Professional services. Our professional services group provides installation services, such as planning, consulting and staging of software on the customer’s hardware, as well as installation and network integration services, project management and remote upgrades. We also offer our customers the option of longer-term engagements in the form of “resident engineer” services. In addition, we offer a full suite of consulting services including network planning, network architecture definition, back office consulting and solution verification.

•	Global operations centers. We maintain operations centers around the world to provide our customers with post-installation services, such as platform support and maintenance services. Members of our technical assistance center and regional project management and professional services teams provide remote assistance to customers via these locations and our in-depth web support portal, including periodic updates for our software products, and product documentation. To respond to our customers’ needs, our customer services personnel are available 24 hours a day, seven days a week and accessible by phone, e-mail and, when required, on site via a professional services engagement.

•	Training. We offer an array of training services to our customers, which include systems administration, provisioning and product version update courses. We present these courses regularly at our regional centers and headquarters and we also can deliver customized versions of the courses at customer sites. We also offer product and feature training via streaming video courses, which we refer to as our eLearning offerings, as well as a full product certification program that is available through our BroadSoft University website.

•	Market acceleration. Our go-to-market consultants help service providers prepare to launch, market and sell their service offerings to their end-users. We generally seek to help them by providing a best-practice framework and resources such as templates, marketing workshops and planning guides, to accelerate the launch and development of our applications to their network subscribers.

We believe our commitment to providing high-quality services to our customers provides us with a competitive advantage by helping us to retain customers and to identify new revenue opportunities.

Sales and Marketing

We market and sell our products and services directly, through our internal sales force, and indirectly, through our distribution partners, such as VARs and system integrators. For the years ended December 31, 2007, 2008 and 2009, approximately 63%, 60% and 63%, respectively, of our revenue was generated through direct sales, and 37%, 40% and 37%, respectively, was generated indirectly through distribution partners.

Direct sales. Our direct sales team sells our products and services to service providers worldwide and supports the sales efforts of our various distribution partners. We have sales and sales support employees in 17 countries supporting our customers and distribution partners in more than 65 countries.

Distribution partners. In an effort to acquire new customers, we sometimes enter into non-exclusive distribution or reseller agreements with distribution partners, such as VARs and system integrators. We predominantly engage with a distribution partner in connection with marketing to international service providers. Our agreements with our distribution partners typically have a duration of one to two years and provide for a full spectrum of sales and marketing services, product implementation services, technical and training support and warranty protection. These agreements generally do not contain minimum sales requirements and we ordinarily do not offer contractual rights of return or price protection to our distribution partners. As of February 28, 2010, we had approximately 44 distribution partners. Our partners include many of the largest networking and telecommunications equipment vendors in the world, as well as regionally focused system and network integrators. We may seek to selectively add distribution partners, particularly in additional countries outside the United States, to complement or expand our business.

Marketing and product management. Our marketing and product management teams focus their marketing efforts on increasing our company and brand awareness, heightening product awareness and specifying our competitive advantages, as well as generating qualified sales leads from existing and prospective customers. As part of marketing our products and services, we communicate enhancements and new capabilities, convey reference solutions that we develop with our partners and announce successful end-user market offerings jointly with our service providers. Within our industry, we work to influence next generation service architectures and service provider requirements globally by actively contributing to industry-related standards organizations, conferences, publications and analyst consulting services. Additionally, we work closely with service providers to develop subscriber loyalty and share successful best practices through user conferences, on-site seminars, monthly webinars, social networking campaigns and newsletters.

Research and Development

Continued investment in research and development is critical to our business. We have assembled a team of engineers primarily engaged in research and development, with expertise in various fields of communications and software development. Our research and development department is responsible for designing, developing and enhancing our software products and performing product testing and quality assurance activities, as well as ensuring the interoperability of our products with third-party hardware and software products. We also validate and produce solution guides for joint reference solutions with our partners that specify infrastructure components and management functions. We employ advanced software development tools, including automated testing, performance and capacity testing, source code control, requirements traceability and defect tracking systems. Research and development expense totaled $12.8 million for 2007, $15.9 million for 2008 and $16.6 million for 2009.

Customers

Our products and services have been sold to more than 425 service providers in over 65 countries. These companies have either purchased products and services directly from us or have purchased our software through one of our distribution partners. Our installed customer base includes 15 of the top 25 telecommunications service providers globally. Our customers include fixed-line, mobile, cable and Internet service providers. As a result of the diversity of service providers comprising our customer base, our products are used in a broad array of services, applications, network types and business models worldwide.

The following is a partial listing of our service provider customers, including those who acquired our software through our distribution partners, as of February 28, 2010:

The Americas

•	Comcast Cable Communications Management, LLC

•	CommPartners, LLC

•	IP Networked Services, Inc., a subsidiary of Automatic Data Processing, Inc. (ADP)

•	New Global Telecom, Inc.

•	NuVox Communications, Inc. (acquired by Windstream Corporation)

•	PAETEC Communications, Inc.

•	Speakeasy Inc.

•	TDS Telecommunications Corporation

•	U.S. TelePacific Corp.

•	Verizon Corporate Services Group Inc.

•	XO Holdings, Inc.

Europe, Middle East and Africa

•	France Telecom S.A.

•	Société Française de Radiotéléphone (SFR SA)

•	TDC A/S

•	T-Systems International GmbH

Asia Pacific

•	iiNet Limited

•	IP Systems Pty Ltd

•	KT Corporation (Korea Telecom)

•	SK Broadband Co., Ltd.

•	Telstra Corporation Limited

Revenue from customers located outside the United States and Canada represented 52% of our total revenue in 2007, 53% of our total revenue in 2008 and 45% of our total revenue in 2009. For the year ended December 31, 2009, Verizon accounted for 10% of our total revenue. Additionally, revenue from one of our distribution partners, Ericsson, accounted for greater than 10% of our total revenue during the years ended December 31, 2007, 2008 and 2009. For a further discussion of our relationships with Verizon and Ericsson, see “Risk Factors — The loss of, or a significant reduction in orders from, one or more major customers or through one or more major distribution partners would reduce our revenue and harm our results.”

Competition

The market for IP application software is extremely competitive, rapidly evolving and subject to changing technology. We expect competition to persist and intensify in the future. We believe that the principal competitive factors in our industry include product features and performance, interoperability, time required for application deployment, scalability, customer support offerings, customer relationships, partner relationships, pricing and total deployment costs.

Currently, our primary direct competitors consist of established network equipment companies, including Alcatel-Lucent, Avaya Inc., Comverse Technology, Inc. (through its acquisition of Netcentrex S.A.), Cisco, Ericsson, Huawei, Metaswitch Networks, Nokia-Siemens Networks, Nortel Networks Corporation and Sonus Networks, Inc. Some of the network equipment companies with which we have non-exclusive distributor partnerships may also provide, as a package, their own network equipment in combination with IP application software that they have developed.

In addition, potential customers may also elect to continue to use existing legacy technologies, such as PBXs or Class 5 switches, to handle certain needs that our solutions address. We do not control the timing of the migration from existing technologies to IP-based networks, as described in “Risk Factors — Our success depends in large part on service providers’ continued deployment of, and investment in, their IP-based networks.”

Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their products as described in “Risk Factors — We face intense competition in our markets, especially from larger, better-known companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.” Our competitors may also have more extensive customer bases and broader customer relationships than we do, including relationships with our potential customers. In addition, many of these companies have longer operating histories and greater brand recognition than we do.

Intellectual Property

Our success depends upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, as well as customary confidentiality and other contractual protections. We have been issued five U.S. patents. We have also been issued one European patent, two Canadian patents and two Australian patents, all of which are counterparts to certain of the U.S. patents. In addition, we have a total of 13 patent applications pending in the United States, eight patent applications pending in Europe and one patent application pending in China. All foreign patent applications are counterparts to certain of the U.S. patents or patent applications. Our registered trademarks in the United States include BroadSoft, BroadWorks, the BroadSoft logo and Innovation Calling. BroadSoft and BroadWorks are also registered trademarks in the European Community and a number of other countries throughout the world. We also have a pending application in the United States for BroadSoft Xchange.

In addition to the protections described above, we generally control access to and use of our proprietary software and other confidential information through the use of internal and external controls, including contractual protections with employees, consultants, customers and vendors, and our software is protected by U.S. and international copyright laws. We also incorporate a number of third-party software programs into our products, including BroadWorks, pursuant to license agreements. Our software is not substantially dependent on any third-party software, with the exception of database technology that is provided by Oracle, although our software does utilize open source code. Notwithstanding the use of this open source code, we do not believe that our usage requires public disclosure of our own source code nor do we believe the use of open source code is material to our business.

We may not receive competitive advantages from the rights granted under our patent and other intellectual property rights, as described in “Risk Factors — We may be unable to adequately protect our intellectual property rights in internally developed systems and software and efforts to protect them may be costly.” If our products, patents or patent applications are found to conflict with any patents held by third parties, we could be prevented from selling our products, our patents may be declared invalid or our patent applications may not result in issued patents. In foreign countries, we may not receive effective patent, copyright and trademark protection. We may be required to initiate litigation to enforce any patents issued to us, or to determine the scope or validity of a third party’s patent or other proprietary rights. In addition, in the future we may be subject to lawsuits by third parties seeking to enforce their own intellectual property rights, as described in “Risk Factors — Infringement claims are common in our industry and third parties, including competitors, could assert infringement claims against us, which could force us to redesign our software and incur significant costs” and “Risk Factors — We are generally obligated to indemnify our customers for certain expenses and liabilities resulting from intellectual property infringement claims regarding our software, which could force us to incur substantial costs.”

We license our software to customers pursuant to agreements that impose restrictions on the customers’ ability to use the software, including prohibitions on reverse engineering and limitations on the use of copies. We also seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute nondisclosure and assignment of intellectual property agreements and by restricting access to our source code. Our employees and consultants may not comply with the terms of these agreements and we may not be able to adequately enforce our rights against these non-compliant parties.

Employees

As of December 31, 2009, we had 318 employees, 101 of whom were primarily engaged in research and development, 91 of whom were primarily engaged in sales and marketing, 94 of whom were primarily engaged in providing implementation and professional support services and 32 of whom were primarily engaged in administration and finance. A majority of these employees are located in the United States. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

Our principal offices occupy approximately 30,000 square feet of leased office space in Gaithersburg, Maryland pursuant to a lease agreement that expires in September 2010. We recently signed a sublease for approximately 30,000 square feet of leased office space in Gaithersburg, Maryland, which we expect to occupy beginning in August 2010. Under certain circumstances and assuming we are not in default of our obligations under the sublease, we have the right to sublease an additional 5,500 square feet from the sublessor. The initial sublease expires on June 29, 2019. Should the sublessor choose to extend the term of its lease through November 17, 2022 and not sublet to one of its affiliates or related entities, we may extend our sublease until November 16, 2022 or choose to let the initial sublease expire and find additional office space to purchase or lease. We also maintain sales, development or technical assistance offices in Cupertino, California; Richardson,

Texas; Belfast, Ireland; Chennai, India; Madrid, Spain; Montreal, Canada; Paris, France; Seoul, South Korea; and Sydney, Australia. We believe that our current facilities are suitable and adequate to meet our current needs. We intend to add new facilities or expand existing facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we are subject to litigation and claims arising in the ordinary course of business. We are not currently a party to any material legal proceedings and we are not aware of any pending or threatened legal proceeding against us that could have a material adverse effect on our business, operating results or financial condition. The software and communications infrastructure industries are characterized by frequent claims and litigation, including claims regarding patent and other intellectual property rights as well as improper hiring practices. As a result, we may be involved in various legal proceedings from time to time.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of January 31, 2010:

Name	Age	Position

Michael Tessler	49	President, Chief Executive Officer and Director
Scott D. Hoffpauir	45	Chief Technology Officer
James A. Tholen	50	Chief Financial Officer, Assistant Secretary and Assistant Treasurer
Robert P. Goodman	49	Director and Chairman of the Board
John J. Gavin, Jr.	54	Director
Douglas L. Maine	61	Director
John D. Markley, Jr.	44	Director
Andrew M. Miller	50	Director
Joseph R. Zell	50	Director

Executive Officers

Michael Tessler, one of our co-founders, has served as a director since our inception and as our President and Chief Executive Officer since December 1998. Prior to co-founding our company, Mr. Tessler was Vice President of Engineering of Celcore, Inc., or Celcore, a wireless equipment company, and the Celcore organization of DSC Communications Corporation, which acquired Celcore in 1997 and which was then acquired by Alcatel USA, Inc. Before joining Celcore, Mr. Tessler held a number of senior management positions at Nortel Networks and founded and led a services development business unit that helped local exchange carriers build and deploy advanced services on their digital networks. Our board of directors has concluded that Mr. Tessler should serve on the board based on his deep knowledge of our company gained from his positions as one of our founders and Chief Executive Officer, as well as his experience in the telecommunications industry.

Scott D. Hoffpauir, one of our co-founders, has served as our Chief Technology Officer since November 1998. Prior to co-founding our company, Mr. Hoffpauir was Director of GSM Development at Celcore. Before Celcore, Mr. Hoffpauir was senior architect for Nortel Networks Corporation’s GSM and Inter-Exchange Carrier switching systems from 1987 to 1995.

James A. Tholen has served as our Chief Financial Officer since July 2007. Between January 2006 and July 2007, Mr. Tholen was engaged in consulting, advisory and investing activities. From January 2003 to January 2006, Mr. Tholen served as both Chief Financial Officer and Chief Operating Officer at Network Security Technologies, Inc., or NetSec, a managed and professional security services company acquired by MCI, Inc., now part of Verizon. Prior to joining NetSec, he served as Chief Strategy Officer and Chief Financial Officer for CareerBuilder, Inc. and was a member of that company’s board of directors.

Non-Employee Directors

Robert P. Goodman has served as one of our directors since April 1999 and has served as Chairman of our board of directors since 2000. He is the founding partner of Bessemer Venture Partners’ investment office in Larchmont, New York. Mr. Goodman is also a Managing Member of Deer Management Co. LLC, the management company for Bessemer Venture Partners’ investment funds, including Bessemer Venture Partners IV L.P. and Bessec Venture Partners IV L.P. Prior to joining Bessemer, Mr. Goodman founded and served as the Chief Executive Officer of two telecommunications companies, Celcore and Boatphone, a group of cellular operating companies. Mr. Goodman is currently a member of the board of directors of several private companies, including

Millennial Media, Inc., Netsmart Technologies, Inc., Perimeter Internetworking Corp., Select Minds, Inc., Spiral Holdings Inc., Spiral Intermediate Inc., Synscort Incorporated, Teamviewer Holdings, Ltd. and TV Holding S.á.r.l. Our board of directors has concluded that Mr. Goodman should serve on the board and on the compensation and nominating and corporate governance committees based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies and, as one of our early stage investors, his significant knowledge of our company.

John J. Gavin, Jr. has served as one of our directors since March 2010. Since June 2008, Mr. Gavin has engaged in consulting, advisory and investment activities. From January 2007 to June 2008, Mr. Gavin served as Chief Financial Officer of BladeLogic, Inc., or BladeLogic, a provider of data center automation software, which was acquired by BMC Software, Inc. From April 2004 through January 2007, Mr. Gavin served as the Chief Financial Officer for NaviSite, Inc., a provider of information technology hosting, outsourcing and professional services. Mr. Gavin has served on the board of directors of Vistaprint, Inc. since 2006. Mr. Gavin is also currently a director of two private companies, Consona Corporation and Qlik Technologies. Our board of directors has concluded that Mr. Gavin should serve on the board and on the audit and compensation committees based on his financial management experience.

Douglas L. Maine has served as one of our directors since May 2007. Mr. Maine served as General Manager of the Consumer Products Industry Division for International Business Machines Corporation, or IBM, from 2003 until his retirement in May 2005 and served as Chief Financial Officer of IBM from 1998 to 2003. Prior to joining IBM, Mr. Maine spent 20 years with MCI, Inc. (now part of Verizon), where he was Chief Financial Officer from 1992 to 1998. Mr. Maine has served on the board of directors of Rockwood Holdings, Inc. since 2006 and Alliant Techsystems Inc. since 2005. Our board of directors has concluded that Mr. Maine should serve on the board and on the audit and nominating and corporate governance committees based on his corporate management experience and his qualification as an audit committee financial expert under SEC guidelines.

John D. Markley, Jr. has served as one of our directors since January 2002. Since 1996, Mr. Markley has been affiliated with Columbia Capital Corporation, or Columbia Capital, a communications, media and technology investment firm, where he has served in a number of capacities including partner, venture partner and portfolio company executive. Prior to Columbia Capital, Mr. Markley served at the Federal Communications Commission. Mr. Markley has been a director of Charter Communications, Inc. since 2009. Mr. Markley also serves on the board of directors of Millennial Media, Inc. and Telecom Transport Management, Inc. Our board of directors has concluded that Mr. Markley should serve on the board and on the compensation and nominating and corporate governance committees based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies and his significant knowledge of our company.

Andrew M. Miller has served as one of our directors since May 2006. Mr. Miller is Executive Vice President, Global Field Operations for Polycom, Inc., or Polycom, a provider of telepresence, video and voice collaboration solutions, which he joined in July 2009. From July 2007 to July 2008, Mr. Miller served as Senior Vice President of Monster North America, a division of Monster Worldwide, Inc. Mr. Miller served as an adviser to the board of directors of TANDBERG, an international provider of visual communications solutions, from January 2006 to July 2006 and served as Chief Executive Officer of TANDBERG from January 2002 to January 2006. Our board of directors has concluded that Mr. Miller should serve on the board based on his management experience in our industry.

Joseph R. Zell has served as one of our directors since August 2002. Mr. Zell has been a General Partner of Grotech Capital Group, or Grotech, a venture capital firm, since January 2002. Mr. Zell currently serves on the boards of several private companies, including Aztek Networks, Inc., Collective Intellect, Inc., Hatteras Networks, Inc., LogRhythm Inc. and Rebit, Inc. From 2000 to 2001, Mr. Zell served as President and Chief Executive Officer of Convergent Communications, Inc., or

Convergent. In April 2001, Convergent filed for bankruptcy. Our board of directors has concluded that Mr. Zell should serve on the board and the audit committee based on his experience in working in, and serving as a director of, technology companies, his experience in product development for communications companies and his financial expertise.

Board Composition

Our board of directors currently consists of seven members. Each director is currently elected to the Board for a one year term, to serve until the election and qualification of successor directors at the annual general meeting of stockholders, or until the director’s earlier removal, resignation, or death.

Our directors currently serve on the board pursuant to the voting provisions of our fourth amended and restated stockholders’ agreement, referred to as the stockholders’ agreement, between us and certain of our stockholders. The stockholders’ agreement will terminate upon the completion of this offering.

In accordance with our amended and restated certificate of incorporation, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Messrs. and their terms will expire at the first annual meeting of stockholders to be held after the completion of this offering;

•	the Class II directors will be Messrs. and their terms will expire at the second annual meeting of stockholders to be held after the completion of this offering; and

•	the Class III directors will be Messrs. and their terms will expire at the third annual meeting of stockholders to be held after the completion of this offering.

Our amended and restated bylaws, which will become effective upon completion of this offering, will provide that the authorized number of directors may be changed only by resolution approved by a majority of the board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

In March 2010, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Messrs. Gavin, Goodman, Maine, Markley, Miller and Zell, representing six of our seven directors, are “independent directors” as defined under NASDAQ rules and the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Board Leadership Structure

Our board of directors has an independent chairman, Mr. Goodman, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board. Accordingly, the board chairman has substantial ability to shape the work of the board. We believe that separation of the positions of board chairman and chief executive officer reinforces the independence of the board in its oversight of the business and affairs of the company. In addition, we believe that having an independent board chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in the best interests of the company and its stockholders. As a result, we believe that having an independent board chairman can enhance the effectiveness of the board as a whole.

Role of the Board in Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management processes on behalf of the full board of directors. Going forward, we expect that the audit committee will receive reports from management at least quarterly regarding our assessment of risks. In addition, the audit committee reports regularly to the full board of directors, which also considers our risk profile. The audit committee and the full board of directors focus on the most significant risks we face and our general risk management strategies. While the board oversees our risk management, company management is responsible for day-to-day risk management processes. Our board expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. From time to time, the board may establish other committees to facilitate the management of our business.

Audit Committee

Our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Our audit committee consists of three directors, Messrs. Maine, Gavin and Zell, and our board of directors has determined that each of them is independent within the meaning of the applicable SEC rules and the listing standards of The NASDAQ Stock Market. Mr. Maine is the chairman of the audit committee and our board of directors has determined that Mr. Maine is an “audit committee financial expert” as defined by SEC rules and regulations. Our board of directors has determined that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with, the applicable requirements of the Sarbanes-Oxley Act, applicable requirements of the NASDAQ rules and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and we intend to comply with the future requirements to the extent that they become applicable to our audit committee. The principal duties and responsibilities of our audit committee include:

•	appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly consolidated financial statements; and

•	conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

Compensation Committee

Our compensation committee reviews and determines the compensation of all our executive officers. Our compensation committee consists of three directors, Messrs. Goodman, Gavin and Markley, each of whom is a non-employee member of our board of directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, or the Code. Mr. Goodman is the chairman of the compensation committee. Our board of directors has determined that the composition of our compensation committee satisfies the applicable independence requirements under, and the functioning of our compensation committee complies with the applicable requirements of, the Sarbanes-Oxley Act, NASDAQ rules and SEC rules and regulations. We intend to continue to evaluate and intend to comply with all future requirements applicable to our compensation committee. The principal duties and responsibilities of our compensation committee include:

•	establishing and approving performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	reviewing and discussing with management the compensation discussion and analysis that we are required to include in SEC filings; and

•	preparing a compensation committee report on executive compensation as required by the SEC to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of three directors, Messrs. Markley, Goodman and Maine. Mr. Markley is the chairman of the nominating and corporate governance committee. Our board of directors has determined that the composition of our nominating and corporate governance committee satisfies the applicable independence requirements under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the NASDAQ rules and SEC rules and regulations. We will continue to evaluate and will comply with all future requirements applicable to our nominating and corporate governance committee.

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the board corporate governance principles;

•	monitoring the effectiveness of the board and the quality of the relationship between management and the board;

•	making recommendations to our board of directors regarding director compensation; and

•	overseeing an annual evaluation of the board.

The nominating and corporate governance committee believes that candidates for director should possess, among other things, integrity, independence, diversity of experience, leadership and the ability to exercise sound judgment. In its review of candidates, the nominating and corporate governance committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field and having the commitment to rigorously represent the long-term interests of the company’s stockholders as amongst the most important criteria they consider. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of the company and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the board and the company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are scheduled to expire, the nominating and corporate governance committee reviews these directors’ overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The current composition of the board is dictated by the voting provisions of our stockholders’ agreement, although this agreement will terminate upon the completion of this offering.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. Following the completion of this offering, the Code of Conduct will be available on our website at www.broadsoft.com. The nominating and corporate governance committee of our board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

Prior to March 2010, Mr. Tessler, our President and Chief Executive Officer, served as a member of our compensation committee and participated in deliberations of our compensation committee concerning the compensation of executive officers other than himself. None of our directors who currently serve as members of our compensation committee is, or has at any time during the past year been, one of our officers or employees.

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Risk Assessment and Compensation Practices

Our management assessed and discussed with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our internal controls help mitigate this risk and our performance- based cash bonuses are limited, representing a relatively smaller portion of the total compensation opportunities available to most employees We also believe that our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A significant proportion of the compensation provided to our named executive officers and a portion of the compensation provided to our other employees is in the form of long-term equity-based incentives that are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Director Compensation

During 2009, we did not pay any cash compensation to any of our non-employee directors. In prior years, we paid our non-employee directors who were not affiliated with our significant stockholders annual cash retainers as well as cash fees related to board meeting attendance. We reimburse our directors for reasonable travel, lodging and other expenses incurred in connection with attending meetings of the board and its committees.

Directors are eligible to receive grants under our equity incentive plans at the discretion of our board of directors following recommendation by the nominating and corporate governance committee of the board of directors. During 2009 and to date in 2010, we made the following grants to, and took the following actions affecting, our non-employee directors under our equity incentive plans:

•	On June 25, 2009, our board of directors approved the issuance of options, pursuant to an exchange offer, whereby Messrs. Maine, Miller and Philip Livingston (a former director) exchanged stock options previously held by such directors with exercise prices in excess of $0.40 per share for new stock options with an exercise price of $0.40 per share, which our board of directors determined to be the fair market value of our common stock as of that date. The new stock options have a vesting schedule that is equivalent to the vesting schedule under the previously-held stock options that were exchanged. In connection with this exchange offer, we granted stock options with an exercise price of $0.40 per share to these non-employee directors as follows:

•	Mr. Maine was granted a stock option to purchase 150,000 shares of our common stock. This option was vested as to 50% of the shares on the date of grant, with the balance vesting in eight equal quarterly increments beginning on August 18, 2009.

•	Mr. Miller was granted a stock option to purchase 175,000 shares of our common stock. This option was vested as to 75% of the shares on the date of grant, with the balance vesting in four equal quarterly increments beginning on August 9, 2009.

•	Mr. Livingston was granted a stock option to purchase 149,574 shares of our common stock. This option was fully vested on the date of grant.

•	On November 5, 2009, in lieu of paying our non-employee directors cash compensation for 2009, our board of directors approved the grant of restricted stock units, or RSUs, to each of Messrs. Livingston, Maine and Miller. Each of these directors was awarded 20,000 RSUs. Additionally, on January 28, 2010, our board of directors approved the grant of 20,000 RSUs to Mr. Markley. The RSUs vest only upon the earlier of (i) an initial public offering of our common stock (or, if the recipient is precluded from selling that number of shares of common stock as would be necessary to satisfy the recipient’s statutory minimum federal, state and local income and employment tax obligations associated with such initial public offering as a result of a lock-up agreement entered in connection with the initial public offering, then on the expiration date of the applicable lock-up period imposed in connection with the initial public offering) and (ii) a change in control of the company, assuming that the consideration received in the change in control transaction is cash or freely-tradable registered shares.

On February 5, 2010, Mr. Livingston resigned from our board of directors. As a result of his resignation, the RSUs issued to Mr. Livingston in November 2009 were forfeited according to their terms. In consideration of the forfeiture of these RSUs and in recognition of Mr. Livingston’s years of service to our board of directors, our board elected to pay $20,000 to Mr. Livingston at the time of his resignation.

Our board of directors intends to adopt a compensation policy that, effective upon the completion of this offering, will be applicable to all of our non-employee directors. Additionally, our nominating and corporate governance committee intends to review all aspects of director compensation on a regular basis following our initial public offering.

2009 Director Compensation Table

The following table sets forth a summary of the compensation earned during the year ended December 31, 2009 by our non-employee directors:

Name	Stock Awards (1)		Option Awards (1)		Total (2)

Robert P. Goodman	$0		$0		$0
Philip B. Livingston (3)	0	(4)	12,474	(5)	12,474
Douglas L. Maine	0	(4)	29,400	(5)	29,400
John D. Markley, Jr.	0		0		0
Andrew M. Miller	0	(4)	35,455	(5)	35,455
Joseph R. Zell	0		0		0

(1)	As of December 31, 2009, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors was:

Name	RSUs	Stock Options

Robert P. Goodman	0	0
Philip B. Livingston	20,000	149,574
Douglas L. Maine	20,000	150,000
John D. Markley, Jr.	0	0
Andrew M. Miller	20,000	175,000
Joseph R. Zell	0	0

(2)	The dollar values in this column for each director represent the sum of all compensation referenced in the preceding columns.

(3)	Mr. Livingston resigned from our board of directors effective February 5, 2010. As a result of his resignation, the RSUs issued to Mr. Livingston in 2009 (as described in more detail in footnote 4 below), were forfeited according to their terms. In consideration of the forfeiture of these RSUs and in recognition of Mr. Livingston’s years of service to our board of directors, our board elected to pay $20,000 to Mr. Livingston at the time of his resignation.

(4)	Represents the fair market value of the RSUs issued to the director on the date of grant. The award is subject to performance-based vesting, as described above. Because the award is subject to a performance condition, the amount in the column reflects the value of the award based on the probable outcome of the performance condition of the award. Because the performance condition of the award is a liquidity event, which is outside of our control, the outcome of the performance condition, and therefore the vesting of these RSUs, is not considered “probable” until the event occurs. As a result, the grant date fair value of the RSU, for purposes of this table, is $0. Assuming that the performance conditions to the awards are met, based on a fair value of the common stock of $0.65 per share as of the grant date, the value of the awards for each such non-employee director as of the grant date would be $13,000. For a discussion of the valuation of the common stock as of the grant date of these RSUs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Determination of the fair value of stock-based compensation grants.”

(5)	Represents the incremental fair market value, measured as of the date of grant, of stock options issued to the director pursuant to the stock option exchange offer described above. These options were valued using a binomial lattice pricing model. For a discussion of the assumptions used in valuing these awards, see Note 2 to the consolidated financial statements elsewhere in this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding our 2009 executive compensation program for our Chief Executive Officer, our Chief Financial Officer and our two other executive officers. We refer to these individuals as our named executive officers, or NEOs.

The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, consideration, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Our NEOs for 2009 were as follows:

•	Michael Tessler, President and Chief Executive Officer

•	James Tholen, Chief Financial Officer

•	Scott Hoffpauir, Chief Technology Officer

•	Robert O’Neil, former Vice President, Worldwide Sales

Mr. O’Neil’s employment by BroadSoft ended on December 31, 2009.

Our Compensation Objectives

We have designed our executive compensation program with the following primary objectives:

•	to retain those executives who continue to perform at or above the levels that we expect;

•	to attract, as needed, executives with the skills necessary for us to achieve our corporate objectives;

•	to tie annual cash incentives to the achievement of measurable corporate performance objectives and individual contribution to our corporate performance;

•	to manage risks of our business;

•	to control our business costs;

•	to allocate our resources effectively in the development of market-leading technology and products; and

•	to reinforce a sense of ownership and overall entrepreneurial spirit and to align our executives’ incentives with stockholder value creation.

Following this initial public offering, our compensation committee expects to refine and modify our compensation programs to further reflect the competitive market for executive talent and our changing business needs as a public company.

Role of Our Compensation Committee

Our board of directors has delegated responsibility for developing our compensation philosophy and for designing, administering and interpreting our executive compensation programs to our compensation committee. Our compensation committee is appointed by our board of directors. Our compensation committee currently consists entirely of directors who are outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors for purposes of

Rule 16b-3 under the Exchange Act. In 2009, our compensation committee determined the compensation for all of our NEOs.

Our compensation committee performs, at least annually, a strategic review of our NEOs’ compensation arrangements. The goals of these reviews are to determine whether current compensation arrangements provide adequate incentives and motivation to our NEOs and whether they adequately compensate our NEOs relative to comparable officers in other companies with which we compete for executives. These companies may or may not be public companies or even, in all cases, technology companies. Our compensation committee’s most recent review of executive compensation occurred in February 2010. Although our compensation committee has the authority to engage an independent compensation consultant to advise it in these reviews, until recently it had not done so. However, in connection with the February 2010 review, our compensation committee engaged DolmatConnell & Partners, or DolmatConnell, an independent compensation consultant, to advise it with respect to 2009 bonus determinations and 2010 compensation programs. Our compensation committee expects to engage an independent compensation consultant to advise it on executive compensation matters in future years as well.

Role of the Chief Executive Officer

Prior to March 2, 2010, Mr. Tessler, our chief executive officer, was a member of our compensation committee, although he has since been replaced on the committee by John J. Gavin, Jr., an independent director. Because Mr. Gavin joined the compensation committee in March 2010, he did not participate in any of the decisions regarding 2009 executive compensation described herein.

With respect to compensation decisions relating to his compensation as our chief executive officer, Mr. Tessler has abstained from involvement in the discussions and, while he was a member of our compensation committee, voting on these decisions. With respect to compensation decisions regarding all other executive officers, Mr. Tessler has made recommendations to our compensation committee, participated in the committee’s discussions and, while a member of the committee, voted on these decisions. Our compensation committee expects that it will typically continue to consider recommendations from the chief executive officer in evaluating the performance of, and making compensation decisions for, executive officers other than the chief executive officer.

Compensation Components

In 2009, our executive compensation program consisted of five principal components:

•	base salary;

•	an annual cash bonus program;

•	sales commissions (for our former vice president, worldwide sales only);

•	equity incentive compensation; and

•	benefits.

Mix of Compensation

Our compensation committee has historically sought to set NEOs’ salaries, target bonuses (and in the case of our former vice president, worldwide sales, sales commissions) and aggregate share and option holdings at a level that are competitive with those of executives with similar roles at comparable private information technology companies. Our compensation committee historically has not used benchmarking in setting these compensation levels, but instead has based its determination of market levels on various data sources, including compensation databases, SEC filings of smaller public companies and the general market experience of the members of the committee. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation, bonuses, sales commissions and equity incentives at these levels are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required. In seeking to set competitive base and incentive compensation, our compensation committee also acknowledges that, in certain circumstances, we may be required to pay executives at somewhat higher rates, commensurate with the individuals’ experience, and to recruit and retain these executives, who have competing employment opportunities.

We believe that, as is common in the technology sector, stock options and other equity awards are a key compensation-related motivator in attracting and retaining executive officers in addition to base salary, cash bonus and sales commissions. Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of cash compensation. However, our compensation committee’s general philosophy is to make a greater percentage of an employee’s compensation performance-based (either equity-based, cash bonus or sales commissions) as he or she becomes more senior. As a result, we seek to keep base cash compensation to executive officers to a competitive level while providing the executives with the opportunity to be significantly rewarded through cash incentives and through equity-based compensation that will increase in value if the company performs well over an extended period of time and the executive remains with the company.

Base Salary

Base salaries are intended to provide our NEOs with a degree of financial certainty and stability that does not depend on our performance. Our compensation committee considers several factors in determining base salaries of our NEOs, including each NEO’s position, functional role, responsibilities and experience, the relative ease or difficulty of replacing such NEO with a well-qualified person and overall job performance. In the future, our compensation committee intends to review the base salaries of our NEOs on an annual basis and make adjustments based on individual performance, changes in job duties and responsibility, our overall budget for base salary increases and competitive conditions.

For 2009, in light of the challenging economic climate and to preserve cash resources, our compensation committee determined that the base salaries in effect for our NEOs were sufficient to achieve our compensation objectives and determined not to increase base salaries for our NEOs. However, for 2010, in consultation with DolmatConnell, our compensation committee determined to increase base salaries for our NEOs as follows:

Name	2009 Salary	2010 Salary

Mr. Tessler	$275,000	$300,000
Mr. Tholen	$225,000	$265,000
Mr. Hoffpauir	$200,000	$240,000

Cash Bonus Programs

We believe it is important to provide our NEOs with the opportunity to earn annual cash incentive payments to reward the achievement of various pre-determined corporate objectives and to motivate the executives to contribute to our achievement of those objectives. Our cash bonus program is administered by our compensation committee to reward all eligible employees other than our sales personnel, who generally receive incentive compensation in the form of sales commissions. For 2009, we established annual cash bonus plans for our NEOs and we anticipate that we will establish similar cash incentive plans in the future.

Annual Bonus Plans

For each year, our compensation committee determines a target annual bonus for each of our NEOs, depending upon the officer’s role within the company and his ability to influence our financial performance. For 2009, target bonuses, as a percentage of annual base salary, for each of our NEOs, were as follows:

•	Mr. Tessler: $200,000 (73% of base salary)

•	Mr. Tholen: $100,000 (44% of base salary)

•	Mr. Hoffpauir: $90,000 (45% of base salary)

•	Mr. O’Neil: $100,000 (40% of base salary)

In developing the annual bonus program for our NEOs, our compensation committee establishes annual corporate performance objectives. These corporate objectives are generally based on the annual corporate operating plan approved by the full board of directors. In 2009, these corporate performance objectives related to total revenue for the year ended December 31, 2009 and cash on hand as of December 31, 2009. Our compensation committee then establishes a bonus program for the NEOs whereby the NEOs’ bonuses are based on our level of achievement of these corporate objectives.

For 2009, to provide itself with the ability to reward outstanding individual performance, our compensation committee also determined to base a portion of each NEO’s target bonus on individual contribution to our corporate performance. For 2009, our compensation committee determined that bonuses for the NEOs should be 70% based on the achievement of the corporate objectives (with one-half of this amount attributed to each of the two corporate performance objectives described above), and 30% based on a discretionary assessment of individual performance.

Because of Mr. O’Neil’s position as vice president, worldwide sales, our compensation committee believed that it was appropriate to establish an incentive structure for him that placed greater emphasis on sales achievements during the year, while still aligning his incentives with those of our other NEOs. Accordingly, our compensation committee determined to include Mr. O’Neil in the bonus program described above, while also providing him with the opportunity to earn monthly sales commissions based on a percentage of our worldwide sales revenue during the month, with graduated commission rates at higher levels of sales. With respect to a particular sale, one half of the commission was earned when the revenue was recognized by BroadSoft and the remainder was earned when payment was actually received by the company.

Corporate Performance Objectives

When evaluating the achievement of the corporate goals after the end of a particular plan year, our compensation committee determines the percentage of achievement with respect to each corporate goal, which percentage is then multiplied by the percentage weighting originally assigned to such goal. The sum of the resulting percentages represents the total achievement of the corporate goals and is used to calculate that portion of the bonus of the NEO that is based on the achievement of the corporate goals, which as noted above was 70% for 2009. In its discretion, our compensation committee may also consider additional corporate goals that have been set by the board of directors during the course of the plan year and may adjust the corporate goals achievement percentage based on the achievement of such additional corporate goals, although it did not do so for 2009.

In 2009, the corporate objectives were total revenue for the year ended December 31, 2009 and cash on hand as of December 31, 2009. In choosing these objectives, our compensation committee determined that it wished to incentivize rapid sales growth, which, at this stage of the company’s development, the committee believes is critical to the long-term generation of stockholder value. However, our compensation committee also took note of the challenging economic climate and the difficulty that emerging private companies were likely to have in raising capital during 2009 and determined that it also wished to incentivize the objective of preserving and growing our cash on hand. In view of the relative importance of both revenue growth and capital preservation, our compensation committee determined to give equal weight to each of these corporate objectives. As a result, both of the revenue objective and the cash on hand objective contributed 35% of the executives’ target bonuses.

For each of the corporate objectives, our compensation committee established a threshold level, which would entitle the NEOs to receive half of their target bonus amount attributable to the objective, and a target level, which would entitle the NEOs to receive their full target bonus amount attributable to the objective. The bonus amounts are pro-rated for achievement levels between the threshold and the target amounts. In addition, the executives were also eligible to receive an additional bonus equal to their ratable portion (based on their respective target bonuses) of a percentage of our revenue, if any, that exceeded the target level of the revenue objective. This additional revenue-based bonus potential was not capped. The threshold and target amounts of the 2009 corporate performance objectives, along with our actual results for both objectives, are set forth below:

Threshold
Corporate Performance Objective	Amount	Target Amount	Actual Result

Total revenue (GAAP)	$68.0 million	$76.0 million	$68.9 million
Cash on hand at year-end	$13.0 million	$16.0 million	$22.9 million

Based on our actual corporate financial performance for 2009, our compensation committee determined that our NEOs were entitled to 56% of the bonus attributable to the total revenue objective and 100% of the bonus attributable to the cash on hand objective. The actual cash payments made to our NEOs under these programs as a result of these corporate achievements are disclosed in the “Non-equity incentive plan compensation” column of the 2009 Summary Compensation Table.

Individual Performance

As noted above, for 2009, 30% of each of our NEOs’ target annual bonuses were based on the officers’ individual contributions to our corporate achievement during the year. The degree to which this portion of the bonus is awarded, if at all, is based on a subjective determination regarding the individual’s personal performance during the year, as well as our overall corporate performance. When establishing the 2009 bonus program, our compensation committee determined that, upon completion of the year and in consultation with our chief executive officer, it would determine an achievement percentage (ranging between 80% and 120%) for each NEO. The portion of the NEO’s target bonus attributable to his individual performance would be awarded at the achievement percentage. For example, an individual who received an achievement percentage of 80% would receive 80% of the portion of his target annual bonus attributable to individual performance (which would equate to 24% of his total target bonus). An individual who received an achievement percentage of 100% would receive 100% of the portion of his target annual bonus attributable to individual performance (which would equate to 30% of his total target bonus). An individual who received an achievement percentage of 120% would receive 120% of the portion of his target annual bonus attributable to individual performance (which would equate to 36% of his total target bonus).

Based on our 2009 financial performance, and in particular our significantly exceeding our December 31, 2009 target cash balance, our compensation committee chose not to perform an individual-by-individual analysis of each of our NEOs’ performance during 2009 for the purpose of assessing his contribution to our overall corporate performance. Rather, our compensation committee considered the assessment, provided by our chief executive officer, that each of our NEOs performed his job responsibilities at a high level during 2009, while also noting Mr. O’Neil’s responsibility, as our former vice president, worldwide sales, for our total revenue, which was above the threshold, but below the target, for the year. Based on this assessment and our 2009 financial performance, our compensation committee determined that each of the NEOs, other than Mr. O’Neil, would receive 100% of his target bonus amount attributable to individual performance. In view of our 2009 revenue performance, our compensation committee determined that Mr. O’Neil would receive 85% of his target bonus amount attributable to individual performance.

Special Discretionary Cash Bonuses

For 2009, in consultation with DolmatConnell, our compensation committee also exercised its discretion to pay special discretionary bonuses to our NEOs to reward performance that the committee believed contributed to our 2009 financial performance, particularly our 2009 year-end cash balance. In this regard, the committee acknowledged that the portion of the NEOs’ 2009 cash bonus plans based on corporate objectives did not reward achievement of a year-end cash balance above the target level (unlike the portion based on revenue, which rewarded achievement above the 2009 target level). In recognition of the significant degree by which the company exceeded the target 2009 year-end cash balance, the committee chose to award a special discretionary bonus to Messrs. Tessler, Tholen and Hoffpauir, in an amount equal to approximately 66% of their respective target bonuses. The net effect of this special discretionary bonus was that these NEOs received a total cash bonus for 2009 equal to 150% of their respective target bonuses for the year. In electing not to provide a similar bonus to Mr. O’Neil, our compensation committee considered that Mr. O’Neil’s employment by the company ended on December 31, 2009.

Negative Discretion

In addition to the ability to award special discretionary bonuses, our compensation committee also may, in certain circumstances, exercise discretion to reduce a bonus that an officer is otherwise entitled to under the bonus plan, although the committee did not do so for 2009.

Equity Incentive Compensation

For all NEOs, we utilize stock options and other equity-based awards to reward long-term performance and incentivize retention, thereby allowing the NEOs to share in our corporate performance. Authority to make equity grants to NEOs rests with our compensation committee, although, as noted above, our compensation committee intends to continue to consider the recommendations of our chief executive officer for grants to all other executive officers following the completion of this offering.

Historically, equity-based compensation has been our primary long-term incentive compensation component. We believe that equity-based compensation has and will continue to be a significant part of our NEOs’ total compensation packages. We believe that both time-based and, when appropriate, performance-based, vesting, along with shared financial success motivates our NEOs to grow revenue and earnings, enhance stockholder value and align the interests of our stockholders and executives over the long-term. The vesting feature of our equity-based awards contributes to NEO retention since this feature provides an incentive to our NEOs to remain with the company during the vesting period. We have not established any formal stock ownership guidelines, nor do we have any program, plan or obligation that requires us to grant equity compensation on specified dates, although our compensation committee may elect to do so following the completion of this offering. To date, we have used stock options, restricted stock and RSUs in our awards to our NEOs and we expect that our compensation committee may also consider other alternative forms of equity-based awards in the future.

We customarily make option grants in connection with a new hire. For the last several years, our compensation committee has also reviewed the equity holdings of our NEOs on an annual basis. This review takes into account a number of factors, including job performance and retention goals. In that regard, our compensation committee believes that, at any given time, a meaningful amount of our NEOs’ equity should be unvested. Upon completion of this review, where our compensation committee has determined it to be appropriate, we have made retention equity grants to our NEOs. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Prior to this offering, the fair market value of our common stock, in connection with option grants to our NEOs, was based upon our compensation committee’s determination of the fair market value of our common stock on the date of grant. Following the completion of this offering, the fair market value of our common stock will be based on the public trading price of our common stock on the date of grant.

Although we have not previously adopted any policy regarding the use of restricted stock as opposed to stock options, our 1999 Stock Incentive Plan allowed, and 2009 Equity Incentive Plan allows, us to make grants of restricted stock. In connection with our July 2007 hiring of Mr. Tholen as our Chief Financial Officer, our compensation committee approved a grant of 333,333 shares of restricted common stock to Mr. Tholen (in addition to a stock option grant to purchase 666,667 shares of common stock). The shares of restricted stock are subject to a vesting schedule under which we may redeem any unvested shares following the termination of Mr. Tholen’s employment at no cost. We may consider additional grants of restricted stock in the future to NEOs, although at this time we have no current plans to make any such grants.

2009 Restricted Stock Unit Grants and Stock Option Exchange Offer

During 2009, our compensation committee determined not to raise salaries or grant annual stock options to our NEOs but undertook two related actions. First, in March 2009, in lieu of salary increases, our compensation committee approved a new form of equity grant to certain of our NEOs and other non-executive officers of the company. While historically, our equity awards have generally been made in the form of stock options, our compensation committee determined to make these grants in the form of RSUs, which we refer to as the 2009 RSUs. These RSUs, which have a term of ten years and are settled in shares of our common stock, vest only upon the earlier of the following events, subject in either case to the recipient’s continued service through the date of the event:

•	an initial public offering; or

•	a change in control of the company, assuming that the consideration received in the change in control transaction is cash or freely-tradable registered shares.

In accordance with the terms of these awards, each NEO is permitted to elect to have a portion of the shares that would otherwise be issued upon vesting of the awards withheld by the company to satisfy the recipient’s statutory minimum federal, state and local income and employment tax obligations incurred in connection with the vesting of the awards.

Our compensation committee believed that the use of this form of award, as opposed to stock options, would be viewed as advantageous by the recipients, because the awards have value regardless of the change in the value of our common stock. Furthermore, our compensation committee believed that the use of these particular RSUs, as opposed to other forms of full value awards such as restricted stock, would be viewed as advantageous from a tax perspective by the recipients, because they would only create taxable income to the recipient upon the occurrence of a liquidity event. From the perspective of the company and its stockholders, our compensation committee believed that using these forms of awards would also help to reinforce a desire to drive the company towards a liquidity event for our stockholders, many of whom have held our shares for a lengthy period. These grants were made to all of our then-serving NEOs with the exception of Mr. O’Neil, since Mr. O’Neil had recently joined the company and was not eligible for a salary increase in 2009.

Second, our compensation committee took note of the challenging economic conditions and continued economic uncertainty and the associated decline of the fair market value of our common stock. Our compensation committee noted that many of our employees, including our NEOs, held stock options with exercise prices that were, as a result of these factors, out of the money, in some cases significantly so, and therefore were not providing adequate incentive and retention value. As a result, in March 2009, our compensation committee approved a program, which was completed in June 2009, to allow all employees (including NEOs) to voluntarily exchange outstanding stock options having a per share exercise price in excess of $0.40 for new stock options having a per share exercise price of $0.40, which our compensation committee determined to be the fair market value of a share of our common stock on the date that the new stock options were granted.

These new options had a 10 year term. The vesting schedule of the new options issued to our NEOs is as follows:

•	the portion of any new option issued to our NEOs in exchange for options vested prior to March 1, 2009 was fully vested on issuance; and

•	the portion of any new option issued to our NEOs in exchange for options that had not yet vested prior to March 1, 2009 will vest in accordance with the original vesting schedule of the exchanged options. These portions of the new options, therefore, fully vest on the original final vesting dates of the exchanged options.

Each of our NEOs, with the exception of Mr. O’Neil (whose stock option already had an exercise price of $0.40 per share) participated in the offer and exchanged all of his options that were eligible to be exchanged in the offer. We believe that, as a result of this program, we have provided a significant incentive to participants, including our NEOs, to continue to provide services to us and contribute to the ongoing value creation for our stockholders.

Further information about the stock options and RSUs that were granted to each of the NEOs during 2009 is reflected in the 2009 Grants of Plan-Based Awards table below. Additional information concerning all options, restricted stock and RSUs held by the NEOs as of December 31, 2009 is included in the Outstanding Equity Awards at December 31, 2009 table below. Additional information concerning the vesting of restricted stock held by Mr. Tholen during 2009 is set forth in the Stock Option Exercises and Stock Vested in 2009 table below.

2010 RSU Grants

In connection with our compensation committee’s determination of 2009 cash bonuses, in February 2010, the committee also elected to reward the performance of Messrs. Tessler, Tholen and Hoffpauir through the grant of an aggregate of 600,000 RSUs, which we refer to as the 2010 RSUs, as outlined below:

•	Mr. Tessler: 250,000 RSUs

•	Mr. Tholen: 175,000 RSUs

•	Mr. Hoffpauir: 175,000 RSUs

The committee determined to make these awards to Messrs. Tessler, Tholen and Hoffpauir in recognition of their contributions to our 2009 performance, particularly their efforts in leading the company through the 2009 worldwide recession and contributing to our significant overachievement with respect to its 2009 year-end cash balance. These RSUs have a term of 10 years and are settled in shares of our common stock. These RSUs will vest in two equal annual installments following the date of grant assuming the occurrence of an initial public offering or a change in control of the company where the consideration received in the change in control transaction is cash or freely-tradable registered shares. Additionally, the vesting schedule will accelerate in full if the NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change of control of the company. Except for the foregoing, the vesting of the award is subject to the NEO’s continuous service through the vesting date.

2010 IPO RSU Grants

In addition, in February 2010, the committee also elected to incentivize Messrs. Tessler, Tholen and Hoffpauir through the grant of an aggregate of 150,000 RSUs, which we refer to as the 2010 IPO RSUs, as outlined below:

•	Mr. Tessler: 50,000 RSUs

•	Mr. Tholen: 50,000 RSUs

•	Mr. Hoffpauir: 50,000 RSUs

The committee determined to make these awards to Messrs. Tessler, Tholen and Hoffpauir to incentivize them to lead BroadSoft through its initial public offering and beyond the offering as a public company. These RSUs have a term of 10 years and are settled in shares of our common stock. These RSUs vest over four years following the date of grant assuming the occurrence of an initial public offering. Additionally, the vesting schedule will accelerate in full if, following an IPO, the NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the company. Except for the foregoing, the vesting of the award is subject to the NEO’s continuous service through the vesting date.

Other Compensatory Benefits

We believe it is appropriate and necessary for recruitment and retention to provide our NEOs with other forms of compensatory benefits, including the following:

Severance and Change of Control Benefits

Neither our 1999 Stock Incentive Plan nor our 2009 Equity Incentive Plan include, as a default provision, any acceleration to the equity vesting schedule upon termination of the holder, but they do provide our board of directors or our compensation committee with the discretion to provide for acceleration of the equity vesting schedule in individual cases. Our board of directors or compensation committee has on occasion approved acceleration of all or a portion of the equity vesting schedule for certain employees in connection with their departure from the company. For our NEOs, all stock options and restricted stock awards granted under the 1999 Stock Incentive Plan include a provision accelerating the vesting schedule in full if a change in control occurs and the NEO is terminated without cause within one year of the consummation of the change in control. Under our 2009 Equity Incentive Plan, the stock options granted to our NEOs include a provision accelerating the option vesting schedule in full if a change in control occurs and the NEO is terminated without cause or resigns from employment for good reason within one year after the consummation of the change in control. Additionally, the 2009 RSUs, 2010 RSUs and 2010 IPO RSUs include provisions accelerating the vesting schedule in full upon certain events, as described above under “Equity Incentive Compensation — 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer,” “Equity Incentive Compensation — 2010 RSU Grants” and “Equity Incentive Compensation — 2010 IPO RSU Grants.”

Our compensation committee has approved the execution of agreements with each of our NEOs that contain severance provisions providing for continued payment of salary and provision of certain benefits for a specified period of time, in the event that the NEO were to be terminated without cause or resigned for good reason within one month prior to, or one year after, a change in control of the company. These severance agreements are generally identical, although the length of time for which salary and benefits shall be continued varies by officer. These agreements are described below under “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control — Severance Agreements.”

Our compensation committee determined to provide these arrangements to mitigate some of the risk that exists for executives working in a small, dynamic startup company such as ours, an environment where there is a reasonable likelihood that we may be acquired. These arrangements are intended to retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements and mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these NEOs may not be required by the acquirer following the acquisition. For quantification of these severance and change of control benefits, please see “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control” below.

Other Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, accidental death and dismemberment insurance, business travel accident insurance, business travel medical insurance, an employee assistance program and our 401(k) plan, in each case on substantially the same basis as other employees in the geographical location where they are based. We do not provide any retirement benefits separate from our 401(k) plan.

Our employees in international offices generally have somewhat different employee benefit plans than those we offer domestically, typically based on the competitive and regulatory requirements of their respective countries of domicile.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our NEOs.

Accounting and Tax Considerations

While our compensation committee generally considers the financial accounting and tax implications of its executive compensation decisions, historically neither element has been a material consideration in the compensation awarded to our NEOs.

In accordance with guidance applicable to stock-based compensation, we measure stock-based compensation expense based on the fair value of the award on the date of grant and we recognize this expense over the vesting period of the award. For our historical option awards, this has resulted in a non-cash compensation charge being incurred over the vesting periods of the options. Applicable accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

In the case of the 2009 RSUs, because these awards are subject to a performance condition, which is a liquidity event outside of our control, the outcome of the performance condition, and therefore the vesting of the RSUs, is not considered “probable” until the event occurs. As a result, no portion of the grant date fair value of these awards is being recognized. Upon the completion of this offering, the performance condition will be satisfied and the RSUs will then vest, subject to the recipients’ continued service through such date. This will result in a non-cash stock-based compensation expense, which we will recognize in the quarter in which we complete this offering, and which we expect will be approximately $0.3 million.

In the case of the 2010 RSUs and the 2010 IPO RSUs, these awards are subject to both a performance condition and a service-based condition. Because the performance condition is a liquidity event, which is outside of our control, the outcome of the performance condition, and therefore the vesting of these RSUs, is not considered “probable” until the event occurs. As a result, no portion of the grant date fair value of these awards is being recognized. Upon the completion of this offering, the performance condition will be satisfied and the vesting of these RSUs will be considered “probable.” These RSUs will then begin to vest over the remaining service period of the awards, subject to the recipients’ continued service through such vesting dates. This will result in a non-cash stock-based compensation expense, which we expect will be approximately $0.8 million, that we will recognize beginning upon the completion of this offering through the applicable service periods of the 2010 RSUs and the 2010 IPO RSUs.

As a result of the stock option exchange offer conducted in 2009, the remaining unrecognized compensation expense for the exchanged options will be expensed over the original vesting period of the exchanged options. In accordance with applicable accounting guidance, we determined the incremental value of the replacement options, as compared to the surrendered options, at the time of grant and we are also recognizing this incremental value over the vesting schedule of the replacement options.

Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our compensation decisions. We structure cash bonus compensation and sales commissions so that they are taxable to our employees, including our NEOs, at the time they are paid. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to stock option awards, while any gain recognized by employees and other service providers from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible by us if there is no disqualifying disposition by the optionee. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Internal Revenue Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Section 162(m) of the Code, which will become applicable to us after the closing of this offering, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and three other highest paid officers (excluding the Chief Financial Officer) in office at fiscal year-end. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2009 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during 2009.

							Non-Equity
							Incentive Plan
	Salary	Bonus	Stock		Option		Compensation	Total
Name and Principal Position	(1)	(2)	Awards		Awards		(3)	(4)

Michael Tessler,	$276,058	$191,120	$0	(7)	$384,299	(8)	$108,880	$960,357
President and Chief Executive Officer
James Tholen,	225,865	95,560	0	(7)	151,180	(8)	54,440	527,046
Chief Financial Officer
Scott Hoffpauir,	200,769	86,004	0	(7)	181,063	(8)	48,996	516,832
Chief Technology Officer
Robert O’Neil,	347,908 (6)	25,560	—		259,455	(9)	54,440	687,363
Former Vice President, Worldwide Sales (5)

(1)	Amounts in this column reflect base salary for each of the NEOs plus, in the case of Mr. O’Neil, sales commissions earned with respect to 2009. Amounts in this column also include any salary contributed by the NEO to our 401(k) plan.

(2)	Amounts in this column represent for Messrs. Tessler, Tholen and Hoffpauir: (a) the discretionary portion of the individual’s 2009 cash bonus attributable to individual performance and (b) the special discretionary cash bonuses awarded for 2009 as described in “Compensation Discussion and Analysis — Compensation Components — Cash Bonus Programs — Special Discretionary Bonuses.” In the case of Mr. O’Neil, the amount represents the discretionary portion of his 2009 cash bonus attributable to individual performance.

(3)	Amounts in this column represent the cash payment made to the NEO in respect of our achievement of corporate performance objectives, and consist of: (a) 56% of the portion of the

NEO’s target bonus attributable to the 2009 total revenue corporate performance objective and (b) 100% of the portion of the NEO’s target bonus attributable to the year end cash on hand objective. For additional information regarding the calculation of these amounts, see “Compensation Discussion and Analysis — Compensation Components — Cash Bonus Programs — Annual Bonus Plans — Corporate Performance Objectives.”

(4)	The dollar values in this column for each NEO represent the sum of all compensation referenced in the preceding columns.

(5)	Mr. O’Neil’s employment by the company ended on December 31, 2009. Under the terms of a separation agreement we entered into with Mr. O’Neil in January 2010, we agreed to make severance payments to Mr. O’Neil equal to six months of his then-current base salary and to provide him with continued health insurance benefits for a period of six months.

(6)	Consists of base salary of $250,962 and aggregate sales commissions of $96,946.

(7)	Represents the fair value of RSUs issued to the NEO on the date of grant. These awards are subject to performance-based vesting, as described in detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” below. Because these awards are subject to a performance condition, the amounts in the column reflect the value of the awards based on the probable outcome of the performance condition of the awards on the date of grant. Because the performance condition of the awards is a liquidity event, which is outside of our control, the outcome of the performance condition, and therefore the vesting of the RSUs, is not considered “probable” until the event occurs. As a result, the grant date fair value of the RSUs, for purposes of this table, is $0. Assuming that the performance conditions to the awards are met, based on a fair value of the common stock of $0.40 per share as of the grant date, the value of the awards as of the grant date would be $92,000 for Mr. Tessler, $128,000 for Mr. Tholen and $36,000 for Mr. Hoffpauir. For a discussion of the valuation of the common stock as of the grant date of the RSUs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Stock-Based Compensation.”

(8)	Represents the incremental fair market value, measured as of the date of grant, of stock options issued to the NEO pursuant to the stock option exchange offer described in greater detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” below. These options were valued using a binomial lattice pricing model. For a discussion of the assumptions used in valuing these awards, see Note 2 to the consolidated financial statements elsewhere in this prospectus.

(9)	Represents the grant date fair value of a stock option issued to Mr. O’Neil. The option was valued using a binomial lattice pricing model. For a discussion of the assumptions used in valuing the award, see Note 2 to the consolidated financial statements elsewhere in this prospectus.

2009 Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2009 under our performance-based bonus plans for each of the NEOs. The table also includes information with regard to each stock option and RSU granted to each NEO during 2009.

												All Other
												Option
												Awards:		Exercise	Grant Date
			Compensation							Estimated Future		Number of		Price of	Fair
			Committee		Estimated Potential Payouts Under					Payouts Under Equity		Securities		Stock	Value of
	Grant		Approval		Non-Equity Incentive Plan Awards (1)					Incentive Plan Awards		Underlying		Option	Option
Name	Date		Date		Threshold		Target		Maximum	Target		Options		Awards	Awards

Michael Tessler	—		3/17/2009		$ 35,000	(3)	$70,000	(3)	(3)
	—		3/17/2009		35,000	(4)	70,000	(4)	n/a
	4/29/2009	(2)	3/17/2009	(2)						$0	(5)
	6/10/2009		6/10/2009									2,112,500	(6)	$ 0.40	$ 384,299	(8)

James Tholen	—		3/17/2009		17,500	(3)	35,000	(3)	(3)
	—		3/17/2009		17,500	(4)	35,000	(4)	n/a
	4/29/2009	(2)	3/17/2009	(2)						0	(5)
	6/10/2009		6/10/2009									766,667	(6)	0.40	151,180	(8)

Scott Hoffpauir	—		3/17/2009		15,750	(3)	31,500	(3)	(3)
	—		3/17/2009		15,750	(4)	31,500	(4)	n/a
	4/29/2009	(2)	3/17/2009	(2)						0	(5)
	6/10/2009		6/10/2009									1,040,000	(6)	0.40	181,063	(8)

Robert O’Neil	1/30/2009		1/30/2009		17,500	(3)	35,000	(3)	(3)			1,275,000	(7)	0.40	259,455
	—		3/17/2009		17,500	(4)	35,000	(4)	n/a
	—		3/17/2009

(1)	Our annual cash bonus program is administered by our compensation committee to reward our NEOs. Under this program, our compensation committee determines a target annual bonus for each of the NEOs, depending upon the officer’s role within the company and his ability to influence our financial performance. In developing the bonus program for each year, our compensation committee establishes annual corporate performance objectives and allocates the target bonus for each NEO across these objectives. In 2009, our compensation committee allocated 70% of each individual’s target annual bonus to these corporate objectives and our compensation committee allocated the remaining 30% of each individual’s target bonus to a discretionary assessment of individual performance. The potential payments to the NEOs under the annual cash bonus program based on our corporate performance objectives are set forth in this table. The potential payments to the NEOs under the annual cash bonus program based on individual performance are not included in this table, because of the discretionary nature of this component of the annual bonuses. For more information regarding these bonuses, see “Compensation Discussion and Analysis — Compensation Components — Mix of Compensation — Cash Bonus Programs.”

(2)	This award was approved by our compensation committee on March 17, 2009, to be granted upon the board of directors’ adoption of the 2009 Plan, which occurred on April 29, 2009.

(3)	The amount shown in the “Threshold” column represents the amount that would have been paid to the executive officer for 2009 if we had achieved the threshold 2009 total revenue objective required for the payment of a bonus attributable to that objective under the bonus program for executive officers. The amount shown in the “Target” column represents the bonus amount attributable to that objective that would have been paid to the executive officer for 2009 if we had achieved the target 2009 total revenue objective under the bonus program. Under the program, the payout for achievement of 2009 total revenue between the threshold and target amounts would be prorated. The individuals were also eligible to receive an additional bonus equal to their ratable portion (based on their respective target bonuses) of a percentage of our revenue, if any, that exceeded the target level of the revenue objective. This additional revenue-based bonus potential was not capped. The actual payout amount attributable to 2009 total revenue objective is included in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table.

(4)	The amount shown in the “Threshold” column represents the amount that would have been paid to the executive officer for 2009 if we had achieved the threshold 2009 year-end cash on hand objective required for the payment of a bonus attributable to that objective under the bonus program for executive officers. The amount shown in the “Target” column represents the bonus amount attributable to that objective that would have been paid to the executive officer for 2009 if we had achieved the target 2009 year-end cash on hand objective under the bonus program. Under the program, the payout for achievement of 2009 year-end cash on hand between the threshold and target amounts would be prorated. Under the program, there was no payout for achievement of 2009 year-end cash on hand above the target amount. The actual payout amount attributable to 2009 year-end cash on hand objective is included in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table above.

(5)	Represents the fair value of RSUs issued to the NEOs on the date of grant. These awards are subject to performance-based vesting, as described in detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” below. Because these awards are subject to a performance condition, the amounts in the column reflect the value of the awards based on the probable outcome of the performance condition of the awards on the date of grant. Because the performance condition of the awards is a liquidity event, which is outside of our control, the outcome of the performance condition, and therefore the vesting of the RSUs, is not considered “probable” until the event occurs. As a result, the grant date fair value of the RSUs, for purposes of this table, is $0. Assuming that the performance conditions to the awards are met, based on a fair value of the common stock of $0.40 per share as of the grant date, the value of the awards as of the grant date would be $92,000 for Mr. Tessler, $128,000 for Mr. Tholen and $36,000 for Mr. Hoffpauir. For a discussion of the valuation of the common stock as of the grant date of the RSUs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Stock-Based Compensation.”

(6)	Represents the aggregate number of shares underlying options issued pursuant to the stock option exchange offer conducted during 2009 and described in greater detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” below. The portion of any new option issued in exchange for options that were vested prior to March 1, 2009 were fully vested on issuance. The portion of any new option issued in exchange for options that had not yet vested prior to March 1, 2009 vest in accordance with the original vesting schedule of the exchanged options. For additional information regarding the vesting schedule for the options, see “— Outstanding Equity Awards at December 31, 2009” below.

(7)	This award vested as to 25% of the shares on September 2, 2009, with the remainder vesting in 12 equal quarterly installments thereafter. Mr. O’Neil’s employment by the company ended on December 31, 2009. At such time, the unvested portion of this option immediately expired.

(8)	Represents the incremental fair market value of stock options issued pursuant to the stock option exchange offer described in greater detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” below. These options were valued using a binomial lattice pricing model. For a discussion of the assumptions used in valuing these awards, see Note 2 to the consolidated financial statements elsewhere in this prospectus.

2009 Restricted Stock Unit Grants and Stock Option Exchange Offer

During 2009, our compensation committee undertook two related actions. First, in March 2009, in lieu of salary increases, our compensation committee issued RSUs to certain of our NEOs. These RSUs, which have a term of ten years and are settled in shares of our common stock, vest only upon the earlier of an initial public offering or a change in control of the company, assuming that the consideration received in the change in control transaction is cash or freely-tradable registered shares, subject in either case to the NEO’s continued service through the date of the event.

In accordance with SEC regulations, the values included in the “Stock Awards” column of the 2009 Summary Compensation Table above represent the fair value of these awards based on the probable outcome of the performance conditions of the awards on the date of grant. Because the performance condition of the awards is a liquidity event, which is outside of our control, the outcome of the performance condition, and therefore the vesting of the RSUs, is not considered “probable” until the event occurs. As a result, the grant date fair value of the RSUs, for purposes of the foregoing tables, is $0. Assuming that the performance conditions to the awards are met, based on a fair value of the common stock of $0.40 per share as of the grant date, the value of the awards as of the grant date would be: $92,000 for Mr. Tessler; $128,000 for Mr. Tholen; and $36,000 for Mr. Hoffpauir. The value of the awards as of December 31, 2009 (assuming that the performance conditions to the awards are met), is set forth in the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested” column of the Outstanding Equity Awards at December 31, 2009 table below.

Second, as described in detail in “Compensation Discussion and Analysis” above, our compensation committee approved a program, which was completed in June 2009, to allow all employees, including our NEOs, to voluntarily exchange outstanding stock options having a per share exercise price in excess of $0.40 for new stock options having a per share exercise price of $0.40, which our compensation committee determined to be the fair market value of a share of our common stock on the date that the new stock options were granted. The new options issued to the NEOs expire 10 years from the date of grant. The portion of any new option issued to our NEOs in exchange for options that were vested prior to March 1, 2009 were fully vested on issuance. The portion of any new option issued to our NEOs in exchange for options that had not yet vested prior to March 1, 2009 vest in accordance with the original vesting schedule of the exchanged options. Each of our NEOs who held options with exercise prices above $0.40 per share participated in the offer and exchanged all of his options that were eligible to be exchanged in the offer. In accordance with SEC regulations, the values included in the “Option Awards” column of the 2009 Summary Compensation Table and the “Grant Date Fair Value of Option Awards” column of the 2009 Grants of Plan-Based Awards table above represent the incremental fair market value of stock options issued pursuant to the stock option exchange offer. These options were valued using a binomial lattice pricing model. For a discussion of the assumptions used in valuing these awards, see Note 2 to the consolidated financial statements elsewhere in this prospectus.

Outstanding Equity Awards at December 31, 2009

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2009. All of the stock options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested. This repurchase right permits us to repurchase any unvested shares from the applicable NEO at the lower of the exercise price paid by such NEO for the repurchased shares or the market value of such shares on the date of repurchase.

	Option Awards				Stock Awards
						Market	Equity Incentive	Equity Incentive
	Number of	Number of				Value of	Plan Awards:	Plan Awards:
	Securities	Securities			Number of	Shares	Number of	Market or Payout
	Underlying	Underlying			Shares	of Stock	Unearned	Value of
	Unexercised	Unexercised	Option	Option	of Stock That	That	Shares That	Unearned Shares
	Options	Options	Exercise	Expiration	Have Not	Have Not	Have Not	That Have Not
Name	(Exercisable)	(Unexercisable)	Price	Date	Vested	Vested	Vested	Vested

Michael Tessler	525,000	—	$0.13	5/30/2012		$	230,000 (7)	$190,900 (8)
	275,000	—	0.13	12/19/2013
	2,112,500 (1)	—	0.40	6/10/2019

James Tholen	766,667 (2)	—	0.40	6/10/2019	145,833 (5)	121,041 (6)	320,000 (7)	265,600 (8)

Scott Hoffpauir	175,000	—	0.13	5/30/2012			90,000 (7)	74,700 (8)
	250,000	—	0.13	12/19/2013
	1,040,000 (3)	—	0.40	6/10/2019

Robert O’Neil	398,437 (4)	—	0.40	3/31/2010

(1)	Of the 2,112,500 shares underlying these options, 1,281,250 shares were vested as of December 31, 2009. The remaining 831,250 shares vest at various rates through April 29, 2012.

(2)	Of the 766,667 shares underlying these options, 412,500 shares were vested as of December 31, 2009. The remaining 354,167 shares vest at various rates through April 29, 2012.

(3)	Of the 1,040,000 shares underlying these options, 633,749 shares were vested as of December 31, 2009. The remaining 406,251 shares vest at various rates through April 29, 2012.

(4)	Represents the vested portion of Mr. O’Neil’s option as of December 31, 2009. Mr. O’Neil’s employment by the company ended on December 31, 2009, at which time the unvested portion of this option immediately expired.

(5)	Represent shares of restricted stock issued to Mr. Tholen in August 2007 that remained unvested as of December 31, 2009. These unvested shares vest in seven equal quarterly installments between January 11, 2010 and July 11, 2011.

(6)	Represents the market value of the unvested shares as of December 31, 2009, based on the estimated fair market value of our common stock of $0.83 per share, as of December 31, 2009.

(7)	Represents the RSUs granted in 2009. These RSUs, which are settled in shares of our common stock, vest only upon the occurrence of certain specified “liquidity events,” as described in greater detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” above.

(8)	Represents the market value of the shares underlying the RSUs as of December 31, 2009, based on the estimated fair market value of our common stock of $0.83 per share on such date.

Stock Option Exercises and Stock Vested in 2009

The following table shows information regarding vesting of stock awards held by our NEOs during 2009. None of our NEOs exercised stock options during 2009.

Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting	Vesting

Michael Tessler	—	$—
James Tholen	83,333	38,541 (1)
Scott Hoffpauir	—	—
Robert O’Neil	—	—

(1)	The value realized upon vesting was calculated by multiplying, as of each vesting date, the number of shares that vested on such date by the FMV of our common stock, based on our most recent estimate of the FMV as of the vesting date.

Pension Benefits

Our NEOs did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2009.

Nonqualified Deferred Compensation

Our NEOs did not earn any nonqualified deferred compensation benefits from us during 2009.

Potential Payments and Acceleration of Equity upon Separation in Connection with a Change in Control

Severance Agreements

We have agreements with each of our NEOs that contain severance provisions providing for continued payment of salary and provision of certain benefits for a specified period of time, in the event that the named officer were to be terminated without cause or resigned for good reason within one month prior to, or one year after, a change in control of the company.

For purposes of these agreements, the term “change in control” means:

•	the acquisition by any person of greater then 50% of the combined voting power of the company, subject to certain exceptions;

•	the consummation of a merger, consolidation or similar transaction involving the company that results in the stockholders of the company immediately prior to such transaction owning less than 50% of the combined outstanding voting power of the surviving entity; or

•	the sale, lease, exclusive license or other disposition of all or substantially all of the company’s consolidated assets unless the disposition is to an entity, more than 50% of the combined voting power of which is held by company stockholders in the same proportions as their ownership of company voting securities immediately prior to the transaction.

For purposes of these agreements, the term “cause” means:

•	the NEO’s commission of a felony;

•	any act or omission of the NEO constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the company;

•	the NEO’s violation of company policy that causes material harm to the company;

•	the NEO’s material breach of any written agreement between the NEO and the company that, if curable, remains uncured after notice; or

•	the NEO’s breach of fiduciary duty.

For purposes of these agreements, the term “good reason” means any of the following, without the NEO’s consent:

•	a material diminution of the NEO’s responsibilities or duties (provided that the acquisition of the company and subsequent conversion of the company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of the NEO’s responsibilities or duties);

•	a reduction in the level of the NEO’s base salary;

•	a relocation of the office at which the NEO is principally based to a location outside the Washington, D.C. metropolitan area;

•	a failure of a successor in a change in control to assume the agreement; or

•	our material breach of any written agreement between the NEO and us.

Notwithstanding the foregoing, any actions we take to accommodate a disability of the NEO or pursuant to the Family and Medical Leave Act shall not be “good reason” for purposes of the agreement. Additionally, before the NEO may terminate employment for “good reason,” the NEO must notify us in writing within 30 days after the initial occurrence of the event, condition or conduct giving rise to the “good reason,” we must fail to remedy or cure the alleged “good reason” within the 30-day period after receipt of such notice (if capable of being cured within the 30-day period) and, if we do not cure the “good reason” (or it is incapable of being cured within such 30-day period), then the NEO must terminate employment by no later than 30 days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such 30-day period, within 30 days after initial notice to us of the violation).

To receive any of the severance benefits under these agreements, the NEO would be required to execute, and not revoke, a release of claims against BroadSoft, its parents, subsidiaries, directors, executive officers and other related parties and comply with the provisions of the release, including confidentiality and non-disparagement provisions.

These agreements are generally identical, although the length of time for which salary and benefits shall be continued varies by NEO. Our compensation committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Equity Awards

In addition to the severance agreements described above, each of our NEOs also holds unvested equity awards that, pursuant to the terms of the awards, would vest upon the occurrence of certain events. In particular, under the terms of all unvested stock options held by Messrs. Tessler, Tholen and Hoffpauir, if the NEO is terminated without cause or resigns for good reason within one year after a change in control of the company, the vesting of all remaining unvested shares underlying the option will be accelerated. Additionally, under the terms of the 2010 RSUs, if an NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the company, the vesting of all remaining unvested 2010 RSUs granted to that NEO will be accelerated. Also, under the terms of the 2010 IPO RSUs, if an IPO has occurred, and thereafter an NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the company, the vesting of all remaining unvested 2010 IPO RSUs granted to that NEO will be accelerated. For purposes of these awards, the meanings of the terms “change in control,” “cause” and “good reason” are substantially the same as those under the change in control severance agreements described above.

Under the terms of the stock restriction agreement governing Mr. Tholen’s restricted stock, if we terminate Mr. Tholen’s employment without cause within one year after a change in control, all remaining unvested shares of restricted stock held by Mr. Tholen under the agreement will immediately vest.

For purposes of Mr. Tholen’s stock restriction agreement, the term “change in control” means:

•	the sale of all or substantially all of the assets or the sale of more than 50% of the outstanding capital stock of the company in a non-public sale;

•	the dissolution or liquidation of the company; or

•	the consummation of a merger, share exchange, consolidation or other reorganization or business combination of the company if, immediately after the transaction, either:

•	persons who were directors of the company immediately prior to the transaction do not constitute at least a majority of the directors of the surviving entity; or

•	persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the company immediately prior to the transaction.

For purposes of Mr. Tholen’s stock restriction agreement, the term “cause” means:

•	Mr. Tholen’s insubordination or willful failure to comply with the reasonable material directions of an officer of the company;

•	Mr. Tholen’s continued willful neglect or refusal to perform his duties or responsibilities (unless such duties or responsibilities are significantly and adversely changed and the individual has objected to such changes in a writing presented to an officer of the company); or

•	Mr. Tholen’s fraud, embezzlement, theft or other criminal act under United States law.

Under the terms of the stock option held by Mr. O’Neil as of December 31, 2009, if we were to terminate Mr. O’Neil’s employment without cause within one year after a change in control, all remaining unvested shares underlying his option would have immediately vested. However, because Mr. O’Neil’s employment by the company ended on December 31, 2009, the remaining unvested portion of this option immediately expired as of December 31, 2009. For purposes of this option, the terms “change in control” and “cause” had the same meanings as under Mr. Tholen’s restricted stock award.

The following table presents the potential payments to and benefits to be received upon employment termination by each of our NEOs if his employment was terminated in connection with a change in control of the company under circumstances described above, assuming that the triggering event occurred as of December 31, 2009.

Additional
					Acceleration	Additional Acceleration of
	Benefits upon Termination Without Cause or				of Equity	Equity Awards if Terminated
	Resignation For Good Reason (1)				Awards on	Without Cause Within One
	Within One Month Prior to, or One Year			Within One Year After a	Change in	Year After a Change in
	After a Change in Control			Change in Control	Control (2)	Control($) (3)
			Acceleration of	Acceleration	Acceleration	Acceleration of		Acceleration		Total
	Cash	Medical	2010 RSUs and	of Stock	of 2009	Restricted		of Stock		Possible
	Severance	Continuation	2010 IPO RSUs	Options	RSUs	Stock		Options		Benefits
Name	($)	($) (4)	($) (5)	($) (6)	($) (7)	($)		($)		($) (8)

Michael Tessler	$275,000	$12,077	$249,000	$357,438	$190,900	$—		$—		$1,084,415
James Tholen	168,500	9,058	186,750	152,292	265,600	121,041	(10)	—		903,241
Scott Hoffpauir	150,000	9,058	186,750	174,688	74,700	—		—		595,196
Robert O’Neil (9)	125,000	6,038	—	—	—	—		376,922	(11)	507,960

(1)	The benefits reflected in these columns are benefits that would be payable under the terms of the change in control severance agreements described in “— Severance Agreements” above and, in the case of Messrs. Tessler, Tholen and Hoffpauir, the terms of the 2010 RSUs and, subject to the prior completion of an IPO, the 2010 IPO RSUs and the unvested stock options held by such individuals as described in “— Equity Awards” above.

(2)	The benefits reflected in this column are benefits that would be payable under the terms of the 2009 RSUs upon a change in control transaction as described in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer.”

(3)	The benefits reflected in these columns are benefits that would be payable under the stock option held by Mr. O’Neil and Mr. Tholen’s stock restriction agreement.

(4)	The value of these continued benefits are calculated using the assumptions that we use for financial reporting purposes in accordance with GAAP.

(5)	Represents the aggregate fair market value of the shares underlying the 2010 RSUs and, subject to the prior completion of an IPO, the 2010 IPO RSUs that would accelerate if the NEO were to be terminated without cause or resign for good reason within one month prior to, or one year after, the occurrence of a change in control, valued as of December 31, 2009 (based on the estimated value of our common stock of $0.83 per share as of December 31, 2009). These awards were issued subsequent to December 31, 2009.

(6)	The value of stock options represents the value, calculated as of December 31, 2009, of all unvested in-the-money options held by Messrs. Tessler, Tholen and Hoffpauir that would accelerate if the NEO were to be terminated without cause or to resign for good reason, in either case, within one year after a change in control of BroadSoft. For purposes of this valuation, the value represents the difference between the aggregate fair market value of the shares of our common stock underlying the unvested options as of December 31, 2009 (based on the estimated value of our common stock of $0.83 per share as of December 31, 2009), and the aggregate exercise price of the unvested portion of the options.

(7)	Represents the aggregate fair market value of the shares underlying the 2009 RSUs that would accelerate upon the occurrence of a change in control as of December 31, 2009 (based on the estimated value of our common stock of $0.83 per share as of December 31, 2009).

(8)	The dollar values in this column for each NEO represent the sum of all compensation referenced in the preceding columns.

(9)	Mr. O’Neil’s employment by the company ended on December 31, 2009. Such termination did not trigger any of the benefits set forth in the table. However, we entered into a separation agreement with Mr. O’Neil that provided for certain benefits in connection with the termination of his employment. See “— Separation of Robert O’Neil” below.

(10)	Represents the aggregate fair market value of the unvested shares of restricted stock held by Mr. Tholen, as of December 31, 2009, that would accelerate if he were to be terminated without cause within one year after a change in control of the company (based on the estimated value of our common stock of $0.83 per share as of December 31, 2009).

(11)	The value of stock options represents the value of the unvested portion, as of December 31, 2009, of Mr. O’Neil’s stock option (before giving effect to Mr. O’Neil’s forfeiture of such unvested options as a result of the cessation of his employment on December 31, 2009) that would accelerate if he were to be terminated without cause within one year after a change in control of the company. For purposes of this valuation, the value represents the difference between the aggregate fair market value of the shares of our common stock underlying the unvested portion of the option as of December 31, 2009 (based on the estimated value of our common stock of $0.83 per share as of December 31, 2009), and the aggregate exercise price of the unvested portion of the option.

Separation of Robert O’Neil

Mr. O’Neil’s employment by BroadSoft ended on December 31, 2009. In connection with his departure, we entered into a separation agreement with Mr. O’Neil. Pursuant to his separation agreement, Mr. O’Neil received six months of continued base salary at the rate in effect as of December 31, 2009, and as described above, an annual bonus for 2009. We also agreed to provide Mr. O’Neil with continued health insurance benefits through June 30, 2010.

Employee Benefit Plans

The principal features of our equity incentive plans and our 401(k) plan are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which, other than the 401(k) plan, are filed as exhibits to the registration statement of which this prospectus is a part.

Amended and Restated 2009 Equity Incentive Plan

Our board of directors adopted our 2009 Equity Incentive Plan on April 29, 2009, and our stockholders subsequently approved the 2009 Equity Incentive Plan on April 30, 2009. Our board of directors adopted an amended and restated 2009 Equity Incentive Plan, or 2009 Plan, on          , 2010, which was subsequently approved by our stockholders on          , 2010.

Equity Awards. The 2009 Plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, which are referred to collectively as equity awards. Equity awards may be granted to employees, consultants and directors of the company and its affiliates. Only employees will be eligible to receive incentive stock options.

Share Reserve. The number of shares of common stock that may be issued pursuant to equity awards under the 2009 Plan was initially 2,354,298 shares. This number was subject to increase by up to an additional 18,310,052 shares, in the event that options that were outstanding under the 1999 Plan as of April 29, 2009 expire or otherwise terminate without having been exercised (in such case, the shares not acquired will revert to and become available for issuance under the 2009 Plan). As of December 31, 2009, due to reversions from the 1999 Plan, a total of 2,500,830 shares were available for future issuance, of which options to purchase 11,407,104 shares of common stock at a weighted average exercise price of $0.40 per share were outstanding and an additional 1,040,000 shares underlying RSUs were outstanding, and an additional 5,641,937 shares were still available to revert and become available for issuance under the 2009 Plan. The 2009 Plan also provides for annual increases in the number of shares available for issuance thereunder on the first day of each year, commencing on January 1, 2011, equal to the lesser of (a)     % of the total number of shares of our common stock outstanding on the last day of the immediately preceding calendar year or (b) a number of shares determined by our board of directors, but not in excess of          shares per year.

Administration. Our board of directors has delegated its authority to administer the 2009 Plan, except with respect to equity awards to be made to directors, to our compensation committee. Subject to the terms of the 2009 Plan, our board of directors or an authorized committee, referred to as the plan administrator, will determine recipients, dates of grant, the numbers and types of equity awards to be granted and the terms and conditions of the equity awards, including the period of exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration to be paid for restricted stock awards and the strike price of stock appreciation rights.

The plan administrator has the authority to:

•	reduce the exercise price of any outstanding option;

•	cancel any outstanding option and grant in exchange for one or more of the following:

•	new options covering the same or a different number of shares of common stock;

•	new stock awards;

•	cash; and/or

•	other valuable consideration; or

•	engage in any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2009 Plan and applicable law, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2009 Plan vest at the rate specified by the plan administrator.

Generally, the plan administrator determines the term of stock options granted under the 2009 Plan, up to a maximum of ten years (except in the case of certain incentive stock options, as described below). Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary generally may exercise any vested option for a period of 12 months in the event of disability, and 18 months in the event of death. In no event, however, may an option be exercised beyond the expiration of its term.

Incentive stock options may only be granted to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Unless the plan administrator determines otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for cash, past or future services rendered to us or an affiliate or any other form of legal consideration. Shares of common stock acquired under a restricted stock award may, but need not, be subject to forfeiture or to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which may not be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2009 Plan vests at the rate specified in the stock appreciation rights agreement as determined by the plan administrator. The plan administrator determines the term of stock appreciation rights granted under the 2009 Plan. If a participant’s service relationship with us, or any of our affiliates, ceases other than for cause, then the participant, or the participant’s beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation rights agreement) after the date such service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

Other Equity Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting and any repurchase rights associated with such awards.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustment will be made to (a) the class and number of shares reserved under the 2009 Plan, (b) the class and maximum number of shares by which the share reserve may increase automatically each year, (c) the class and maximum number of incentive stock options and performance stock awards that can be granted in any calendar year and (d) the class and number of shares and exercise or strike price, if applicable, of all outstanding equity awards.

Corporate transactions. In the event of certain significant corporate transactions, all outstanding equity awards under the 2009 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such equity awards, then our board of directors has the discretion to accelerate the vesting and exercisability of such equity awards and such equity awards will be terminated if not exercised prior to the effective date of the corporate transaction. Our board of directors may also provide that the holder of an outstanding equity award not assumed in the corporate transaction will surrender such equity award in exchange for a payment equal to the excess of (a) the value of the property that the optionee would have received upon exercise of the equity award, over (b) the exercise price otherwise payable in connection with the equity award.

Changes in control. Our board of directors has the discretion to provide that an equity award under the 2009 Plan will immediately vest as to all or a portion of the shares subject to the equity award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such equity award is assumed, continued or substituted by a surviving or acquiring entity in the transaction, or (b) in the event a participant’s service with us or a successor entity is terminated, actually or constructively, within a designated period following the occurrence of certain specified change in control transactions. In general, equity awards granted under the 2009 Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement.

1999 Stock Incentive Plan

Our board of directors and stockholders adopted the 1999 Plan on July 1, 1999. Since adoption, our board of directors and stockholders have approved a series of increases in the number of shares of common stock reserved for issuance under the 1999 Plan. Effective as of June 30, 2009, we were no longer able to grant new options under the 1999 Plan.

The 1999 Plan provided for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted and unrestricted stock awards, performance awards, and other stock-based awards, which we collectively refer to as awards, phantom stock or any combination of the foregoing. Our and our affiliates’ employees, officers, directors and consultants, were eligible to receive awards, except that incentive options could be granted only to employees.

As of December 31, 2009, there were an aggregate of 5,641,937 shares of common stock reserved for issuance under the 1999 Plan, which consisted of shares underlying outstanding options with a weighted average exercise price of $0.33 per share. An additional 2,220 shares issued pursuant to early exercise of stock options and 145,833 shares of common stock underlying unvested restricted stock are subject to repurchase.

If a stock option granted under the 1999 Plan expires or otherwise terminates without being exercised in full, or if a stock award subject to vesting is repurchased by the company, the shares not acquired pursuant to the stock option or the unvested shares repurchased shall become available for issuance under the 2009 Plan.

Administration. The compensation committee currently administers the 1999 Plan under the delegation of authority from the board of directors (with the exception of grants under the 1999 Plan made to directors, which are administered by the entire board). Subject to the terms of the 1999 Plan, the plan administrator:

•	determines the eligible persons to whom, and the time or times at which awards shall be granted;

•	determines the types of awards to be granted;

•	determines the number of shares to be covered by or used for reference purposes for each award;

•	imposes such terms, limitations, restrictions and conditions upon any such award as it deems appropriate;

•	modifies, amends, extends or renews outstanding awards, or accepts the surrender of outstanding awards and substitutes new awards;

•	accelerates or otherwise changes the time in which an award may be exercised or becomes payable and waives or accelerates the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the to the vesting or exercisability of an award following termination of any grantee’s employment or other relationship with us; and

•	establishes objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

Changes to capital structure. In the event there is a change in our capital structure, such as a stock split, reorganization, recapitalization, stock dividend, combination of shares, or the like, appropriate adjustments will be made to the number of shares and exercise price or strike price, if applicable, of all outstanding awards.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of employment and participants are able to defer up to 75% of their eligible compensation subject to applicable annual Code limits. The 401(k) plan permits us to make profit sharing contributions to eligible participants, although such contributions are not required. We have not historically made any matching contributions and do not currently contemplate making such matching contributions. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Contributions that we make, if any, are subject to a vesting schedule; employees are immediately and fully vested in their contributions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our amended and restated bylaws will also provide that, upon satisfaction of certain conditions, we shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of this offering (subject to potential extension or early termination), the sale of any shares under such plan would be subject to the lock-up agreement that the director or officer has entered into with the underwriters.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2007 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock (or any members of their immediate family) had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Management — Executive Compensation” and “Management — Director Compensation.” Share amounts have been retroactively adjusted to give effect to a  -for-   reverse stock split to be effected prior to the consummation of this offering.

Sales of Preferred Stock

Certain venture capital funds have purchased shares of our Series B-1 redeemable convertible preferred stock by exercising warrants we have previously granted. The table below sets forth the number of shares of Series B-1 redeemable convertible preferred stock purchased by our directors, executive officers and 5% stockholders and their affiliates:

	Number of Shares
	of Series B-1
	Redeemable
	Convertible	Aggregate
Purchaser	Preferred Stock	Purchase Price

Funds affiliated with Bessemer Venture Partners (1)	26,901	$122,276
Funds affiliated with Charles River Ventures (2)	33,000	149,998

(1)	Consists of 16,140 shares held by Bessemer Venture Partners IV, L.P. and 10,761 shares held by Bessec Ventures IV, L.P.

(2)	Consists of 30,571 shares held by Charles River Partnership IX, a limited partnership, 937 shares held by Charles River Partners IX-A, a limited partnership, 837 shares held by Charles River IX-B, LLC and 655 shares held by Charles River IX-C, LLC.

Registration Rights Agreement

We and some of our stockholders, including our preferred stockholders and certain of our executive officers, have entered into a registration rights agreement. This agreement allows these stockholders to require us to register the resale of their shares, under certain circumstances, following this offering. For a more detailed description of these registration rights, see “Description of Capital Stock — Registration Rights.”

Indemnification Agreements

Our amended and restated certificate of incorporation will contain provisions limiting the liability of directors, and our amended and restated bylaws will provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and our executive officers. For more information regarding these agreements, see “Executive Compensation — Limitations on Liability and Indemnification Matters.”

Change in Control Arrangements

We have entered into severance agreements with each of our executive officers. For more information regarding these agreements, see “Executive Compensation — Potential Payments and Acceleration of Equity upon Separation in Connection with a Change in Control — Severance Agreements.”

Stockholders’ Agreement

We are party to an amended and restated stockholders’ agreement, or the stockholders’ agreement, that we entered into with certain holders of our common stock and the holders of our redeemable preferred stock and redeemable convertible preferred stock. The stockholders’ agreement provides for, among other things, certain rights and restrictions with respect to transfers of stock by certain stockholders, certain rights to participate in our future equity issuances, certain special approvals for certain actions taken by the company and certain other covenants and agreements.

Pursuant to the stockholders’ agreement, these holders agreed to vote all shares of their capital stock of the company to cause and maintain the election to the board of directors of the company of:

•	one director nominated by the holders of a majority of the shares of Series A redeemable preferred stock and shares of Series B-1 redeemable convertible preferred stock then outstanding, voting as a single class (with each share of Series A redeemable preferred stock having one vote and each share of Series B-1 redeemable convertible preferred stock having that number of votes as is equal to the number of shares of common stock into which it is then convertible);

•	three directors nominated by the holders of a majority of the shares of Series C-1 redeemable convertible preferred stock then outstanding, voting together as a single class (one of whom will be designated by Grotech Partners VI, L.P. so long as it holds at least 6,800,000 shares of Series C-1 redeemable convertible preferred stock (as adjusted for stock splits, stock dividends, combinations and the like));

•	the then-incumbent chief executive officer; and

•	three directors, each of whom must be an independent director and who shall be (i) designated by the then-incumbent chief executive officer and (ii) approved by the holders of a majority of (A) outstanding shares of common stock held by parties to this stockholders’ agreement and (B) outstanding shares of Series A redeemable preferred stock, Series B-1 redeemable convertible preferred stock, Series C-1 redeemable convertible preferred stock and Series D redeemable convertible preferred stock held by parties to this stockholders’ agreement, voting as a single class (with each share of Series A redeemable preferred stock having one vote and each share of Series B-1 redeemable convertible preferred stock, Series C-1 redeemable convertible preferred stock and Series D redeemable convertible preferred stock having the number of votes as is equal to the number of shares of common stock into which each is then convertible).

The provisions of the stockholders’ agreement terminate upon the completion of this offering and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

Samuel Hoffpauir

Samuel Hoffpauir, who is the brother of Scott Hoffpauir, our Chief Technology Officer, is an employee of BroadSoft and holds the title of director, service development, in our research and development department. During 2007, 2008 and 2009, Samuel Hoffpauir earned aggregate cash compensation of $158,625, $167,115 and $165,558, respectively. In 2007, 2008 and 2009, he also received stock options to purchase 22,000 shares at an exercise price of $1.56 per share, 17,500 shares at an exercise price of $1.43 per share and 25,000 shares at an exercise price of $0.40 per share, respectively. In 2009, he participated in the option exchange offer, which was made available to all eligible directors, employees and certain consultants, to voluntarily exchange all of his outstanding stock options having a per share exercise price in excess of $0.40 for new stock options having a per share exercise price of $0.40, the fair market value on the date of grant. He exchanged all of his eligible stock options in the offer, which were exercisable for an aggregate of 74,500 shares of common stock, for stock options exercisable for the same number of shares. The incremental fair market value, measured as of the date of grant, of the new stock options he received was $12,899.

Polycom

One of our directors, Andrew M. Miller, has served as Executive Vice President, Global Field Operations for Polycom since July 2009. While we have not been a participant in any transaction or series of related transactions involving Polycom in which the dollar value exceeded $120,000, we work closely with Polycom. We collaborate on joint sales efforts to service providers as well as marketing campaigns to drive awareness of hosted solutions in the market. We have similar relationships with several other telecommunications equipment vendors in the ordinary course of our business.

Policy on Future Related Party Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the nominating and corporate governance committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Conduct.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2010, as adjusted to reflect the sale of common stock offered by us and the selling stockholders in this offering, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group;

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; and

•	each of the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after January 31, 2010 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. In the table below, the shares beneficially owned and the percentage of shares of common stock outstanding reflects:

•	the redemption and subsequent cancellation of all of our Series A redeemable preferred stock concurrently with the completion of this offering;

•	the conversion, immediately prior to the completion of this offering, of all outstanding Series B-1, C-1, D, E and E-1 redeemable convertible preferred stock into common stock; and

•	in the “Beneficial Ownership After the Offering” columns, the issuance of 980,000 shares underlying RSUs that will vest immediately upon completion of this offering.

The table below reflects and assumes the conversion of all outstanding shares of our Series D redeemable convertible preferred stock into 4,827,419 shares of common stock, which assumes no adjustment to the rate at which shares of Series D preferred stock convert into shares of common stock. In the event that our initial public offering price is less than $2.0715 per share, each share of Series D preferred stock would be converted into a number of shares of common stock determined by dividing $2.0715 by the initial public offering price. At the midpoint of the range listed on the cover page of this prospectus, each share of Series D preferred stock would convert into           shares of common stock. A $     increase in the assumed initial public offering price would decrease the number of shares by          ; a $     decrease in the assumed initial public offering price would increase the number of shares by          .

The number of shares of common stock deemed outstanding after this offering includes the shares of common stock being offered for sale by us in this offering.

	Beneficial Ownership				Beneficial Ownership
	Prior to the Offering (1)				After the Offering
		Options/
		Warrants				Number of
		Exercisable			Shares	Shares
		Within 60	Number of Shares		Offered	Beneficially
Name and Address of Beneficial Owner (2)	Common Stock	Days	Beneficially Owned	Percentage	Hereby	Owned	Percentage

Directors and Named Executive Officers

Michael Tessler (3)	2,430,341	2,912,500	5,342,841	4.6%

James A. Tholen (4)	333,333	766,667	1,100,000	1.0%

Scott D. Hoffpauir (5)	2,045,326	1,465,000	3,510,326	3.0%

Robert O’Neil (6)	0	398,437	398,437	*

Robert P. Goodman (7)	4,921,949	0	4,921,949	4.3%

John J. Gavin, Jr.	0	0	0	*

Douglas L. Maine (8)	0	150,000	150,000	*

John D. Markley, Jr.	0	0	0	*

Andrew M. Miller (9)	0	175,000	175,000	*

Joseph R. Zell (10)	14,416,161	—	14,416,161	12.6%

All directors and executive officers as a group (9 persons) (11)	24,147,110	5,469,167	29,616,277	24.8%

Principal and Selling Stockholders

Entities affiliated with Bessemer Venture Partners IV, L.P. (12)	26,539,246	0	26,539,246	23.3%
1865 Palmer Avenue, Suite 104 Larchmont, NY 10538

Grotech Partners VI, L.P. (13)	14,416,161	0	14,416,161	12.6%
c/o Grotech Capital Group 8000 Towers Crescent Drive, Suite 850 Vienna, VA 22182

Entities affiliated with Charles River Ventures (14)	14,263,980	0	14,263,980	12.5%
1000 Winter Street, Suite 3300 Waltham, MA 02451

Columbia Broadsoft Investors, LLC (15)	10,418,877	0	10,418,877	9.1%
c/o Columbia Capital, L.L.C. 201 N. Union Street, Suite 300 Alexandria, VA 22314

Entities affiliated with RRE Ventures (16)	7,632,085	0	7,632,085	6.7%
126 East 56th Street New York, NY 10022

*	Denotes less than 1%

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o BroadSoft, Inc., 220 Perry Parkway, Gaithersburg, MD 20877.

(3)	Includes 2,184,375 shares underlying immediately exercisable options that are vested within 60 days of January 31, 2010 and 728,125 shares underlying options that may be acquired pursuant to early exercise features of the options and that vest in accordance with the terms of the options. Any shares issued upon the exercise of unvested options are subject to a repurchase right in favor of the company if Mr. Tessler does not satisfy the option’s vesting requirements. In any event, shares acquired upon an early exercise may not be disposed of until the vesting period has been satisfied. Also includes 220,000 shares held by The Michael Tessler 1999 Irrevocable Trust for the benefit of the spouse and minor children of Mr. Tessler. Mr. Tessler’s brother-in-law, Howard D. Schwartz, is the trustee of The Michael Tessler 1999 Irrevocable Trust. Mr. Tessler disclaims beneficial ownership of any shares held by The Michael Tessler 1999 Irrevocable Trust.

(4)	Includes 125,000 shares of restricted stock that are not vested within 60 days of January 31, 2010, 460,417 shares underlying immediately exercisable options that are vested within 60 days of January 31, 2010 and 306,250 shares underlying options that may be acquired pursuant to early exercise features of the options and that vest in accordance with the terms of the options. The unvested shares of restricted stock are subject to forfeiture and any shares issued upon the exercise of unvested options, are subject to a repurchase right in favor of the company if Mr. Tholen does not satisfy the applicable vesting requirements. In any event, unvested restricted shares and shares acquired upon an early exercise may not be disposed of until the vesting period has been satisfied.

(5)	Includes 1,105,624 shares underlying immediately exercisable options that are vested within 60 days of January 31, 2010 and 359,376 shares underlying options that may be acquired pursuant to early exercise features of the options and that vest in accordance with the terms of the options. Any shares issued upon the exercise of unvested options are subject to a repurchase right in favor of the company if Mr. Hoffpauir does not satisfy the option’s vesting requirements. In any event, shares acquired upon an early exercise may not be disposed of until the vesting period has been satisfied. Also includes 100,000 shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust for the benefit of the minor children of Mr. Hoffpauir. Mr. Hoffpauir’s brother, Samuel Hoffpauir, is the trustee of The Scott D. Hoffpauir 2000 Family Irrevocable Trust. Mr. Hoffpauir disclaims beneficial ownership of any shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust.

(6)	Consists of 398,437 shares issuable upon the exercise of options exercisable within 60 days of January 31, 2010.

(7)	Consists of: 3,324,490 shares of common stock held by Plum Bush, Inc., an entity for which Mr. Goodman serves as President, over which he has sole voting and dispositive power; 1,267,416 shares of common stock held by Cove Ventures, LLC, or Cove, an entity for which Mr. Goodman serves as Managing Member, over which he has sole voting and dispositive power; 320,043 shares of common stock held by NB Group, LLC, or NBG, an entity for which Mr. Goodman serves as a Managing Member, over which he has shared voting and dispositive power with Jane Sarah Lipman; and 10,000 shares held by Deer Management Co. LLC, or Deer Management. The managing members of Deer Management are Mr. Goodman, J. Edmund Colloton, Rob S. Chandra, Robert M. Stavis, Jeremy Levine and David J. Cowan and they share voting and dispositive power over the shares held by Deer Management. Mr. Goodman disclaims beneficial ownership of the shares held by Cove, NBG and Deer Management except to the extent of his pecuniary interest in such shares.

(8)	Consists of 103,125 shares underlying immediately exercisable options that are vested within 60 days of January 31, 2010 and 46,875 shares underlying options that may be acquired pursuant to early exercise features of the options and that vest in accordance with the terms of the options. Any shares issued upon the exercise of unvested options are subject to a repurchase right in favor of the company if Mr. Maine does not satisfy the option’s vesting requirements. In any event, shares acquired upon an early exercise may not be disposed of until the vesting period has been satisfied.

(9)	Consists of 164,062 shares underlying immediately exercisable options that are vested within 60 days of January 31, 2010 and 10,938 shares underlying options that may be acquired pursuant to early exercise features of the options and that vest in accordance with the terms of the options. Any shares issued upon the exercise of unvested options are subject to a repurchase right in favor of the company if Mr. Miller does not satisfy the option’s vesting requirements. In any event, shares acquired upon an early exercise may not be disposed of until the vesting period has been satisfied.

(10)	Consists of 14,416,161 shares of common stock held by Grotech Partners VI, L.P., or Grotech Partners. The general partner of Grotech Partners is Grotech Capital Group VI, LLC, an entity for which Mr. Zell serves as a General Partner. Mr. Zell shares voting and dispositive power over the shares held by Grotech Partners with Frank A. Adams.

(11)	Includes: 4,017,603 shares underlying immediately exercisable options that are vested within 60 days of January 31, 2010; 1,451,564 shares underlying options that may be acquired pursuant to early exercise features of the options and that vest in accordance with the terms of the options; and 125,000 shares of restricted stock that are not vested within 60 days of January 31, 2010. See footnotes 3 through 5 and 7 through 10.

(12)	Consists of: 15,641,977 shares of common stock held by Bessemer Venture Partners IV, L.P., or Bessemer; 10,428,085 shares of common stock held by Bessec Ventures IV, L.P., or Bessec; 459,184 shares of common stock held by Deer IV & Co. LLC, or Deer IV; and 10,000 shares of common stock held by Deer Management. Deer IV is the general partner of both Bessemer and Bessec, and Deer Management is the management company of both Bessemer and Bessec. Robert H. Buescher, William T. Burgin, David J. Cowan, Christopher F.O. Gabrieli and G. Felda Hardymon are the managing members of Deer IV and share voting and dispositive power over the shares held by Deer IV, Bessemer and Bessec. The managing members of Deer Management (described in footnote 7) share voting and dispositive power over the shares held by Deer Management. Robert P. Goodman, one of our directors, has no voting or dispositive power with respect to shares held by Bessemer, Bessec or Deer IV and disclaims beneficial ownership of these shares. Mr. Goodman disclaims beneficial ownership of the shares held by Deer Management except to the extent of his pecuniary interest in such shares.

(13)	Consists of 14,416,161 shares of common stock held by Grotech Partners VI, L.P., or Grotech Partners. The general partner of Grotech Partners is Grotech Capital Group VI, LLC, an entity for which Mr. Zell serves as a general partner. Mr. Zell shares voting and dispositive power over the shares held by Grotech Partners with Frank A. Adams.

(14)	Consists of: 13,567,301 shares of common stock held by Charles River Partnership IX, LP, or CRP-IX; 240,174 shares of common stock held by Charles River IX-B LLC, or CR IX-B; 187,916 shares of common stock held by Charles River IX-C LLC, or CR IX-C; and 268,589 shares of common stock held by Charles River Partnership IX-A, LP, or CRP-IX-A. The general partner of each of CRP-IX and CRP-IX-A is Charles River IX GP, Limited Partnership, or CR IX GP LP. Each of Izhar Armony, Richard M. Burnes, Jr., Ted R. Dintersmith and Michael J. Zak is a general partner of CR IX GP LP and shares voting and dispositive power over the shares held by CR IX and CR IX-A. The manager of each of CR IX-B and CR IX-C is Charles River Friends, Inc., or CRF Inc. Charles River Ventures, Inc. is the sole shareholder of CRF Inc. The Board of Directors of Charles River Ventures, Inc. consists of

Izhar Armony, Richard M. Burnes, Jr., Ted R. Dintersmith and Michael J. Zak and each of the directors shares voting and dispositive power over the shares held by CR IX-B and CR IX-C.

(15)	Columbia Broadsoft Investors, LLC, or Columbia Broadsoft, is a special purpose entity formed for the sole purpose of investing in the company. The members of Columbia Broadsoft are Columbia Capital Equity Partners II (QP), L.P., Columbia Capital Equity Partners II (Cayman), L.P., Columbia Capital Equity Partners II, L.P., Columbia Capital Investors, L.L.C. and Columbia Capital Employee Investors, L.L.C., which we refer to collectively as the Columbia Fund Partnerships, and three individuals. The general partner or managing member, as applicable, of each of the Fund Partnerships is Columbia Capital Equity Partners, L.L.C. The manager of Columbia Broadsoft and Columbia Capital Equity Partners, L.L.C. is Columbia Capital, L.L.C. The managing members of Columbia Capital, L.L.C. are James B. Fleming, Jr., R. Philip Herget, III and Harry F. Hopper III and they share voting and dispositive power over the shares held by Columbia Broadsoft.

(16)	Consists of: 6,036,216 shares of common stock held by RRE Ventures III-A, L.P., or RRE Ventures III-A; 1,005,909 shares of common stock held by RRE Ventures Fund III, L.P., or RRE Ventures Fund; and 589,960 shares of common stock held by RRE Ventures III, L.P., or RRE Ventures. The general partner of each of RRE Ventures III-A, RRE Ventures Fund and RRE Ventures is RRE Ventures GP III, LLC. The general partners of RRE Ventures GP III, LLC are James D. Robinson III, James D. Robinson IV, Stuart J. Ellman and Andrew L. Zalasin and they share voting and dispositive power over the shares held by RRE Ventures III-A, RRE Ventures Fund and RRE Ventures.

DESCRIPTION OF CAPITAL STOCK

The description below of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part, and by the applicable provisions of Delaware law.

General

Upon the completion of this offering, our amended and restated certificate of incorporation will authorize us to issue up to           shares of common stock, $      par value per share, and           shares of preferred stock, $      par value per share. The following information reflects the filing of our amended and restated certificate of incorporation, the redemption of all outstanding shares of our Series A redeemable preferred stock upon completion of this offering and the conversion of all outstanding shares of our redeemable convertible preferred stock into shares of common stock upon the completion of this offering.

As of December 31, 2009, there were outstanding:

•	114,015,509 shares of common stock held by 254 stockholders, including 159,167 shares issued pursuant to early exercise of stock options and restricted stock grants that are subject to repurchase;

•	980,000 shares of common stock issuable upon vesting of RSUs immediately upon the completion of this offering;

•	60,000 shares of common stock issuable upon vesting of RSUs that will vest upon the expiration of the 180-day lock-up period for this offering; and

•	17,049,041 shares of common stock issuable upon exercise of outstanding options.

Our shares of common stock are not redeemable and, following the completion of this offering, will not have preemptive rights.

As of December 31, 2009, there were warrants outstanding for the purchase of an aggregate of 975,022 shares of common stock with a weighted average exercise price of $1.21 per share. For further details regarding outstanding warrants, see the section titled “— Warrants” below.

The foregoing information reflects and assumes the conversion of all outstanding shares of our Series D redeemable convertible preferred stock into 4,827,419 shares of common stock, which assumes no adjustment to the rate at which shares of Series D preferred stock convert into shares of common stock. In the event that our initial public offering price is less than $2.0715 per share, each share of Series D preferred stock would be converted into a number of shares of common stock determined by dividing $2.0715 by the initial public offering price. At the midpoint of the range listed on the cover page of this prospectus, each share of Series D preferred stock would convert into           shares of common stock. A $     increase in the assumed initial public offering price would decrease the number of shares by          ; a $     decrease in the assumed initial public offering price would increase the number of shares by          .

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

All outstanding shares of preferred stock will be converted to common stock immediately prior to the completion of this offering, other than 9,000,000 shares of our Series A redeemable preferred stock which will be redeemed and subsequently cancelled with a portion of the proceeds of this offering.

Upon the completion of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

We have no present plans to issue any shares of preferred stock.

Options, RSUs and Restricted Stock

As of December 31, 2009, under our 1999 Plan and 2009 Plan, options to purchase an aggregate of 17,049,041 shares of common stock (excluding 13,334 shares issued pursuant to early exercise of options) were outstanding, 1,040,000 shares were issuable upon the vesting of outstanding RSUs, 145,833 shares of unvested restricted stock were outstanding and 2,500,830 additional shares of common stock were available for future grant. For additional information regarding the terms of these plans, see “Management — Employee Benefit Plans.”

Warrants

As of December 31, 2009, we had the following warrants outstanding, all of which are exercisable immediately prior to the completion of this offering:

•	warrants to purchase an aggregate of 275,721 shares of our Series C-1 redeemable convertible preferred stock (which are convertible into 275,721 shares of our common stock) at an exercise price of $0.66 per share, with expiration dates of (a) the earlier of March 28, 2011 or the effective date of a qualifying change of control as defined in the warrant (with respect to 94,425 shares) and (b) the earlier of June 13, 2015 or the effective date of a qualifying change of control as defined in the warrant (with respect to 181,296 shares); and

•	a warrant to purchase an aggregate of 699,301 shares of our common stock at an exercise price of $1.43 per share, which expires on the earlier of September 26, 2015 or the second anniversary of the effective date of a qualifying initial public offering as defined in the warrant.

We have also granted registration rights to certain of our warrant holders, as more fully described below under “— Registration Rights.”

Registration Rights

We and the holders of our preferred stock and certain of our executive officers have entered into a fourth amended and restated registration rights agreement, or the registration rights agreement. This agreement provides those holders with customary demand and piggyback registration rights with respect to the shares of common stock currently held by them and issuable to them upon conversion of our convertible preferred stock in connection with our initial public offering.

Pursuant to the terms of our currently outstanding warrants, the holders of these warrants have customary piggyback registration rights with respect to the shares of common stock issued upon exercise of these warrants.

Demand Registration Rights

At any time after six months following the completion of this offering, the holders of shares of our common stock that are issued upon conversion of our convertible preferred stock may require us, on not more than three occasions and subject to other specified conditions and limitations, to file a registration statement under the Securities Act with respect to their shares of common stock if at least 1,000,000 shares of common stock are offered or the aggregate offering price of such shares will be not less than $3.0 million. In such event, we will be required to use our best efforts to effect the registration as soon as possible.

Piggyback Registration Rights

At any time after the completion of this offering, if we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, the holders of shares of common stock that are issued upon conversion of our convertible preferred stock, the founders of the company and the holders of shares of our common stock issuable upon the exercise of our currently outstanding warrants will each be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Registration on Form S-3

At any time after we become eligible to file a registration statement on Form S-3, the holders of shares of our common stock that are issued upon conversion of our convertible preferred stock will be entitled, upon their written request, to have such shares registered by us on a Form S-3 registration statement at our expense, provided that such requested registration has an anticipated aggregate offering size to the public of at least $0.5 million and we have not already effected a registration on Form S-3 within the preceding six-month period and subject to other specified conditions and limitations.

Expenses of Registration

We will pay all expenses relating to any demand or piggyback registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.

Termination of Registration Rights

The registration rights granted under the registration rights agreement will terminate with respect to shares held by a holder when those shares are sold pursuant to a registered public offering or pursuant to an exemption from the registration requirements of the Securities Act under which the transferee does not receive “restricted securities.”

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws to be in Effect Upon the Completion of this Offering

Our amended and restated certificate of incorporation to be in effect upon the completion of this offering, or our restated certificate, will provide for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our restated certificate and our amended and restated bylaws to be effective upon the completion of this offering, or our restated bylaws, will also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2/3% or more of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Our restated certificate and restated bylaws will also provide that all stockholder actions must be effected at a duly called meeting of stockholders and will eliminate the right of stockholders to act by written consent without a meeting, Our restated bylaws will also provide that only our board of directors, chairman of the board, chief executive officer or president (in the absence of a chief executive officer) or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our restated bylaws will also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and will specify requirements as to the form and content of a stockholder’s notice.

Our restated certificate and restated bylaws will provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2/3% or more of our outstanding common stock.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

ORIX Loan Agreement

Our loan and security agreement with ORIX Venture Finance LLC stipulates that we must comply with certain covenants and other restrictive provisions, including a covenant that restricts us from merging or consolidating with any other corporation or entity, as well as a change in control provision that does not permit the change in record or beneficial ownership of an aggregate of more than 35% of our equity interests as compared to our ownership on September 26, 2008 (other than as a result of a public offering of equity securities). We intend to use a portion of the net proceeds from this offering to repay the outstanding balance on the ORIX Loan and consequently terminate this agreement following the completion of this offering.

NASDAQ Global Market Listing

We have applied to list our common stock on The NASDAQ Global Market under the trading symbol “BSFT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is          . The transfer agent’s address is          .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed for our common stock. Future sales of shares of our common stock in the public market after this offering, and the availability of shares for future sale, could adversely affect the market price of our common stock prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nonetheless, sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise equity capital.

Based on the number of shares outstanding on          , 2010, upon completion of this offering,           shares of common stock will be outstanding, assuming no outstanding options or warrants are exercised. All of the shares of common stock sold in this offering, will be freely tradable without restrictions or further registration under the Securities Act, except for any shares sold to our “affiliates,” as that term is defined under Rule 144 under the Securities Act. The remaining           shares of common stock held by existing stockholders are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described below under Rule 144 or 701 promulgated under the Securities Act.

As a result of contractual restrictions described below and the provisions of Rules 144 and 701, the shares sold in this offering and the restricted securities will be available for sale in the public market as follows:

	Number of	Percent of
	Shares	Outstanding
Date	Eligible for Sale	Stock		Comment

At the date of this prospectus			%	Shares sold in this offering
Various dates up to 180 days after the date of this prospectus (1)			%	Shares excluded from lock-up agreements that may be sold solely to satisfy statutory minimum withholding taxes due upon exercise of expiring options
At 180 days after the date of this prospectus and various times thereafter (1)			%	Shares eligible for sale under Rules 144 and 701 upon expiration of lock-up agreements

(1)	The 180-day restricted period under the lock-up agreements may be extended under specified circumstances. See “— Lock-Up Agreements.”

Additionally, of the options to purchase           shares and warrants to purchase 975,022 shares of our common stock outstanding as of          , 2010, options and warrants exercisable for approximately           shares of common stock will be vested and eligible for sale 180 days after the date of this prospectus, which period is subject to potential extension under specified circumstances.

Rule 144

In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of the company who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

•	the restricted securities have been held for at least six months (including the holding period of any prior owner other than one of our affiliates);

•	we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•	we are current in our Exchange Act reporting at the time of sale.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after the completion of this offering based on the number of common shares outstanding as of , 2010; or

•	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Unlimited Resales by Non-Affiliates

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and in the section of this prospectus titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Form S-8 Registration Statements

As soon as practicable after the completion of this offering, we intend to file with the SEC one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our 1999 Plan and 2009 Plan. These registration statements will become effective immediately upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Lock-Up Agreements

In connection with this offering, we and all of our officers and directors and holders of substantially all of our outstanding stock and substantially all of our option and warrant holders have agreed that, without the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters, we and they will not, during the period ending 180 days (subject to potential extension under specified circumstances) after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

A limited number of holders of options to purchase shares of our common stock are permitted, without separate consent, to sell prior to the expiration of 180 days, the minimum number of shares of common stock as may be necessary to satisfy the optionee’s statutory minimum federal, state and local income and employment tax obligations incurred in connection with the exercise of stock options outstanding that would otherwise expire under their terms solely as a result of the occurrence of the expiration date of such options. These agreements are described below under the section titled “Underwriting.”

Registration Rights

Upon the completion of this offering, the holders of           shares of our common stock and common stock issuable upon the conversion of our preferred stock and 975,022 shares of our common stock issuable upon the exercise of outstanding warrants, or their transferees, will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Description of Capital Stock — Registration Rights” for additional information.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, final, temporary or proposed Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold shares of our common stock as capital assets.

This discussion does not address all aspects of U.S. federal income or estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of tax considerations arising under the laws of any non-U.S., state or local jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other pass-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership (or other pass-through entity for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in the partnership (or member in such other entity) will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock should consult its own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE LAWS OF

ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

In general, a “non-U.S. holder” is any beneficial owner of our common stock that is not a U.S. person. A “U.S. person” is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an entity that is disregarded as separate from its owner if all of its interests are owned by a single person described above.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy”, we currently do not anticipate paying dividends on our common stock in the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under the section titled “— Gain on Sale or Other Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or a lower rate specified by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by the applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder). To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying, under penalties of perjury, such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the

non-U.S. holder must furnish to us or our paying agent the required forms, including a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation (or non-U.S. entity treated as a corporation for U.S. federal income tax purposes) also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder who provides us with an IRS Form W-8BEN or Form W-8ECI must update the form or submit a new form, as applicable, if there is a change in circumstances that makes any information on such form incorrect. A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale or Other Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for the common stock, and, with respect to a non-U.S. holder who has not actually or constructively held (at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period) 5% or more of our common stock, the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation (or non-U.S. entity treated as a corporation for U.S. federal income tax purposes) also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, however, generally will not apply to distributions to a non-U.S. holder of the common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Proceeds from the disposition of common stock by a non-U.S. holder effected by or through a U.S. office of a broker will be subject to information reporting and backup withholding, currently at a rate of 28% of the gross proceeds, unless the non-U.S. holder certifies to the payor under penalties of perjury as to, among other things, its address and status as a non-U.S. holder or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-U.S. office of a broker. However, if the broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person who derives 50% or more of its gross income for specified periods from the conduct of a U.S. trade or business, a specified U.S. branch of a foreign bank or insurance company or a foreign partnership with certain connections to the United States, information reporting but not backup withholding will apply unless (i) the broker has documentary evidence in its files that the holder is a non-U.S. holder and other conditions are met or (ii) the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

An individual non-U.S. holder who is treated as the owner, or who has made certain lifetime transfers, of an interest in our common stock will be required to include the value of the common stock in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Proposed Legislation

Certain legislative proposals, if enacted in their current form, would substantially revise some of the rules discussed above, including with respect to certification requirements and information reporting. In the event of non-compliance with the revised certification requirements, withholding tax could be imposed on payments to non-U.S. holders of dividends or sales proceeds. It cannot be predicted whether, or in what form, these proposals will be enacted. Prospective investors should consult their own tax advisors regarding these proposals.

UNDERWRITING

The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Number of
Underwriters	Shares

Goldman, Sachs & Co.
Jefferies & Company, Inc.
Cowen and Company, LLC
Needham & Company, LLC

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional           shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and its officers, directors and holders of substantially all of the company’s common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of, pledge, or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives, provided, however, that a limited number of holders of options to purchase shares of our common stock are permitted, without separate consent, to sell prior to the expiration of 180 days, the minimum number of shares of common stock as may be necessary in order to satisfy the optionee’s statutory minimum federal, state and local income and employment tax obligations incurred in connection with the exercise of stock options outstanding which would otherwise expire under their terms solely as a result of the occurrence of the expiration date of such options. This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our common stock on The NASDAQ Global Market under the symbol “BSFT.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

The company and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     .

The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Cooley Godward Kronish LLP, Reston, Virginia. As of the date of this prospectus, GC&H Investments, LLC, an entity comprised of partners and associates of Cooley Godward Kronish LLP, beneficially owns 11,000 shares of our Series B-1 redeemable convertible preferred stock and 88,037 shares of our Series C-1 redeemable convertible preferred stock, which will be converted into 114,437 shares of our outstanding common stock upon completion of this offering. Pillsbury Winthrop Shaw Pittman LLP is acting as counsel to the underwriters in connection with certain legal matters relating to the shares of common stock being offered by this prospectus.

EXPERTS

The financial statements as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 of BroadSoft, Inc. included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Sylantro Systems Corporation for the period from January 1, 2008 through December 23, 2008 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the M6 Division of GENBAND Inc. for the period from January 1, 2008 through August 26, 2008 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

Upon completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC at its public reference facilities located at 100 F Street N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains periodic reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We intend to furnish our stockholders with annual reports containing audited financial statements and to file with the SEC quarterly reports containing unaudited interim financial data for the first three quarters of each fiscal year. We also maintain a website on the Internet at www.broadsoft.com. The reference to our web address does not constitute incorporation by reference of the information contained at or accessible through such site.

BROADSOFT, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BroadSoft, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements and Financial Statement Schedule:
Consolidated Balance Sheets as of December 31, 2008 and December 31, 2009	F-3
Consolidated Statements of Operations for the years ended December 31, 2007, December 31, 2008 and December 31, 2009	F-4
Consolidated Statements of Changes in Stockholders’ Deficit and Comprehensive Loss for the years ended December 31, 2007, December 31, 2008 and December 31, 2009	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2007, December 31, 2008 and December 31, 2009	F-6
Notes to Consolidated Financial Statements	F-7
Financial Statement Schedule	F-43

Sylantro Systems Corporation
Report of Independent Registered Public Accounting Firm	F-44
Consolidated Financial Statements:
Consolidated Statement of Operations for the period January 1, 2008 to December 23, 2008	F-45
Consolidated Statement of Changes in Stockholders’ Deficit and Comprehensive Loss for the period January 1, 2008 to December 23, 2008	F-46
Consolidated Statement of Cash Flows for the period January 1, 2008 to December 23, 2008	F-47
Notes to Consolidated Financial Statements	F-48

M6 Division
Report of Independent Registered Public Accounting Firm	F-61
Financial Statements:
Statement of Division Operations for the period January 1, 2008 to August 26, 2008	F-62
Statement of Changes in Division Equity (Deficit) for the period January 1, 2008 to August 26, 2008	F-63
Statement of Division Cash Flows for the period January 1, 2008 to August 26, 2008	F-64
Notes to Division Financial Statements	F-65

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BroadSoft, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of BroadSoft, Inc. and its subsidiaries (the “Company”) at December 31, 2008 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, during 2009 in accordance with new accounting guidance, the Company changed the manner in which it accounts for noncontrolling interests in subsidiaries.

/s/ PricewaterhouseCoopers LLP

McLean, VA
March 15, 2010

BroadSoft, Inc.

Consolidated Balance Sheets

	December 31,
	2008	2009
		Actual	Pro Forma
			(Unaudited)
	(In thousands, except share and per share data)

Assets
Current assets:
Cash and cash equivalents	$14,353	$22,869
Accounts receivable, net of allowance for doubtful accounts of $111 and $169 for the years ended December 31, 2008 and 2009, respectively	21,413	25,471
Other current assets	3,993	4,829

Total current assets	39,759	53,169

Long-term assets:
Property and equipment, net	2,343	1,563
Restricted cash	1,307	599
Intangible assets, net	3,563	3,163
Goodwill	3,969	4,728
Other long-term assets	4,867	3,441

Total long-term assets	16,049	13,494

Total assets	$55,808	$66,663

Liabilities, redeemable preferred stock and redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Notes payable and bank loans, current portion	$2,459	$4,536	$
Accounts payable and accrued expenses	13,103	11,903
Deferred revenue, current portion	18,279	33,806

Total current liabilities	33,841	50,245
Notes payable and bank loans	18,838	14,035
Deferred revenue	2,900	6,241
Other long-term liabilities	1,267	756

Total liabilities	56,846	71,277

Commitments and contingencies (Note 11)
Redeemable preferred stock and redeemable convertible preferred stock:
Series A redeemable preferred stock, par value $0.01 per share; 9,000,000 shares authorized, issued and outstanding at December 31, 2008 and 2009	4,320	4,320
Series B-1 redeemable convertible preferred stock, par value $0.01 per share; 3,533,200 shares authorized, issued and outstanding at December 31, 2008 and 2009	16,060	16,060
Series C-1 redeemable convertible preferred stock, par value $0.01 per share; 58,904,320 shares authorized and 58,628,599 shares issued and outstanding at December 31, 2008 and 2009	38,806	38,806
Series D redeemable convertible preferred stock, par value $0.01 per share; 4,827,419 shares authorized, issued and outstanding at December 31, 2008 and 2009	10,000	10,000
Series E redeemable convertible preferred stock, par value $0.01 per share; 2,500,000 shares authorized and 2,499,980 shares issued and outstanding at December 31, 2008 and 2009	2,500	2,500
Series E-1 redeemable convertible preferred stock, par value $0.01 per share; no shares authorized, issued or outstanding at December 31, 2008; 1,600,000 shares authorized and 1,500,000 shares issued and outstanding at December 31, 2009	—	1,500

Total redeemable preferred stock and redeemable convertible preferred stock	71,686	73,186
Stockholders’ (deficit) equity:
BroadSoft, Inc. stockholders’ (deficit) equity:
Common stock, par value $0.01 per share; 137,500,000 and 139,100,000 shares authorized at December 31, 2008 and 2009, respectively; 37,551,966 and 37,920,664 shares issued and outstanding at December 31, 2008 and 2009, respectively	375	379
Additional paid-in capital	16,284	20,024
Accumulated other comprehensive loss	(758)	(1,725)
Accumulated deficit	(88,625)	(96,474)

Total BroadSoft, Inc. stockholders’ (deficit) equity	(72,724)	(77,796)
Noncontrolling interest	—	(4)

Total stockholders’ (deficit) equity	(72,724)	(77,800)

Total liabilities, redeemable preferred stock and redeemable convertible preferred stock and stockholders’ deficit	$55,808	$66,663	$

The accompanying notes are an integral part of these consolidated financial statements.

BroadSoft, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2007	2008	2009
	(In thousands, except per share data)

Revenue:
Licenses	$46,328	$40,121	$37,942
Maintenance and professional services	15,272	21,708	30,945

Total revenue	61,600	61,829	68,887
Cost of revenue:
Licenses	4,899	4,404	4,432
Maintenance and professional services	7,270	8,649	12,142
Amortization of intangibles	400	414	800

Total cost of revenue	12,569	13,467	17,374

Gross profit	49,031	48,362	51,513
Operating expenses:
Sales and marketing	26,431	30,774	28,534
Research and development	12,763	15,876	16,625
General and administrative	10,295	12,074	11,405

Total operating expenses	49,489	58,724	56,564

Loss from operations	(458)	(10,362)	(5,051)
Other (income) expense:
Interest income	(265)	(173)	(39)
Interest expense	324	521	1,398
Other	220	(426)	110

Total other (income) expense	279	(78)	1,469

Loss before income taxes	(737)	(10,284)	(6,520)
Provision for income taxes	1,021	952	1,333

Net loss	(1,758)	(11,236)	(7,853)

Net loss attributable to noncontrolling interest	(75)	—	(4)

Net loss attributable to BroadSoft, Inc.	$(1,683)	$(11,236)	$(7,849)

Net loss per common share available to BroadSoft, Inc. common stockholders:
Basic and diluted	$(0.05)	$(0.30)	$(0.21)
Pro forma (unaudited):
Basic and diluted
Weighted average common shares outstanding:
Basic and diluted	36,403	37,250	37,709
Pro forma (unaudited):
Basic and diluted
Stock-based compensation expense included above:
Cost of revenue	$163	$182	$325
Sales and marketing	628	856	1,088
Research and development	255	456	741
General and administrative	622	1,422	1,475

The accompanying notes are an integral part of these consolidated financial statements.

BroadSoft, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit and Comprehensive Loss

		BroadSoft, Inc. Stockholders’ Deficit
			Common Stock			Accumulated
	Total		Par Value $0.01		Additional	Other
	Stockholders’	Comprehensive	Per Share		Paid-in	Comprehensive	Accumulated	Noncontrolling
	Deficit	Loss	Shares	Amount	Capital	Loss	Deficit	Interest
	(In thousands, except per share data)

Balance at December 31, 2006	$(64,212)		35,922	$359	$11,506	$(371)	$(75,706)	$—
Exercise of stock options and net effect of early exercises	344	—	952	10	334	—	—	—
Stock-based compensation expense	1,668	—	—	—	1,668	—	—	—
Exercise of preferred stock warrants	29	—	—	—	29	—	—	—
Series D preferred stock issuance costs	(87)	—	—	—	(87)	—	—	—
Capital contributions from noncontrolling interest	75	—	—	—	—	—	—	75

Comprehensive loss:
Net loss	(1,758)	$(1,758)	—	—	—	—	(1,683)	(75)
Other comprehensive loss:
Foreign currency translation adjustment	(141)	(141)	—	—	—	(141)	—	—

Comprehensive loss	(1,899)	$(1,899)	—	—	—	—	—	—

Balance at December 31, 2007	(64,082)		36,874	369	13,450	(512)	(77,389)	—
Exercise of stock options and net effect of early exercises	188	—	678	6	182	—	—	—
Stock-based compensation expense	2,916	—	—	—	2,916	—	—	—
Fair value of warrants issued in connection with debt	136	—	—	—	136	—	—	—
Accretion of preferred stock	(400)	—	—	—	(400)	—	—	—

Comprehensive loss:
Net loss	(11,236)	$(11,236)	—	—	—	—	(11,236)	—
Other comprehensive loss:
Foreign currency translation adjustment	(246)	(246)	—	—	—	(246)	—	—

Comprehensive loss	(11,482)	$(11,482)	—	—	—	—	—	—

Balance at December 31, 2008	(72,724)		37,552	375	16,284	(758)	(88,625)	—
Exercise of stock options and net effect of early exercises	160	—	369	4	156	—	—	—
Stock-based compensation expense	3,629	—	—	—	3,629	—	—	—
Accretion of preferred stock	(45)	—	—	—	(45)	—	—	—

Comprehensive loss:
Net loss	(7,853)	$(7,853)	—	—	—	—	(7,849)	(4)
Other comprehensive loss:
Foreign currency translation adjustment	(967)	(967)	—	—	—	(967)	—	—

Comprehensive loss	(8,820)	$(8,820)	—	—	—	—	—	—

Balance at December 31, 2009	$(77,800)		37,921	$379	$20,024	$(1,725)	$(96,474)	$(4)

The accompanying notes are an integral part of these consolidated financial statements.

BroadSoft, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Cash flows from operating activities:
Net loss	$(1,758)	$(11,236)	$(7,853)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,464	1,667	2,209
Amortization of software licenses	2,070	2,222	1,820
Stock-based compensation expense	1,668	2,916	3,629
(Recovery of) provision for doubtful accounts	(46)	(3)	59
Deferred income taxes	(120)	(72)	24
Impairment of property and equipment	—	—	115
Accrued tax withholding from sale of subsidiary	—	—	101
Change in fair value of preferred stock warrants and accretion of debt discount	220	(419)	137
Changes in operating assets and liabilities (net of acquisitions):
Accounts receivable	(2,191)	(1,607)	(4,147)
Other current and long-term assets	(535)	(262)	(1,004)
Accounts payable, accrued expenses and other long-term liabilities	3,067	(679)	(3,532)
Current and long-term deferred revenue	(7,518)	2,462	18,869

Net cash (used in) provided by operating activities	(3,679)	(5,011)	10,427

Cash flows from investing activities:
Purchases of property and equipment	(1,408)	(1,312)	(769)
Purchases of intangible assets	—	(6,371)	—
Payments for acquisitions, net of cash acquired	—	(494)	806
Proceeds from sale of subsidiary, net of cash surrendered	—	—	(51)
Change in restricted cash	(4)	(599)	708

Net cash (used in) provided by investing activities	(1,412)	(8,776)	694

Cash flows from financing activities:
Proceeds from exercises of stock options	266	135	69
Capital contributions from noncontrolling interest	75	—	—
Proceeds from exercises of preferred stock warrants	300	—	—
Notes payable and bank loans - payments	(1,407)	(5,862)	(2,753)
Notes payable and bank loans - advances	—	23,324	—
Proceeds from issuance of preferred stock, net of issuance costs	9,914	—	—

Net cash provided by (used in) financing activities	9,148	17,597	(2,684)

Effect of exchange rate changes on cash and cash equivalents	106	(174)	79

Net increase in cash and cash equivalents	4,163	3,636	8,516
Cash and cash equivalents, beginning of period	6,554	10,717	14,353

Cash and cash equivalents, end of period	$10,717	$14,353	$22,869

Supplemental disclosures:
Cash paid for interest	$324	$517	$1,451

Cash paid for income taxes	$757	$1,154	$1,977

Supplemental schedule of noncash investing and financing activities:
Series E redeemable convertible preferred stock issued for acquisition	$—	$2,100	$—

Series E-1 redeemable convertible preferred stock issued for acquisition	$—	$—	$1,455

Exercise of preferred stock warrants	$(29)	$—	$—

Fair value of warrants issued in connection with debt	$—	$136	$—

The accompanying notes are an integral part of these consolidated financial statements.

BroadSoft, Inc.

Notes to Consolidated Financial Statements

1.	Nature of Business

BroadSoft, Inc. (“BroadSoft” or the “Company”), a Delaware corporation, was formed in 1998. The Company is a global provider of software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their Internet protocol-, or IP-, based networks. The Company’s software enables its service provider customers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted IP private branch exchanges, or PBXs, video calling, unified communications, or UC, collaboration and converged mobile and fixed-line services. The Company’s software, BroadWorks, performs a critical network function by serving as the software element that delivers and coordinates voice, video and messaging communications through a service provider’s IP-based network.

Accumulated Deficit

Since its inception, the Company has incurred substantial losses. At December 31, 2009, the accumulated deficit was $96.5 million. Failure to generate sufficient revenue and income could have a material adverse effect on the Company’s ability to achieve its intended business objectives. The Company has financed its operations primarily through the issuance of redeemable preferred stock and redeemable convertible preferred stock that, at the option of the holder, may require redemption payments of $17.6 million, $17.6 million and $38.0 million on December 21, 2010, 2011 and 2012, respectively, to the extent cash is available. The Company has also obtained bank loans that require the Company to make monthly installment payments. (See Note 8 Borrowings.)

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and results of operations of the Company, its wholly owned subsidiaries and a variable interest entity for which the Company has determined it is the primary beneficiary. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Cash Equivalents and Restricted Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are held in money market accounts. Restricted cash consists primarily of certificates of deposit that are securing letters of credit related to operating leases for office space.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate their respective fair values due to their short term nature. (See Note 8 Borrowings for additional information on fair value of debt.)

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The three tiers are defined as follows:

•	Level 1. Observable inputs based on unadjusted quoted prices in active markets for identical instruments;

•	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. This determination requires significant judgments to be made. The following table summarizes the Company’s conclusions reached as of December 31, 2008 and 2009 (in thousands):

	Balance at
	December 31,
	2008	Level 1	Level 2	Level 3

Assets:
Money market funds (1)	$7,532	$7,532	$—	$—
Certificates of deposit (2)	1,307	1,307	—	—

Total	$8,839	$8,839	$—	$—

Liabilities:
Series C-1 preferred stock warrants (3)	$43	$—	$—	$43

	$43	$—	$—	$43

	Balance at
	December 31,
	2009	Level 1	Level 2	Level 3

Assets:
Money market funds (1)	$7,568	$7,568	$—	$—
Certificates of deposit (2)	599	599	—	—

Total	$8,167	$8,167	$—	$—

Liabilities:
Series C-1 preferred stock warrants (3)	$153	$—	$—	$153

	$153	$—	$—	$153

(1)	Money market funds are classified as cash equivalents in the Company’s consolidated balance sheet. As short-term, highly liquid investments readily convertible to known amounts of cash, with remaining maturities of three months or less at the time of purchase, the Company’s cash equivalent money market accounts have carrying values that approximate fair value. Therefore, they are categorized within Level 1 of the fair value hierarchy.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

(2)	Certificates of deposit are classified as restricted cash in the Company’s consolidated balance sheet. As these investments are highly liquid and readily convertible to known amounts of cash, they are determined to have carrying values that approximate fair value. Therefore, they are categorized within Level 1 of the fair value hierarchy.

(3)	Warrants to purchase Series C-1 redeemable convertible preferred stock are recorded as liabilities within other long-term liabilities in the Company’s consolidated balance sheet. Fair value is determined utilizing the Black-Scholes valuation model and reasonable assumptions for stock price volatility, expected dividend yield, and risk-free interest rates over the remaining contractual life of the warrants. The fair value of the warrants is re-measured each reporting period and changes in fair value are recognized in other income or expense in the Company’s consolidated statements of operations.

Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs

The following table presents the changes in the Company’s Level 3 instruments measured at fair value on a recurring basis during the year ended December 31, 2008 and 2009 (in thousands):

Series C-1
Preferred Warrants

Balance at December 31, 2007	$(469)
Total unrealized gains included in earnings	426

Balance at December 31, 2008	(43)
Total unrealized losses included in earnings	(110)

Balance at December 31, 2009	$(153)

Assets Measured at Fair Value on a Nonrecurring Basis

The Company measures certain assets, including property and equipment, goodwill and intangible assets, at fair value on a nonrecurring basis. These assets are recognized at fair value when they are deemed to be other-than-temporarily impaired. During the year ended December 31, 2009, there were no fair value measurements of assets or liabilities measured at fair value on a nonrecurring basis subsequent to their initial recognition.

Concentration of Credit Risk

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. All of the Company’s cash and cash equivalents are held at financial institutions that management believes to be of high credit quality. The Company’s cash and cash equivalent accounts may exceed federally insured limits at times. The Company has not experienced any losses on cash and cash equivalents to date. To manage accounts receivable risk, the Company evaluates the creditworthiness of its customers and maintains an allowance for doubtful accounts.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following customers represented 10% or more of revenue or accounts receivable:

				As of
	Year Ended December 31,			December 31,
	2007	2008	2009	2008	2009
				Accounts Receivable
	Revenue

Company A	16%	17%	11%	11%	12%
Company B	*	*	10%	*	*
Company C	*	*	*	10%	10%

*	Represents less than 10%

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are derived from sales to customers located in the United States and foreign countries. Each customer is evaluated for creditworthiness through a credit review process at the time of each order. Accounts receivable are stated at realizable value, net of an allowance for doubtful accounts that is maintained for estimated losses that would result from the inability of some customers to make payments as they become due. The allowance is based on an analysis of past due amounts and ongoing credit evaluations. Collection experience has been consistent with the Company’s estimates.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets per the table below:

Equipment	3 years
Software	1.5 years
Furniture and fixtures	5 years

Leasehold improvements are amortized over the shorter of the term of the lease or estimated useful life of the assets.

Business Combinations

In a business combination, the Company allocates the purchase price to the acquired business’ identifiable assets and liabilities at their acquisition date fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill. The excess, if any, of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred is recognized as a gain within other income in the consolidated statement of operations as of the acquisition date.

To date, the assets acquired and liabilities assumed in the Company’s business combinations have primarily consisted of acquired working capital and definite-lived intangible assets. The carrying value of acquired working capital is assumed to be equal to its fair value, given the short-term nature of these assets and liabilities. The Company estimates the fair value of definite-lived intangible assets acquired using a discounted cash flow approach, which includes an analysis of the future cash flows

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

expected to be generated by such assets and the risk associated with achieving such cash flows. The key assumptions used in the discounted cash flow model include the discount rate that is applied to the discretely forecasted future cash flows in order to calculate the present value of those cash flows and the estimate of future cash flows attributable to the acquired intangible, which include revenue, operating expenses and taxes.

Goodwill

Goodwill represents the excess of: (a) the aggregate of the fair value of consideration transferred in a business combination, over (b) the fair value of assets acquired, net of liabilities assumed. Goodwill is not amortized, but is subject to annual impairment tests as described below.

The Company tests goodwill for impairment annually on December 31, or more frequently if events or changes in business circumstances indicate the asset might be impaired. Goodwill is tested for impairment at the reporting unit level using a two-step approach. The first step is to compare the fair value of the reporting unit to the carrying value of the net assets assigned to the reporting unit. If the fair value of the reporting unit is greater than the carrying value of the net assets assigned to the reporting unit, the assigned goodwill is not considered impaired. If the fair value is less than the reporting unit’s carrying value, step two is required to measure the amount of the impairment, if any. In the second step, the fair value of goodwill is determined by deducting the fair value of the reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if the reporting unit had just been acquired and the purchase price were being initially allocated. If the carrying value of goodwill exceeds the implied fair value, an impairment charge would be recorded to operating expenses in the consolidated statement of operations in the period the determination is made.

The Company has determined that it has one reporting unit, BroadSoft, Inc., which is the consolidated entity. To determine the fair value of the Company’s reporting unit as a whole, the Company uses a discounted cash flow analysis, which requires significant assumptions and estimates about future operations. Significant judgments inherent in this analysis include the determination of an appropriate discount rate, estimated terminal value and the amount and timing of expected future cash flows.

Based on the results of the Company’s annual goodwill impairment testing in 2008 and 2009, the fair value of the Company exceeded its book value by a substantial margin; therefore, the second step of the impairment test was not required to be performed and no goodwill impairment was recognized. (See Note 5 Goodwill and Intangibles.)

Identifiable Intangible Assets

The Company acquired intangible assets in connection with certain of its business acquisitions. These assets were recorded at their estimated fair values at the acquisition date and are amortized over their respective estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are used. Estimated useful lives are determined based on the Company’s historical use of similar assets and the expectation of future realization of revenue attributable to the intangible assets. In those cases where the Company determines that the useful life of an intangible asset should be shortened, the Company amortizes the net book value in excess of the estimated salvage value over its revised remaining useful life. The Company did not revise the useful life estimates attributed to any of the Company’s intangible assets in 2007, 2008 or 2009. (See Note 5 Goodwill and Intangibles.)

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The estimated useful lives used in computing amortization are as follows:

Customer relationships	5-7 ye	ars
Developed technology	4-5 ye	ars
Non-compete agreement	1 ye	ar
Trade names	4 ye	ars

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Assets to be disposed of are recorded at the lower of the carrying amount or fair value less costs to sell. Recoverability measurement and estimating of undiscounted cash flows for assets to be held and used is done at the lowest possible levels for which there are identifiable assets. If such assets are considered impaired, the amount of impairment recognized would be equal to the amount by which the carrying amount of the assets exceeds the fair value of the assets, which the Company would compute using a discounted cash flow approach. The Company did not record an impairment charge as a result of the Company’s 2008 recoverability measurement of long-lived assets. During the fourth quarter of 2009, the Company recognized an impairment charge of $0.1 million on the property and equipment held by a foreign subsidiary. (See Note 4 Sale of Subsidiary.)

Deferred Financing Costs

The Company amortizes deferred financing costs using the effective-interest method and records such amortization as interest expense.

Preferred Stock Warrants

The liability for Series C-1 redeemable convertible preferred stock warrants is adjusted for changes in fair value until the earlier of (a) the exercise of the warrants, (b) expiration of the warrants or (c) the completion of a liquidation event, including the completion of a qualifying initial public offering, at which time preferred stock warrants will be converted into warrants to purchase common stock and the liability will be reclassified to additional paid-in capital.

The fair values of the preferred stock warrants for the years ended December 31, 2008 and 2009 ranged from $0.08 to $0.20 and $0.44 to $0.61, respectively. The following table summarizes the assumptions used to estimate the fair values:

	Year Ended December 31,
	2008	2009

Range of assumptions:
Risk-free interest rate	0.51%-2.48%	0.47%-2.69%
Expected dividend yield	0.0%	0.0%
Expected volatility	59%-63%	57%-72%
Expected term (years)	2.2-6.4	1.2-5.5

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Revenue Recognition

The Company derives substantially all of its revenue from the sale of software licenses, maintenance for those licenses and professional services. In accordance with current guidance for software revenue recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred and acceptance is received, if applicable, the fee is fixed or determinable, collectability is probable and, if applicable, when vendor-specific objective evidence of fair value exists to allocate the arrangement fee to the undelivered elements of a multiple element arrangement. In making these judgments, the Company evaluates these criteria as follows:

•	Persuasive evidence of an arrangement. A non-cancelable agreement signed by the Company and by the customer, in conjunction with a purchase order or executed sales quote from the customer, is deemed to represent persuasive evidence of an arrangement.

•	Delivery has occurred. Delivery is deemed to have occurred when the customer is given electronic access to the licensed software and a license key for the software has been delivered or made available. If an arrangement contains a requirement to deliver additional elements essential to the functionality of the delivered element, revenue associated with the arrangement is recognized when delivery of the final element has occurred.

•	Fees are fixed or determinable. The Company considers the fee to be fixed or determinable unless the fee is subject to refund or adjustment or is not payable within normal payment terms. If the fee is subject to refund or adjustment, revenue is recognized when the refund or adjustment right lapses. If payment terms exceed the Company’s normal terms, revenue is recognized as the amounts become due and payable or upon the receipt of cash if collection is not probable.

•	Collection is probable. Each customer is evaluated for creditworthiness through a credit review process at the inception of an arrangement. Collection is deemed probable if, based upon the Company’s evaluation, the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If it is determined that collection is not probable, revenue is deferred and recognized upon cash collection.

For arrangements that include multiple elements, the Company generally allocates revenue to the various elements using the residual method. Under the residual method, revenue is allocated to the undelivered elements using vendor-specific objective evidence of fair value and is deferred until those elements are delivered. The remaining arrangement consideration is allocated to the delivered elements and recognized as revenue when all other revenue recognition criteria are met. If vendor-specific objective evidence of fair value does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until delivery of the undelivered elements has occurred or vendor-specific objective evidence can be established. If the only undelivered element is post-contract customer support, revenue is recognized ratably over the support period.

The fair value for maintenance is based on the maintenance contract renewal price charged in the first optional renewal period under the arrangement. The fair value for professional services is based on rates that the Company charges for professional services when sold separately.

The Company’s software licenses, maintenance contracts and professional services are sold directly through its own sales force and indirectly through distribution partners. Revenue under arrangements with distribution partners is recognized when all the revenue recognition criteria are met, including evidence of the distribution partner’s customer. The Company does not offer contractual rights of return or product exchange, or price protection to its distribution partners.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The warranty period for the Company’s licensed software is generally 90 days. Software licenses sold directly by the Company are primarily sold in combination with an annual maintenance contract that enables the customer to continue receiving software maintenance and support after the warranty period has expired. Maintenance is renewable at the option of the customer. When customers prepay for the annual maintenance contract, the related revenue is deferred and recognized ratably over the term of the contract. Rates for maintenance, including subsequent renewal rates, are established based upon a specific percentage of net license fees as set forth in the arrangement. Maintenance includes the right to unspecified product upgrades on an if-and-when available basis.

Revenue from professional services includes implementation, training and consulting and is recognized as services are performed. Professional services are not considered essential to the functionality of the licensed software.

The Company delivers its licensed software primarily by utilizing electronic media. Revenue includes amounts billed for shipping and handling and such amounts represent less than 1% of revenue. Cost of license revenue includes shipping and handling costs.

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred as research and development expense. Software development costs incurred subsequent to the establishment of technological feasibility, if any, are capitalized until the software is available for general release to customers. Historically, the Company has determined that technological feasibility has been established at approximately the same time as the general release of such software to customers. Therefore, to date, the Company has not capitalized any software development costs.

Deferred Revenue

Deferred revenue represents amounts billed to or collected from customers for which the related revenue has not been recognized because one or more of the revenue recognition criteria have not been met. Since the Company does not have vendor-specific objective evidence for certain licensed software sold but not yet delivered under some of its sales arrangements, revenue associated with the delivered and undelivered elements is deferred until the final element is delivered. Deferred revenue for maintenance and professional services includes advance payments received from customers under maintenance contracts typically billed on an annual basis in advance. The current portion of deferred revenue is expected to be recognized as revenue within 12 months from the balance sheet date.

Deferred revenue consists of the following (in thousands):

	December 31,
	2008	2009

Licenses	$7,634	$19,562
Maintenance and professional services	13,545	20,485

	$21,179	$40,047

Current portion	$18,279	$33,806
Non-current portion	2,900	6,241

	$21,179	$40,047

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Cost of Revenue

Cost of revenue includes (a) royalties paid to third-parties whose technology or products are sold as part of BroadWorks, (b) direct costs to manufacture and distribute product and direct costs to provide product support and professional support services and (c) intangible asset amortization expense related to acquired technology.

The 2007 and 2008 consolidated financial statements have been revised to reflect the classification of certain costs from cost of license revenue to cost of maintenance and professional services revenue of $0.7 million and $1.4 million, respectively. The Company does not consider these revisions material to the prior period financial statements.

Noncontrolling Interests

Effective January 1, 2009, the Company adopted the new accounting guidance for noncontrolling interests, which changed the accounting for and the reporting of minority interests, now referred to as noncontrolling interests, in the Company’s consolidated financial statements. This resulted in the reclassification of minority interest amounts, previously classified as a separate component of equity, to “Noncontrolling Interest”, a component within permanent equity, in the accompanying consolidated balance sheets and statements of changes in stockholders’ deficit. Additionally, net loss and comprehensive loss attributable to noncontrolling interests are reflected separately from consolidated net loss and comprehensive loss in the accompanying consolidated statements of operations and statements of changes in stockholders’ deficit. Losses continue to be attributed to the noncontrolling interest, even when the noncontrolling interest’s basis has been reduced to zero. Previously, losses that otherwise would have been attributed to the noncontrolling interest were allocated to the controlling interest after the associated noncontrolling interest’s basis was reduced to zero. The Company had no material losses that it did not allocate to the noncontrolling interest prior to the adoption of the new noncontrolling interests accounting guidance. The Company applied the new accounting guidance prospectively, except for the presentation and disclosure requirements, which are being applied retrospectively to all periods presented.

The noncontrolling interest reflected in the consolidated financial statements relates to the Company’s variable interest in Netria, Inc., a 50-50 joint venture that was formed in 2006 to develop certain intellectual property related to a voice over internet protocol (“VoIP”) client management system. The joint venture incurred immaterial losses for the years ended December 31, 2008 and 2009 and a net loss of $0.2 million for the year ended December 31, 2007. Upon adoption of this statement, $0.1 million previously recorded as “Minority interest share of loss” for the year ended December 31, 2007 has been reclassified to “Net loss attributable to noncontrolling interest” and excluded from the caption “Net loss” in the consolidated statements of operations. Upon adoption, any losses that were previously attributable to BroadSoft, because those losses exceeded the noncontrolling interest’s investment, remain attributable to BroadSoft and not attributable to the noncontrolling interest. The computation of net loss per basic and diluted common share for all prior periods is not impacted. In February 2010, the Company sold its interest in the joint venture to the party owning the noncontrolling interest for a nominal amount.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in the authoritative guidance for accounting for income taxes. This method requires an asset and liability approach for the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

credit carryforwards. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred amounts are expected to be settled or realized.

On January 1, 2007, the Company adopted the guidance on accounting for uncertainty in income taxes, which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The guidance provides a two-step approach to recognize and measure tax benefits when the realization of the benefits is uncertain. The first step is to determine whether the benefit is to be recognized; the second step is to determine the amount to be recognized. Income tax benefits should be recognized when, based on the technical merits of a tax position, the entity believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed. If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense.

Stock-Based Compensation

The Company applies the fair value method for determining the cost of stock-based compensation for employees, directors and consultants. Under this method, the total cost of the grant is measured based on the estimated fair value of the stock award at the date of the grant, using a binomial options pricing model, or binomial lattice model. The total cost related to the portion of awards granted that is ultimately expected to vest is recognized as stock-based compensation expense over the requisite service period, or the vesting period of the grant.

Estimated Fair Value of Share-Based Payments

The binomial lattice model considers certain characteristics of fair value option pricing that are not considered under the Black-Scholes model. Stock-based awards are combined into one grouping for purposes of valuation assumptions. The Company estimated the weighted average fair value for stock-based awards granted during the years ended December 31, 2007, 2008 and 2009 to be $0.79, $0.53 and $0.22, respectively. Fair value of the awards was estimated at the grant date, using the following weighted average assumptions:

	Year Ended December 31,
	2007	2008	2009

Risk-free interest rate	4.2%	1.9%	1.7%
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	47%	38%	61%

The Company has assumed no dividend yield because dividends are not expected to be paid in the near future, which is consistent with the Company’s history of not paying dividends. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities appropriate for the term of the Company’s employee stock options. The expected life of an option is derived from the binomial lattice model, and is based on several factors, including the contract life, exercise factor, post-vesting termination rate and volatility. The expected exercise factor, which is the ratio of the fair value of common stock on the expected exercise date to the exercise price, and expected post-vesting termination rate, which is the expected rate at which employees are

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

likely to terminate after vesting occurs, are based on an analysis of actual historical behavior by option holders. Expected volatility is based on the historical volatility of comparable public companies. The weighted-average expected term output from the 2007, 2008 and 2009 binomial lattice models were 5.0, 3.7 and 6.0 years, respectively.

The Company’s estimate of pre-vesting forfeitures, or forfeiture rate, is based on an analysis of historical behavior by option holders. The estimated forfeiture rate is applied to the total estimated fair value of the awards, as derived from the binomial lattice model, to compute the stock-based compensation expense, net of pre-vesting forfeitures, to be recognized in the consolidated statements of operations.

As a nonpublic company, there is not a ready market for the Company’s common stock. As such, the Company relies on other factors upon which to base reasonable and supportable estimates of the fair value of its common stock and the expected volatility of its share prices. The Company periodically estimates the fair value of its common stock by considering valuations calculated using market multiples, comparable market transactions, discounted cash flows, and when available, the pricing of recent transactions involving the Company’s equity securities.

Estimated Fair Value of Common Stock

The Company estimated the fair value of its common stock to be in the range of $0.40 - $1.43 per share in 2008 and in the range of $0.40 - $0.83 per share in 2009.

Net Loss Per Common Share

Basic loss per common share is computed based on the weighted average number of outstanding shares of common stock. Diluted loss per common share adjusts the basic weighted average common shares outstanding for the potential dilution that could occur if stock options, restricted stock, warrants and convertible securities were exercised or converted into common stock. Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s losses.

	Year Ended December 31,
	2007	2008	2009
	(In thousands except per share data)

Basic loss per common share:
Net loss attributable to BroadSoft, Inc.	$(1,683)	$(11,236)	$(7,849)
Weighted average basic common shares outstanding	36,403	37,250	37,709

Basic loss per common share	$(0.05)	$(0.30)	$(0.21)

Diluted loss per common share:
Net loss attributable to BroadSoft, Inc.	$(1,683)	$(11,236)	$(7,849)
Weighted average diluted common shares outstanding	36,403	37,250	37,709

Diluted loss per common share:	$(0.05)	$(0.30)	$(0.21)

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The weighted average effect of potentially dilutive securities that have been excluded from the calculation of diluted net loss per common share because the effect is anti-dilutive is as follows:

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Preferred stock:
Series B-1	8,412	8,480	8,480
Series C-1	58,629	58,629	58,629
Series D	2,486	4,827	4,827
Series E	—	61	2,500
Series E-1	—	—	304
Warrants on Series B-1 preferred stock	67	—	—
Warrants on Series C-1 preferred stock	276	276	276
Warrants on common stock	300	390	699
Restricted stock units	—	—	676
Restricted stock award	113	289	179
Early exercise shares	315	169	127
Stock options	13,517	16,178	17,049

Foreign Currency

The functional currency of operations located outside the United States is the respective local currency. The financial statements of each operation are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenue and expenses. Translation effects are included in accumulated other comprehensive loss.

Reclassifications

Certain prior year amounts have been reclassified to conform to current presentation.

Recent Accounting Pronouncements

On January 1, 2009, the Company adopted the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on business combinations. The guidance addresses the manner in which the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business. This guidance also provides standards for recognizing and measuring the goodwill acquired in the business combination and for disclosure of information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance applies prospectively to business combinations with an acquisition date on or after the date the guidance became effective. The Company’s acquisition of Packet Island, Inc. on October 19, 2009 was accounted for under this guidance. (See Note 3 Acquisitions.)

In April 2009, the FASB issued guidance relating to accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. This pronouncement amends the guidance on business combinations to clarify the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This pronouncement requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value, as determined in accordance with guidance for fair value measurements, if the acquisition-date fair value can be reasonably

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

estimated. If the acquisition-date fair value of an asset or liability cannot be reasonably estimated, the asset or liability would be measured at the amount that would be recognized in accordance with the accounting guidance for contingencies. This pronouncement became effective as of January 1, 2009, and the provisions of the pronouncement are applied prospectively to business combinations with an acquisition date on or after the date the guidance became effective. The adoption of this pronouncement did not have a material impact on the Company’s financial position or results of operations.

Concurrent with the issuance of the new business combinations guidance, the FASB issued guidance on noncontrolling interests. See discussion within the Noncontrolling Interests section of this note for the impact of the Company’s adoption of this guidance as of January 1, 2009.

On January 1, 2009, the Company adopted the authoritative guidance issued by the FASB which revises the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This guidance is intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under other U.S. generally accepted accounting principles. This guidance applies prospectively to intangible assets that are acquired on or after January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted authoritative guidance issued by the FASB on fair value measurements of nonfinancial assets and liabilities, other than non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), which already were subject to the FASB guidance. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued additional guidance on fair value measurements and disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants under current market conditions. The new guidance requires an evaluation of whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. If there has been a significant decrease in activity, transactions or quoted prices may not be indicative of fair value and a significant adjustment may need to be made to those prices to estimate fair value. Additionally, an entity must consider whether the observed transaction was orderly (that is, not distressed or forced). If the transaction was orderly, the obtained price can be considered a relevant, observable input for determining fair value. If the transaction is not orderly, other valuation techniques must be used when estimating fair value. This guidance, which the Company applied prospectively as of June 30, 2009, did not impact results of operations, cash flows or financial position for the year ended December 31, 2009.

Recent Accounting Guidance Not Yet Adopted

In October 2009, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of current authoritative software revenue recognition guidance. Under the new guidance, when vendor-specific objective evidence or third-party evidence of selling price is not available, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration based on the relative selling prices of the separate deliverables (the “relative selling price method”). The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of each deliverable’s selling price. The guidance also significantly expands related disclosure requirements. This standard is effective for the

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Company beginning January 1, 2010. The Company is continuing to evaluate the impact that the adoption of this guidance will have on the consolidated financial statements.

In October 2009, the FASB issued authoritative guidance on revenue recognition for arrangements that include software elements. Under the guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the scope of software revenue recognition guidance and will be subject to other relevant revenue recognition guidance. This guidance is effective for the Company beginning January 1, 2010. The Company does not believe the adoption of this guidance will have a material impact on the consolidated financial statements.

In January 2010, the FASB issued guidance amending the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 inputs (quoted prices in active market for identical assets or liabilities) and Level 2 inputs (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires separate disclosure of purchases, sales, issuance, and settlements of assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). This standard is effective for the Company for all interim and year-end financial statements issued after January 1, 2010, except for the disclosure on the activities for Level 3 fair value measurements, which is effective for the Company for all interim and year-end financial statements issued after January 1, 2011. Other than requiring additional disclosures, adoption of this guidance will not have a material impact on the Company’s consolidated financial statements.

3.	Acquisitions

Packet Island, Inc.

On October 19, 2009, the Company acquired Packet Island, Inc. (“Packet Island”), which provides Software as a Service based, or SaaS-based, quality of service (“QoS”) assessment and monitoring tools for VoIP and video networks and services. The acquisition enables the Company to address the market need of ensuring QoS, and quality of experience, for real-time communications. The Company’s expanded solutions portfolio acquired through this acquisition will enable service providers to offer significantly enhanced QoS assessment and monitoring capabilities of their communication services.

The purchase price for Packet Island was $1.5 million, which consisted of 1,500,000 shares of Series E-1 redeemable convertible preferred stock. The Company incurred $0.2 million of transaction costs for financial advisory and legal services related to the acquisition that are included in general and administrative expenses in the Company’s consolidated statements of operations for the year ended December 31, 2009.

The consolidated financial statements include the results of Packet Island from the date of acquisition. The purchase price has been allocated to the assets acquired and the liabilities assumed based on estimated fair values as of the acquisition date. The Company finalized the purchase price allocation for this acquisition in 2009.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash and cash equivalents	$805
Accounts receivable	29
Fixed assets and other current assets	35
Accounts payable and accrued expenses	(64)
Customer relationships	100
Developed technology	300
Goodwill	250

Total purchase price	$1,455

Developed technology represents purchased technology that reached technological feasibility and for which Packet Island had substantially completed development as of the date of acquisition. Fair value was determined using estimated future discounted cash flows related to the projected income stream of the developed technology for a discrete projection period. Key assumptions included a discount factor of 21% and estimates of revenue growth, cost of revenue, operating expenses and taxes.

The customer relationships and developed technology are being amortized on a straight-line basis over a period of five years and six years, respectively, which in general reflects the cash flows generated from such assets. Goodwill associated with this acquisition is not deductible for tax purposes. Goodwill results from expected synergies from the transaction, including complementary products that will enhance the Company’s overall product portfolio.

Sylantro Systems Corporation

On December 23, 2008, the Company acquired Sylantro Systems Corporation (“Sylantro”), a provider of VoIP applications software. Sylantro’s solutions complement the Company’s solutions and through the acquisition, the Company acquired key customers. Sylantro had been a competitor and because of the strategic importance of this acquisition, the purchase price exceeded the fair value of Sylantro’s net tangible and intangible assets acquired. As a result, the Company recorded $3.4 million of goodwill in connection with this transaction, which is not deductible for income tax purposes. The consolidated financial statements include the results of Sylantro from the date of acquisition.

The aggregate purchase price for this acquisition includes (a) issuance of 2,499,980 shares of Series E redeemable convertible preferred stock valued at $2.1 million and (b) $0.6 million in direct

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

acquisition costs. The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash and cash equivalents	$635
Accounts receivable	2,698
Prepaid expenses and other assets	779
Property and equipment	248
Accounts payable and accrued expenses	(2,636)
Accrued severance and contractual liabilities	(1,510)
Deferred revenue	(2,337)
Bank debt	(1,227)
Customer relationships	2,200
Developed technology	300
Trade name	100
Goodwill	3,430

Total purchase price	$2,680

The accrued severance and contractual liabilities of $1.5 million include (a) $0.9 million of deferred payments to certain former shareholders of Sylantro based on an agreement entered into by the former shareholders and the Company prior to the acquisition date and (b) $0.6 million of severance amounts payable to certain former Sylantro employees. The Company paid $0.6 million during the year ended December 31, 2009 and will pay approximately $0.4 million and $0.5 million, during the years ending December 31, 2010 and 2011, respectively.

The Company determined the value of the identifiable intangible assets using a discounted cash flow approach, which includes an analysis of estimated cash flows and risks associated with achieving such cash flows. Key assumptions included a discount factor of 20% and estimates of revenue growth, maintenance renewal, cost of revenue, operating expenses and taxes.

Customer relationships and developed technology are amortized based on the expected realization of revenues, resulting in an accelerated basis over a period of seven years and four years, respectively. The trade name has a four-year life and is amortized using the straight-line method.

M6 (an application server business of GENBAND Inc.)

On August 26, 2008, the Company acquired certain assets and liabilities of the application server product line (“M6”) and related customer base of GENBAND Inc., an IP infrastructure and application solutions provider. The results of M6’s operations since the acquisition date have been incorporated in the financial statements. The aggregate purchase price for this acquisition includes a cash payment of $0.3 million and an additional $0.7 million in direct acquisition costs. The agreement also includes earn-out payments wherein the Company is obligated to pay 15% of annual qualifying sales for a period of three years from the date of acquisition.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Accounts receivable	$1,616
Other current assets	119
Property and equipment	27
Accounts payable and accrued expenses	(359)
Deferred revenue	(1,694)
Customer relationships	817
Developed technology	182
Non-compete agreement	111
Goodwill	179

Total purchase price	$998

The Company determined the value of the identifiable intangible assets using a discounted cash flow approach, which includes an analysis of the cash flows and risks associated with achieving such cash flows. Key assumptions included a discount factor of 25% and estimates of revenue growth, maintenance renewal, cost of revenue, operating expenses and taxes. The purchase price in excess of the net assets acquired, amounting to $0.2 million, was allocated to goodwill, which is not deductible for income tax purposes.

Customer relationships and developed technology are amortized based on the expected realization of revenues, resulting in an accelerated basis over a period of five years. Non-compete agreements have a one year life and are amortized using the straight-line method.

Pro Forma Financial Information for acquisitions of Packet Island, Sylantro and M6

The businesses acquired in 2008 contributed revenues of $1.9 million and losses of $1.3 million for the period from their acquisition dates to December 31, 2008. The business acquired in 2009 contributed immaterial revenues and losses of $0.2 million for the period from the acquisition date to December 31, 2009.

The following provides pro forma information as if the 2008 acquisitions and 2009 acquisition had been consummated as of the beginning of the annual reporting periods ending 2007, 2008 and 2009. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisitions been in effect for the periods presented (in thousands, except per share data):

	Year Ended December 31,
	2007	2008	2009
	(Unaudited)

Revenue	$70,761	$77,337	$69,041
Net loss	(12,532)	(22,764)	(8,528)
Net loss per common share, basic and diluted	$(0.34)	$(0.61)	$(0.23)

The pro forma adjustments for 2007 do not include the impact of the M6 acquisition. Because M6 was a component of GENBAND Inc.’s business for which historical discrete financial data is not readily available, the Company has determined that it is impracticable to disclose the supplemental pro forma information related to M6 for the year ended December 31, 2007.

The pro forma impact on reported net loss per share was primarily attributable to amortization of acquired intangible assets, adjustments to interest expense and related tax effects.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

4.	Sale of Subsidiary

On October 16, 2009, the Company sold the equity interest of Sylantro Software India Private Limited, a subsidiary of BroadSoft Sylantro, Inc. (a wholly-owned subsidiary), that formerly provided development services to the Company. The sale was for consideration of $0.7 million ($0.1 million of which was withheld for taxes), of which $0.4 million was receivable as of December 31, 2009 that the Company expects to collect. The Company recorded an immaterial gain on the sale in its consolidated statement of operations for the year ended December 31, 2009.

5.	Goodwill and Intangibles

The Company has concluded it has a single reporting unit, BroadSoft, Inc., which is the consolidated entity. Accordingly, on an annual basis management performs the impairment assessment required under FASB guidelines at the consolidated enterprise level. The Company performed an impairment test of the Company’s goodwill and determined that no impairment of goodwill existed at December 31, 2008 and 2009.

The following table provides a summary of the changes in the carrying amounts of goodwill (in thousands):

Balance as of December 31, 2007, gross	$360
Accumulated impairment loss	—

Balance as of December 31, 2007, net	360
Increase in goodwill related to acquisitions	3,609

Balance as of December 31, 2008, net	3,969

Balance as of December 31, 2008, gross	3,969
Accumulated impairment loss	—

Balance as of December 31, 2008, net	3,969
Increase in goodwill related to acquisitions	905
Purchase accounting adjustments	(146)

Balance as of December 31, 2009, net	4,728
Accumulated impairment loss	—

Balance as of December 31, 2009, gross	$4,728

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Company’s acquired intangible assets are subject to amortization. The following is a summary of intangible assets (in thousands):

	As of December 31, 2008			As of December 31, 2009
	Gross			Gross
	Carrying	Accumulated	Net	Carrying	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount

Customer relationships	$3,017	$83	$2,934	$3,117	$630	$2,487
Developed technology	482	27	455	782	181	601
Non-compete agreement	111	37	74	111	111	—
Trade name	100	—	100	100	25	75

Total	$3,710	$147	$3,563	$4,110	$947	$3,163

Amortization expense on intangible assets was approximately $0.4 million, $0.4 million and $0.8 million in 2007, 2008 and 2009, respectively. As of December 31, 2009, amortization expense on intangible assets is expected to be as follows (in thousands):

2010	$745
2011	675
2012	548
2013	427
2014 and thereafter	768

Total amortization expense	$3,163

6.	Property and Equipment and Other Balance Sheet Items

Property and Equipment

Property and equipment, at cost, consists of the following (in thousands):

	December 31,
	2008	2009

Equipment	$3,129	$3,236
Software	1,039	1,078
Furniture and fixtures	265	339
Leasehold improvements	1,910	2,110

	6,343	6,763
Less accumulated depreciation and amortization	(4,000)	(5,200)

Property and equipment, net	$2,343	$1,563

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2007, 2008 and 2009 was approximately $1.1 million, $1.3 million and $1.4 million, respectively, which was recognized in operating expenses in the consolidated statements of operations. No depreciation and amortization expense related to property and equipment is included in cost of revenues in the consolidated statements of operations.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Property and equipment was not transferred as part of the sale of Sylantro Software India Private Limited (See Note 4 Sale of Subsidiary), therefore the Company assessed these assets for impairment during the fourth quarter of 2009. As a result of the impairment assessment, an impairment charge of $0.1 million was recorded within research and development expense in the consolidated statement of operations.

Certain Balance Sheet Items

The following table presents components of certain balance sheet items (in thousands):

	December 31,
	2008	2009

Other current assets:
Software licenses	$1,970	$1,967
Prepaid and other current assets	2,023	2,862

	$3,993	$4,829

Other long-term assets:
Software licenses	$4,399	$2,579
Accounts receivable	315	693
Other	153	169

	$4,867	$3,441

Accounts payable and accrued expenses:
Accounts payable and accrued expenses	$7,630	$5,905
Accrued compensation	3,630	4,704
Accrued royalties	804	803
Other	1,039	491

	$13,103	$11,903

Other long-term liabilities:
Preferred stock warrants at fair value	$43	$153
Deferred payments	950	500
Deferred rent and other	274	103

	$1,267	$756

Software Licenses

In 2006, the Company executed a software license and maintenance agreement that provided the Company the ability to distribute an unlimited number of licenses of certain third-party software over a two-year period. The original cost of that arrangement was $4.1 million and was amortized to cost of revenue over the two-year period. In 2008, the two parties amended the agreement to provide the Company the right to distribute the third party software on a user basis up to 35,000,000 licenses over a four-year period, for an additional cost of $6.4 million. The arrangement requires the Company to pay a per-user license fee for licenses distributed in excess of 35,000,000. The additional cost is being amortized to cost of revenue over the 3.5 year period beginning at the expiration of the previous agreement, based on the greater of actual usage or the straight line method.

Amortization expense related to these agreements was approximately $2.1 million, $2.2 million and $1.8 million for the years ended December 31, 2007, 2008 and 2009, respectively.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

7.	Income Taxes

The following table presents the components of the loss before income taxes and the provision for income taxes (in thousands):

	Years Ended December 31,
	2007	2008	2009

Loss before income taxes:
United States	$(2,998)	$(12,335)	$(8,118)
Foreign	2,261	2,051	1,598

Loss before income taxes	$(737)	$(10,284)	$(6,520)

Provision for income taxes:
Current:
Federal and state	$35	$64	$40
Foreign	1,123	1,042	1,224

Total current	1,158	1,106	1,264

Deferred:
Federal and state	—	—	13
Foreign	(137)	(154)	56

Total deferred	(137)	(154)	69

Provision for income taxes	$1,021	$952	$1,333

The following table presents the components of net deferred tax assets (liabilities) and the related valuation allowance (in thousands):

	December 31,
	2008	2009

Deferred tax assets:
Net operating loss carry-forward	$30,101	$29,285
Deferred revenue	1,145	2,788
Depreciation	249	479
Research and experimentation tax credit	1,520	1,784
Accrued expenses	305	824
Stock compensation	1,598	2,591
Other	179	374

Total deferred tax assets	35,097	38,125
Valuation allowance	(33,836)	(37,133)

Net deferred tax asset	1,261	992

Deferred tax liabilities:
Acquired intangibles	(1,029)	(915)
Other	(155)	(67)

Total deferred tax liabilities	(1,184)	(982)

Net deferred tax asset (liability)	$77	$10

At December 31, 2009, the Company had United States net operating loss carryforwards of approximately $79.0 million and research and experimentation tax credit carryforwards of $1.8 million, which are scheduled to begin to expire in 2019. Utilization of net operating loss and tax credit carryforwards may be subject to annual limitations due to the ownership change limitations provided

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

by the Internal Revenue Code. The Company has not accrued a provision for income taxes on undistributed earnings of $0.3 million of certain foreign subsidiaries, since such earnings are considered to be reinvested indefinitely. If the earnings were distributed, the Company would be subject to federal income and foreign withholding taxes. Determination of an unrecognized deferred income tax liability with respect to such earnings is not practicable.

A deferred tax asset should be reduced by a valuation allowance if, based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or the entire deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. The determination of whether a deferred tax asset is realizable is based on weighting all available evidence, including both positive and negative evidence. The realization of deferred tax assets, including carryforwards and deductible temporary differences, depends upon the existence of sufficient taxable income of the same character during the carryback or carryforward period. The accounting guidance requires the consideration of all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax-planning strategies.

The Company’s U.S. and certain foreign jurisdictions are in a cumulative loss position. For purposes of assessing the realization of the deferred tax assets in those jurisdictions, this cumulative taxable loss position is considered significant negative evidence and has caused us to conclude that the Company will not be able to realize the deferred tax assets in the foreseeable future. Although the Company is projecting future taxable income, a projection of future taxable income is inherently subjective and not considered sufficient to overcome the negative evidence of cumulative losses. In addition, the Company has also considered the future reversal of other existing temporary differences in assessing the need for a valuation allowance on the remaining deferred tax assets. Therefore, a valuation allowance was provided in the United States and certain foreign jurisdictions in the amount of $33.8 million and $37.1 million at December 31, 2008 and 2009, respectively. These valuation allowances would be reversed and recognized as a benefit in provision for income taxes in the consolidated statements of operations at such time that realization is believed to be more likely than not. The net change in the valuation allowance from December 31, 2008 to December 31, 2009 was an increase of $3.3 million, which was primarily due to an increase in the United States net deferred tax assets during 2009 as well as $0.4 million of acquired net deferred tax assets that were recorded through purchase accounting.

The following table presents the provisions for income taxes compared with income taxes based on the federal statutory tax rate of 34% (in thousands):

	Year Ended December 31,
	2007	2008	2009

Tax benefit based on federal statutory rate	$(226)	$(3,495)	$(2,218)
State taxes (benefit)	6	(296)	(230)
Impact of foreign operations	814	373	516
Permanent items	375	456	335
Stock-based compensation	(35)	325	566
Joint venture	63	5	3
Change in income tax valuation allowance	(228)	4,178	2,896
Other	252	(594)	(535)

Provision for income taxes	$1,021	$952	$1,333

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Accounting for Uncertainty in Income Taxes

Effective January 1, 2007, the Company adopted guidance for uncertainty in income taxes that requires the application of a more likely than not threshold to the recognition and de-recognition of uncertain tax positions. If the recognition threshold is met, this guidance permits the Company to recognize a tax benefit measured at the largest amount of the tax benefit that, in the Company’s judgment, is more likely than not to be realized upon settlement.

During the year ended December 31, 2009, there was no material adjustment in the liability for unrecognized income tax benefits and no new tax positions for which the tax benefit was not recognized. The Company’s unrecognized tax benefits totaled $0.4 million at December 31, 2008 and 2009, respectively. The Company does not expect changes in unrecognized tax benefits within the next 12 months. If recognized, the unrecognized tax benefits would not have a material impact on the provision for income taxes or the effective tax rate since it would be offset by a corresponding adjustment to the valuation allowance.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2007	2008	2009

Unrecognized tax benefits balance at January 1,	$441	$441	$441
Gross increase (decrease) for tax positions of prior years	—	—	—

Unrecognized tax benefits balance at December 31,	$441	$441	$441

The Company records interest and penalties as a component of its income tax provision. During the years ended December 31, 2007, 2008 and 2009, the Company recorded interest and penalties of approximately $0.1 million for each of the three years. The Company has not accrued interest with respect to uncertain tax positions in the current year because unfavorable resolution of those positions would not result in cash tax due for those prior years.

The Company files income tax returns in the United States and in various foreign jurisdictions. The Company is no longer subject to U.S. Federal income tax examinations for years prior to 2006, with the exception that operating loss or tax credit carryforwards generated prior to 2006 may be subject to tax audit adjustment. The Company is no longer subject to state and local or foreign income tax examinations by tax authorities for years prior to 2004.

8.	Borrowings

Installment Bank Loans

In November 2006, the Company entered into a software license and maintenance agreement that provides the Company with an unlimited number of licenses for certain third-party software over a two-year period. The agreement required a one-time license and maintenance fee of $4.1 million that was financed with an installment bank loan with an effective interest rate of 8.1%. During 2008, the loan balance was paid in full by the Company.

In May 2008, the Company amended the above mentioned software license and maintenance agreement. The amended agreement provides the Company the right to distribute the third party software on a user basis up to 35,000,000 licenses over a four-year period for an additional one-time fee of approximately $6.4 million. (See Note 6 Property and Equipment and Other Balance Sheet Items.) The agreement was financed with an installment bank loan with an effective interest rate of 4.0%. The loan provides for a payment of $0.4 million at loan inception and scheduled principal repayments of $0.4 million each quarter commencing July 1, 2008, with the final payment payable on

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

April 1, 2012. At December 31, 2008 and 2009, the liability for the installment bank loan amounted to approximately $5.3 million and $3.5 million, respectively.

Financing Facilities

On September 26, 2008 the Company entered into a $15.0 million Loan and Security Agreement with ORIX Venture Finance LLC (“ORIX Loan”). The loan provides 42 equal principal repayments of approximately $0.4 million starting April 2010 through September 2013. Under the original terms of the ORIX Loan, borrowings under this agreement bore interest at an interest rate of prime plus 3%, provided that the interest rate in effect in each month could not be less than 7% per annum. On December 23, 2008, the Company amended the interest rate terms of the ORIX Loan such that the daily interest rate is equal to the sum of 3% plus the greater of (a) prime rate or (b) LIBOR rate plus 2.5%, provided that the interest rate in effect in each month shall not be less than 7% per annum. The effective interest rate for the year ended December 31, 2009 was 7%. The agreement requires that a cash balance of $7.5 million be maintained at all times in a deposit account and that failure to maintain the required cash balance shall not constitute a breach of agreement, if certain minimum consolidated EBITDA levels are met. The balance outstanding under this agreement at December 31, 2008 and 2009 was $15.0 million.

The Company paid $0.2 million of loan origination fees related to its ORIX Loan, which are capitalized within other current and long-term assets in the consolidated balance sheets. Amortization expense related to the loan origination fees was immaterial for the years reported and is included as interest expense in the consolidated statements of operations. As of December 31, 2009, the balance of unamortized loan origination fees was $0.1 million.

In connection with obtaining the ORIX Loan, the Company issued a warrant to purchase up to 699,301 shares of common stock at $1.43 per share that expires on the earlier of September 26, 2015, or the second anniversary of the effective date of a qualifying initial public offering. In accordance with the guidance to account for debt issued with a warrant, the Company allocated the total proceeds between the loan and the warrant based on the relative fair value of the two instruments. Out of the total proceeds of $15.0 million, the Company allocated $14.9 million to the loan and $0.1 million to the warrant based on their relative fair values. The fair value of the common stock warrant was recorded to additional paid-in capital. Fair value was determined using a Black-Scholes valuation model using the contractual life of the warrant and reasonable assumptions for stock price volatility, expected dividend yield and risk-free interest rates. The Company used a risk-free interest rate of 3.4%, stock price volatility of 75% and term of 7 years, which resulted in an estimated fair value of the common stock warrant of approximately $0.20 per share. The discount on the ORIX Loan is being amortized over the term of the agreement using the effective interest method and the amortization charge is recorded as interest expense in the consolidated statements of operations.

In December 2008, in connection with the acquisition of Sylantro, the Company assumed a loan totaling $1.3 million at an interest rate of 9%. Based on the terms of the loan, the Company paid $0.3 million and $0.9 million of the outstanding balance on the loan during 2008 and 2009, respectively. The balance outstanding under this agreement at December 31, 2009 was $0.1 million.

In 2008, the Company entered into an equipment financing agreement with ePlus Group, inc. The terms of the financing agreement provide for a loan of $0.3 million repayable in 24 equal installments starting January 2009 through December 2010. The agreement has an effective interest rate of 9.8%. At December 31, 2008 and 2009, the balance outstanding under this agreement was $0.3 million and $0.1 million, respectively.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Fair value for the Company’s borrowings is estimated using a discounted cash flow analysis. The Company believes its creditworthiness and the financial market in which it operates has not materially changed since entering into the arrangements, therefore the carrying value of the borrowings approximates their fair values at December 31, 2008 and 2009.

The aggregate maturities of borrowings as of December 31, 2009 are as follows (in thousands):

2010	$4,536
2011	5,838
2012	5,085
2013	3,214

Total	$18,673

9.	Stockholders’ Equity

Redeemable Preferred Stock and Redeemable Convertible Preferred Stock and Warrants

Summary of Activity

The following table presents a summary of activity for preferred stock issued and outstanding for the years December 31, 2008 and 2009 (in thousands):

	Preferred Stock
			Series B-1		Series C-1		Series D		Series E		Series E-1
	Series A		Convertible		Convertible		Convertible		Convertible		Convertible		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount

Balance, December 31, 2007	9,000	$4,320	3,533	$16,060	58,629	$38,806	4,827	$10,000	—	$—	—	$—	$69,186
Issuance and accretion of Series E shares	—	—	—	—	—	—	—	—	2,500	2,500	—	—	2,500

Balance, December 31, 2008	9,000	4,320	3,533	16,060	58,629	38,806	4,827	10,000	2,500	2,500	—	—	71,686
Issuance and accretion of Series E-1 shares	—	—	—	—	—	—	—	—	—	—	1,500	1,500	1,500

Balance, December 31, 2009	9,000	$4,320	3,533	$16,060	58,629	$38,806	4,827	$10,000	2,500	$2,500	1,500	$1,500	$73,186

Series A Redeemable Preferred Stock

In April 1999, the Company issued 9,000,000 shares of its Series A redeemable preferred stock (“Series A”) at $0.48 per share.

Series B-1 Redeemable Convertible Preferred Stock and Warrants

In December 2003, the Company issued 3,467,200 shares of Series B-1 redeemable convertible preferred stock (“Series B-1”) in exchange for an equal number of shares of Series B redeemable convertible preferred stock.

The Company issued warrants with a fair value of $0.2 million to purchase up to 66,000 shares of Series B-1 preferred stock at $4.55 per share. The warrants were scheduled to expire on the earlier of (a) June 5, 2007, (b) three years from the effective date of a qualified initial public offering, or (c) the effective date of a qualifying change in control in the Company. In June 2007, the warrants were exercised at the exercise price of $4.55 per share, and 66,000 shares of Series B-1 preferred stock were issued for proceeds of approximately $0.3 million.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Series C-1 Redeemable Convertible Preferred Stock and Warrants

In December 2003, the Company issued 49,460,720 shares of Series C-1 redeemable convertible preferred stock (“Series C-1”) in exchange for an equal number of shares of Series C redeemable convertible preferred stock. In December 2003 and January 2004, the Company sold an additional 9,167,879 shares of Series C-1 preferred stock for $0.66 per share, receiving aggregate proceeds of $6.1 million.

During 2004 and 2005, the Company issued warrants to purchase up to 275,721 shares of Series C-1 preferred stock at $0.66 per share in connection with financing arrangements. The warrant to purchase up to 94,425 shares of Series C-1 preferred stock expires the earlier of March 2011 or the effective date of a qualifying change in control. The warrants to purchase up to 181,296 shares of Series C-1 preferred stock expire the earlier of June 2015 or the effective date of a qualifying change in control. (See Note 2 Summary of Significant Accounting Policies — Fair Value Measurements and Preferred Stock Warrants.)

Series D Redeemable Convertible Preferred Stock

In June 2007, the Company authorized and issued 4,827,419 shares of Series D redeemable convertible preferred stock (“Series D”) and received proceeds of approximately $10.0 million, or $2.07 per share.

Series E Redeemable Convertible Preferred Stock

In December 2008, the Company authorized 2,500,000 and issued 2,499,980 shares of Series E redeemable convertible preferred stock (“Series E”) in connection with the acquisition of Sylantro Systems Corporation. (See Note 3 Acquisitions.)

Series E-1 Redeemable Convertible Preferred Stock

In October 2009, the Company authorized 1,600,000 and issued 1,500,000 shares of Series E-1 redeemable convertible preferred stock (“Series E-1”) in connection with the acquisition of Packet Island, Inc. (See Note 3 Acquisitions.)

Liquidation Preferences

The holders of Series C-1, Series D, Series E and Series E-1 preferred stock shall first receive proportionally, prior and in preference to the holders of the Series A and Series B-1 preferred stock and the holders of the common stock, an amount equal to $1.00 per share for Series E-1 and Series E, $2.07 per share for Series D and an amount equal to $0.66 per share for Series C-1, as adjusted for stock splits, stock combinations, stock dividends and recapitalizations, plus any declared but unpaid dividends on the shares held.

After all payments have been made to the holders of Series C-1, Series D, Series E and Series E-1 preferred stock, the holders of Series B-1 and Series A preferred stock shall receive proportionally, prior and in preference to any distribution to the holders of the common stock, an amount equal to $4.55 per share for Series B-1 and $0.48 per share for Series A preferred stock, as adjusted for stock splits, stock combinations, stock dividends and recapitalizations, then held by them, plus any declared but unpaid dividends on the shares held.

After all preferential payments have been made to the holders of Series A, Series B-1, Series C-1, Series D, Series E and Series E-1 preferred stock, any remaining assets of the Company available for distribution shall be distributed ratably to the holders of common stock.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

A merger, consolidation, sale of the Company, sale of substantially all of the Company’s assets, or sale, transfer or exclusive license of all or substantially all of the Company’s intellectual property, with, into or to any other corporation in which the Company’s stockholders immediately prior to the transaction do not own more than 50% of the outstanding voting power of the acquirer in substantially the same ownership proportions shall be treated as a liquidation, dissolution or winding up of the Company, unless otherwise elected by holders of (a) a majority of the then outstanding shares of Series C-1, Series E and Series E-1 preferred stock, voting as a single class on an as converted basis, (b) a majority of the then outstanding shares of Series D preferred stock, voting as a single class on an as converted basis and (c) a majority of the then outstanding shares of Series A and Series B-1 preferred stock voting as a single class.

Voting Rights

Except as otherwise provided in the Company’s amended and restated certificate of incorporation or as required by law, the holders of shares of Series A preferred stock shall not be entitled to vote, but shall be entitled to notice of any stockholders’ meetings in accordance with the bylaws of the Company as if such holders were holders of common stock.

Except as otherwise provided in the Company’s amended and restated certificate of incorporation or as required by law, the holders of Series B-1, Series C-1, Series D, Series E and Series E-1 preferred stock shall vote together with the holders of common stock as a single class on all matters submitted for a vote of the stockholders. The holder of each share of Series B-1, Series C-1, Series D, Series E and Series E-1 preferred stock shall have that number of votes per share as is equal to the number of shares of common stock into which these shares are convertible at the time of the vote.

Conversion

The Series B-1, Series C-1, Series D, Series E and Series E-1 redeemable convertible preferred stock may, at the option of the holder, be converted at any time or from time-to-time into fully-paid and non-assessable shares of common stock. Based on the conversion price as in effect on December 31, 2009, the holders of each share of Series B-1 preferred stock shall receive 2.4 shares of common stock upon conversion. Based on the applicable conversion prices as in effect on December 31, 2009, the holders of each share of Series C-1, Series D, Series E and Series E-1 shall receive one share of common stock upon conversion.

Each outstanding share of Series B-1 preferred stock shall be automatically converted into the appropriate number of shares of common stock upon the vote or written consent of the holders of at least 2/3 of the outstanding shares of Series B-1 preferred stock, voting as a separate series. Each outstanding share of Series D preferred stock shall be converted automatically into one share of common stock upon the vote or written consent of the holders of at least a majority of the outstanding shares of Series D preferred stock, voting as a separate series. Each outstanding share of Series C-1, Series E and Series E-1 preferred stock shall be converted automatically into one share of common stock upon the vote or written consent of the holders of at least 2/3 of the outstanding shares of Series C-1, Series E and Series E-1 preferred stock, voting as a single class on an as-converted basis.

All outstanding shares of Series B-1 and Series C-1 preferred stock shall be converted automatically into shares of common stock, immediately upon the closing of an initial public offering of stock in which aggregate gross proceeds from the offering exceed $30.0 million with a per share public offering price of not less than $1.89 per share, as adjusted for stock splits, combinations, stock dividends, reclassifications and similar events. All outstanding shares of Series D, Series E and

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Series E-1 preferred stock shall be converted automatically into shares of common stock, immediately upon the closing of an initial public offering of stock in which aggregate gross proceeds from the offering exceed $30.0 million. If the offering price per share is less than the Series D conversion price then in effect, the conversion price of the Series D preferred stock will be automatically adjusted concurrent with the closing of the offering. If the Company issues or sells shares of its common stock without consideration or at a price per share that is less than the conversion price applicable to Series B-1, Series C-1, Series D, Series E or Series E-1, an anti-dilution provision will go into effect, thereby increasing the conversion ratio for the affected Series.

Redemption

In December 2008, the optional redemption dates of the Company’s redeemable preferred stock and redeemable convertible preferred stock were further modified to extend the dates the preferred stockholders may require redemption of their preferred stock to December 21, 2010, 2011 and 2012.

On December 21, 2010, unless the holders of a majority of the outstanding Series C-1, Series D, Series E and Series E-1 preferred stock, voting as a single class on an as-converted basis, elect otherwise, the outstanding shares of Series C-1, Series D, Series E and Series E-1 preferred stock shall, on demand of the holders of a majority of the outstanding Series C-1, Series D, Series E and Series E-1 preferred stock, voting as a single class on an as-converted basis, be redeemed in 1/3 increments on December 21, 2010, 2011 and 2012, at a redemption price of $0.66, $2.07, $1.00 and $1.00 per share, respectively.

Once all shares of Series C-1, Series D, Series E and Series E-1 have been redeemed in full or converted into common stock, unless the holders of a majority of the outstanding Series B-1 preferred stock, voting as a single class, elect otherwise, all outstanding shares of Series B-1 shall, on demand of the holders of a majority of the outstanding Series B-1 preferred stock, voting as a single class, be redeemed, at a redemption price of $4.55 per share.

Additionally, once all shares of Series C-1, Series D, Series E and Series E-1 have been redeemed in full or converted into common stock, unless the holders of a majority of the outstanding Series A preferred stock, voting as a single class, elect otherwise, all outstanding shares of Series A shall, on demand of the holders of a majority of the outstanding Series A preferred stock, voting as a single class, be redeemed, at a redemption price of $0.48 per share.

The optional redemption dates and payments of the Company’s redeemable preferred stock and redeemable convertible preferred stock are as follows (in thousands):

	December 31,
	2010	2011	2012	Total

Series A redeemable preferred stock	$—	$—	$4,320	$4,320
Series B-1 redeemable convertible preferred stock	—	—	16,060	16,060
Series C-1 redeemable convertible preferred stock	12,935	12,935	12,936	38,806
Series D redeemable convertible preferred stock	3,333	3,333	3,334	10,000
Series E redeemable convertible preferred stock	833	833	834	2,500
Series E-1 redeemable convertible preferred stock	500	500	500	1,500

	$17,601	$17,601	$37,984	$73,186

Upon a change of control of the Company through merger, consolidation or acquisition of the Company or other event treated as a liquidation, dissolution or winding up of the Company pursuant to the preferred stock liquidation preference provisions, (a) provided that they have not otherwise been

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

paid their respective liquidation preference amounts, all outstanding shares of Series C-1, Series D, Series E and Series E-1 preferred stock shall be redeemed, at a redemption price of $0.66, $2.07, $1.00 and $1.00 per share, respectively, unless otherwise requested by the holders of a majority of the outstanding Series C-1, Series D, Series E and Series E-1 preferred stock, voting as a single class on an as-converted basis; and (b) after full redemption or conversion into common stock or payment of their respective liquidation preference amounts with respect to all shares of Series C-1, Series D, Series E and Series E-1 preferred stock, (i) provided that they have not otherwise been paid their respective liquidation preference amounts, all outstanding shares of Series B-1 preferred stock shall be redeemed, at a redemption price of $4.55 per share, unless otherwise requested by the holders of a majority of the outstanding Series B-1, voting as a single class; and (ii) provided that they have not otherwise been paid their respective liquidation preference amounts, all outstanding shares of Series A preferred stock shall be redeemed, at a redemption price of $0.48 per share, unless otherwise requested by the holders of a majority of the outstanding Series A, voting as a single class.

Upon the closing of a qualified public offering, defined as a public offering of stock in which aggregate gross proceeds from the offering exceed $30.0 million with a per share public offering price of not less than $1.89 per share, as adjusted for stock splits, combinations, stock dividends, reclassifications and similar events, or any other public offering in connection with which all shares of Series B-1, Series C-1, Series D, Series E and Series E-1 preferred stock have been converted into shares of common stock, all outstanding shares of Series A preferred stock shall be redeemed on the closing date of the offering, at a redemption price of $0.48 per share.

Dividends

If any dividends are declared on common stock, the holders of preferred stock shall receive their pro rata share of such dividends calculated on an as-if converted to common stock basis. No dividends were declared on common stock for the years ended December 31, 2007, 2008, or 2009.

Common Stock

Common Stock Warrants

At December 31, 2007, there were warrants outstanding to purchase 300,000 shares of common stock. These warrants expired in September 2008.

In September 2008, the Company issued a warrant to purchase up to 699,301 shares of common stock at $1.43 per share in connection with the ORIX Loan. The warrant was outstanding at December 31, 2009. The warrant expires on the earlier of September 26, 2015 or the second anniversary of the effective date of a qualifying initial public offering. (See Note 8 Borrowings.)

Early Exercise of Stock Options

At the discretion of the compensation committee of the Company’s board of directors (the “Compensation Committee”), stock options granted under the Company’s stock option plans may provide option holders the right to elect to exercise unvested stock options in exchange for restricted common stock. Unvested shares are subject to repurchase by the Company at the original issuance price or fair market value, whichever is lower, in the event the option holder’s employment is terminated either voluntarily or involuntarily prior to the vesting date. For early exercised stock options, the repurchase right lapses as the restricted shares vest. The repurchase terms are considered to be a forfeiture provision and do not result in variable accounting. As soon as the restricted shares vest, the liability amounts are transferred to common stock and additional paid-in capital. As of December 31, 2008, there were 144,479 unvested shares of common stock outstanding resulting from

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

the early exercise of stock options, with exercise proceeds of approximately $0.1 million recorded as liabilities at December 31, 2008. As of December 31, 2009, there were 13,334 unvested shares of common stock outstanding resulting from the early exercise of stock options, with nominal related exercise proceeds recorded as liabilities at December 31, 2009.

Common Stock Reserved for Future Issuance

The following table presents a summary of the number of shares of common stock reserved for future issuance (in thousands):

	December 31,
	2008	2009

Conversion of redeemable convertible preferred stock into common stock:
Each share of Series B-1 into 2.4 shares of common stock	8,480	8,480
Each share of Series C-1 into 1 share of common stock	58,629	58,629
Each share of Series D into 1 share of common stock	4,827	4,827
Each share of Series E into 1 share of common stock	2,500	2,500
Each share of Series E-1 into 1 share of common stock	—	1,500

	74,436	75,936

Restricted stock units	—	1,040

Stock options:
Stock options outstanding	16,178	17,049
Shares available for future grant	2,900	2,501

	19,078	20,590

Common and preferred stock warrants	975	975

Total shares of common stock reserved for future issuance	94,489	97,501

10.	Equity Incentive Plans

In 1999, the Company adopted the 1999 Stock Incentive Plan (“1999 Plan”). The 1999 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards and stock appreciation rights. The term of stock-based grants is up to 10 years, except that certain stock-based grants made after 2005 have a term of five years. At the discretion of the Compensation Committee, the 1999 Plan allows for early exercise of stock options prior to vesting, subject to repurchase by the Company in the event of early termination. The 1999 Plan terminated in June 2009 whereby no new options or awards may be granted, leaving 333,333 authorized shares expired under the 1999 Plan.

In April 2009, the Company adopted the 2009 Equity Incentive Plan (“2009 Plan”). The 2009 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards and stock appreciation rights. At the discretion of the Compensation Committee, the 2009 Plan allows for early exercise of stock options prior to vesting, subject to repurchase by the Company in the event of early termination.

The number of shares of common stock that could be issued pursuant to equity awards under the 2009 Plan was initially 2,354,298 shares (which includes 354,298 shares that were transferred from the authorized share pool of the 1999 Plan). In addition, the 2009 Plan allows for any shares that

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

are forfeited, expire or otherwise terminate under the Company’s 1999 Plan to revert and become available for issuance under the 2009 Plan.

The Company had 2,500,830 shares available for issuance under the 2009 Plan at December 31, 2009.

Stock Options

The following table presents a summary related to stock options for the following periods:

	Number of Options	Weighted Average
	Outstanding	Exercise Price

Balance, December 31, 2006	11,514,994	$0.59
Granted	3,527,417	1.78
Exercised	(782,887)	0.34
Forfeited or repurchased	(742,098)	1.10

Balance, December 31, 2007	13,517,426	0.89
Granted	5,724,167	1.43
Exercised	(498,287)	0.27
Forfeited	(2,565,464)	1.81

Balance, December 31, 2008	16,177,842	0.98
Granted	14,233,741	0.40
Exercised	(154,220)	0.45
Forfeited	(13,208,322)	1.14

Balance, December 31, 2009	17,049,041	$0.38

For the years ended December 31, 2007, 2008 and 2009, the weighted average fair value of stock options granted was $0.79, $0.53 and $0.22, the intrinsic value of stock options exercised was $1.1 million, $0.6 million and $0, and cash received from stock options exercised was $0.3 million, $0.1 million and $0.1 million, respectively.

At December 31, 2009, unrecognized compensation expense, net of estimated forfeitures, relating to unvested stock options was $1.1 million which is scheduled to be recognized as compensation expense over a weighted average period of 1.0 year. To the extent the actual forfeiture rate is different than what the Company has anticipated at December 31, 2009, compensation expense will be different from expectations.

The following table presents information about stock options outstanding at December 31, 2009:

	Options Outstanding			Options Vested
			Weighted			Weighted
		Weighted	Average		Weighted	Average
Range of		Average	Remaining		Average	Remaining
Exercise	Number	Exercise	Contractual	Number	Exercise	Contractual
Prices	Outstanding	Price	Life (Years)	Vested	Price	Life (Years)

$0.13 — $0.375	3,368,100	$0.15	2.9	3,368,100	$0.15	2.9
$0.40	12,648,541	0.40	8.8	5,859,839	0.40	8.6
$0.425 — $1.56	1,032,400	0.82	3.6	936,541	0.77	3.7

$0.13 — $1.56	17,049,041	$0.38	7.3	10,164,480	$0.35	6.2

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The aggregate intrinsic value of stock options outstanding at December 31, 2009 was $7.9 million. The aggregate intrinsic value of vested stock options at December 31, 2009 was $4.9 million.

Restricted Stock Awards

Pursuant to the 1999 and 2009 plans described above, officers, directors, employees and consultants may be granted restricted stock. Stock-based compensation expense for restricted stock awards is recognized at fair value which is determined based on the number of restricted stock awards granted and the estimated fair value of the Company’s common stock on the date of grant, net of estimated forfeitures. The Company’s only grant of restricted stock award was in August 2007, for 333,333 shares at a grant date fair value of $2.07 per share. At December 31, 2009, unrecognized compensation expense, net of estimated forfeitures, relating to the restricted stock award was nominal. The aggregate intrinsic value of the unvested restricted stock award at December 31, 2009, was $0.1 million. To the extent the actual forfeiture rate is different than what the Company has anticipated at December 31, 2009, compensation expense will be different from expectations.

Restricted Stock Unit Awards

Directors, employees and consultants may be granted restricted stock units (“RSUs”). In April 2009 and November 2009, the Company granted RSUs to certain officers and directors. These RSUs, which have a term of ten years and are settled in shares of our common stock, vest only upon the earlier of the following liquidity events, subject in either case to the recipient’s continued service through the date of the event:

•	an initial public offering of the Company’s common stock (“IPO”) (or, for RSUs granted to directors, on the expiration date of the applicable lock-up period imposed in connection with the IPO); or

•	a change in control of the Company, assuming that the consideration received in the change in control transaction is cash or freely-tradable registered shares.

The unrecognized compensation expense of $0.4 million is being deferred until the occurrence of a liquidity event.

The following table presents a summary of activity for the number of restricted stock units outstanding:

	Number of	Weighted
	Restricted	Average Grant
	Stock Units	Date Fair Value

Balance, December 31, 2008	—	$—
Granted	1,065,000	0.41
Forfeited	(25,000)	0.40
Vested	—	—

Balance, December 31, 2009	1,040,000	$0.41

Stock Option Repricing

In April 2008, the Company, with approval of the Compensation Committee and the board of directors, amended the terms of outstanding stock options held by employees and a non-employee director having an exercise price of $2.07 per share to reduce the exercise price of such options to

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

$1.43 per share, which was the then-estimated fair market value of the common stock. The Company repriced stock options exercisable for an aggregate of 1,462,167 shares. The incremental stock-based compensation expense related to the repricing was $0.2 million and is being recognized over the remaining service period of the repriced options.

Stock Option Exchange

In June 2009, the Company, with approval of the Compensation Committee and the board of directors, offered to eligible directors, employees and certain consultants the opportunity to exchange eligible stock options with exercise prices in excess of $0.40 per share for replacement stock options on a one-for-one basis. The replacement options had a term of 10 years and an exercise price of $0.40 per share, the fair market value on the date of the grant. In general, the replacement stock options had a vesting schedule as follows: (a) the portion of an eligible stock option that had vested prior to March 1, 2009 would cease to be vested and would re-vest monthly over a 24 month period beginning on April 1, 2009 and (b) the balance of such eligible stock option that had not vested as of March 1, 2009 would continue to vest in accordance with the original vesting schedule. Executive officers and directors who participated in the exchange were not subject to the 24 month re-vesting period of previously vested stock options. Pursuant to the exchange, the Company canceled 10,928,241 stock options and re-issued an equivalent number of stock options. The incremental stock-based compensation expense related to the exchange was approximately $2.0 million and is being recognized over the remaining service period of the replacement stock options.

Tax Benefits

Upon adoption of the FASB’s guidance on stock-based compensation, the Company elected the alternative transition method (short cut method) provided for calculating the tax effects of stock-based compensation. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows related to the tax effect of employee stock-based compensation awards that are outstanding upon adoption. As of December 31, 2009, the Company’s APIC pool balance was zero.

The Company applies a with-and-without approach in determining its intra-period allocation of tax expense or benefit attributable to stock-based compensation deductions. For 2009, there was a reduction to the deferred tax asset related to tax benefits of employee stock option grants of $0.2 million related to forfeitures and exercises that resulted in a tax deduction less than previously recorded benefits based on the option value at the time of grant (shortfalls). Tax deductions in excess of previously recorded benefits (windfalls) included in net operating loss carryforwards but not reflected in deferred tax assets for the year ended December 31, 2008 and 2009 is $0.4 million.

11.	Commitments and Contingencies

Leases

The Company leases office space under non-cancelable operating leases with various expiration dates through 2014. Rent expense was approximately $1.2 million, $1.4 million and $2.1 million for the years ended December 31, 2007, 2008 and 2009, respectively.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table presents future minimum lease payments under the non-cancelable operating and capital leases at December 31, 2009 (in thousands):

	Operating	Capital
	Leases	Leases

Years Ending December 31,
2010	$1,032	$72
2011	436	28
2012	368	—
2013	326	—
2014	52	—

Future minimum lease payments	$2,214	100

Less amounts representing interest		(7)

Present value of future minimum lease payments		93
Less current portion		(72)

Capital lease obligation, net of current portion		$21

Indemnifications and Contingencies

In the normal course of business, the Company enters into contracts and agreements that may contain representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made in the future, but have not yet been made. The Company has not paid any claims or been required to defend any action related to indemnification obligations to date. The Company is currently disputing an indemnity claim asserted by one of its customers. This customer seeks $3.6 million for reimbursement of a portion of the legal expenses incurred in defending a patent infringement lawsuit filed against it by another of the Company’s customers. While the Company believes this indemnity claim is without merit and management has a plan to continue to vigorously dispute this claim, the customer seeking indemnity has substantially greater resources than the Company. At this point, the Company is unable to determine the likelihood of any outcome in this matter, nor is it able to estimate the amount or range of loss or the impact on the Company or its financial condition in the event of an unfavorable outcome.

In accordance with its bylaws and certain agreements, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company’s request in such capacity. There have been no claims to date under these indemnification obligations.

In addition, the Company is involved in litigation incidental to the conduct of its business. The Company is not a party to any lawsuit or proceeding that, in the opinion of management, is reasonably possible to have a material adverse effect on its financial position, results of operations or cash flows.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

12.	Other (Income) Expense

Other (income) expense consists of the following (in thousands):

	Year Ended December 31,
	2007	2008	2009

Interest income	$(265)	$(173)	$(39)
Interest expense	324	521	1,398
Change in fair value of preferred stock warrants	220	(426)	110

Other (income) expense	$279	$(78)	$1,469

13.	Segment and Geographic Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer (“CEO”). The CEO reviews financial information presented on a consolidated basis, along with information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. Discrete information on a geographic basis, except for revenue, is not provided below the consolidated level to the CEO. The Company has concluded that it operates in one segment and has provided the required enterprise-wide disclosures.

Revenue by geographic area is based on the location of the end-user carrier. The following table presents revenue and long-lived assets, net, by geographic area (in thousands):

	Year Ended December 31,
	2007	2008	2009

Revenues:
United States	$28,014	$27,780	$35,984
EMEA	19,611	21,078	17,969
APAC	7,919	7,797	10,538
Other	6,056	5,174	4,396

	$61,600	$61,829	$68,887

	December 31,
	2008	2009

Long-Lived Assets, net:
United States	$15,101	$12,752
EMEA	57	41
APAC	380	217
Other	511	484

	$16,049	$13,494

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

14.	401(k) Defined Contribution Plan

The Company maintains a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. The Company has not made matching contributions to the plan. Company contributions are allowed under the plan and may occur in the future.

15.	Subsequent Events

In January 2010, the Company granted an RSU covering 20,000 shares of common stock to a non-employee director. This RSU is subject to a performance-based vesting condition.

In February 2010, the Company granted RSUs covering an aggregate of 750,000 shares of common stock to certain executive officers. These RSUs are subject to a combination of performance-based and time-based vesting conditions.

The Company evaluated subsequent events through March 15, 2010, which was the date the accompanying consolidated financial statements were issued.

SCHEDULE II — CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

				Additions
	Balance at	Additions		Acquired from	Balance at
	Beginning of	Charged to		Business	End of
	Year	Expense	Deductions	Combinations	Year
Allowance for doubtful accounts:
Year Ended December 31, 2007	$158	—	(46)	—	$112
Year Ended December 31, 2008	$112	14	(15)	—	$111
Year Ended December 31, 2009	$111	58	—	—	$169

Allowance for deferred tax assets:
Year Ended December 31, 2007	$26,845	—	(670)	—	$26,175
Year Ended December 31, 2008	$26,175	4,179	—	3,482	$33,836
Year Ended December 31, 2009	$33,836	2,896	—	401	$37,133

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sylantro Systems Corporation:

In our opinion, the accompanying consolidated statement of operations, changes in stockholders’ deficit and comprehensive loss, and cash flows present fairly, in all material respects, the results of Sylantro Systems Corporation and its subsidiaries (the “Company”) operations and their cash flows for the period January 1, 2008 to December 23, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company was acquired on December 23, 2008.

/s/ PricewaterhouseCoopers LLP

McLean, VA
January 29, 2010

Sylantro Systems Corporation

Consolidated Statement of Operations

For the period
January 1, 2008 to
December 23, 2008
(In thousands)

Revenue:
Licenses	$3,649
Maintenance and services	6,205

Total revenue	9,854
Operating expenses:
Cost of licenses revenue	417
Cost of maintenance and services revenue	3,041
Sales and marketing	7,134
Research and development	5,002
General and administrative	3,521

Total operating expenses	19,115

Loss from operations	(9,261)
Other expenses, net	175

Loss before income taxes	(9,436)
Provision for income taxes	88

Net loss	$(9,524)

Stock-based compensation expense included above:
Sales and marketing	$48
Research and development	37
General and administrative	109

The accompanying notes are an integral part of these consolidated financial statements.

Sylantro Systems Corporation

Consolidated Statement of Changes in Stockholders’ Deficit and Comprehensive Loss

	Convertible
	Preferred Stock,		Common Stock				Accumulated
	Par Value $0.001		Par Value $0.001		Additional	Stockholder	Other		Total
	Per Share		Per Share		Paid-in	Notes	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Loss	Deficit	Deficit
	(In thousands, except per share data)

Balance, December 31, 2007	28,180	$28	6,705	$7	$50,646	$(14)	$—	$(111,263)	$(60,596)
Issuance costs related to the Series E-1 redeemable convertible preferred stock	—	—	—	—	(28)	—	—	—	(28)
Exercise of stock options	—	—	2	—	—	—	—	—	—
Compensation related to stock option grants	—	—	—	—	194	—	—	—	194
Repayment of stockholder notes receivable	—	—	—	—	—	7	—	—	7
Repurchase of common stock	—	—	(48)	—	(7)	7	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	(89)	—
Net loss	—	—	—	—	—	—	—	(9,524)
Comprehensive loss	—	—	—	—	—	—	—	—	(9,613)

Balance, December 23, 2008	28,180	$28	6,659	$7	$50,805	$—	$(89)	$(120,787)	$(70,036)

The accompanying notes are an integral part of these consolidated financial statements.

Sylantro Systems Corporation

Consolidated Statement of Cash Flows

For the period
January 1, 2008 to
December 23, 2008
(In thousands)

Cash flows from operating activities:
Net loss	$(9,524)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	400
Stock-based compensation expense	194
Recovery of doubtful accounts	(46)
Loss on disposal of property and equipment	79
Changes in operating assets and liabilities:
Accounts receivable	1,326
Prepaid expenses and other assets	190
Accounts payable and other liabilities	(999)

Net cash used in operating activities	(8,380)

Cash flows from investing activities:
Purchases of property and equipment	(102)

Net cash used in investing activities	(102)

Cash flows from financing activities:
Repayment of installment bank loan	(692)
Repayment of capital lease obligations	(39)
Proceeds from stockholder notes receivable	7
Proceeds from issuance of preferred stock, net of issuance costs	5,971

Net cash provided by financing activities	5,247

Effect of exchange rate changes on cash and cash equivalents	(89)

Net decrease in cash and cash equivalents	(3,324)
Cash and cash equivalents, beginning of period	3,959

Cash and cash equivalents, end of period	$635

Supplemental disclosures:
Cash paid for interest	$163

Cash paid for income taxes	$30

Supplemental schedule of noncash investing and financing activities:
Financing of property and equipment under capital lease obligations	$145

Repurchase of common stock and cancellation of stockholder note receivable	$7

The accompanying notes are an integral part of these consolidated financial statements.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements

1.	Nature of Business

Sylantro Systems Corporation (“Sylantro” or the “Company”), a Delaware corporation, was formed in 1998. Based in Campbell, California, the Company provides an application-enabled softswitch that enables telecom carriers and telecom application service providers the ability to provide business communication services on an outsourced basis. The Company’s customers include multinational companies in the telecom industry.

In 2003, the Company formed a wholly owned subsidiary, Sylantro Software India Private Limited (“Sylantro India”). Sylantro India provides development services to the Company. In 2004, the Company formed a wholly owned subsidiary, Sylantro Systems Japan K.K. (“Sylantro Japan”). In 2006, the Company formed the wholly owned subsidiaries, Sylantro Systems Singapore Private Limited (“Sylantro Singapore”), Sylantro Systems EMEA Limited (“Sylantro UK”) and Sylantro Systems Software Consultancy Co. Ltd (“Sylantro Shanghai”). Sylantro Singapore and Sylantro UK are sales and marketing offices. The Company closed down the operations of Sylantro Japan and Sylantro Shanghai in 2005 and 2008, respectively.

On December 8, 2008, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among BroadSoft, Inc. (“BroadSoft”), a provider of VoIP application software, and BroadSoft Sylantro, Inc., a wholly-owned subsidiary of BroadSoft. The merger closed on December 23, 2008.

Under the Merger Agreement, the aggregate purchase price includes the issuance of approximately 2,500,000 shares of BroadSoft Series E redeemable convertible preferred stock valued at $2,100,000 to the stockholders’ of the Company’s Series E-1 redeemable convertible preferred stock. Pursuant to the terms of an escrow agreement entered into by the parties, approximately 724,600 shares of BroadSoft Series E redeemable convertible preferred stock will be held in escrow for 12 months to satisfy potential indemnification obligations of the Company’s stockholders to BroadSoft.

In connection with the merger, (i) each share of the Company’s Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D redeemable convertible preferred stock and Series E redeemable convertible preferred stock outstanding was cancelled and retired; (ii) each share of the Company’s common stock outstanding was cancelled and retired; (iii) the vesting and exercisability of all outstanding Company options granted under the Company’s 1998 Stock Plan were accelerated in full; (iv) all outstanding Company options were terminated and cancelled without the payment of additional consideration to holders of such options and (v) each share of the Company’s warrants was terminated and cancelled without the payment of additional consideration to holders of such warrants.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and results of operations of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Cash Equivalents and Restricted Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are held in money market accounts. Restricted cash consists primarily of certificates of deposit as guarantees for the Company’s corporate credit cards.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses, approximate fair value due to their short term nature.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), on January 1, 2008. SFAS No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. As provided by Financial Accounting Standards Board (“FASB”) Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has only adopted the provisions of SFAS No. 157 with respect to its financial assets and liabilities. As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SFAS No. 157 also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. SFAS No. 157 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

•	Level 1. Observable inputs, such as quoted prices in active markets;

•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. This determination requires significant judgments to be made.

Concentration of Credit Risk

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. All of the Company’s cash and cash equivalents are held at financial institutions that management believes to be of high credit quality. The Company’s cash and cash equivalent accounts may exceed federally issued limits at times. The Company has not experienced any losses on cash and cash equivalents to date. To manage accounts receivable risk, the Company evaluates the creditworthiness of its customers and maintains an allowance for potential credit losses.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

The following customers represented 10% or more of revenue:

For the period
January 1, 2008 to
December 23, 2008

Company A	12%
Company B	11%
Company C	11%

Accounts Receivable and Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses which may result from the inability of some customers to make required payments as they become due. The allowance is based on an analysis of past due amounts and ongoing credit evaluations. Collection experience has been consistent with the Company’s estimates. Accounts receivable are derived from sales to customers located in the United States and foreign countries. Each customer is evaluated for creditworthiness through a credit review process at the inception of an arrangement. The Company has an allowance for doubtful accounts of $119,000 as of December 23, 2008.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred. Internally developed software costs are capitalized in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Equipment and software	2 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of the term of the lease or estimated useful life

The company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the period January 1, 2008 to December 23, 2008, there was no impairment of long-lived assets.

Preferred Stock Warrants

The Financial Accounting Standards Board issued FASB Staff Position No. FAS 150-5, Issuer’s Accounting Under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (“FSP FAS 150-5”) and affirmed that such warrants are subject to the requirements of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”) regardless of the timing of the redemption feature or the redemption price. Under SFAS No. 150, warrants to purchase redeemable preferred stock are recorded as liabilities based on fair value. Fair value is determined utilizing the Black-Scholes valuation model using the contractual life of the warrant and reasonable assumptions for stock price volatility, expected dividend yield, and risk free interest rates. The fair value of warrants is re-measured each reporting period, and changes in fair value are recognized in other income or expense. The liability is adjusted for changes in fair value until the earlier of (i) the exercise of the

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

warrants, (ii) expiration of the warrants or (iii) the completion of a liquidation event, including the completion of an initial public offering, at which time preferred stock warrants will be converted into warrants to purchase common stock and the liability will be reclassified to additional paid-in capital.

Revenue Recognition

The Company derives its revenue by licensing its software products and by providing maintenance and services for its customers. Revenue is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, and related interpretations. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectability is probable and, if applicable, when vendor-specific objective evidence exists to allocate the arrangement fee to the undelivered elements of a multiple element arrangement. In making these judgments, the Company evaluates these criteria as follows:

•	Persuasive evidence of an arrangement. A non-cancellable agreement signed by the Company and by the customer, in conjunction with an order from the customer, is deemed to represent persuasive evidence of an arrangement.

•	Delivery has occurred. Delivery is deemed to have occurred when the customer is given electronic access to the licensed software and a license key for the software has been delivered or made available.

•	Fees are fixed or determinable. The Company considers the fee to be fixed or determinable unless the fee is subject to refund or adjustment or is not payable within normal payment terms. If the fee is subject to refund or adjustment, revenue is recognized when the refund or adjustment right lapses. If payment terms exceed the Company’s normal terms, revenue is recognized as the amounts become due and payable or upon the receipt of cash if collection is not probable.

•	Collection is probable. Each customer is evaluated for creditworthiness through a credit review process at the inception of an arrangement. Collection is deemed probable if, based upon the Company’s evaluation, the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If it is determined that collection is not probable, revenue is deferred and recognized upon cash collection.

The Company recognizes revenue using the residual method of accounting. Under the residual method, when contracts contain multiple elements and vendor-specific objective evidence of fair value exists for all undelivered elements, the Company defers revenue for the fair value of the undelivered elements and allocates the remaining portion of the fee to the delivered elements. If vendor-specific objective evidence of fair value does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until delivery of the undelivered elements has occurred or vendor-specific objective evidence can be established. If the only undelivered element is post-contract customer support, revenue is recognized ratably over the support period. Judgments and estimates are made in connection with the recognition of revenue, including assessments of collectability and the fair value of undelivered elements. The amount or timing of revenue recognition may differ as a result of changes in these judgments or estimates.

The fair value for post-contract customer support is based on the maintenance renewal price charged in the first optional renewal period under the arrangement. The fair value for services is based on rates that the Company charges for services when sold separately.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

The Company’s products and services are distributed directly through its own sales force and indirectly through channel partners. Revenue under arrangements with channel partners is recognized when all the revenue recognition criteria are met, including identification of the channel partner customer. The Company does not offer contractual rights of return or product exchange, or price protection to its channel partners.

The warranty period for the Company’s licensed software products is generally 90 days. Software licenses sold directly by the Company and through channel partners are primarily sold in combination with an annual maintenance contract which enables the customer to receive software maintenance and support simultaneously with the warranty period. Maintenance is renewable at the option of the customer. When customers prepay for the annual maintenance contract, the related revenue is deferred and recognized ratably over the term of the contract. Rates for maintenance, including subsequent renewal rates, are established based upon a specific percentage of the license fees as set forth in the arrangement. Maintenance includes the right to unspecified product upgrades on an if-and-when available basis.

Revenue from services includes training, installation and consulting and is recognized as services are performed. Installation services are not considered essential to the functionality of the licensed software.

The Company delivers its software licensing products primarily by utilizing electronic media. Revenue includes amounts billed for shipping and handling and such amounts represent less than 1% of revenue. Cost of licenses revenue includes shipping and handling costs.

Cost of Revenue

Cost of revenue includes (a) royalty and licensing costs of third-party products and technology that the Company includes with its products, and (b) direct costs to manufacture and distribute product and direct costs to provide product support and professional support services.

Software Development Costs and Research and Development Costs

Under SFAS No. 86, Accounting for the Costs of Software to Be Sold, Leased, or Otherwise Marketed, software development costs incurred subsequent to the establishment of technological feasibility through general availability of the product are capitalized until the product is available for general release to customers. The Company’s current process for developing software is essentially completed concurrently with the establishment of technological feasibility. As such, no software development costs have been capitalized.

Research and development costs are expensed as incurred. Research and development costs include product development, product testing and the cost of establishing technological feasibility.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred amounts are expected to be settled or realized. Valuation allowances have been established to reduce deferred tax assets to the amount expected to

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

be realized. Valuation allowances would be reversed at such time that realization is believed to be more likely than not. A full valuation allowance has been provided for each jurisdiction in which the Company had a net deferred tax asset.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An interpretation of FASB Statement No. 109 (“FIN No. 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN No. 48 applies to financial statements of non-public entities that are issued for fiscal years beginning after December 15, 2008. The Company is still assessing the impact of FIN No. 48 on its consolidated financial statements but currently believes the impact will not be material.

Stock-Based Compensation

The Company applies the fair value method in accordance with SFAS No. 123(R), Share-Based Payment (“SFAS No. 123R”), for determining the cost of stock-based compensation for employees and directors. Under this method, the total cost of the grant is measured based on the estimated fair value of the stock option at the date of grant. The total cost is recognized as stock-based compensation expense over the vesting period of the stock option grant. SFAS No. 123R requires private companies that previously computed their fair value disclosures using the minimum value method to use the prospective method to adopt SFAS No. 123R. Under the prospective method, all share based payments granted or modified since adoption are accounted for using the fair value method. No stock compensation expense was recorded for options granted prior to the adoption date.

Stock-based compensation arrangements with non-employees are accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, using a fair value approach. The total estimated cost of compensation based on the fair value of the underlying share arrangement is recognized over the expected service period. The total cost is revalued each reporting period, and the cost is adjusted over the remaining service period.

Estimated Fair Value of Share-Based Payments

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions and fair value per share:

For the period
January 1, 2008 to
December 23, 2008

Average assumptions:
Risk-free interest rate	3.3%
Expected dividend yield	0.0%
Expected volatility	85%
Expected term (years)	6.1
Weighted average fair value of stock options granted	$0.11

The determination of the fair value of stock-based compensation grants is affected by estimates of the fair value of the Company’s stock price as well as assumptions regarding a number of variables, including expected stock price volatility, risk-free interest rate, and term. Stock-based compensation granted to employees and executives are combined into one grouping for purposes of valuation assumptions. As a nonpublic company, there is not a ready market for the Company’s common stock. As such, the Company relies on other factors upon which to base reasonable and

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

supportable estimates of the fair value of its common stock and the expected volatility of its share prices. The Company’s board of directors periodically estimates the fair value of the common stock by considering valuations calculated using market multiples and discounted cash flows. The board of directors estimated the fair value of the Company’s common stock to be $0.15 per share for the period January 1, 2008 to June 18, 2008. Expected volatility is based on historical volatilities of public companies operating in the Company’s industry.

Foreign Currency

The functional currency of operations located outside the United States is the respective local currency. The financial statements of each operation are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average rates of exchange during the period for revenue and expenses. Translation effects are included in accumulated other comprehensive loss.

Reclassifications

Certain prior year amounts have been reclassified to conform to current presentation.

Recent Accounting Pronouncements

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). FSP FAS 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until January 1, 2009. The adoption of SFAS No. 157 is not expected to have a significant impact on the Company’s consolidated financial statements when it is applied to non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis.

3.	Property and Equipment

Depreciation and amortization expense related to property and equipment, including capital leases, for the period January 1, 2008 to December 23, 2008 was $342,000. At December 23, 2008, total future minimum lease payments required under capital lease obligations are $173,000 (see Note 8).

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

4.	Income Taxes

The components of the loss before income taxes and the provision for income taxes are as follows (in thousands):

For the period
January 1, 2008 to
December 23, 2008

Income (loss) before income taxes:
United States	$(9,699)
Foreign	263

Loss before income taxes	$(9,436)

Provision for income taxes:
Current:
Federal and state	$1
Foreign	87

Total current	88

Deferred:
Federal and state	—
Foreign	—

Total deferred	—

Provision for income taxes	$88

The Company has established a valuation allowance for deferred income tax assets as their realization is uncertain. The valuation allowance for deferred income tax assets increased $2,345,000 from January 1, 2008 to December 23, 2008, mainly due to an increase in net operating loss carryforwards.

As of December 23, 2008, the Company has available net operating loss carryforwards for federal and state income tax purposes of approximately $116,349,000 to reduce future income subject to income taxes. The federal net operating losses will expire, if not utilized, in years from 2018 to 2028.

As of December 23, 2008, the Company has research and development credit carryforwards for federal and state income tax purposes of approximately $7,585,000 available to reduce future income taxes. The federal research credit carryforwards expire from 2018 through 2024.

Upon the change of control of the Company (see Note 1), the net operating loss carryforwards and tax credit carryforwards of the Company will be limited in accordance with Internal Revenue Code Sections 382 and 383. As a result of such limitation, the Company estimates that approximately $107,786,000 of the approximately $116,349,000 net operating loss carryforwards will expire unused and that all of the approximately $7,585,000 research and development credit carryforwards will expire unused.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

The provision for income taxes compared with income taxes based on the federal statutory tax rate of 34% is as follows (in thousands):

For the period
January 1, 2008 to
December 23, 2008

Tax (benefit) based on federal statutory rate	$(3,209)
State taxes (benefit)	(496)
Foreign taxes (benefit)	(19)
Other permanent items	(59)
Change in tax valuation allowance	2,345
Change in deferred tax rates	1,526

Provision for income taxes	$88

5.	Borrowings

Installment Bank Loans

In August 2005, the Company entered into a Loan and Security Agreement (the “Agreement”) with a financial institution for borrowings under a line of credit up to $5,000,000. Borrowings are secured by substantially all of the Company’s assets and bear interest at the prime rate. In August 2007, the Company amended (the “Amendment”) the Agreement to extend the maturity date through August 2009. There were no borrowings outstanding as of December 23, 2008.

In connection with the Amendment, the Company obtained a growth capital line for borrowings in the amount of $2,000,000, under a term note through December 31, 2007. Borrowings under the term note bear interest at 9.00% per annum, subject to adjustment as defined in the Agreement. Monthly interest payments are due through January 1, 2008, at which time thirty equal monthly payments of $74,140, consisting of principal and interest, are due. Certain financial covenants must be maintained, as defined in the Agreement. The balance outstanding of the term note as of December 23, 2008 was $1,162,000.

As of December 23, 2008, the Company failed to comply with a tangible net worth financial covenant, as set forth in the Agreement. Upon the occurrence and during the continuance of covenant violation, the financial institution, at its option, may accelerate and declare all or any part of the outstanding term note to be immediately due.

Additionally, in connection with the amendment, the Company issued a warrant to purchase approximately 144,000 shares of Series E-1 at $1.217 per share (see Note 6). The fair value of the warrant of $146,000 was determined using the Black-Scholes option pricing model and is recorded as a discount to the note balance to be amortized over the term of the note.

The aggregate maturities of borrowings as of December 23, 2008 are as follows (in thousands):

2009	$817
2010	436

$1,253

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

6.	Shareholders’ Equity

Convertible and Redeemable Convertible Preferred Stock, Warrants and Common Stock

Convertible and Redeemable Convertible Preferred Stock

The board of directors has authorized the Company to issue a total of approximately 28,337,000 shares of convertible stock (Series A, B and C convertible preferred stock). At December 23, 2008 the Company had approximately 28,180,000 share of convertible preferred stock issued and outstanding. In addition, the board of directors has authorized the Company to issue a total of approximately 46,570,000 shares of redeemable convertible preferred stock (Series D, E and E-1 redeemable convertible preferred stock). At December 23, 2008, the Company had 41,836,000 shares of redeemable convertible preferred stock issued and outstanding.

The holders of convertible and redeemable convertible preferred stock are entitled to receive when and if declared by the board, non-cumulative dividends in preference to any common stock at a fixed rate per share, and are also entitled to participate on an as-converted-to common stock basis. No dividends have been declared as of December 23, 2008.

In the event of any liquidation of the Company, the holders of preferred stock are entitled to receive amounts plus any declared but unpaid dividends based on the following order of priority: (i) $3.043 per share for each share of Series E-1, (ii) $1.2172 per share for each share of Series E, (iii) $1.9240 per share for each share of Series D and (iv) $0.50, $1.75 and $6.19 per share for each share of Series A, Series B and Series C, respectively.

At the option of the holder, and at any time, each share of convertible and redeemable convertible preferred stock is convertible into common shares. The conversion ratios at December 23, 2008 are as follows: (i) 1:1 conversion ratio for Series A, Series D, Series E and Series E-1, (ii) 1:1.23938 conversion ratio for Series B and (iii) 1:1.43287 for Series C.

The holders of convertible and redeemable convertible preferred stock have voting rights equal to the number of shares of common stock into which such preferred stock are then convertible and also hold certain protective provisions.

At any time after March 18, 2011, upon the written request of the majority of the outstanding shares of Series E-1 or Series E, the Company is required to redeem, from funds legally available, an amount equal to $1.2172 per share. At any time after March 18, 2011, upon the written request of the holders of not less than 20% of the then outstanding shares of Series D, the Company is required to redeem, from funds legally available, an amount equal to $1.924 per share. For Series D, Series E and Series E-1, the Company may redeem the shares in three annual installments.

Preferred Stock Warrants

At December 23, 2008, the Company had warrants outstanding to purchase approximately 157,000 shares of convertible preferred stock and approximately 144,000 shares of redeemable convertible preferred stock.

Common Stock

The Company is authorized to issue 110,000,000 shares of common stock with a par value of $0.001 per share. As of December 23, 2008, the Company had approximately 6,659,000 shares issued and outstanding.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

Common Stock Reserved for Future Issuance

At December 23, 2008, the Company has reserved approximately 76,081,000 shares of common stock for the conversion of convertible and redeemable convertible preferred stock and approximately 16,115,000 shares of common stock for issuance upon the exercise of stock options and warrants.

7.	Stock Incentive Plan

In 1998, the Company adopted the 1998 Stock Plan (the “Plan”). Under the Plan, as amended, the Company is authorized to issue stock purchase rights, incentive stock options and non-statutory stock options for up to 21,232,567 shares of common stock to directors, employees and consultants. Stock-based grants generally vest over four years, with 25% vesting after one year and the remaining 75% vesting ratably over the next 36 months. The term of stock option grants is generally 10 years.

Certain grantees have exercised stock purchase rights to purchase shares of restricted common stock in exchange for five-year full recourse promissory notes. The Company’s repurchase rights lapse at a rate, typically 25% per year, as determined by the board of directors. During the period January 1, 2008 to December 23, 2008, the remaining outstanding promissory note was partially repaid, with the balance of the promissory note exchanged for the repurchase of 48,000 shares of restricted common stock. No shares were subject to repurchase under restricted stock purchase agreements at December 23, 2008.

A summary of activity for the number of shares available for grant under the 1998 Plan and the number of stock options outstanding are as follows:

			Weighted
	Shares	Number	Average
	Available	of Options	Exercise
	for Grant	Outstanding	Price

Balance, December 31, 2007	2,405,245	13,327,255	$0.15
Granted	(1,348,600)	1,348,600	0.15
Exercised	—	(2,000)	0.15
Forfeited	2,757,409	(2,757,409)	0.15

Balance, December 23, 2008	3,814,054	11,916,446	$0.15

For the period January 1, 2008 to December 23, 2008, the weighted average fair value of stock options granted was $0.11, the intrinsic value of stock options exercised was $0, and cash received from stock options exercised was $300. The aggregate intrinsic value of stock options outstanding at December 23, 2008 was $0.

Future stock-based compensation for unvested employee options granted and outstanding as of December 23, 2008 is $333,000, to be recognized over a remaining requisite service period of 2.1 years.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

Information about stock options outstanding at December 23, 2008 is as follows:

	Options Outstanding			Options Exercisable
			Weighted-			Weighted-
		Weighted-	Average		Weighted-	Average
		Average	Remaining		Average	Remaining
Exercise	Number	Exercise	Contractual	Number	Exercise	Contractual
Price	Outstanding	Price	Life (Years)	Exercisable	Price	Life (Years)

$0.15	11,916,446	$0.15	7.6	11,113,405	$0.15	7.4

8.	Commitments and Contingencies

Leases

The Company leases office space under non-cancelable operating leases with various expiration dates through 2011. Rent expense was $1,357,000 for the period January 1, 2008 to December 23, 2008. Under terms of the agreements, the Company is responsible for certain insurance, property taxes and maintenance expenses.

Future minimum lease payments under the non-cancelable operating and capital leases at December 23, 2008 are as follows (in thousands):

	Operating	Capital
	Leases	Leases

Years Ending December 31:
2009	$499	$77
2010	126	72
2011	54	24

Future minimum lease payments	$679	$173

Less amounts representing interest		(11)

Present value of future minimum lease payments		$162

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that may contain representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made in the future, but have not yet been made. The Company has not paid any claims or been required to defend any action related to indemnification obligations. However, it is possible that the Company could incur costs in the future as a result of indemnification obligations.

In accordance with its bylaws and certain agreements, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company’s request in such capacity. There have been no indemnification claims.

Contingencies

Currently, and from time to time, the Company is involved in litigation incidental to the conduct of its business. As of December 23, 2008, the Company is not a party to any lawsuit or proceeding that,

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

in the opinion of management, is reasonably possible to have a material adverse effect on its financial position, results of operations or cash flow.

9.	Other Expense, Net

Other (income) expense, net, consists of the following (in thousands):

For the period
January 1, 2008 to
December 23, 2008

Interest expense	$235
Interest income	(92)
Other, net	32

Other expenses, net	$175

10.	401(k) Defined Contribution Plan

The Company maintains a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. The Company has not made matching contributions to the plan for the period January 1, 2008 to December 23, 2008.

11.	Related Party Transaction

During the period January 1, 2008 to December 23, 2008, the Company paid $97,000 to a related party under a consulting agreement. A stockholder of the Company is also a stockholder of the related party.

12.	Segment and Geographic Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes reporting standards for operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer (“CEO”). The CEO reviews financial information presented on a consolidated basis along with information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. Discrete information on a geographic basis, except for revenue, is not provided below the consolidated level to the CEO. The Company has concluded that it operates in one segment and has provided the required enterprise-wide disclosures.

Revenue by geographic area is based on the location of the end-user carrier. Revenue by geographic area is as follows (in thousands):

For the period
January 1, 2008 to
December 23, 2008

Revenue by Country
United States	$6,901
Switzerland	1,004
Other foreign countries	1,949

$9,854

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BroadSoft, Inc.:

In our opinion, the accompanying statement of division operations, changes in division equity (deficit), and division cash flows present fairly, in all material respects, the results of the M6 Division of GENBAND Inc. operations and their cash flows for the period from January 1, 2008 to August 26, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the division’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the M6 Division was acquired on August 26, 2008.

/s/  PricewaterhouseCoopers LLP

Dallas, TX
February 21, 2010

M6 Division

Statement of Division Operations

For the Period
January 1
to
August 26,
2008

Revenue:
Products	$2,441,685
Services	3,040,311

Total revenue	5,481,996

Operating expenses:
Cost of product revenue	843,678
Cost of service revenue	1,193,520
Sales and marketing	392,014
Research and development	2,338,679
General and administrative	1,091,671
Depreciation	86,314

Total operating expenses	5,945,876

Net loss	$(463,880)

The accompanying notes are an integral part of these financial statements.

M6 Division

Statement of Changes in Division Equity (Deficit)

For the Period
January 1
to
August 26,
2008

Net Investment of Parent in Division at January 1, 2008	$411,750
Net cash provided to Parent	(983,170)
Net loss	(463,880)

Net Investment of Parent in Division at August 26, 2008	$(1,035,300)

The accompanying notes are an integral part of these financial statements.

M6 Division

Statement of Division Cash Flows

For the Period
January 1
to
August 26,
2008

Cash flows from operating activities:
Net loss	$(463,880)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	86,314
Provision for doubtful accounts	345,999
Provision for inventory obsolescence	127,120
Changes in operating assets and liabilities:
Accounts receivable, net	1,579,152
Inventory	4,664
Deferred costs	186,410
Prepaid expenses	5,664
Accounts payable	(82,827)
Deferred revenue	(614,211)
Accrued compensation	(139,893)
Other accrued liabilities	(25,395)

Net cash provided by operating activities	1,009,117

Cash flows from investing activities:
Patent expenditures	(25,947)

Net cash used in investment activities	(25,947)

Cash flows from financing activities:
Net cash provided to Parent	(983,170)

Net cash used in financing activities	(983,170)

Net Division cash balance	$—

The accompanying notes are an integral part of these financial statements.

M6 Division

Notes to Division Financial Statements

1.	Business

Description of Business

The M6 Division of GENBAND Inc. and Subsidiaries (“Parent”) is an IP infrastructure and application solutions provider. The M6 Division was included in the Parent’s April 2007 acquisition of Tekelec’s switching solutions group.

On August 26, 2008, the M6 Division’s direct operations, customer base, operating assets and liabilities (exclusive of facilities, leases, cash, debt, income tax assets or liabilities, and certain other indirect assets and liabilities) were sold to BroadSoft, Inc. for approximately $344,000 plus contingent earn-out payments of up to 15% of future annual qualifying sales for a period of three years from date of the sale. Direct marketing, sales, research and development and operating personnel of the M6 Division were terminated and rehired by BroadSoft, Inc. on the date of sale. Administrative functions of the Parent that supported the M6 Division included accounting, treasury, tax, legal, public affairs, executive oversight, human resources, procurement and other centralized services.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the M6 Division reflect the historical results of operations, changes in division equity (deficit) and cash flows of the M6 Division during the period from January 1 to August 26, 2008. In addition, the historical M6 Division financial statements include allocations of certain corporate functions historically provided by the Parent including facility, accounting, treasury, tax, legal, public affairs, executive oversight, human resources, procurement, employee benefit and savings plans and other services and intercompany transactions with the Parent. The allocations are primarily based on specific identification and the relative percentage of the M6 Division’s revenues and headcount to the respective total of the Parent. The expense allocations were determined on a basis that the M6 Division and the Parent consider to be reasonable estimates of the utilization of services provided to the M6 Division by the Parent. These allocations are reflected in operating expenses in the accompanying Statement of Division Operations for the period January 1 to August 26, 2008 and totaled $938,615. The financial information included herein may not be indicative of the financial position, results of operations, and cash flows of the M6 Division in the future, or what they would have been had the M6 Division been a separate stand alone entity during the period presented.

There are three principal types of intercompany transactions recorded in the M6 Division’s intercompany account with the Parent which is reflected as division equity: (1) cash collections from the M6 Division’s operations that are deposited into the Parent’s bank accounts, (2) cash borrowings from the Parent which are used to fund operations, and (3) allocations of the Parent expenses and charges. Cash collections include all cash receipts required to be deposited into the intercompany account as part of the Parent’s cash concentration system. Cash borrowings made by the M6 Division from the Parent’s cash concentration system are used to fund the M6 Division’s operating expenses.

The accompanying M6 Division financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, the reported amounts of revenues and expenses during the reporting period, as well as the accompanying notes. Actual results could differ from these estimates.

M6 Division

Notes to Division Financial Statements — (Continued)

Accounts Receivable

The M6 Division makes estimates of the collectability of its accounts receivable. The M6 Division specifically analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. The M6 Division writes off accounts receivable balances against the allowance for doubtful accounts, net of any amounts recorded in deferred revenue, when it becomes probable that the receivable will not be collected. The M6 Division generally does not charge interest on accounts receivable. Any change in the assumptions used in analyzing a specific account receivable may result in additional allowance for doubtful accounts being recognized in the period in which the change occurs. The M6 Division does not have any off-balance sheet credit exposures related to its customers.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using standard costs, which approximates the average cost method. Inventory levels are based on projections of future demand and market conditions. Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories.

On an ongoing basis inventories are reviewed and written down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. Any adjustment to inventory as a result of an estimated obsolescence or net realizable condition is reflected as a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property and Equipment

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives.

Expenditures for repairs and maintenance are charged to expense when incurred while expenditures for major improvements are capitalized and depreciated over the estimated useful life. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

Revenue Recognition

The M6 Division generates revenue from sales of hardware (that includes embedded software that is considered more than incidental), software licenses, and related post-contract customer support (“PCS”) services as part of multiple-element arrangements or as a separate sale through renewals. The M6 Division includes hardware and software sales in product revenue and revenue from customer support, installation and training in service revenue. Revenue from hardware, software licenses and PCS revenues are recognized in accordance with the software revenue recognition guidance and related interpretations. The M6 Division recognizes revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the

M6 Division

Notes to Division Financial Statements — (Continued)

fee is fixed or determinable, and (iv) collectability is probable. In making these judgments, the M6 Division uses the following assumptions or estimates:

Evidence of an arrangement exists. The M6 Division considers a non-cancelable agreement, or group of closely-related agreements, signed by the customer and the M6 Division to be representative of persuasive evidence of an arrangement.

Delivery has occurred. The M6 Division generally considers delivery to have occurred when a product has been delivered to the customer and no post-delivery obligations exist. In instances where customer acceptance is required, delivery is deemed to have occurred when evidence of customer acceptance has been obtained. Certain of the M6 Division’s agreements contain products that might not conform to published specifications or contain a requirement to deliver additional elements that are essential to the functionality of the delivered elements. Revenue associated with these agreements is recognized when the customer specifications have been met or delivery of the additional elements has occurred.

A substantial portion of revenue is generated by multiple-element arrangements, which include a combination of products, PCS, installation services and training. When arrangements include multiple elements, the M6 Division allocates the total fee among the various elements using the residual method. Under the residual method, the M6 Division recognizes revenue when vendor-specific objective evidence (“VSOE”) of fair value exists for all of the undelivered elements of the arrangement. The M6 Division determines fair value for these elements by using the price charged when that element is sold on a stand-alone basis or as a renewal.

The M6 Division recognizes PCS services ratably over the term of the service period. PCS revenue is deferred until the related product has been accepted and all other revenue recognition criteria have been met. For multiple-element arrangements in which objective fair values of PCS do not exist, all proceeds from the arrangement are deferred and recognized on a straight-line basis over the contractual PCS period once the PCS is the only undelivered element.

Fees are fixed or determinable. The M6 Division typically sells application software and related hardware for a set fee, which includes maintenance and support services for a specified term. The M6 Division considers this fee to be fixed or determinable unless additional terms are added that make the fee subject to refund or adjustment or otherwise provide that the fee is not payable in accordance with customary payment terms. If the fee is subject to refund or adjustment, the M6 Division recognizes revenue when the right to a refund or adjustment lapses. Arrangements with extended payment terms, which are rare, are deferred until cash is collected.

Collection is deemed probable. Collection is deemed probable if, based upon the M6 Division’s evaluation, the M6 Division expects that the customer will be able to pay amounts under the arrangement as payments become due. If the M6 Division determines that collection is not probable, revenue is deferred and recognized upon the receipt of cash.

The M6 Division recognizes all amounts billed to customers related to shipping and handling as revenue and the related shipping and handling expense as a component of cost of revenue in the accompanying consolidated statement of division operations.

The M6 Division presents taxes (e.g. sales tax) collected from customers and remitted to governmental authorities on a net basis (excluded from revenue).

M6 Division

Notes to Division Financial Statements — (Continued)

Cost of Revenue

Cost of revenue includes (a) royalty and licensing costs of third-party products and technology that the M6 Division includes with its products, and (b) direct costs to manufacture and distribute product and direct costs to provide product support and support services.

Software Development Costs and Research and Development Costs

In accordance with authoritative guidance for software development costs, amounts incurred subsequent to the establishment of technological feasibility through general availability of the product are capitalized until the product is available for general release to customers. The M6 Division’s current process for developing software is essentially completed concurrently with the establishment of technological feasibility. As such, no software development costs have been capitalized.

Research and development costs are expensed as incurred. Research and development costs include product development, product testing and the cost of establishing technological feasibility.

Income Taxes

The M6 Division uses the liability method of accounting for income tax as set forth in the authoritative guidance for income taxes. Under this method, deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. In addition, income tax guidance requires a valuation allowance against net deferred tax assets if, based upon all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Share-Based Compensation

Accounting for share-based payments requires companies to measure all employee share-based compensation awards using a fair value method and recognize compensation cost in its financial statements. The guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Forfeitures were estimated based on historical data as well as known future events. The M6 Division recognizes the estimated fair value of stock option awards granted in the statement of division operations on a straight-line basis over the vesting period.

M6 Division employees participated in the Parent’s stock option plan and $28,078 of stock-based compensation expense is reflected in operating expenses of the M6 Division for the period January 1 to August 26, 2008.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially expose the M6 Division to concentrations of credit risk consist mainly of accounts receivable. The M6 Division routinely assesses the credit worthiness of its customers. The M6 Division generally has not experienced any material losses related to receivables from individual customers or groups of customers. The M6 Division does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the M6 Division’s amounts receivable.

The M6 Division had sales to three customers that represented 17%, 11% and 10% of revenue, respectively, during the period from January 1 to August 26, 2008.

M6 Division

Notes to Division Financial Statements — (Continued)

Recent Accounting Pronouncements

In February 2008, the FASB issued authoritative guidance that delays the effective date of fair value measurements guidance for all non-financial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until January 1, 2009.

3.	Property and Equipment, net

Property and equipment, net consists of proprietary lab, computer equipment and software purchased by the Parent in the acquisition from Tekelec in April 2007. These assets were recorded at fair value and are being depreciated over 18 months from the acquisition date. There have been no additions or retirements since acquisition date in April 2007 and continuing through August 26, 2008.

4.	Employee Savings Plan

The M6 Division employees participate in the Parent’s defined contribution savings plan (the Savings Plan) under Section 401(k) of the Internal Revenue Code, whereby substantially all employees may contribute a percentage of their compensation on a tax-deferred basis. Parent contributions to M6 Division employees of $105,116 during the period from January 1 to August 26, 2008 are reflected in operating expense in the accompanying statement of division operations.

5.	Income Taxes

Since the acquisition of the M6 Division in April 2007 and continuing through August 26, 2008, the M6 Division and the Parent have incurred losses. In addition, net deferred tax assets were fully reserved during this period through a valuation allowance that resulted in no recognition of income tax expense or benefit in the Parent’s consolidated statements of operations. Accordingly, no portion of the Parent’s consolidated income tax provision has been allocated to the M6 Division in the accompanying M6 Division financial statements.

The following income tax information is presented as if the M6 Division filed tax returns on a stand-alone basis.

Provision for income taxes compared with income taxes based on the federal statutory tax rate of 34% is as follows:

For the Period
January 1
to
August 26,
2008

Tax (benefit) based on federal statutory rate	$(157,719)
State taxes (benefit)	(15,040)
Permanent items	8,824
Change in tax valuation allowance	163,935

Provision for income taxes	$—

A valuation allowance has been established for net deferred income tax assets as it is not considered to be more likely than not that the deferred tax assets will be realized. These are comprised mainly of the future tax benefit of net operating loss carryforwards.

M6 Division

Notes to Division Financial Statements — (Continued)

All available net operating loss and research and development credit carryforwards for federal and state income tax purposes are considered part of the Parent’s consolidated income tax provision and would not available to the M6 Division for utilization on a stand-alone basis. Therefore, they have not been reflected in these financial statements.

6.	Commitments and Contingencies

From time to time, the M6 Division may be involved in litigation relating to claims arising in the ordinary course of business. Management believes that there are no claims or actions pending or threatened against the M6 Division, which would have a material impact on the M6 Division’s results of operations or cash flows upon ultimate disposition.

          Shares

BroadSoft, Inc.

Common Stock

Goldman, Sachs & Co.	Jefferies & Company

Cowen and Company	Needham & Company, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee, the FINRA filing fee and The NASDAQ Global Market fee.

SEC registration fee	$7,380
FINRA filing fee	10,850
NASDAQ Global Market listing fee	25,000
Printing and engraving	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous fees and expenses	*

Total	*

*	To be filed by Amendment.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and bylaws provide that: (i) we are required to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law; (ii) we may, in our discretion, indemnify our officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 2007, we have made sales of the following unregistered securities (share amounts and per share amounts have been retroactively adjusted to give effect to a -for- reverse stock split to be effected prior to the completion of this offering):

(1) Between January 1, 2007 and February 28, 2010, we granted stock options under our 1999 Stock Incentive Plan and 2009 Equity Incentive Plan to purchase an aggregate of 23,485,325 shares of our common stock at exercise prices ranging between $0.40 and $2.07 to a total of 428 employees, directors and consultants. Of these, stock options to purchase an aggregate of 10,624,447 shares have been cancelled without being exercised, 447,333 have been exercised and 12,413,545 remain outstanding.

(2) Between January 1, 2007 and February 28, 2010, we issued and sold an aggregate of 2,156,523 shares of our common stock to employees, directors and consultants at exercise prices ranging between $0.13 and $1.56 upon the exercise of stock options granted under our 1999 Stock Incentive Plan and 2009 Equity Incentive Plan. Of these, 5,625 shares have been repurchased and 2,150,898 remain outstanding.

(3) In August 2007, we issued an aggregate of 333,333 shares of restricted common stock under our 1999 Stock Incentive Plan to one of our executive officers.

(4) In April 2008, we issued an aggregate of 22,000 cash-settled stock appreciation rights, or SARs, under our 1999 Stock Incentive Plan to three consultants at a base price of $1.43. All of the cash settled SARs have expired without being settled.

(5) Between April 2009 and February 2010, we issued restricted stock units under our 2009 Equity Incentive Plan covering the right to receive an aggregate of 1,835,000 shares of our common stock to a total of 17 employees and directors. Of these, restricted stock units covering the right to receive an aggregate of 45,000 shares have been cancelled without being settled.

(6) In June 2009, as part of a stock option exchange program, we issued stock options under our 2009 Equity Incentive Plan to purchase an aggregate of 10,928,241 shares of our common stock at an exercise price of $0.40 per share to a total of 200 employees, directors and a consultant, in exchange for the cancellation by such parties of stock options to purchase an identical number of shares of our common stock that were previously outstanding under our

1999 Stock Incentive Plan. Of these, stock options to purchase an aggregate of 341,800 shares have been cancelled without being exercised.

(7) In June 2007, we issued an aggregate of 66,000 shares of our Series B-1 redeemable convertible preferred stock to seven accredited investors at a per share price of $4.5454, for aggregate consideration of approximately $300,000, pursuant to the exercise of warrants previously issued.

(8) In June 2007, we issued an aggregate of 4,827,419 shares of our Series D redeemable convertible preferred stock to two accredited investors at a per share price of $2.0715, for aggregate consideration of approximately $10.0 million.

(9) In September 2008, we issued a warrant to purchase 699,301 shares of our common stock to one accredited investor. The warrant was issued in conjunction with the establishment of a credit facility with a commercial lender.

(10) In December 2008, we issued an aggregate of 2,499,980 shares of our Series E redeemable convertible preferred stock to 20 accredited investors in connection with our acquisition of Sylantro Systems Corporation.

(11) In October 2009, we issued an aggregate of 1,500,000 shares of our Series E-1 redeemable convertible preferred stock to 17 accredited investors in connection with our acquisition of Packet Island, Inc.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) Exhibits.

The following exhibits are included herein or incorporated herein by reference:

Exhibit
Number		Description of Document

1	.1*	Form of Underwriting Agreement.
2	.1**	Asset Purchase Agreement by and among the Registrant, BroadSoft M6, LLC and GENBAND Inc., dated as of August 14, 2008.
2	.2**	Amendment to Asset Purchase Agreement and Disclosure Schedule by and among the Registrant, BroadSoft M6, LLC and GENBAND Inc., dated as of August 27, 2008.
2	.3**	Agreement and Plan of Merger and Reorganization by and among the Registrant, BroadSoft Sylantro, Inc., Sylantro Systems Corporation and Shareholder Representative Services LLC, dated as of December 8, 2008.
3	.1**	Eighth Restated Certificate of Incorporation of the Registrant, as presently in effect.
3	.2**	Bylaws of the Registrant (formerly known as iKnow, Inc.), as presently in effect.
3	.3*	Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering.
3	.4*	Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering.
4	.1*	Specimen Stock Certificate evidencing shares of common stock.
4	.2**	Warrant to purchase shares of Series C-1 redeemable convertible preferred stock issued to Silicon Valley Bank, dated March 28, 2004.
4	.3**	Form of warrant to purchase shares of Series C-1 redeemable convertible preferred stock issued in connection with the Registrant’s 2005 loan financing.
4	.4**	Warrant to purchase shares of common stock issued to ORIX Finance Equity Investors, LP, dated September 26, 2008.
4	.5**	Fourth Amended and Restated Registration Rights Agreement, dated as of June 26, 2007.
4	.6**	First Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of November 25, 2008.
4	.7**	Second Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of December 23, 2008.
4	.8**	Third Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of October 19, 2009.
4.9		Fourth Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of March 26, 2010.
5	.1*	Opinion of Cooley Godward Kronish LLP regarding legality.
10	.1**	BroadSoft, Inc. 1999 Stock Incentive Plan, as amended.
10	.2**	Form of Stock Option Grant Agreement for BroadSoft, Inc. 1999 Stock Incentive Plan.
10	.3**	Form of Common Stock Purchase Agreement and Stock Restriction Agreement for BroadSoft, Inc. 1999 Stock Incentive Plan.
10	.4**	Stock Restriction Agreement by and between James A. Tholen and the Registrant, dated as of August 30, 2007.
10	.5*	BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.
10	.6*	Form of Stock Option Agreement for BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan

Exhibit
Number		Description of Document

10	.7*	Form of Restricted Stock Unit Award Agreement for BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.
10	.8**	Form of Indemnity Agreement entered into between the Registrant and certain of its directors and its executive officers.
10	.9**	Form of Indemnity Agreement entered into between the Registrant and certain of its directors.
10	.10**	Form of Executive Change in Control Severance Benefits Agreement entered into between the Registrant and its executive officers.
10	.11**	Lease by and between B.F. Saul Real Estate Investment Trust and the Registrant, dated as of April 12, 2000.
10	.12**	Commencement and Estoppel Agreement by and between B.F. Saul Real Estate Investment Trust and the Registrant, dated as of September 27, 2000.
10	.13**	Amendment to Lease by and between Saul Holdings, Limited Partnership and the Registrant, dated as of January 29, 2001.
10	.14**	Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc. and BroadSoft M6, LLC, dated as of September 26, 2008.
10	.15**	Consent and Amendment No. 1 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC and BroadSoft Sylantro, Inc., dated as of December 23, 2008.
10	.16**	Amendment No. 2 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC and BroadSoft Sylantro, Inc., dated as of June 30, 2009.
10	.17**	Consent and Amendment No. 3 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC, BroadSoft Sylantro, Inc. and BroadSoft PacketSmart, Inc., dated as of October 15, 2009.
10.18		Amendment No. 4 to Loan and Security Agreement, by and among the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC, BroadSoft Sylantro, Inc., BroadSoft PacketSmart, Inc. and ORIX Venture Finance LLC, dated as of April 1, 2010.
10.19		Sublease Agreement, by and between Marriott International Administrative Services, Inc. and the Registrant, dated as of April 13, 2010.
21	.1**	Subsidiaries of the Registrant.
23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).
24.1		Power of Attorney (see pages II-7 and II-8 of original filing).

*	To be filed by Amendment.

**	Previously filed.

(b) Financial Statement Schedules.

See index to BroadSoft, Inc.’s Consolidated Financial Statements on page F-1. The following Financial Statement Schedule is filed herewith on page F-43 and made a part of this Registration Statement:

Schedule II - Valuation and Qualifying Accounts. All other schedules, including schedules related to Sylantro Systems Corporation’s Consolidated Financial Statements and M6’s Division Statements, have been omitted because they are not required or are not applicable.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland on the 16th day of April, 2010.

BROADSOFT, INC.

By:	/s/ Michael Tessler
Michael Tessler
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures		Title	Date

/s/ Michael Tessler Michael Tessler		President, Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2010

/s/ James A. Tholen James A. Tholen		Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2010

* Robert P. Goodman		Director and Chairman of the Board	April 16, 2010

* John J. Gavin, Jr.		Director	April 16, 2010

* Douglas L. Maine		Director	April 16, 2010

* John D. Markley, Jr.		Director	April 16, 2010

* Andrew M. Miller		Director	April 16, 2010

* Joseph R. Zell		Director	April 16, 2010

By:	* /s/ Michael Tessler Michael Tessler Attorney-in-Fact		April 16, 2010

EXHIBIT INDEX

The following exhibits are included herein or incorporated herein by reference:

Exhibit
Number		Description of Document

1	.1*	Form of Underwriting Agreement.
2	.1**	Asset Purchase Agreement by and among the Registrant, BroadSoft M6, LLC and GENBAND Inc., dated as of August 14, 2008.
2	.2**	Amendment to Asset Purchase Agreement and Disclosure Schedule by and among the Registrant, BroadSoft M6, LLC and GENBAND Inc., dated as of August 27, 2008.
2	.3**	Agreement and Plan of Merger and Reorganization by and among the Registrant, BroadSoft Sylantro, Inc., Sylantro Systems Corporation and Shareholder Representative Services LLC, dated as of December 8, 2008.
3	.1**	Eighth Restated Certificate of Incorporation of the Registrant, as presently in effect.
3	.2**	Bylaws of the Registrant (formerly known as iKnow, Inc.), as presently in effect.
3	.3*	Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering.
3	.4*	Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering.
4	.1*	Specimen Stock Certificate evidencing shares of common stock.
4	.2**	Warrant to purchase shares of Series C-1 redeemable convertible preferred stock issued to Silicon Valley Bank, dated as of March 28, 2004.
4	.3**	Form of warrant to purchase shares of Series C-1 redeemable convertible preferred stock issued in connection with the Registrant’s 2005 loan financing.
4	.4**	Warrant to purchase shares of common stock issued to ORIX Finance Equity Investors, LP, dated as of September 26, 2008.
4	.5**	Fourth Amended and Restated Registration Rights Agreement, dated as of June 26, 2007.
4	.6**	First Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of November 25, 2008.
4	.7**	Second Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of December 23, 2008.
4	.8**	Third Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of October 19, 2009.
4.9		Fourth Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of March 26, 2010.
5	.1*	Opinion of Cooley Godward Kronish LLP regarding legality.
10	.1**	BroadSoft, Inc. 1999 Stock Incentive Plan, as amended.
10	.2**	Form of Stock Option Grant Agreement for BroadSoft, Inc. 1999 Stock Incentive Plan.
10	.3**	Form of Common Stock Purchase Agreement and Stock Restriction Agreement for BroadSoft, Inc. 1999 Stock Incentive Plan.
10	.4**	Stock Restriction Agreement by and between James A. Tholen and the Registrant, dated as of August 30, 2007.
10	.5*	BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.
10	.6*	Form of Stock Option Agreement for BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.
10	.7*	Form of Restricted Stock Unit Award Agreement for BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.

Exhibit
Number		Description of Document

10	.8**	Form of Indemnification Agreement entered into between the Registrant and certain of its directors and its executive officers.
10	.9**	Form of Indemnification Agreement entered into between the Registrant and certain of its directors.
10	.10**	Form of Executive Change in Control Severance Benefits Agreement entered into between the Registrant and its executive officers.
10	.11**	Flex Space Office Lease by and between B.F. Saul Real Estate Investment Trust and the Registrant, dated as of April 12, 2000.
10	.12**	Commencement and Estoppel Agreement by and between B.F. Saul Real Estate Investment Trust and the Registrant, dated as of September 27, 2000.
10	.13**	Amendment to Lease by and between Saul Holdings, Limited Partnership and the Registrant, dated as of January 29, 2001.
10	.14**	Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc. and BroadSoft M6, LLC, dated as of September 26, 2008.
10	.15**	Consent and Amendment No. 1 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC and BroadSoft Sylantro, Inc., dated as of December 23, 2008.
10	.16**	Amendment No. 2 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC and BroadSoft Sylantro, Inc., dated as of June 30, 2009.
10	.17**	Consent and Amendment No. 3 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC, BroadSoft Sylantro, Inc. and BroadSoft PacketSmart, Inc., dated as of October 15, 2009.
10.18		Amendment No. 4 to Loan and Security Agreement, by and among the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC, BroadSoft Sylantro, Inc., BroadSoft PacketSmart, Inc. and ORIX Venture Finance LLC, dated as of April 1, 2010.
10.19		Sublease Agreement, by and between Marriott International Administrative Services, Inc. and the Registrant, dated as of April 13, 2010.
21	.1**	Subsidiaries of the Registrant.
23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).
24.1		Power of Attorney (see pages II-7 and II-8 of original filing).

*	To be filed by Amendment.

**	Previously filed.